As filed with the Securities and Exchange Commission on January 4, 2021

Registration No. 333-240331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

The9 Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	17 Floor, No. 130 Wu Song Road Hong Kou District, Shanghai 200080 People’s Republic of China Tel Number: +86 (21) 6108-6080
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Haiping Li., Esp. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Tower II, Jing An Kerry Centre 1539 Nanjing West Road Shanghai, People’s Republic of China

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATION NOTE

This post-effective amendment, or the Post-effective Amendment, of The9 Limited to the registration statement on Form F-1 (File No. 333-240331), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed with the Securities and Exchange Commission on August 4, 2020, as amended by pre-effective amendments filed on August 19, 2020, September 23, 2020 and September 25, 2020, and declared effective on September 29, 2020, as further supplemented on October 20, 2020, November 3, 2020 and November 18, 2020.

The Registration Statement originally covered the offering of an aggregate of 2,350,000 American depositary shares, or the ADSs, each as of the date of this prospectus representing thirty (30) Class A ordinary shares, and warrants to purchase 2,350,000 ADSs. Each warrant, or the Warrant, will be immediately exercisable for 0.1 ADS at an exercise price of US$3.7 per ADS. The numbers of the ADSs and the exercise price of the Warrants have reflected the adjustments as the result of the change in ADS-to-Class A ordinary shares ratio from each ADS representing three Class A ordinary shares to each ADS representing thirty Class A ordinary shares effected on October 19, 2020, and expire three years after the issuance date. The Registrant granted the underwriter an option exercisable for a period of 45 days to purchase up to an additional 352,500 ADSs, each as of the date of this prospectus representing thirty (30) Class A ordinary shares, and/or up to an additional 3,525,000 Warrants to cover over-allotments. The underwriter exercised its over-allotment option to purchase an additional 3,525,000 Warrants in October 2020. Upon the closing of the offering contemplated by the Registration Statement, the Registrant issued to the representative warrants, or the Representative’s Warrants, to purchase 117,500 ADSs, each as of the date of this prospectus representing thirty (30) Class A ordinary shares. The Representative’s Warrants will be exercisable at an exercise price per ADS equal to 110% of the public offering price, subject to adjustment as the result of the change in ADS-to-Class A ordinary share ratio. The Representative’s Warrants are exercisable commencing six (6) months from the effective date of the Registration Statement and will be exercisable for three years after the effective date of the Registration Statement.

This Post-effective Amendment contains an updated prospectus relating to the offer and sale of the Registrant’s ADSs issuable upon the exercise of the Warrants and the Representative’s Warrants. No additional securities are being registered under this Post-effective Amendment. All filing fees payable in connection with the registration of the securities registered by the Registration Statement were paid by the Registrant at the time of the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated                 , 2021

Up to 2,820,000 American Depositary Shares

The9 Limited

Representing Up to 84,600,000 Class A Ordinary Shares

Issuable Upon Exercise of Outstanding Warrants and Representative’s Warrants

This prospectus relates to the issuance of up to 2,820,000 American depositary shares, or ADSs, representing up to 84,600,000 Class A ordinary shares of The9 Limited, issuable upon the exercise of the Warrants and the Representative’s Warrants. The Warrants and the Representative’s Warrants were issued in connection with a registered follow-on offering contemplated by the Registration Statement. As of the date of this prospectus, each ADS represents thirty (30) Class A ordinary shares, par value US$0.01 per share.

Each Warrant will be immediately exercisable for 0.1 ADS at an exercise price of US$3.7 per ADS, which have reflected the adjustments to the Warrants as the result of the change in ADS-to-Class A ordinary shares ratio to each ADS representing thirty Class A ordinary shares effected on October 19, 2020 and subject to further adjustment, if any, and expire three years after the issuance date. The Representative’s Warrants will be exercisable at an exercise price of US$4.07 per ADS, which have reflected the adjustments to the Representative’s Warrants as the result of the change in ADS-to-Class A ordinary shares ratio to each ADS representing thirty Class A ordinary shares effected on October 19, 2020 and subject to further adjustment, if any. The Representative’s Warrants are exercisable commencing six (6) months from the effective date of the Registration Statement and will be exercisable for three years after the effective date of the Registration Statement.

ADSs representing our Class A ordinary shares are listed on the Nasdaq Capital Market, or the Nasdaq, under the symbol “NCTY.” On December 31, 2020, the closing trading price for our ADSs, as reported on the Nasdaq, was US$3.54 per ADS. There is no established public trading market for the Warrants, and we do not expect one to develop. We do not intend to apply to list the Warrants on any security exchange.

Investing in these securities involves a high degree of risk. See “Risk Factors” beginning on page 12 for factors you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE COMPANY IS A CRIMINAL OFFENSE.

The date of this prospectus is        , 2021.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors,” before deciding whether to invest in our securities.

Overview

We are an Internet company based in China and we aim to become a diversified Internet company targeting on fast-growing technology sectors. We primarily operate and develop proprietary and licensed online games. We are cooperating with Voodoo, a French game developer and publisher, to publish and operate its casual games in China.

Corporate History and Structure

We were incorporated in the Cayman Islands on December 22, 1999 under the name GameNow.net Limited as an exempted company limited by shares and were renamed The9 Limited in February 2004. We formed GameNow.net (Hong Kong) Limited, or GameNow, on January 17, 2000 in Hong Kong, as a wholly-owned subsidiary. We have historically conducted our operations in large part through The9 Computer Technology Consulting (Shanghai) Co., Ltd., or The9 Computer, previously a direct wholly-owned subsidiary of GameNow in China that we disposed in February 2020. We now conduct our operations through Hui Ling Computer Technology Consulting (Shanghai) Co., Ltd., a direct wholly-owned subsidiary of GameNow in China.

We primarily operate and develop proprietary and licensed online games. In 2019, we attempted to transition our business focus to electric vehicles and we expected to develop our electric vehicles business through a proposed joint venture with Faraday&Future Inc., or F&F. See “Business—Products and Services—Electric Vehicles.” The electric vehicles business did not develop as we anticipated.

Due to the current restrictions on foreign ownership of Internet content provision, or ICP, and Internet culture operation in China, currently, we primarily rely on Shanghai The9 Information Technology Co., Ltd., or Shanghai IT, our affiliated PRC entity, in holding certain licenses and approvals necessary for our business online game operations through a series of contractual arrangements with Shanghai IT and its shareholders. See “Corporate History and Structure—Arrangements with Affiliated PRC Entity” for details of the contractual arrangements with Shanghai IT and its shareholders. We do not hold any equity interest in Shanghai IT.

The following diagram summarizes our corporate structure chart, including our significant subsidiaries, affiliated PRC entity and its subsidiary, as of the date of this prospectus.

Recent Developments

In July 2019, we entered in an amendment to the amended and restated license agreement dated October 31, 2017 with Smilegate and other parties thereto to extend the license period for game development till October 31, 2020. The license period for CrossFire New Mobile Game has expired and we are in the process of negotiating with Smilegate to re-gain the license for such game development. There can be no assurance that we will be able to obtain such license from Smilegate or launch CrossFire New Mobile Game. See “Risk Factors—Risks Related to our Business and Industry—If we or our joint ventures fail to renew or acquire new online game licenses on favorable terms or at all, our future results of operations and profitability may be materially impacted” and “Risk Factors—Risks Related to our Business and Industry—If we are unable to successfully re-gain license for CrossFire New Mobile Game, launch or operate CrossFire New Mobile Game or other licensed games in China, our future results of operations may be materially and adversely affected.”

On March 6, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that the minimum bid price per ADS was below US$1.00 for a period of 30 consecutive business days and we did not meet the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules. Due to the tolling of compliance period through June 30, 2020, as determined by Nasdaq, we had until November 16, 2020, to regain compliance with Nasdaq’s minimum bid price requirement. On November 2, 2020, we received a notification letter from Nasdaq stating that we have regained compliance with the minimum bid price requirement.

On June 17, 2020, our board of directors and board committees authorized and approved the issuance of an aggregate number of 29,100,000 restricted Class A ordinary shares of our company to certain directors, officers, employees and consultants of our company as share incentive awards for their services to us pursuant to our Eighth Amended and Restated 2004 Stock Option Plan. Among those restricted Class A ordinary shares grants, 15,600,000 restricted Class A ordinary shares are subject to restrictions on transferability that would be removed once certain pre-agreed performance targets are met, and 13,500,000 restricted Class A ordinary shares are subject to restrictions on transferability for a six-month period that would be removed in installments once certain service period conditions are met. As of the date of this prospectus, all the restrictions attached to those shares have been removed upon the satisfaction of the underlying targets and conditions.

In September 2020, we entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. In December 2020, we entered into an amendment to the master cooperation and publishing agreement to adjust the total consideration thereunder. Pursuant to the master cooperation and publishing agreement and its amendment, we obtained exclusive licenses of several games developed by Voodoo. Voodoo granted us an exclusive, sub-licensable license to test, perform, market, promote, distribute, reproduce, modify, support and/or otherwise use or exploit such games directly or through authorized contractors in China for a maximum period of three years, commencing upon the upload and distribution of the underlying games on any platform. In consideration for the exclusive license granted to us and as a minimum guarantee payment, as amended by the amendment to the master cooperation and publishing agreement, we should pay Voodoo an aggregate amount of US$13.0 million in cash based on the agreed timetable, including an upfront payment of US$3.0 million that we paid already.

In October 2020, we completed a follow-on offering by issuing 70,500,000 Class A ordinary shares and 27,025,000 Warrants to purchase 2,702,500 ADSs, each ADS as of the date of this prospectus representing thirty Class A ordinary shares and each warrant exercisable for the purchase of 0.1 ADS, including 3,525,000 Warrants to purchase an additional 352,500 ADSs, each ADS as of the date of this prospectus representing thirty Class A ordinary shares, pursuant to the over-allotment option granted to the underwriter to purchase additional Warrants to cover over-allotments. In connection with such offering, we also issued Representative’s Warrants to purchase 117,500 ADSs, each ADS as of the date of this prospectus representing thirty Class A ordinary shares, to the underwriter of the offering. The numbers of ADSs have reflected the change in ADS-to-Class A ordinary shares ratio from each ADS representing three Class A ordinary shares to each ADS representing thirty Class A ordinary shares effected on October 19, 2020. We received net proceeds of US$8.1 million from the follow-on offering.

Effective October 19, 2020, we effected a change of the ratio of the ADS to our Class A ordinary shares from one ADS representing three Class A ordinary shares to one ADS representing thirty Class A ordinary shares. The change in the ratio of the ADS to our Class A ordinary shares had no impact on our underlying Class A ordinary shares, and no Class A ordinary shares were issued or cancelled in connection with the change in the ratio of the ADS to our Class A ordinary shares. As a result of such ADS ratio change, the exercise rate and the exercise price of the Warrants were adjusted from each Warrant representing the right of the holders thereof to purchase one ADS at an exercise price of US$0.37 per ADS, each ADS then representing three Class A ordinary shares, to each Warrant representing the right of the holders thereof to purchase 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS as of the date of this prospectus representing thirty Class A ordinary shares, effective at the closing of business on October 19, 2020.

On November 12, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that we no longer met the continued listing standards of MVLS for the Nasdaq Capital Market, as set forth in the Nasdaq Listing Rule 5550(b)(2) because the market value of our securities listed on Nasdaq for the last 30 consecutive business days was below the minimum MVLS requirement of US$35.0 million. Pursuant to the Rule 5810(c)(3)(C) of the Nasdaq Listing Rules, we have a compliance period of 180 calendar days, or until May 11, 2021, to regain compliance with Nasdaq’s minimum MVLS requirement.

In November 2020, we converted our initial deposit of US$5.0 million with F&F into 2,994,011 Class B ordinary shares of FF Intelligent Mobility Global Holdings Ltd. (formally known as Smart King Limited), the holding company of F&F that operates its electric vehicles business, at a pre-agreed conversion price set forth in the joint venture agreement. As a result of such conversion, the joint venture agreement and all amendments thereto with F&F were deemed to be terminated in accordance with the provisions thereof. We may consider to cooperate with F&F to the extent possible in the future.

On January 3, 2021, we signed a legally-binding cooperation and investment term sheet, or the Term Sheet, with several investors in the cryptocurrencies mining industry, including Jianping Kong, the former Director and Co-Chairman of Canaan Inc. (Nasdaq: CAN), a Bitcoin mining machine manufacturer listed on Nasdaq, Qifeng Sun, Li Zhang and Enguang Li. Those investors are collectively referred to as the Investors in this prospectus. The Investors are expected to devote cryptocurrencies mining industry resources to us for our development of cryptocurrencies mining business. Pursuant to the Term Sheet, we will issue 8,108,100 Class A ordinary shares and 207,891,900 warrants, each warrant representing the right to purchase one Class A ordinary share, to the Investors. The warrants will be divided into four equal tranches. The exercise price of three tranches of warrants will be US$0.1233 per Class A ordinary share (equivalent to US$3.7 per ADS) while the exercise price of the other tranche of warrant will be US$0.2667 per Class A ordinary share (equivalent to US$8 per ADS). Each tranche of the warrants is subject to its respective vesting conditions, including our market capitalization reaching US$100 million, US$300 million, US$500 million and US$1 billion within the timeframes of 6 months, 12 months, 24 months and 36 months, respectively. Pursuant to the Term Sheet, we have the right to decide whether the Investors shall make payments in the form of U.S. dollars or cryptocurrencies (including Bitcoin) in the definitive agreement.

Summary of Risk Factors

Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. Below please find a summary of the principal risk we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Our Industry

Risks and uncertainties relating to our business and industry include, but are not limited to, the following:

•	We may continue to incur losses, negative cash flows from operating activities and net current liabilities in the future. If we are not able to return to profitability or raise sufficient capital to cover our capital needs, we may not continue as a going concern.

•	We are transitioning our business focus and may continue to experience significant decline in our results of operations;

•	New lines of business or new products and services may subject us to additional risks;

•	We may not be able to obtain additional financing to support our business and operations, and our equity or debt financings may have an adverse effect on our business operations and share price.

•	We are subject to risks related to our Convertible Notes settlement.

•	Our gaming business is intensely competitive and “hit” driven. If we do not deliver new “hit” products to the market, or if consumers prefer our competitors’ products or services over those we provide, our operating results will suffer.

•	We currently depend on a limited number of games, and we may not be able to successfully implement our growth strategies;

•	We face the risks of changing consumer preferences and uncertainty about market acceptance of our new products;

•	We may not be able to recover our market share and profitability as we operate in a highly competitive industry with numerous competitors;

•	If we or our joint ventures fail to renew or acquire new online game licenses on favorable terms or at all, our future results of operations and profitability may be materially impacted; and

•	If we are unable to successfully re-gain license for CrossFire New Mobile Game, launch or operate CrossFire New Mobile Game or other licensed games in China, our future results of operations may be materially and adversely affected.

Risks Related to Our Corporate Structure

Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

•	Our current corporate structure and business operations may be affected by the Foreign Investment Law;

•	PRC laws and regulations restrict foreign ownership of Internet content provision, Internet culture operation and Internet publishing licenses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations;

•	We rely on contractual arrangements for our operations and operating licenses in China, which may not be as effective in providing operational control as direct ownership; and

•	The principal shareholders of our affiliated PRC entity have potential conflicts of interest with us, which may adversely affect our business.

Risks Related to Doing Business in China

We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•	Our business may be adversely affected by public opinion and government policies in China;

•	Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business;

•	The laws and regulations governing the online game industry in China are developing and subject to future changes. If we fail to obtain or maintain all applicable permits and approvals, our business and operations could be materially and adversely affected; and

•	The audit report included in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, and as such, our investors are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

General Risks Related to our ADSs, Warrants and this Offering

In addition to the risks described above, we are subject to general risks relating to our ADSs, Warrants and this offering, including, but are not limited to, the following:

•	Our ADSs may be delisted from the Nasdaq Capital Market as a result of our failure of meeting the Nasdaq Capital Market continued listing requirements;

•	As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. public companies;

•	We expect to be a passive foreign investment company for our current taxable year and the foreseeable future, which could subject United States investors in the ADSs, Warrants or ordinary shares to significant adverse United States income tax consequences;

•	Substantial future sales or the perception of sales of our ADSs or Class A ordinary shares could adversely affect the price of our ADSs;

•	The market price for our ADSs may be volatile;

•	Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Corporate Information

Our principal executive office is located at 17 Floor, No. 130 Wu Song Road, Hong Kou District, Shanghai 201203, People’s Republic of China, and our telephone number is +86 (21) 6108-6080. Our registered office in the Cayman Islands is located at the offices of CARD Corporate Services Ltd, c/o Collas Crill Corporate Services Limited, Floor 2, Willow House, Cricket Square, PO Box 709, Grand Cayman KY1-1107 Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.the9.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires in this prospectus:

•	“ADSs” refers to our American depositary shares, each of which currently represents thirty Class A ordinary shares. ADSs, per ADS amount and other related amount in this prospectus have been retroactively adjusted to reflect the changes in ADS-to-Class A ordinary share ratio from each ADS representing three Class A ordinary shares to each ADS representing thirty Class A ordinary shares for all periods presented;

•	“affiliated entity” and “affiliated PRC entity” refer to our consolidated affiliated PRC entity, Shanghai IT, in which we do not have direct equity interests but over which we effectively control through a series of contractual arrangements as described under “Corporate History and Structure—Arrangements with Affiliated PRC Entity;”

•	“China” and “PRC” refer to the People’s Republic of China, and solely for the purpose of this prospectus, excluding Taiwan, Hong Kong and Macau;

•	“Class A ordinary shares” refers to our Class A ordinary shares of par value US$0.01 per share;

•	“Class B ordinary shares” refers to our Class B ordinary shares of par value US$0.01 per share;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States; and

•	“we,” “us,” “our company,” “our” and “The9” refer to The9 Limited and, as the context may require, its subsidiaries and our consolidated affiliated entity.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise of the Warrants, the Representative’s Warrants or other outstanding warrants.

On December 15, 2004, our ADSs commenced trading on the Nasdaq Global Market under the symbol “NCTY.” In October 2018, we transferred our listing venue to the Nasdaq Capital Market. On May 6, 2019, we adjusted our authorized share capital and adopted dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Effective October 19, 2020, we effected a change of the ratio of the ADS to our Class A ordinary shares from one ADS representing three Class A ordinary shares to one ADS representing thirty Class A ordinary shares. Currently, each ADS represents thirty Class A ordinary shares. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB7.0651 to US$1.00, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2020. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On December 23, 2020, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.5400 to US$1.00.

THE OFFERING

Securities offered by us	Up to 2,820,000 ADSs, representing up to 84,600,000 Class A ordinary shares, consisting of (i) 2,702,500 ADSs, representing 81,075,000 Class A ordinary shares, issuable upon the exercise of the Warrants, and (ii) 117,500 ADSs, representing 3,525,000 Class A ordinary shares, issuable upon the exercise of the Representative’s Warrants.
Ordinary shares outstanding immediately after this offering	353,376,828 ordinary shares, comprised of 339,769,494 Class A ordinary shares and 13,607,334 Class B ordinary shares, assuming the Warrants and the Representative’s Warrants are exercised in full.
The ADSs	Each ADS represents thirty Class A ordinary shares, par value US$0.01 per share.
The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.
You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.
To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares and Warrants” section of this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Ordinary Shares	Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. In respect of all matters subject to a shareholder vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to fifty votes, voting together as one class. Each Class B ordinary share is convertible into Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. See “Description of Share Capital” for more information.

Use of proceeds	We estimate that we will receive gross proceeds of approximately US$10.5 million if all of the Warrants and the Representative’s Warrants are exercised in full on a cash basis.
We intend to use the proceeds from such exercise for (i) mobile games development and general corporate working capital, (ii) game license fee payment, and (iii) hyper-casual game operation. See “Use of Proceeds” for more information.
Risk factors	See “Risk Factors” and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
Listing	Our ADSs representing our Class A ordinary shares are listed on the Nasdaq under the symbol “NCTY.”
Depositary	The Bank of New York Mellon
Warrant Agent	Computershare Inc. and Computershare Trust Company, N.A.

The number of ordinary shares that will be outstanding immediately after this offering:

•	is based on 268,776,828 ordinary shares outstanding as of the date of this prospectus, consisting of (i) 255,169,494 Class A ordinary shares, including 665,323 restricted Class A ordinary shares bearing restrictions to be vested, and (ii) 13,607,334 Class B ordinary shares, including 665,323 restricted Class B ordinary shares bearing restrictions to be vested;

•	includes 84,600,000 Class A ordinary shares, issuable upon the exercise of the Warrants and the Representative’s Warrants in full;

•	excludes any Class A ordinary share that we may be obligated to issue to Splendid Days pursuant to the terms and conditions of the Settlement Deed;

•	excludes any Class A ordinary share that we may be obligated to issue pursuant to the Term Sheet; and

•	excludes 33,352,118 ordinary shares reserved for future issuances under our Eighth Amended and Restated 2004 Stock Option Plan, including 50,000 Class A ordinary shares issuable upon exercise of options outstanding as of the date of this prospectus

Unless otherwise stated, all information in this prospectus assumes (i) no exercise of the outstanding options or warrants into Class A ordinary shares or ADSs as described above, and (ii) no exercise of the Warrants or the Representative’s Warrants, and treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statement of operation data for the years ended December 31, 2017, 2018 and 2019, summary consolidated balance sheet data as of December 31, 2018 and 2019 and summary consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated balance sheet data as of December 31, 2017 are derived from our audited consolidated financial statements not included in this prospectus. The following summary consolidated statements of operation data for the six months ended June 30, 2019 and 2020, summary consolidated balance sheet data as of June 30, 2020 and summary consolidated cash flow data for the six months ended June 30, 2019 and 2020 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. Our audited consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statement of operation data for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
Summary Consolidated Statement of Operation Data
Revenues(1):
Online game services	71,564,023	16,552,080	303,577	263,579	457,948	64,818
Other revenues	1,644,143	941,335	39,500	—	7,778	1,101
Sales taxes	(59,610)	(60,557)	(1,582)	(12,252)	—	—
Net revenues	73,148,556	17,431,858	341,495	251,327	465,726	65,919
Cost of revenue	(23,782,054)	(16,435,590)	(1,342,266)	(115,060)	(1,242,790)	(175,906)
Gross profit (loss)	49,366,502	996,268	(1,000,771)	136,267	(777,064)	(109,987)
Operating (expenses)/income:
Product development	(45,112,396)	(24,555,308)	(13,090,530)	(8,658,009)	(118,237)	(16,735)
Sales and marketing	(9,089,969)	(2,325,818)	(2,114,519)	(852,176)	(297,853)	(42,158)
General and administrative	(108,824,680)	(89,853,331)	(113,867,000)	(33,479,081)	(57,359,337)	(8,118,687)
Impairment on other long-lived assets	—	—	(34,881,000)	—	—	—
Gain on disposal of subsidiaries	—	10,473,159	1,206,925	1,235,847	384,483,491	54,420,106
Total operating (expenses) income	(163,027,045)	(105,991,298)	(162,746,124)	(41,753,392)	326,708,064	46,242,526
Other operating income, net	349,954	229,538	30,240	22,680	27,358	3,827
Loss from operations	(113,310,589)	(104,765,492)	(163,716,655)	(41,594,445)	325,958,358	46,136,411
Impairment on equity investments and available-for-sale investments	—	(1,386,174)	(4,666,128)	—	—	—
Impairment on other investments	(9,109,312)	(7,776,157)	(3,791,039)	—	(10,000,000)	(1,415,408)
Impairment on other advances	—	—	(5,980,788)	—	—	—
Interest income	30,525	193,928	18,576	—	—	—
Interest expenses, net	(83,922,200)	(104,776,674)	(34,501,556)	(17,193,207)	(7,495,801)	(1,060,962)
Fair value change on warrants liability	12,615,466	2,251,427	1,292,244	(964,594)	(123,056)	(17,417)
Gain on disposal of equity investee and available-for-sale investments	115,349	—	694,628	3,694,628	—	—
Gain on disposal of other investments	—	—	13,430,588	—	2,818,643	398,953
Foreign exchange gain (loss)	19,206,747	(20,331,430)	(5,474,002)	—	—	—
Other income (expenses), net	4,669,587	1,598,663	9,372,652	7,840,727	(12,002,498)	(1,698,843)
(Loss) gain before income tax expense and share of loss in equity method investments	(169,704,427)	(234,991,909)	(193,321,480)	(48,216,891)	299,155,646	42,342,734
Income tax benefit	—	—	—	—	—	—
Recovery of equity investment in excess of cost	60,548,651	—	—	—	—	—
Gain on extinguishment of convertible notes	—	—	—	—	148,647,177	21,039,642
Share of loss in equity investments	(2,937,131)	(4,292,887)	(2,847,260)	(1,824,878)	—	—
Net (loss) gain	(112,092,907)	(239,284,796)	(196,168,740)	(50,041,769)	447,802,823	63,382,376
Net gain (loss) attributable to noncontrolling interest	3,955,640	(16,332,968)	(13,517,983)	(7,030,290)	(2,032,463)	(287,676)
Net gain (loss) attributable to redeemable noncontrolling interest	2,117,303	(5,858,902)	(4,855,589)	(2,525,192)	(738,246)	(104,492)
Net (loss) gain attributable to The9 Limited	(118,165,850)	(217,092,926)	(177,795,168)	(40,486,287)	450,573,532	63,774,544
Change in redemption value of redeemable noncontrolling interest	(57,126,233)	(40,918,773)	(12,827,598)	(10,497,201)	(738,246)	(104,492)
Net (loss) gain attributable to holders of ordinary shares	(175,292,083)	(258,011,699)	(190,622,766)	(50,983,488)	449,835,286	63,670,052
Other comprehensive loss, net of tax:
Currency translation adjustments	(9,525,761)	(1,314,265)	(793,531)	(2,642,951)	(1,259,760)	(178,307)
Total comprehensive (loss) gain	(121,618,668)	(240,599,061)	(196,962,271)	(52,684,720)	446,543,063	63,204,069
Comprehensive gain (loss) attributable to:
Noncontrolling interest	13,457,650	(24,888,425)	(19,738,118)	(9,063,344)	(2,295,550)	(324,914)
Redeemable noncontrolling interest	2,117,303	(5,858,902)	(4,855,589)	(2,525,192)	(738,246)	(104,429)
The9 Limited	(137,193,621)	(209,851,734)	(172,368,564)	(41,096,184)	449,576,859	63,633,475
Net loss attributable to holders of ordinary shares per share:
- Basic and diluted	(5.24)	(4.15)	(1.79)	(0.60)	3.88	0.55
Weighted average number of shares outstanding:
- Basic and diluted	33,426,448	62,114,760	106,407,008	84,283,464	115,876,017	115,876,017

   Note:

(1)	Effective from January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, and have applied such accounting standards to the year ended December 31, 2018 and any subsequent fiscal year. The financial data for the year ended December 31, 2017 have not been recast and as such are not comparable with the financial data for the year ended December 31, 2018 and December 31, 2019. The adoption of ASC 606 did not have material impact on our financial results.

The following table presents our summary consolidated balance sheet data as of December 31, 2017, 2018 and 2019 and June 30, 2020.

	As of December 31,			As of June 30,
	2017	2018	2019(1)	2020
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	142,624	4,256	10,113	57,943	8,201
Non-current assets	139,997	131,673	26,991	14,316	2,026
Total assets	323,109	164,687	181,459	94,697	13,403
Total current liabilities	819,445	908,424	1,058,083	488,310	69,116
Total equity (deficit)	(802,351)	(1,084,811)	(1,231,922)	(746,873)	(105,713)
Redeemable noncontrolling interest	306,015	341,075	349,047	349,047	49,404
Total liabilities, redeemable noncontrolling interest and equity	323,109	164,687	181,459	94,967	13,403

   Note:

(1)	Effective from January 1, 2019, we adopted ASC 842, Leases, a new accounting standard on the recognition of right-of-use assets and lease liabilities, and have applied this accounting standard on a modified retrospective basis and have elected not to restate comparative periods. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus for further information.

The following table presents our summary consolidated cash flow data for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(86,652)	(101,201)	(54,175)	(17,720)	(20,350)	(2,880)
Net cash provided by (used in) investing activities	161,923	(17,315)	60,879	(33,297)	443,983	62,842
Net cash provided by (used in) financing activities	44,073	(18,357)	40,923	50,446	(374,538)	(53,013)
Effect of foreign exchange rate changes on cash and cash equivalents	4,529	(1,495)	1,257	(1,597)	(1,265)	(179)
Cash reclassified as held for sale	(20,127)	—	(43,027)	—	—	—
Net change in cash and cash equivalents	103,746	(138,368)	5,837	(2,168)	47,830	6,770
Cash and cash equivalents, beginning of year/period	38,878	142,624	4,256	4,256	10,113	1,431
Cash and cash equivalents, end of the year/period	142,624	4,256	10,113	2,088	57,943	8,201

RISK FACTORS

An investment in our securities involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our securities. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

We may continue to incur losses, negative cash flows from operating activities and net current liabilities in the future. If we are not able to return to profitability or raise sufficient capital to cover our capital needs, we may not continue as a going concern.

We incurred net losses of RMB112.1 million, RMB239.3 million and RMB196.2 million for the years ended December 31, 2017, 2018 and 2019, respectively, as we continued to incur product development and sales and marketing expenses for our new products and general and administrative expenses while we have not generated significant revenues from our new games or other operations in those periods and since 2009. We recorded net income of RMB412.4 million (US$58.4 million) for the six months ended June 30, 2020, primarily due to gain on disposal of subsidies, which was of one-off nature. Our product development, sales and marketing and general and administrative expenses may increase in the future as we continue to explore various opportunities of new product and services development and business expansion in order to grow our revenues. Our ability to achieve profitability depends on the competitiveness of our products and services as well as our ability to control costs and to provide new products and services to meet the market demands and attract new customers. Due to the numerous risks and uncertainties associated with our business, we may not be able to achieve profitability in the short-term or long-term.

We recorded negative operating cash flows of RMB86.7 million, RMB101.2 million, RMB54.2 million and RMB20.4 million (US$2.9 million) for the years ended December 31, 2017, 2018 and 2019, respectively. Furthermore, as of December 31, 2017, 2018 and 2019 and June 30, 2020, we recorded net current liabilities of RMB636.3 million, RMB875.4 million, RMB903.6 million and RMB393.6 million (US$55.7 million), respectively. Our net current liabilities positions as of December 31, 2017, 2018 and 2019 and June 30, 2020 were primarily due to continuous cash outflow in connection with our product development and sales and marketing activities, partially offset in the six months ended June 30, 2020 by gain on extinguishment of convertible notes and gain on disposal of subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We cannot assure you that our liquidity position will improve in the future. We may continue to incur losses, negative cash flows from operating activities and net current liabilities, which may materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

We had an accumulated deficit of approximately RMB2,960.3 million (US$419.0 million) and total current liabilities exceeded total assets by approximately RMB393.6 million (US$55.7 million) as of June 30, 2020. If we are unable to achieve profitability or raise sufficient capital to cover our capital needs, we may not continue as a going concern. There can be no assurance that we can obtain additional financing. Our ability to obtain additional financing is subject to a number of factors, which may be beyond our control. See “—We may not be able to obtain additional financing to support our business and operations, and our equity or debt financings may have an adverse effect on our business operations and share price.”

Our consolidated financial statements for each of the three years ended December 31, 2019 and interim condensed consolidated financial statements for the six months ended June 30, 2019 and 2020 included in this prospectus beginning on page F-1 have been prepared based on the assumption that we will continue on a going concern basis. The auditors of our consolidated financial statements for each of the three years ended December 31, 2019 have included in their audit reports an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might result from the outcome of this uncertainty.

We are transitioning our business focus and may continue to experience significant decline in our results of operations.

In March 2019, we entered into a joint venture agreement with F&F, and subsequently attempted to enter into electric vehicle business. However, our transition to electric vehicles business did not develop as we anticipated. In November 2020, we converted our initial deposit of US$5.0 million with F&F into 2,994,011 Class B ordinary shares of FF Intelligent Mobility Global Holdings Ltd. (formally known as Smart King Limited), the holding company of F&F that operates its electric vehicles business, at a pre-agreed conversion price set forth in the joint venture agreement. As a result of such conversion, the joint venture agreement with F&F was deemed to be terminated in accordance with the provisions thereof. As a result of our business focus transition, our revenues decreased significantly from RMB17.5 million in 2018 to RMB0.3 million in 2019. For the six months ended June 30, 2020, we recorded revenues of RMB466 thousand (US$66 thousand). Currently, we are still operating our gaming business and are in the process of identifying business development focus for our company, including but not limited to new gaming development projects and other innovative gaming business segments. In September 2020, we entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. On January 3, 2021, we entered into a legally-binding Term Sheet with Investors in the cryptocurrencies industry. As part of our efforts to explore business opportunities in blockchain business, the Investors are expected to devote cryptocurrencies mining industry resources to us for our development of cryptocurrencies mining business. We cannot assure you that we will successfully identify or transition our business focus and it is possible that we remain in such status for a certain period of time. During such period, our revenue may be very limited and we may continue to experience material and adverse effect to our results of operations, financial condition and business prospects. If we are not able to identify any promising business focus and generate sufficient revenue in a timely manner, our operations may not sustain going forward.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products and services within our existing lines of business. For example, in March 2019, we entered into a joint venture agreement with F&F to establish a joint venture and serve China with electric vehicles designed and developed by F&F. However, the electric vehicles business did not develop as we anticipated. Currently, we plan to enter into hyper-casual game sector. We intend to build up a team and a platform for future hyper-casual game operations. We intend to acquire licensed hyper-casual games from global and local game developers, localize such hyper-casual games and implement technical interface such as in-gaming advertising. As part of our efforts, in September 2020, we entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. Furthermore, in connection with the Term Sheet, we may cooperate with the Investors to develop our cryptocurrencies mining business. However, as a new entrant into the new lines of business, we face significant challenges, uncertainties and risks, including, among others, with respect to our ability to:

•	build a well-recognized and respected brand;

•	establish and expand our customer base;

•	improve and maintain our operational efficiency for new lines of business;

•	maintain a reliable, secure, high-performance and scalable technology infrastructure for our new lines of business;

•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape;

•	navigate an evolving and complex regulatory environment, such as licensing and compliance requirements; and

•	manage the resources and attention of management between our current core business and new lines of business.

Moreover, there can be no assurance that the introduction and development of new lines of business or new products and services would not encounter significant difficulties or delay or would achieve the profitability as we expect. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and prospects. For example, with respect to our plan to enter into hyper-casual game sector, we may not be able to acquire such hyper-casual games at a reasonable cost, or at all. Due to our limited experience with hyper-casual games, we also face challenges and uncertainties relating to localization and monetization of such games. We cannot assure you that our efforts in entry into new business sectors, such as our collaboration with Voodoo related to hyper-casual games and our collaboration with the Investors related to cryptocurrencies mining, will succeed. If we are able to launch our hyper-casual game or cryptocurrencies mining operations, there can be no assurance that such operations will succeed or revert satisfactory results and our business, financial condition, results of operations and prospects may be materially and adversely affected. In addition, as our previous efforts to enter into blockchain business, in February 2018, we subscribed a total of 5,297,157 blockchain-related tokens to be issued by Telegram Inc., or Telegram, for a consideration of US$2.0 million with a third-party company and the tokens were expected to be issued in 2019. In October 2019, Telegram notified participants of the tokens offering that the SEC filed a lawsuit against it in United States. As of December 31, 2019, we provided a valuation allowance on these subscribed tokens. As of the date of this prospectus, it was determined that Telegram would not launch its products and would terminate the project by refunding the investment to its investors. We received US$0.8 million refunds for the tokens and are in the process of negotiation for the remaining tokens subscription consideration.

We may not be able to obtain additional financing to support our business and operations, and our equity or debt financings may have an adverse effect on our business operations and share price.

We may continue to experience a material decrease in our cash and cash equivalents balance. We will require additional cash resources to fund our working capital and expenditure needs, such as product developments expenses, payment of license fees and royalties, sales and marketing activities, investment or acquisition transactions, as well as our capital contribution obligations pursuant to the joint venture agreement with F&F. See “—We and F&F are obligated to provide contribution to the joint venture pursuant to the joint venture agreement. If F&F or we fail to fulfill the contribution requirements, the joint venture may not succeed.”

Furthermore, we expect to continue to incur product development costs to develop our proprietary online games, primarily mobile games, and license fees and royalties to obtain game licenses from third-party developers. In particular, in consideration for the exclusive license granted to us by Voodoo and as a minimum guarantee payment, we should pay Voodoo an aggregate amount of US$13.0 million in cash based on the agreed timetable, including an upfront payment of US$3.0 million that we paid already. Our cooperation with Voodoo is subject to an agreed timetable pursuant to which we need to make several payments upon certain conditions and events. If our internal financial resources are insufficient to satisfy our cash requirements, we may seek additional financing through the issuance of equity securities or through debt financing, such as borrowings from commercial banks or other financial institutions or lenders. However, we cannot assure you that such efforts may succeed. For example, we entered into a share purchase agreement in June 2017 with each of Ark Pacific Special Opportunities Fund I, L.P. or AP Fund, and Incsight Limited, or Incsight, which is wholly owned by Mr. Jun Zhu, our chairman and chief executive officer, to raise an aggregate of US$30.0 million through equity financing. Such transactions did not succeed and were terminated in February 2019. In addition, in July 2019, we entered into a convertible note purchase agreement with Jupiter Excel Limited, or Jupiter Excel, pursuant to which we agreed to sell and Jupiter Excel agreed to purchase 12% convertible notes in an aggregate principal amount of US$30 million, or the 2019 Convertible Notes. The closing of the transaction was subject to certain closing conditions. Due to unfavorable market conditions and failure to satisfy the closing conditions, the proposed 2019 Convertible Notes transaction was not closed and the convertible note purchase agreement was terminated in March 2020.

To meet our anticipated working capital needs, we are considering multiple alternatives, including but not limited to additional equity financing, launch of new games and new operations, and cost controls. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Flows and Working Capital.” There can be no assurance that we will be able to complete any such transaction on acceptable terms or at all. If we are unable to obtain the necessary capital, we may need to seek to be acquired by another entity or cease operations.

Any equity or debt financing may result in dilution to our existing shareholders’ interests or an increase in our debt service obligations. For example, in February 2020, we issued and sold a one-year convertible note in a principal amount of US$500,000 at an initial conversion price of US$10.5 per ADS, each ADS representing thirty Class A ordinary shares to Iliad Research and Trading, L.P., or Iliad. In addition, in October 2020, we completed an underwritten offering of 23,500,000 ADSs and Warrants to purchase 23,500,000 ADSs at a combined offering price of US$0.37 for one ADS and one Warrant to purchase one ADS, each ADS then representing three Class A ordinary shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Flows and Working Capital” and “Description of Share Capital—History of Securities Issuance.” Any conversion of the convertible notes by Ilia, exercise of the Warrants or any issuance of new shares may cause significant dilution to our existing shareholders’ interest in our company.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance, our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. For example, in June 2016, Asian Development Limited, or Asian Development, our wholly-owned subsidiary, borrowed a loan of HK$92.3 million from a financial services company, which was secured by a pledge of shares of L&A International Holding Limited, or L&A. As Asian Development was in default of the loan due to a sharp decline in the share price of L&A, the lender was entitled to foreclose the pledged L&A shares. If the market value of the pledged shares cannot cover the total outstanding amount owed by Asian Development to the lender, the lender may also make a claim against Asian Development for any outstanding amounts of the loan. In September 2020, the High Court of Hong Kong issued the order to wind-up Asian Development in connection with a petition filed by New Star International Development Limited, one of our subsidiaries, and appointed provisional liquidator to close remaining corporate affairs within the statutory timeframe. Asian Development will be de-consolidated from us in the second half of 2020. In addition, in the event that we fail to remain listed on Nasdaq and keep compliance with the relevant Nasdaq listing rules, we may cease to be a public company and our ADSs may be delisted from Nasdaq, upon which we may be obligated to pay cash to Splendid Days to settle the Convertible Notes instead. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as restructuring debt or obtaining additional equity capital. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. Incurrence of additional indebtedness could also result in operating and financing covenants restricting our business operations. In addition, we cannot assure you that any such future financing will be available to us in amounts or on terms acceptable to us, if at all. If we fail to obtain sufficient financing to fund our capital needs, our business, financial condition and results or operations could be materially and adversely affected.

We are subject to risks related to our Convertible Notes settlement.

In December 2018, we failed to repay the senior convertible notes issued and sold by us in December 2015 upon the maturity date and later entered into a deed of settlement and several amendments with Splendid Days, the holder of the Convertible Notes in relation to the repayment schedule for the overdue Convertible Notes. Due to our failure to repay the Convertible Notes in a timely manner as stipulated in the previous deed of settlement and its amendments, in May 2020, Splendid Days obtained an injunction order from the Court of First Instance of the Hong Kong Special Administrative Region prohibiting our company and some of our subsidiaries and affiliated PRC entity from disposing our assets worldwide up to the value of US$55.5 million and such injunction order was also registered in the High Court of the Republic of Singapore. In May 2020, Splendid Days also commenced an arbitration proceeding in Hong Kong under the rules of the Hong Kong International Arbitration Centre against our company, our subsidiaries and affiliated PRC entity.

In order to settle the Convertible Notes and those legal proceedings, we entered into a Settlement Deed with Splendid Days and other parties named therein. Pursuant to the Settlement Deed, the interest rate on the Convertible Notes was retrospectively lowered from 12% to 7% per annum for the period commencing from the original Convertible Notes issuance date until February 21, 2020. Pursuant to the Settlement Deed, we paid approximately RMB282.1 million to RMB-denominated bank accounts designated by Splendid Days immediately after the entry of the Settlement Deed and issued 32,400,000 Class A ordinary shares to Splendid Days on June 12, 2020 initially to settlement the outstanding amount of the Convertible Notes. Those Class A ordinary shares are subject to certain lock-up conditions. Based on the market value of our shares, the number of Class A ordinary shares to be held by Splendid Days may also be subject to quantitative adjustments, which will be determined from time to time. In the event that, among other things, we are suspended from trading on Nasdaq or our ADSs are not freely tradable or transferable other than the customary restrictions imposed by Rule 144 of the Securities Act, we shall immediately repay Splendid Days cash of certain amount and Splendid Days shall surrender certain number of Class A ordinary share it holds then. In accordance with the terms and conditions set forth in the Settlement Deed, the interest-free loan of US$5.0 million extended by Ark Pacific Associates Limited, an affiliate of Splendid Days, was waived in December 2020. As of the date of this prospectus, the injunction order against us has been discharged. Upon the satisfaction of the conditions set forth in the Settlement Deed, the arbitration proceeding will be terminated.

Given the terms and conditions of the Settlement Deed, if the market value of our ADSs continues to decrease, we may be obligated to issue additional Class A ordinary shares to Splendid Days in accordance with the Settlement Deed, which may dilute your shareholding in our company and in turn adversely affect the market price of our ADSs. In addition, if we fail to remain listed on Nasdaq and keep compliance with the relevant Nasdaq listing rules, we may cease to be a public company and our ADSs may be delisted from Nasdaq, upon which we may be obligated to pay cash to Splendid Days to settle the Convertible Notes. However, there can be no assurance that we are able to maintain compliance with Nasdaq listing requirements or remain listed as a public company in the future. In the event that we may be obligated to pay additional cash to Splendid Days, there can be no assurance that we have adequate cash to resolve such matter. If we cannot provide such cash to Splendid Days, we may be subject to litigation, arbitration and other claims and proceedings initiated by Splendid Days, which may materially and adversely affect our results of operations and financial condition.

Our gaming business is intensely competitive and “hit” driven. If we do not deliver new “hit” products to the market, or if consumers prefer our competitors’ products or services over those we provide, our operating results will suffer.

The gaming industry is a highly competitive and dynamic market, and, if we still commit to gaming business, our future success depends not only on the popularity of our existing online games but also, in a large part, on our ability to develop and introduce new games that are attractive to our customers. To achieve this, we need to anticipate and effectively adapt to rapidly changing consumer tastes and preferences and technological advances. The development of new games and the procurement of licenses from third-party developers can be very difficult and requires high levels of innovation and significant investments. We currently focus on and have made significant investment in developing our own proprietary games, primarily mobile games. We are also working with Voodoo to cooperate on the publishing and operations of casual games in China. However, we do not have a proven track record of developing, publishing or operating such games or other online games. While new products are regularly introduced, only a small number of “hit” titles account for a significant portion of total revenues in our industry. We may decide to cease to operate or develop any game that is no longer profitable. For example, we ceased to operate Knight Forever and Q Jiang San Guo in 2019 and Pop Fashion in 2020. There is no assurance that any new game, proprietary, licensed or otherwise, to be introduced by us from time to time, including those named in “Business—Products and Services,” could become “hit” products and be widely accepted by the customers and the market. We may continue to incur losses, and experience net cash outflow from operating activities, decrease in cash and cash equivalents balance and net current liabilities if we fail to introduce “hit” games or products which gain substantial market acceptance. In addition, “hit” products offered by our competitors may take a larger share of the market than we anticipate, which could cause revenues generated by our products to fall below expectations. Our competitors may develop more successful products, or offer similar products at lower price points or pursuant to payment models viewed as offering a better value than we do. Any such negative development may materially and adversely affect our business, financial condition and results of operations.

We currently depend on a limited number of games, and we may not be able to successfully implement our growth strategies.

We currently focus on cooperating with Voodoo to publish and operate its casual games in China and we target to obtain licenses to games to further grow our business. We have invested significant time and resources in developing our proprietary online games, including a new mobile game that we were developing based on the intellectual property relating to CrossFire, or the CrossFire New Mobile Game. As of the date of this prospectus, such license has expired and we are in the process of negotiation with Smilegae to re-gain the license for such game development. Furthermore, we are also developing a mid-core match-3 mobile game and plan to obtain intellectual property license for such game. However, there is no assurance that we can successfully develop the games we invest in, that we may successfully launch the games as expected on a timely basis, or at all, or any newly games to be launched would be widely accepted by game players. In particular, the development and operation of a game usually involves significant investments and dedication of time and resources, but the resulting game product may not yield the financial return that we anticipate. Our business strategies may also involve the development and marketing of new products and services for which there are no established markets in China or in which we lack experience and expertise. If any of our games encounters any adverse development or if we are unable to develop, purchase or license additional games that are attractive to users, our business, financial condition and results of operations may be materially and adversely affected. We cannot assure you that we will be able to launch new games or continue operating existing games on a commercially viable basis or in a timely manner, or at all, or that we will be able to implement our other growth strategies. If any of these occur, our competitiveness may be harmed and our business, financial condition and results of operations may be materially and adversely affected.

We face the risks of changing consumer preferences and uncertainty about market acceptance of our new products.

The online game industry is constantly evolving in China. Customer demand for and market acceptance of our online games is subject to a high degree of uncertainty. Our future operating results will depend on numerous factors beyond our control. These factors include, among others:

•	the ability of our existing and new online games to gain popularity;

•	customer demand for mobile games and web games;

•	our ability to adopt and stay abreast of any new gaming technologies;

•	competition against game developers and operators in and outside China;

•	general economic conditions, particularly economic conditions affecting discretionary consumer spending;

•	our ability to anticipate and timely and successfully adapt our product and service offerings constantly changing customer tastes and preferences;

•	the availability of other forms of entertainment;

•	customer demand for our in-game items; and

•	critical reviews and public reception of our new products.

Our ability to plan for product development and distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in consumer tastes and preferences. Currently, we primarily offer and develop mobile games. A decline in the popularity of the types of games we offer or develop could adversely affect our business and prospects.

We may not be able to recover our market share and profitability as we operate in a highly competitive industry with numerous competitors.

There are numerous online game operators in China. Given the relatively low entry barriers, an increasing number of companies have entered the online game industry in China and a wider range of online games have been introduced to the Chinese market, and we expect this trend to continue. Our competitors vary in size and include large companies, many of which have significantly greater financial, marketing and game development resources and name recognition than we have. As a result, we may not be able to devote the same degree of resources as our competitors do to designing, developing, licensing or acquiring new games, undertaking extensive marketing campaigns, adopting aggressive pricing policies, paying high compensation to game developers or compensating independent game developers. Our competitors may introduce new business methods, technologies or gaming platforms from time to time. If these new business methods, technologies or gaming platforms are more attractive to customers than what we offer, our customers may switch to our competitors’ games, and we may lose market share. We cannot assure you that we will be able to compete successfully against new or existing competitors, or against new business methods, technologies or gaming platforms implemented by them. In addition, the increasing competition we experience in the online game industry may also reduce the number of our users or the growth rate of our user base or reduce the game points spending for in-game premiums. All of these competitive factors could materially and adversely affect our business, financial condition and results of operations and prevent us from recovering market share and profitability.

If we or our joint ventures fail to renew or acquire new online game licenses on favorable terms or at all, our future results of operations and profitability may be materially impacted.

In addition to developing and offering our own proprietary games, we and our joint ventures also seek to offer games licensed from game licensors. Historically, we have operated a number of games licensed from game licensors, most of which already expired or terminated, and may operate additional games licensed from game licensors in the future. In September 2020, we entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. Currently, we are in the process of game development and localization of Voodoo’s games. There is no assurance that we or our joint ventures will be able to acquire new online game licenses or favorable terms or at all, or that we or our joint ventures will be able to renew the game licenses upon their expiration.

We and our joint ventures need to renew existing licenses and may need to obtain new online game licenses, and any failure to do so on favorable terms or at all may materially and adversely affect our business, financial condition and results of operations. Online game developers may not grant or continue to grant licenses to us or our joint ventures due to commercial or other reasons. For example, our exclusive license from Smilegate Entertainment Inc., or Smilegate, to publish and operate CrossFire 2 in China was terminated in 2017 due to the slowdown of massively multiplayer online game market. In July 2019, we entered in an amendment to the amended and restated license agreement dated October 31, 2017 with Smilegate and other parties thereto to extend the license period for game development till October 31, 2020, which already expired as of the date of this prospectus. We are in the process of negotiating with Smilegate tore-gain the license for such game development. Additionally, in connection with the game license, we may be subject to certain conditions or milestones relating to, among others, payment, game operations and profitability. If we or our joint ventures are unable to maintain a satisfactory relationship with the online game developers that have licensed games to us or our joint ventures, resulting in licenses not being renewed or licenses being prematurely terminated, or should any of these game developers either establish similar or more favorable relationships with our competitors in violation of their contractual arrangements with us or our joint ventures, or otherwise, our operating results and our business would be harmed. We cannot assure you that online game developers will renew their license agreements with us or our joint ventures, or grant us or our joint ventures a license for any new online games that they will develop or make available to us or our joint ventures expansion packs for existing games. Any failure to obtain or renew online game licenses from online game operators could harm our future results of operations or the growth of our business.

If we are unable to successfully re-gain license for CrossFire New Mobile Game, launch or operate CrossFire New Mobile Game or other licensed games in China, our future results of operations may be materially and adversely affected.

We have invested a significant amount of financial and personnel resources in development of our proprietary CrossFire New Mobile Game. In July 2019, we entered in an amendment to the amended and restated license agreement dated October 31, 2017 with Smilegate and other parties thereto to extend the license period for game development till October 31, 2020. The license period for CrossFire New Mobile Game has expired and we are in the process of negotiating with Smilegate to re-gain the license for such game development. There can be no assurance that we will be able to obtain such license from Smilegate or launch CrossFire New Mobile Game. In the event that we cannot re-gain such license, our investment into and devotion to the development of CrossFire New Mobile Game may be futile. Even if we are able to re-gain license for such game, there is no assurance that CrossFire New Mobile Game can be successfully developed, tested and launched, or that once CrossFire New Mobile Game is launched, we will be able to continue to operate the game at a profit or at all. The relevant Chinese governmental authorities may delay or deny the granting of the approvals required for the open beta test, commercial launch or operation of CrossFire New Mobile Game due to the content of the game or other factors. Furthermore, there is no assurance that CrossFire New Mobile Game will attract sufficient users and be commercially successful.

Similarly, we may not be able to successfully launch or operate other licensed games in China, such as the ones we are cooperating with Voodoo. There can be no assurance how long it will take us to successfully launch or operate such licensed games. In the event such games are launched, we may not be able to operate them successfully, generate results as we anticipated, gain market popularity or make profit. Our failure to launch and operate other licensed games successfully may impair licensors’ confidence in us, they may render their cooperation with us ineffective and unsatisfactory, which may materially and adversely affect our business, results of operations, financial conditions and prospects.

We may not be able to get approval for renewing our current foreign games, or for licensing new foreign games, if the PRC regulatory authorities promote a policy of domestic online or mobile game development and tighten approval criteria for online or mobile game imports.

We licensed and operated foreign games and may still do so in the near future, such as the games we cooperated with Voodoo. In the past, such foreign games mainly included massively multiplayer online role-playing games (MMORPGs) or casual games. With mobile social gaming being one of our new businesses, we also license foreign mobile games. Since 2004, relevant government authorities have promulgated several circulars, according to which the development of domestically developed online games, including mobile games, will be strategically supported by the PRC government. For example, in July 2005, MIIT and the Ministry of Culture issued the Opinion on Development and Management of Online Games, or the Opinion. The Opinion provided that domestic software development companies, network service providers and content providers will be encouraged, guided and supported to develop and promote self-developed and self-owned online games so that such games can take up a leading position in the domestic market and expand into the international market.

The government will also encourage the development of derivative products to domestic online games. In support of this policy, GAPPRFT may tighten approval criteria for online game imports in an effort to protect the development of domestic online game enterprises, as well as to limit the influence of foreign culture on Chinese youth. If GAPPRFT implements such rules and policies, we may not be able to get approval for renewing our current foreign game licenses or for licensing new foreign games, and our business, financial condition and results of operations may be materially and adversely affected.

Failure to obtain or renew approvals or filings for online games and mobile games we operate may adversely affect our operations or subject us to penalties.

The Ministry of Culture has promulgated laws and regulations that require, among other things, (i) the review and prior approval of all new online games licensed from foreign game developers and related license agreements, (ii) the review of patches and updates with substantial changes of games which have already been approved, and (iii) the filing of domestically developed online games. Furthermore, online games, regardless of whether imported or domestic, will be subject to content review and approval by GAPPRFT prior to the commencement of games operations in China. Failure to obtain or renew approvals or complete filings for online games, including mobile games, may materially delay or otherwise affect a game operator’s plan to launch new games, and the operator may be subject to fines, the restriction or suspension of operations of the related games or revocation of licenses in the event that the relevant governmental authority believes that the violation is severe.

We cannot assure you that we are able to obtain and maintain requisite approvals or fulfill other requisite registration or filing procedures required by the relevant PRC governmental authorities in a timely manner, or at all. From time to time, we also rely on certain third-party licensors of domestically developed online games to obtain approvals and complete filings with the PRC regulatory authorities. If we or any such third-party licensors fail to obtain the required approvals or complete the filings, we may not be able to continue the operation of such games. If any such negative event occurs, our business, financial condition and results of operations may be materially and adversely affected.

Illegal game servers, unauthorized character enhancements and other infringements of our intellectual property rights, as well as theft of in-game goods, could harm our business and reputation and materially and adversely affect our results of operation.

With the increase in the number of online game players in China, we face the risks of illegal game servers, unauthorized character enhancements and other infringements of our intellectual property rights as well as the risk of theft of in-game goods purchased by our customers. Although we have adopted a number of measures to address illegal server usage, misappropriation of our game server installation software and the establishment of illegal game servers could harm our business and reputation and materially and adversely affect our results of operations.

From time to time, we have detected a number of players who have gained an unfair advantage by installing tools that fraudulently facilitate character progression. We have installed software patches designed to prevent unauthorized modifications to our execution files. However, we cannot assure you that we will be able to identify and eliminate new illegal game servers, unauthorized character enhancements or other infringements of our intellectual property rights in a timely manner, or at all. The deletion of unauthorized character enhancements requires the affected players to restart with a new character from the starting level, and this may cause some of these players to cease playing the game altogether. If we are unable to eliminate illegal servers, unauthorized character enhancements or suffer other infringement of our intellectual property rights, our players’ perception of the reliability of our games may be negatively impacted, which may reduce the number of players using our games, shorten the lifespan of our games and adversely affect our results of operations.

Our business may be adversely affected by the outbreak of COVID-19 in China.

Since the beginning of 2020, outbreaks of COVID-19 have resulted in the temporary closure of many corporate offices, retail stores, and manufacturing facilities across China. Substantially all of our employees are located in Shanghai. Our employees in Shanghai were unable to go to our offices for an extended period. Normal economic life throughout China was sharply curtailed. The population in most of the major cities was locked down to a greater or lesser extent and opportunities for discretionary consumption were extremely limited. While many of the restrictions on movement within China have been relaxed as of the date of this prospectus, there is great uncertainty as to the future progress of the disease. Relaxation of restrictions on economic and social life may lead to new cases which may lead to the re-imposition of restrictions.

The quarantining requirements and work-from-home situation may materially and adversely disrupt our game development capabilities and cause delay in the launch time for licensed games. If we fail to timely complete the game development due to such disruptions, our business may be materially and adversely affected. The global spread of COVID-19 pandemic in a significant number of countries around the world has resulted in, and may intensify, global economic distress, and the extent to which it may affect our results of operations, financial condition and cash flow will depend on future developments, which are highly uncertain and cannot be predicted.

Our business, financial condition and results of operations may be adversely affected by the downturn in the global or Chinese economy.

COVID-19 had a severe and negative impact on the Chinese and the global economy in the first quarter of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy had already been slowing since 2010, and the impact of COVID-19 on the Chinese economy in 2020 is likely to be severe. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China, even before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Our equity investments or establishment of joint ventures and any material disputes with our investment or joint venture partners may have an adverse effect on our financial results, business prospects and our ability to manage our business.

From time to time, subject to the availability of the necessary financial resources, we make equity investments into selected targets, such as online game developers, operators or application platforms, or establish joint venture with business partners, to seek business growth opportunities. For example, in August 2014, we formed a joint venture company, System Link, with Qihoo 360, for publishing and operating Firefall, a massive multiplayer online first person shooting game, or MMOFPS, in China. In the same month, System Link licensed Firefall from our subsidiary Red 5 Singapore Pte. Ltd., or Red 5 Singapore, for a term of five years. In March 2019, we entered into a joint venture agreement with F&F. The immediate objective of this joint venture is to exclusively manufacture and distribute certain electric car model designed and developed by F&F in China. The electric vehicles business did not develop as we anticipated. In addition, in May 2019, we entered into a joint venture agreement with EN+, to establish a joint venture to engage in sales of electric vehicle charging equipment, investment, construction and operation of charging stations, and provision of operational services relating to charging equipment and platforms for electric vehicles. Currently, we do not expect to pursue such joint venture opportunity with EN+.

We may have limited power to direct or otherwise participate in the management of operations and strategies of the companies in which we invest or the joint ventures we establish. The diversion of our management’s attention away from our business and any difficulties encountered in managing our interests in the respective investees or joint ventures could have an adverse effect on our ability to manage our business. Any material disputes with our investment or joint venture partners and existing shareholders may also require us to allocate significant corporate and other resources. For example, Red 5 and its affiliates previously had been in dispute with Qihoo 360 and its affiliates regarding System Link and Firefall. Various legal proceedings have been initiated in connection with such dispute, including a litigation proceeding in Shanghai and an arbitration proceeding in Hong Kong. In May 2019, we entered into a mediation agreement with Qihoo 360 to settle the disputes in principle and then withdrew all the litigation claims against Qihoo 360 in Shanghai. As of the date of this prospectus, we and Qihoo 360 are implementing the mediation agreement to settle the arbitration proceeding in Hong Kong.

Our investments may also be subject to market conditions and therefore are uncertain whether our resources and expenses devoted are able to be converted into revenue. For example, the license to publish and operate CrossFire 2 was terminated in 2017 due to the slowdown of massively multiplayer online game market. In addition, we may not recover our equity investments if the companies in which we invest do not perform well and equity investments could result in the incurrence of operating or impairment losses, which could materially and adversely affect our results of operations.

Undetected programming errors or flaws in our games could harm our reputation or decrease market acceptance of our games, which would materially and adversely affect our results of operations.

Our games may contain errors or flaws, which may only be discovered after their release, particularly as we launch new games or introduce new features to existing games under tight time constraints. If our games contain programming errors or other flaws, our customers may be less inclined to continue playing our games or to recommend our games to other potential customers, and may switch to our competitors’ games. Undetected programming errors and game defects can disrupt our operations, adversely affect the gaming experience of our users, harm our reputation, cause our customers to stop playing our games, divert our resources and delay market acceptance of our games, any of which could materially and adversely affect our results of operations.

We may not be able to prevent others from infringing upon our intellectual property rights, which may harm our business and expose us to litigation.

We regard our proprietary software, domain names, trade names, trademarks and similar intellectual properties as critical to our business. Intellectual property rights and confidentiality protection in China may not be as effective as in the United States or other countries. Monitoring and preventing the unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Any misappropriation could have a negative effect on our business and operating results. We may need to resort to court proceedings to enforce our intellectual property rights in the future. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention away from our business. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

Any delay or failure by the online game platforms or distributors to successfully market or sell our products and services could adversely affect our business and results of operations.

Upon the launch of our new games, we will primarily rely on game platforms and distributors to distribute, promote, market and sell our games in China. End users can purchase our virtual currencies and prepaid cards through such game platforms and distributors. We may not have long-term agreements with any online game platforms or distributors. A delay or failure by the online game platforms or distributors to successfully market or sell our prepaid cards or products may adversely affect our business and results of operations. We cannot assure you that we will maintain favorable relationships with the online game platforms and distributors, and any failure to do so could materially and adversely affect our business and results of operations could be materially and adversely affected.

We rely on services and licenses from third parties to carry out our businesses, and if there is any negative development in these services or licenses, our end users may cease to use our products and services.

We rely on third parties for certain services and licenses for our business, including game platforms and distributors for the distribution of our games, and other services and licenses for our operations. For example, we rely on third-party licenses for some of the software underlying our technology platform, and on China Telecom’s Internet data centers for hosting our servers.

Any interruption or any other negative development in our ability to rely on these services and licenses, such as material deterioration of quality of the third-party services or the loss of intellectual property relating to licenses held by our licensors, could have a material and adverse impact on our business operations. In particular, our game licensors may be subject to intellectual property rights claims with respect to the games or software licensed to us. If such licensors cannot prevail on the legal proceedings brought against them, we could lose the right to use the licensed games or software. Furthermore, if our arrangements with any of these third parties are terminated or modified against our interest, we may not be able to find alternative solutions on a timely basis or on terms favorable to us. If any of these events occur, our end users may cease using our products and services, and our business, financial condition and results of operations may be materially and adversely affected.

Unexpected network interruptions caused by system failures or other internal or external factors may lead to user attrition, revenue reductions and may harm our reputation.

Any failure to maintain satisfactory performances, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain users. The system hardware for our operations is located in several cities in China. We maintain our backup system hardware and operate our back-end infrastructure in Shanghai. Server interruptions, breakdowns or system failures in the cities where we maintain our servers and system hardware, including failures that may be attributable to sustained power shutdowns, or other events within or outside our control that could result in a sustained shutdown of all or a material portion of our services, could adversely impact our ability to service our users.

Our network systems are also vulnerable to damage from computer viruses, fire, flood, earthquake, power loss, telecommunications failures, computer hacking and similar events. We maintain property insurance policies covering our servers, but do not have business interruption insurance.

Our business may be harmed if our technology becomes obsolete or if our system infrastructure fails to operate effectively.

The online game industry is subject to rapid technological change. We need to anticipate the emergence of new technologies and games, assess their acceptance and make appropriate investments. If we are unable to do so, new technologies in online game programming or operations could render our games obsolete or unattractive. In addition, our business may be harmed if we are unable to upgrade our systems fast enough to accommodate fluctuations in future traffic levels, avoid obsolescence or successfully integrate any newly developed or acquired technology with our existing systems. Capacity constraints could cause unanticipated system disruptions and slower response times, affecting data transmission and game play. These factors could, among other things, cause us to lose existing or potential customers and existing or potential game development partners.

We have been and may be subject to future intellectual property rights claims or other claims, which could result in substantial costs and diversion of our financial and management resources away from our business.

There is no assurance that our online games, including our mobile games, or other content posted on our websites, whether proprietary or licensed from third parties, do not or will not infringe upon patents, valid copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.

Some of our employees were previously employed at other companies, including our current and potential competitors. To the extent these employees have been involved in research at our company similar to research in which they had been involved at their former employers, we may become subject to claims that such employees have used or disclosed trade secrets or other proprietary information of their former employers. In addition, our competitors may file lawsuits against us in order to gain an unfair competitive advantage over us.

If any such claim arises in the future, litigation or other dispute resolution proceedings may be necessary to retain our ability to offer our current and future games, which could result in substantial costs and diversion of our financial and management resources. Furthermore, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, incur additional costs to license or develop alternative games and be forced to pay fines and damages, each of which may materially and adversely affect our business and results of operations.

Our operating results may fluctuate due to various factors, and therefore may not be indicative of our future results.

Our operating results have experienced fluctuations from time to time and will likely continue to fluctuate in the future. These fluctuations in operating results depend on a variety of factors, including the timing of new game launches, the expiration or termination of existing game licenses, and acquisition or disposal of subsidiaries. Other factors include the demand for our products and the products of our competitors, the level of usage of illegal game servers, the level of usage of the Internet, the size and rate of growth of the online game market and development and promotional expenses related to the introduction of new products. In addition, because our game software is susceptible to unauthorized character enhancements, we may periodically delete characters that are enhanced with unauthorized modifications. This has caused some affected customers to stop playing the respective game, which, in the aggregate, may cause our operating results to fluctuate.

To a significant degree, our operating expenses are based on planned expenditures and our expectations regarding prospective customer usage. Failure to meet our expectations could disproportionately and adversely affect our operating results in any given period. As a result, our historical operating results may not necessarily be indicative of our future results.

Our business depends substantially on the continuing efforts of our senior executives, and our business may be severely disrupted if we lose their services.

Our business and prospect depend heavily upon the continued services of our senior executives. We rely on their expertise in business operations, technology support and sales and marketing and on their relationships with our shareholders and distributors. We do not maintain key-man life insurance for any of our key executives. If one or more of our key executives are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all. As a result, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expense to recruit and train personnel.

Each of our executive officers has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. If any disputes arise between our executive officers and us, we cannot assure you the extent to which any of these agreements could be enforced in China, where these executive officers reside and hold most of their assets, in light of uncertainties with the PRC legal system. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

If we are unable to attract, train and retain key individuals and highly skilled employees, our business may be adversely affected.

Our business relies on our ability to hire and retain additional qualified employees, including skilled and experienced online game developers. Since our industry is characterized by high demand and intense competition for talent, we may need to offer higher compensation and other benefits in order to retain key personnel in the future. We cannot assure you that we will be able to attract or retain the qualified game developers or other key personnel that we will need to achieve our business objectives.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in our incurring substantial costs and the diversion of our resources.

Some of our subsidiaries, affiliated entity and joint ventures in China engaged in certain business activities beyond the authorized scope of their respective licenses, and if they are subject to administrative penalties or fines, our operating results may be adversely affected.

Some of our subsidiaries, affiliated entity and joint ventures in China engaged in business activities that were not within the authorized scope of their respective licenses in the past. The relevant PRC authorities may impose administrative fines or other penalties for the non-compliance with the authorized scope of the business licenses, which may in turn adversely affect our operating results.

We could be liable for breaches of security of third-party online payment channels, which may have a material adverse effect on our reputation and business.

Currently, a portion of our online game operation revenues are generated from sales through third-party online payment platforms. In such transactions, secured transmission of confidential information, such as customers’ credit card numbers and expiration dates, personal information and billing addresses, over public networks, in some cases including our website, is essential to maintain consumer confidence. While we have not experienced any material breach of our security measures to date, we cannot assure you that our current security measures are adequate. We do not have control over the security measures of our third-party online payment vendors and we cannot assure you that these vendors’ security measures are adequate or will be adequate with the expected increased usage of online payment systems. Security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could harm our reputation, ability to attract customers and ability to encourage customers to purchase in-game items.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and the trading price of our ADSs.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring public companies to include a report of management in its annual report that contains management’s assessment of the effectiveness of such company’s internal controls over financial reporting.

Our management has concluded that our internal controls over financial reporting were effective as of December 31, 2019. We, however, were not subject to the requirement to provide an attestation report on our management’s assessment of our internal control over financial reporting as we were not an accelerated filer or a large accelerated filer (as defined in § 240.12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act) as of December 31, 2019.

If we fail to maintain effective internal controls over financial reporting in the future, our management and, if applicable, our independent registered public accounting firm may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. This could result in a loss of investor confidence in the reliability of our financial reporting which in turn could negatively impact the trading price of our ADSs and result in lawsuits being filed against us by our shareholders or otherwise harm our reputation. Furthermore, we have incurred and anticipate that we will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Changes in accounting standards may adversely affect our financial statements.

A change in accounting standards or practices may have a significant effect on our results of operations and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the application thereof and changes to current practices may adversely affect our reported financial results or the way we conduct our business. For example, Accounting Standards Codification 606, “Revenue from Contracts with Customers,” or ASC 606, became effective on January 1, 2018. We adopted ASC 606 on January 1, 2018. Effective from January 1, 2019, we adopted ASC 842, a new accounting standard on the recognition of right-of-use assets and lease liabilities issued by FASB, and have applied this accounting standard on a modified retrospective basis and have elected not to restate comparative periods. As a result, we recorded operating lease right-of-assets of RMB9.3 million (US$1.3 million), current portion of operating lease liabilities of RMB3.4 million (US$0.5 million) and non-current portion of operating lease liabilities of RMB6.3 million (US$0.9 million) as of December 31, 2019. There may be other standards that become effective in the future that may have a material impact on our consolidated financial statements and will result in a significant gross up of both our assets and liabilities.

We face risks related to natural disasters and health epidemics.

In addition to the impact of COVID-19, our business could be materially and adversely affected by natural disasters, other health epidemics or other public safety concerns affecting the PRC, and particularly Shanghai. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our platforms and provide services and solutions. Our business could also be adversely affected if our employees are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. Our headquarters are located in Shanghai, where most of our management and the majority of our employees currently reside. Most of our system hardware and back-up systems are hosted in facilities located in Shanghai. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Shanghai, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

Our current corporate structure and business operations may be affected by the Foreign Investment Law.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, or the FIL, which took effect on January 1, 2020 and replace the existing laws regulating foreign investment in China, namely, the Sino-Foreign Equity Joint Venture Law, the Sino-Foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, or Existing FIE Laws, together with their implementation rules and ancillary regulations. The FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. See “Regulations—Regulations on Foreign Investment.”

Uncertainties still exist in relation to interpretation and implementation of the FIL, especially in regard to, including, among other things, the nature of variable interest entities contractual arrangements and specific rules regulating the organization form of foreign-invested enterprises within the five-year transition period. While FIL does not define contractual arrangements as a form of foreign investment explicitly, we cannot assure you that future laws and regulations will not provide for contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that our control over our affiliated PRC entity through contractual arrangements will not be deemed as foreign investment in the future. The Special Administrative Measures on Access of Foreign Investment (Negative List) (Edition 2020), or the 2020 Negative List, was jointly issued by the Ministry of Commerce, or the MOC, and the National Development and Reform Commission, or the NDRC, on June 23, 2020, which took effect on July 23, 2020, repealing and replacing the Special Administrative Measures on Access of Foreign Investment (Negative List) (Edition 2019). The 2020 Negative List stipulates the special administrative measures on access of foreign investment. Industries not listed in the 2020 Negative List are generally deemed as falling into categories of “encouraged” or “permitted” unless specifically restricted by other PRC laws. Our current business operations in China falls in the “prohibited” industry for foreign investment. However, even though FIL does not define contractual arrangements as a form of foreign investment explicitly, there can be no assurance that our contractual arrangements will be valid and legal at all times. In the event that any possible implementing regulations of the FIL, any other future laws, administrative regulations or provisions deem contractual arrangements as a way of foreign investment, our contractual arrangements may be deemed as invalid and illegal, we may be required to unwind the variable interest entity contractual arrangements and/or dispose of any affected business. Also, if future laws, administrative regulations or provisions mandate further actions to be taken with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Furthermore, under the FIL, foreign investors or the foreign investment enterprise should be imposed legal liabilities for failing to report investment information in accordance with the requirements. In addition, the FIL provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within a five-year transition period, which means that we may be required to adjust the structure and corporate governance of certain of our PRC subsidiaries in such transition period. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

PRC laws and regulations restrict foreign ownership of Internet content provision, Internet culture operation and Internet publishing licenses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.

We are a Cayman Islands exempted company and, as such, we are classified as a foreign enterprise under PRC laws. Various regulations in China currently restrict foreign or foreign-owned entities from holding certain licenses required in China to provide online game operation services over the Internet, including ICP, Internet culture operation and Internet publishing licenses. In light of such restrictions, we primarily rely on Shanghai IT, our affiliated PRC entity, to hold and maintain the licenses necessary for the operation of our online games in China.

In July 2006, the MIIT issued a notice entitled “Notice on Strengthening Management of Foreign Investment in Operating Value-Added Telecommunication Services,” or the MII Notice, which prohibits ICP license holders from leasing, transferring or selling a telecommunications business operating license to foreign investors in any form, or providing resources, sites or facilities to any foreign investors for their illegal operation of a telecommunications business in China. The notice also requires that ICP license holders and their shareholders directly own the domain names and trademarks used by such ICP license holders in their daily operations. The notice further requires each ICP license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunication service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. The local authorities in charge of telecommunications services are required to ensure that existing ICP license holders conduct a self-assessment of their compliance with the MII Notice and submit status reports to MIIT before November 1, 2006. Since the MII Notice was issued, we have transferred to Shanghai IT all of the domain names used in our daily operations and certain trademarks used in our daily operations, as required under the MII Notice. All relevant transfers have been completed and relevant approvals have been obtained.

In September 2009, the General Administration of Press and Publication, Radio, Film and Television, or GAPPRFT (formerly known as the General Administration of Press and Publication, or GAPP), promulgated the Circular Regarding the Implementation of the Department Reorganization Regulation by State Council and Relevant Interpretation by State Commission Office for Public Sector Reform to Further Strengthen the Administration of Pre-approval on Online Games and Approval on Import Online Games, or the GAPP Circular, which provides that foreign investors shall not control or participate in PRC online game operation businesses indirectly or in a disguised manner by establishing joint venture companies or entering into relevant agreements with, or by providing technical supports to, such PRC online game operation companies, or by inputting the users’ registration, account management or game card consumption directly into the interconnected gaming platform or fighting platform controlled or owned by the foreign investor. In addition, on February 4, 2016, the GAPPRFT and the MIIT jointly issued the Administrative Measures on Network Publication, or the Network Publication Measures, which took effect in March 2016. Pursuant to the Network Publication Measures, wholly foreign-owned enterprises, Sino-foreign equity joint ventures and Sino-foreign cooperative enterprises shall not engage in the provision of web publishing services, including online game services. Project cooperation involving internet publishing services between an internet publishing service provider and a wholly foreign-owned enterprise, Sino-foreign equity joint venture, or Sino-foreign cooperative enterprise within China or an overseas organization or individual shall be subject to prior examination and approval by the GAPPRFT. It is unclear whether the authorities will deem our VIE structure as a kind of such “manners of cooperation” by foreign investors to gain control over or participate in domestic online game operators, and it is not clear whether GAPPRFT and MIIT have regulatory authority over the ownership structures of online game companies based in China and online game operation in China.

Subject to the interpretation and implementation of the GAPP Circular and the Network Publication Measures, the ownership structure and the business operation models of our PRC subsidiaries and affiliated PRC entity comply with all applicable PRC laws, rules and regulations, and no consent, approval or license is required under any of the existing laws and regulations of China for their ownership structure and business operation models except for those which we have already obtained or which would not have a material adverse effect on our business or operations as a whole. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that PRC government authorities will ultimately take a view that is consistent with the opinion of our PRC legal counsel.

For example, the Ministry of Commerce, or MOFCOM, promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors in August 2011, or the MOFCOM Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular No. 6. According to these circulars and rules, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises having “national security” concerns. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review, MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rules further prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our online game operation services falls into the scope subject to the security review, and there is no requirement for foreign investors in those merger and acquisition transactions already completed prior to the promulgation of Circular No. 6 to submit such transactions to MOFCOM for security review. As we have already obtained the “de facto control” over our affiliated PRC entity prior to the effectiveness of these circulars and rules, we do not believe we are required to submit our existing contractual arrangement to MOFCOM for security review. However, we are advised by our PRC legal counsel that, as there is a lack of clear statutory interpretation on the implementation of these circulars and rules, there is no assurance that MOFCOM will have the same view as we do when applying these national security review-related circulars and rules.

We have been further advised by our PRC counsel, Grandall Law Firm, that if we, any of our PRC subsidiaries or affiliated PRC entity are found to be in violation of any existing or future PRC laws or regulations, including the MII Notice, the GAPP Circular and the Network Publication Measures, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of Shanghai IT;

•	confiscating our income or the income of Shanghai IT;

•	discontinuing or restricting the operations of any related party transactions among us and Shanghai IT;

•	limiting our business expansion in China by way of entering into contractual arrangements;

•	imposing fines or other requirements with which we may not be able to comply;

•	requiring Shanghai IT or us to restructure our corporate structure or operations; or

•	requiring Shanghai IT or us to discontinue any portion or all of our operations related to online games.

The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business and on our results of operations. If any of these penalties results in our inability to direct the activities of Shanghai IT that most significantly impact its economic performance, and/or our failure to receive the economic benefits from Shanghai IT, we may not be able to consolidate Shanghai IT in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements for our operations and operating licenses in China, which may not be as effective in providing operational control as direct ownership.

Because the PRC government restricts our ownership of ICP, Internet culture operation and Internet publishing businesses in China, we primarily depend on Shanghai IT, in which we have no ownership interest, to operate our online game business and other ICP related businesses, and hold and maintain the requisite licenses. We have relied and expect to continue to rely on contractual arrangements to obtain effective control over Shanghai IT. Such contractual arrangements may not be as effective as direct ownership in providing us with control over Shanghai IT. From the legal perspective, if Shanghai IT fails to perform its obligations under the contractual arrangements, we may have to incur substantial costs and spend other resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages. For example, if the shareholders of Shanghai IT were to refuse to transfer their equity interests in Shanghai IT to us or our designee when we exercise the call option pursuant to the Call Option Agreement, or if such shareholders otherwise act in bad faith toward us, we may have to take legal action to compel it to fulfill their contractual obligations, which could be time consuming and costly.

These contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. We have historically derived significant revenues from Shanghai IT. For the year ended December 31, 2017, 2018 and 2019, Shanghai IT contributed 25.8%, 92.2% and 53.5%, respectively, of our total revenues. In the event we are unable to enforce the contractual arrangements, we may not be able to have the power to direct the activities that most significantly affect the economic performance of Shanghai IT, and our ability to conduct our business may be negatively affected, and we may not be able to consolidate the financial results of Shanghai IT into our consolidated financial statements in accordance with U.S. GAAP.

We believe that our option to purchase all or part of the equity interests in Shanghai IT, when and to the extent permitted by PRC law, or request any existing shareholder of Shanghai IT to transfer all or part of the equity interest in Shanghai IT to another PRC person or entity designated by us at any time in our discretion, and the rights under the Shareholder Voting Proxy Agreement that the shareholders of Shanghai IT have granted to us, effectively enable us to have the ability to cause the related contractual arrangements to be renewed when needed. However, if we are not able to effectively enforce these agreements or otherwise renew the relevant agreements when they expire, our ability to receive the economic benefits of Shanghai IT may be adversely affected.

Our ability to enforce the Equity Pledge Agreements between us and the shareholders of Shanghai IT may be subject to limitations based on PRC laws and regulations.

Pursuant to the Equity Pledge Agreements with the shareholders of Shanghai IT, such shareholders agreed to pledge their equity interests in Shanghai IT to secure their performance under the relevant contractual arrangements. The equity pledges of Shanghai IT under these Equity Pledge Agreements have been registered with the relevant local administration for market regulation pursuant to the PRC Property Rights Law. According to the PRC Property Rights Law and PRC Guarantee Law, the pledgee and the pledgor are prohibited from making an agreement prior to the expiration of the debt performance period to transfer the ownership of the pledged equity to the pledgee when the obligor fails to pay the debt due. However, under the PRC Property Rights Law, when an obligor fails to pay its debt when due, the pledgee may choose to either conclude an agreement with the pledgor to obtain the pledged equity or seek payments from the proceeds of the auction or sell-off of the pledged equity. If Shanghai IT or its shareholders fail to perform their obligations secured by the pledges under the Equity Pledge Agreements, one remedy in the event of default under the agreements is to require the pledgors to sell the equity interests of Shanghai IT in an auction or private sale and remit the proceeds to our wholly-owned subsidiaries in China, net of related taxes and expenses. Such an auction or private sale may not result in our receipt of the full value of the equity interests in Shanghai IT. We consider it very unlikely that the public auction process would be undertaken since, in an event of default, our preferred approach is to ask Hui Ling Computer Technology Consulting (Shanghai) Co., Ltd., or Shanghai Hui Ling, our PRC wholly-owned subsidiary and a party to the Call Option Agreement, to replace or designate another PRC person or entity to replace the existing shareholders of Shanghai IT pursuant to the direct transfer option we have under the option agreement.

In addition, in the registration forms of the local branch of State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce) for the pledges over the equity interests under the Equity Pledge Agreements, the amount of registered equity interests in Shanghai IT pledged to us was stated as RMB23.0 million, which represent 100% of the registered capital of Shanghai IT. The Equity Pledge Agreements with the shareholders of Shanghai IT provide that the pledged equity interest shall constitute continuing security for any and all of the indebtedness, obligations and liabilities under all of the contractual arrangements and the scope of pledge shall not be limited by the amount of the registered capital of Shanghai IT. However, it is possible that a PRC court may take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured under the Equity Pledge Agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court as unsecured debt, which takes last priority among creditors and often does not have to be paid back at all. We do not have agreements that pledge the assets of Shanghai IT for the benefit of us.

The principal shareholders of our affiliated PRC entity have potential conflicts of interest with us, which may adversely affect our business.

Zhimin Lin and Wei Ji, two of our employees, are the principal shareholders of Shanghai IT, our affiliated entity. Thus, there may be conflicts of interest between their respective duties to our company as employees and their respective shareholder interests in our affiliated PRC entity. We cannot assure you that when conflicts of interest arise, these persons will act in our best interests or that conflicts of interests will be resolved in our favor. These persons could violate their legal duties, including duties under their non-competition or employment agreements with us, by engaging in activities that are not in the best interest in our company, such as diverting business opportunities from us. In any such event, we would have to rely on the PRC legal system to enforce these agreements. Any legal proceeding could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

Our contractual arrangements with our affiliated entity may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with Shanghai IT were not made on reasonable or arm’s length commercial terms or otherwise. If this were to occur, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of costs and expenses recorded by our affiliated entity, which could adversely affect us by: (i) increasing the tax liability of our affiliated entity without reducing our other PRC subsidiaries’ tax liability, which could further result in late payment fees and other penalties to our affiliated entity for underpaid taxes; or (ii) limiting the abilities of our affiliated entity to maintain preferential tax treatments and other financial incentives.

Risks Related to Doing Business in China

Our business may be adversely affected by public opinion and government policies in China.

Currently, most of our recurring users are young males, including students. Due to the recent population and higher degree of user loyalty to mobile games, easy access to personal computers and mobile devices, and lack of more appealing forms of entertainment in China, many teenagers frequently play online games. This may result in these teenagers spending less time on, or refraining from, other activities, including education and sports. In April 2007, various governmental authorities, including GAPP, MIIT, the Ministry of Education, the Ministry of Public Security, and other relevant authorities jointly issued a circular concerning the mandatory implementation of an “anti-fatigue system” in online games, which aims to protect the physical and psychological health of minors. This circular required all online games to incorporate an “anti-fatigue system” and an identity verification system, both of which have limited the amount of time that a minor or other user may continuously spend playing an online game. We have implemented such “anti-fatigue” and identification systems on all of our online games as required. Since March 2011, various governmental authorities, including MIIT, the Ministry of Education, the Ministry of Public Security, and other relevant authorities have jointly launched the “Online Game Parents Guardianship Project for Minors,” which allows parents to require online game operators to take relevant measures to limit the time spent by the minors playing online games and the minors’ access to their online game accounts. On February 5, 2013, the Ministry of Culture, MIIT, GAPP and various other governmental authorities, jointly issued the Working Plan on the Comprehensive Prevention Scheme on Online Game Addiction of Minors, which further strengthens the administration of Internet cafés, reinstates the importance of the “anti-fatigue system” and “Online Game Parents Guardianship Project for Minors” as prevention measures against the online game addiction of minors and orders all relevant governmental authorities to take all necessary actions in implementing such measures. In October 2019, GAPPRFT issued the Notice by the General Administration of Press and Publication of Preventing Minors from Indulging in Online Games, or Anti-indulgence Notice, which imposed an array of restrictive measures to prevent underage users to indulge in online games. For example, game operators are not allowed to provide underage users with any form of access to online games during the period from 22:00 p.m. each day to 8:00 a.m. of the next day and the total length of time for game operators to provide underage users with access to online games cannot exceed three hours a day during statutory holidays or 1.5 hours a day on days other than statutory holidays. In addition, online transactions are capped monthly at RMB200 or RMB400, depending on a minor’s age. Further strengthening of these systems, or enactment by the PRC government of any additional laws to further tighten its administration over the Internet and online games may result in less time spent by customers or fewer customers playing our online games, which may materially and adversely affect our business results and prospects for future growth.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

We conduct substantially all of our business operations in China. As the gaming industry is highly sensitive to business and personal discretionary spending, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past twenty years, growth has slowed down since 2012 and has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. As the PRC economy is increasingly intricately linked to the global economy, it is affected in various respects by downturns and recessions of major economies around the world. The various economic and policy measures the PRC government enacts to forestall economic downturns or shore up the PRC economy could affect our business.

Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

The laws and regulations governing the online game industry in China are developing and subject to future changes. If we fail to obtain or maintain all applicable permits and approvals, our business and operations could be materially and adversely affected.

The online game industry in China is highly regulated by the PRC government. Various regulatory authorities of the PRC central government, such as the State Council, MIIT, GAPPRFT, the Ministry of Culture and the Tourism (formerly known as the Ministry of Culture), or MCT, the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the online games industry.

We are required to obtain applicable permits or approvals from different regulatory authorities in order to provide online games to our customers. For example, an Internet content provider must obtain a value-added telecommunications business operating license for ICP, or ICP License, in order to engage in any commercial ICP operations within China. In addition, an online games operator must also obtain a license from the MCT and a license from GAPPRFT in order to distribute games through the Internet. Furthermore, an online game operator is required to obtain approval from the MCT in order to distribute virtual currencies for online games such as prepaid value cards, prepaid money or game points. If we fail to obtain or maintain any of the required filings, permits or approvals in the future, we may be subject to various penalties, including fines and the discontinuation or restriction of our operations. Any such disruption in our business operations would materially and adversely affect our financial condition and results of operations.

As the online game industry is at an early stage of development in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and may address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the online gaming industry. We cannot assure you that we will be able to timely obtain any new license required in the future, or at all. While we believe that we are in compliance in all material respects with all applicable PRC laws and regulations currently in effect, we cannot assure you that we will not be found in violation of any current or future PRC laws and regulations.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from, or linked to our Internet websites.

The PRC government has adopted certain regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements could result in the revocation of ICP and other required licenses and the closure of the concerned websites. The website operator may also be held liable for such prohibited information displayed on, retrieved from or linked to such website.

MCT has promulgated laws and regulations that reiterate the government’s policies to prohibit the distribution of games with violence, cruelty or other elements that are believed to have the potential effect of instigating crimes, and to prevent the influx of harmful cultural products from overseas.

MCT has promulgated laws and regulations that require, among other things, (i) the review and prior approval of all new online games licensed from foreign game developers and related license agreements, (ii) the review of patches and updates with substantial changes of games which have already been approved, and (iii) the filing of domestically developed online games. Furthermore, online games, regardless of whether imported or domestic, will be subject to content review and approval by GAPPRFT prior to the commencement of games operations in China. Failure to obtain or renew approvals or to complete filings for online games, including mobile games, may materially delay or otherwise affect game operator’s plans to launch new games, and the operator may be subject to fines, restriction or suspension of operations of the related games or revocation of licenses in the event that the relevant governmental authority believes that the violation is severe. We obtained the necessary approvals from and completed necessary filings with the Ministry of Culture and GAPP for operations of our games as applicable. Consistent with the general practice of the mobile and TV game industry in China, we have not yet completed filings with the Ministry of Culture and GAPPRFT for our mobile and TV games before we commenced our operations. If any such negative event occurs, our business, financial condition and results of operations may be materially and adversely affected.

In addition, MIIT has published regulations that subject website operators to potential liability for content included on their websites and the actions of users and others using their websites, including liability for violations of PRC laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website maintained outside China at its sole discretion. Periodically, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau, which is directly responsible for the protection of State secrets of the PRC government, is authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the dissemination of online information.

As these regulations are subject to interpretation by the relevant authorities, it may not be possible for us to determine in all cases the type of content that could result in liability for us as a website operator. In addition, we may not be able to control or restrict the content of other Internet content providers linked to or accessible through our websites, or content generated or placed on our websites by our users, despite our attempt to monitor such content. To the extent that regulatory authorities find any portion of our content objectionable, they may require us to limit or eliminate the dissemination of such information or otherwise curtail the nature of such content on our websites, which may reduce our user traffic and have a material adverse effect on our financial condition and results of operations. In addition, we may be subject to significant penalties for violations of those regulations arising from information displayed on, retrieved from or linked to our websites, including a suspension or shutdown of our operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, and as such, our investors are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

As an auditor of companies that are traded publicly in the United States and as an audit firm registered with the Public Company Accounting Oversight Board, or PCAOB, our independent registered public accounting firm is required by the laws of the United States to undergo regular inspections by the PCAOB. As our auditor is located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in the PRC, is not currently inspected by the PCAOB.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work paper and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or the PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommended that enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies. If we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our ADS trading in the United States.

The lack of direct PCAOB inspections in China prevents the PCAOB from regularly evaluating audit documentation located in China and its related quality control procedures. As a result, our investors may be deprived of the benefits of the PCAOB’s oversight of our auditors through such inspections. The inability of the PCAOB to conduct inspections of our auditors’ work papers in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements.

On December 18, 2020, the Holding Foreign Companies Accountable Act, or the Act, was enacted. In essence, the Act requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded ‘‘over-the-counter’’ if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, the market price of our ADSs could be materially adversely affected, and our securities could be delisted or prohibited from being traded ‘‘over-the-counter’’ if we are unable to meet the PCAOB inspection requirement in time.

Future movements in exchange rates between the U.S. dollar and the RMB may adversely affect the value of our ADSs.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Restrictions on currency exchange in China limit our ability to utilize our revenues effectively, make dividend payments and meet our foreign currency denominated obligations.

Currently, a significant portion of our revenues are denominated in RMB. Restrictions on currency exchange in China limit our ability to utilize revenues generated in RMB to fund our business activities outside China, make dividend payments in U.S. dollars, or obtain and remit sufficient foreign currency to satisfy our foreign currency-denominated obligations, such as paying license fees and royalty payments. The principal regulation governing foreign currency exchange in China is the Foreign Exchange Administration Rules (1996), as amended. Under such rules, the RMB is generally freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investment in securities outside China unless the prior approval of SAFE or designated banks is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our PRC subsidiaries’ capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval and filing procedures of SAFE or authorized banks, as applicable. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders or us to penalties and fines, and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital, distribute profits to us, or otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Several Issues Concerning Foreign Exchange Administration of Domestic Residents Engaging in Overseas Investment, Financing and Round-Trip Investment via Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 and its detailed guidelines require PRC residents to register with the local branch of SAFE before contributing their legally owned onshore or offshore assets or equity interest into any special purpose vehicle, or SPV, directly established, or indirectly controlled, by them for the purpose of investment or financing. SAFE Circular 37 further requires that when there is (a) any change to the basic information of the SPV, such as any change relating to its individual PRC resident shareholders, name or operation period or (b) any material change, such as increase or decrease in the share capital held by its individual PRC resident shareholders, a share transfer or exchange of the shares in the SPV, or a merger or split of the SPV, the PRC resident must register such changes with the local branch of SAFE on a timely basis.

We have requested all of our shareholders who, based on our knowledge, are PRC residents or whose ultimate beneficial owners are PRC residents to comply with all applicable SAFE registration requirements. However, we have no control over our shareholders. We cannot assure you that the PRC beneficial owners of our company and our subsidiaries have completed the required SAFE registrations or complied with other related requirements. Nor can we assure you that they will be in full compliance with the SAFE registration in the future. Any non-compliance by the PRC beneficial owners of our company and our subsidiaries may subject us or such PRC resident shareholders to fines and other penalties. It may also limit our ability to contribute additional capital to our PRC subsidiaries and our subsidiaries’ ability to distribute profits or make other payments to us.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit us from using offshore assets, including the proceeds of our initial public offering and other offering, to make additional capital contributions or loans to our PRC subsidiary.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries, variable interest entity and its subsidiaries. We may make loans to our PRC subsidiary, variable interest entity and its subsidiaries, subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiary.

Any loans to our PRC subsidiaries in China, which are treated as foreign-invested enterprises under PRC laws, are subject to foreign exchange loan registrations. In addition, a foreign-invested enterprises shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an foreign invested enterprise shall not be used for the following purposes: (i) direct or indirect payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) direct or indirect investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary registration or obtain the necessary approval on a timely basis, or at all. If we fail to complete the necessary registration or obtain the necessary approval, our ability to make loans or equity contributions to our PRC subsidiary may be negatively affected, which could adversely affect our PRC subsidiary’s liquidity and its ability to fund its working capital and expansion projects and meet its obligations and commitments.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notice of the State Administration of Foreign Exchange on the Relevant Issues Concerning the Administration of Foreign Exchange for Domestic Individuals’ Participation in Equity Incentive Programs of Overseas Listed Companies, or Circular 7. Under Circular 7, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock incentive awards are be subject to these regulations. However, neither our PRC plan participants nor we have completed such requisite registration and other procedures. In addition, we cannot assure you that we will be able to complete the relevant registration for new employees who participate in such stock incentive plan in the future in a timely manner or at all. Failure of our PRC plan participants to complete their SAFE registrations may subject these PRC residents or us to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute dividends to us, or otherwise materially adversely affect our business. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our subsidiaries and consolidated affiliated entity incorporated in China. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly-foreign-owned enterprises. We entered into a series of contractual arrangements with our consolidated affiliated entity in PRC to exercise effective control over these entities. Almost all of the agreements under those contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in China. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China for the past decades. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We may not be able to pursue growth through strategic acquisitions in China due to complicated procedures under PRC laws and regulations for foreign investors to acquire PRC companies.

In recent years, certain PRC laws and regulations have established procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. These laws and regulations include, without limitation, the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, and the Anti-Monopoly Law and the MOFCOM Security Review Rules. In some instances, MOFCOM needs to be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. The approval by MOFCOM may also need to be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review or security review. The MOFCOM Security Review Rules, effective from September 1, 2011, provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors shall be subject to the security review by MOFCOM, the principle of substance over form shall be applied. In particular, foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

If the business of any target company that we expect to acquire becomes subject to the security review, we may not be able to successfully complete the acquisition of such company, either by equity or asset acquisition, capital contribution or through any contractual arrangement. Complying with the requirements of the PRC laws and regulations to complete acquisition transactions could become more time-consuming and complex. Any required approval, such as approval by MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to grow our business or increase our market share. Furthermore, it is uncertain whether the M&A Rules, security review rules or the other PRC regulations regarding the acquisitions of PRC companies by foreign investors will be amended when the FIL becomes effective in the future.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules require an overseas special purpose vehicles that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicles or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC counsel has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval may not be required for the listing and trading of our ADSs on Nasdaq in the context of this offering, given that: (i) our PRC subsidiary was incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners using our shares as consideration, and (ii) we do not constitute a “special purpose vehicle,” to which the relevant provisions of the M&A Rules are applicable.

However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. There can be no assurance that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

The continued growth of China’s Internet market depends on the establishment of adequate telecommunications infrastructure.

Although private sector Internet service providers currently exist in China, almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of China’s MIIT. In addition, the national networks in China connect to the Internet through government-controlled international gateways. These government-controlled international gateways are the only channel through which a domestic PRC user can connect to the international Internet network. We rely on this infrastructure to provide data communications capacity primarily through local telecommunications lines. Although the government has announced plans to aggressively develop the national information infrastructure, we cannot assure you that this infrastructure will be developed as planned or at all. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The Internet infrastructure in China may not support the demands necessary for the continued growth in Internet usage.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, however, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or our management residing in China. In addition, China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “—Risks Related to our ADSs, Warrants and this Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

Our subsidiaries in China are subject to restrictions on paying dividends or making other payments.

We may rely on dividends paid by our subsidiaries in China to fund our operations, such as paying dividends to our shareholders or meeting obligations under any indebtedness incurred by us or our overseas subsidiaries. Current PRC regulations restrict our subsidiaries in China from paying dividends in the following two principal aspects: (i) our subsidiaries in China are only permitted to pay dividends out of their respective after-tax profits, if any, determined in accordance with PRC accounting standards and regulations, and (ii) these entities are required to allocate at least 10% of their respective after-tax profits each year, if any, to fund statutory reserve funds until the cumulative total of the allocated reserves reaches 50% of registered capital, and a portion of their respective after-tax profits to their staff welfare and bonus reserve funds as determined by their respective boards of directors or shareholders. These reserves are not distributable as dividends. See “Regulations.” Further, if these entities incur debt on their behalf in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments. Our inability to receive dividends or other payments from our PRC subsidiaries may adversely affect our ability to continue to grow our business and make cash or other distributions to the holders of our ordinary shares and ADSs. In addition, failure to comply with relevant State Administration of Foreign Exchange, or SAFE, regulations may restrict the ability of our subsidiaries to make dividend payments to us. See “—PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders or us to penalties and fines, and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital, distribute profits to us, or otherwise adversely affect us.”

The PRC income tax laws may increase our tax burden or the tax burden on the holders of our shares or ADSs, and tax benefits available to us may be reduced or repealed, causing the value of your investment in us to decrease.

Our subsidiaries and affiliated entity in the PRC are subject to enterprise income tax, or EIT, on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the Enterprise Income Tax Law of the PRC, or EIT Law, which was approved by the National People’s Congress on March 16, 2007. The EIT Law went into effect as of January 1, 2008 and was amended on February 24, 2017 and December 29, 2018, which unified the tax rate generally applicable to both domestic and foreign-invested enterprises in the PRC. Our subsidiaries and affiliated entity in the PRC are generally subject to EIT at a statutory rate of 25%. Shanghai IT, our affiliated entity which holds a High and New Technology Enterprise, or HNTE, qualification is entitled to enjoy a 15% preferential EIT rate till November 23, 2020. However, we cannot assure you that Shanghai IT will meet these criteria and continue to be qualified as an HNTE if we apply to the tax authorities in the future.

Moreover, unlike the tax regulations effective before 2008, which specifically exempted withholding taxes on dividends payable to non-PRC investors from foreign-invested enterprises in the PRC, the EIT Law and its implementation rules provide that a withholding income tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and the governments of other countries or regions. While the Tax Agreement between the PRC and Hong Kong provides dividends paid by a foreign-invested enterprise in the PRC to its corporate shareholder, which is considered a Hong Kong tax resident, will be subject to withholding tax at the rate of 5% of total dividends, this is limited to instances where the corporate shareholder directly holds at least 25% of the shares of the company that is to pay dividends for at least twelve consecutive months immediately prior to receiving the dividends and meets certain other criteria prescribed by the relevant regulations. Under the Administrative Measures for Non-Resident Taxpayer to Enjoy Treatments under Tax Treaties, which became effective in January 2020, non-resident taxpayers shall determine whether they are eligible for treaty benefits and file a relevant report and materials with the tax authorities. Meanwhile, the reduced withholding tax rate also applies if the conditions stipulated by other tax rules and regulations are met.

In February 2018, the State Administration of Taxation, or SAT issued the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties on issues relating to “beneficial owner” in tax treaties, or Circular No. 9, which took effect on April 1, 2018. Circular No. 9 provides detailed guidance to determine whether the applicant engages in substantive business activities to constitute a “beneficial owner”. When determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in the past twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the other country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes at all or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. If the non-resident taxpayer does not apply to the withholding agent for the tax treaty benefits, or such taxpayer does not satisfy the criteria to be entitled to tax treaty benefits, the withholding agent should withhold tax pursuant to the provisions of PRC tax laws. We cannot assure you that any dividends to be distributed by our subsidiaries to us or by us to our non-PRC shareholders and ADS holders, whose jurisdiction of incorporation has a tax treaty with China providing a different withholding arrangement, will be entitled to the benefits under the relevant withholding arrangement.

In addition, the EIT Law deems an enterprise established offshore but having its management organ in the PRC as a “resident enterprise” that will be subject to PRC tax at the rate of 25% of its global income. Under the Implementation Rules of the EIT Law, the term “management organ” is defined as “an organ which has substantial and overall management and control over the manufacturing and business operation, personnel, accounting, properties and other factors.” On April 22, 2009, the SAT further issued a notice regarding recognizing an offshore-established enterprise controlled by PRC shareholders as a resident enterprise according to its management organ, or Circular 82. According to Circular 82, a foreign enterprise controlled by a PRC company or a PRC company group shall be deemed a PRC resident enterprise, if (i) the senior management and the core management departments in charge of its daily operations are mainly located and function in the PRC; (ii) its financial decisions and human resource decisions are subject to the determination or approval of persons or institutions located in the PRC; (iii) its major assets, accounting books, company seals, minutes and files of board meetings and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the directors or senior management with voting rights reside in the PRC. On July 27, 2011, SAT issued the Administrative Measures of Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, which was amended in April 2015, June 2016 and June 2018. SAT Bulletin 45 further clarified the detailed procedures for determining resident status under Circular 82, competent tax authorities in charge and post-determination administration of such resident enterprises. Although our offshore companies are not controlled by any PRC company or PRC company group, we cannot assure you that we will not be deemed to be a “resident enterprise” under the EIT Law and thus be subject to PRC EIT on our global income.

According to the EIT Law and its implementation rules, dividends are exempted from income tax if such dividends are received by a resident enterprise on equity interests it directly owns in another resident enterprise. However, foreign corporate holders of our shares or ADSs may be subject to taxation at a rate of 10% on any dividends received from us or any gains realized from the transfer of our shares or ADSs if we are deemed to be a resident enterprise or if such income is otherwise regarded as income from “sources within the PRC.” The EIT Law empowers the PRC State Council to enact appropriate implementing rules and measures and there is no guarantee that we or our subsidiaries will be entitled to any of the preferential tax treatments. Nor can we assure you that the tax authorities will not, in the future, discontinue any of our preferential tax treatments, potentially with retroactive effect. Any significant increase in the EIT rate under the EIT Law applicable to our PRC subsidiaries and affiliated entity, or the imposition of withholding taxes on dividends payable by our subsidiaries to us, or an EIT levy on us or any of our subsidiaries or affiliated entity registered outside the PRC, or dividends or capital gains received by our shareholders due to shares or ADSs held in us will have a material adverse impact on our results of operations and financial conditions and the value of investments in us.

We are required to pay value added tax as a result of tax reforms in various regions in China and we may be subject to similar tax treatments elsewhere in China.

On March 23, 2016, the Ministry of Finance and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect on May 1, 2016. Pursuant to Circular 36, all companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay value added tax, or VAT, in lieu of business tax. As a result of Circular 36, the services provided by Shanghai IT, Shanghai Hui Ling, China The9 Interactive (Beijing) Limited, or C9I Beijing and Wuxi QuDong, as general VAT payers are subject to VAT at the rate of 6%, and the services provided by our other PRC subsidiaries and affiliated PRC entity as small-scale VAT payers are subject to VAT at the rate of 3%. While as general VAT payers may reduce their VAT payable amount by the VAT which they paid in connection with their purchasing activities, or the Input VAT, those companies as small-scale VAT payers may not reduce their VAT payable amount by their Input VAT. As a result, some of our subsidiaries and affiliated PRC entity may be subject to more unfavorable tax treatment as a result of the tax reform, and our business, financial condition and results of operations could be materially and adversely affected.

Strengthened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our acquisition strategy.

In connection with the EIT Law, the SAT issued, on February 3, 2015, the Notice on Several Issues regarding Enterprise Income Tax for Indirect Property Transfer by Non-resident Enterprises, or SAT Circular 7, which further specifies the criteria for judging reasonable commercial purpose, and the legal requirements for the voluntary reporting procedures and filing materials in the case of indirect property transfer. SAT Circular 7 has listed several factors to be taken into consideration by tax authorities in determining whether an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria shall be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from the PRC taxable properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC taxable properties are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gains derived from the indirect transfer of the PRC taxable properties is lower than the potential PRC tax on the direct transfer of such assets. Nevertheless, the indirect transfer falling into the scope of the safe harbor under SAT Circular 7 may not be subject to PRC tax and such safe harbor includes qualified group restructuring, public market trading and tax treaty exemptions. According to SAT Circular 7, where the payer fails to withhold tax in a sufficient amount, the transferor can declare and pay such tax to the tax authority by itself within the statutory time period. Late payment of applicable tax will subject the transferor to default interest.

On October 17, 2017, the SAT released the Public Notice Regarding Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Public Notice 37, which further elaborates the relevant implementation rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises.

Under SAT Circular 7 and SAT Public Notice 37, the entities or individuals obligated to pay the transfer price to the transferor shall be the withholding agent and shall withhold the PRC tax from the transfer price. If the withholding agent fails to do so, the transferor shall report to and pay the PRC tax to the PRC tax authorities. In case neither the withholding agent nor the transferor complies with the obligations under SAT Circular 7 and SAT Public Notice 37, other than imposing penalties such as late payment interest on the transferors, the tax authority may also hold the withholding agent liable and impose a penalty of 50% to 300% of the unpaid tax on the withholding agent, provided that such penalty imposed on the withholding agent may be reduced or waived if the withholding agent has submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with SAT Circular 7 and SAT Public Notice 37.

Since we may pursue acquisition as one of our growth strategies, and have conducted and may conduct acquisitions involving complex corporate structures, the PRC tax authorities may, at their discretion, adjust the capital gains and impose tax return filing obligations on us or request us to submit additional documentation for their review in connection with any of our acquisitions, thus causing us to incur additional acquisition costs.

General Risks Related to our ADSs, Warrants and this Offering

Our ADSs may be delisted from the Nasdaq Capital Market as a result of our failure of meeting the Nasdaq Capital Market continued listing requirements.

Our ADSs are currently listed on the Nasdaq Capital Market under the symbol “NCTY.” We must continue to meet the requirements set forth in Nasdaq Listing Rule 5550 to remain listing on the Nasdaq Capital Market. The listing standards of the Nasdaq Capital Market provide that a company, in order to qualify for continued listing, must maintain a minimum ADS price of US$1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares, or MVPHS, minimum MVLS, and various additional requirements. On October 3, 2018, we received a letter from the Listing Qualifications Department of Nasdaq, pursuant to which Nasdaq informed us that due to our failure to regain compliance with the continued listing requirement of US$50 million minimum MVLS for the Nasdaq Global Market as set in the Nasdaq Listing Rule 5450(b)(2)(A), our ADSs would be delisted from the Nasdaq Global Market unless measures are taken prior to a certain timeline. We later transferred our listing venue to Nasdaq Capital Market with which we fully comply with the continued listing standards. On March 6, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that the minimum bid price per ADS was below US$1.00 for a period of 30 consecutive business days and we did not meet the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules. Due to the tolling of compliance period through June 30, 2020, as determined by Nasdaq, we had until November 16, 2020, to regain compliance with Nasdaq’s minimum bid price requirement. On April 13, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that we no longer met the continued listing standards of MVLS for the Nasdaq Capital Market, as set forth in the Nasdaq Listing Rule 5550(b)(2) because the market value of our securities listed on Nasdaq for the last 30 consecutive business days was below the minimum MVLS requirement of US$35.0 million. Pursuant to the Rule 5810(c)(3)(C) of the Nasdaq Listing Rules, we have a compliance period of 180 calendar days, or until October 12, 2020, to regain compliance with Nasdaq’s minimum MVLS requirement. On August 5, 2020, we received a notification letter from Nasdaq stating that we have regained compliance with the minimum MVLS requirement. On November 2, 2020, we received a notification letter from Nasdaq stating that we have regained compliance with the minimum bid price requirement. On November 12, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that we no longer met the continued listing standards of MVLS for the Nasdaq Capital Market, as set forth in the Nasdaq Listing Rule 5550(b)(2) because the market value of our securities listed on Nasdaq for the last 30 consecutive business days was below the minimum MVLS requirement of US$35.0 million. Pursuant to the Rule 5810(c)(3)(C) of the Nasdaq Listing Rules, we have a compliance period of 180 calendar days, or until May 11, 2021, to regain compliance with Nasdaq’s minimum MVLS requirement. If we fail to satisfy Nasdaq Capital Market’s continued listing requirements going forward and fail to regain compliance on a timely basis, our ADSs could be delisted from Nasdaq Capital Market.

However, there can be no assurance that our ADSs will be eligible for trading on any such alternative exchanges or markets in the United States. If Nasdaq determines to delist our ordinary shares, or if we fail to list our ADSs on other stock exchanges or find alternative trading venue for our ADSs, the market liquidity and the price of our ADSs and our ability to obtain financing for our operations could be materially and adversely affected.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. public companies.

We are a “foreign private issuer” as defined in the SEC rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Further, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

As a foreign private issuer, we file annual reports on Form 20-F within four months of the close of each fiscal year ended December 31 and reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, our shareholders are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

While we are a foreign private issuer, we are not subject to certain Nasdaq corporate governance listing standards applicable to U.S. listed companies. We are entitled to rely on a provision in the Nasdaq corporate governance listing standards that allows us to elect to follow Cayman Islands “home county” corporate law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq. For example, in each of November 2015 and August 2016, our board of directors approved an increase in the total number of ordinary shares reserved for issuance under our then effective stock option plan, for which we have followed “home country practice” in lieu of obtaining a shareholder approval pursuant to Nasdaq Market Rule 5635(c). In June 2020, we also followed “home country practice” in lieu of obtaining a shareholder approval pursuant to Nasdaq Market Rule 5635(a) with respect to issuance of securities in excess of 20% of our total issued and outstanding shares prior to such issuance. We also followed “home country practice” in lieu of the requirement under Nasdaq rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock) at a price less than certain references price equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance. We may also rely on other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We expect to be a passive foreign investment company for our current taxable year and the foreseeable future, which could subject United States investors in the ADSs, Warrants or ordinary shares to significant adverse United States income tax consequences.

A non-U.S. corporation will be a “passive foreign investment company,” or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of passive income, or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs, our PFIC status will depend in part on the market price of the ADSs, which may fluctuate significantly, and the composition of our assets and liabilities.

Based on the market price of our ADSs and the composition of income and assets, we expect to be a PFIC for United States federal income tax purposes for our current taxable year and the foreseeable future unless the market price of our ADSs increases, the portion of our gross income attributable to the passive types decreases, and/or we invest a substantial amount of the cash and other passive assets we hold in assets that produce or are held for the production of active income. Further, as previously disclosed, although not free from doubt, we believed that we were a PFIC for U.S. federal income tax purposes for prior years. In addition, it is possible that one or more of our subsidiaries were also PFICs for such year for U.S. federal income tax purposes.

If we were treated as a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) holds our ADSs, Warrants or ordinary shares, such U.S. Holders will generally be subject to reporting requirements and may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the ADSs, Warrants or ordinary shares and on the receipt of distributions on the ADSs, Warrants or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the U.S. federal income tax rules. Further, a U.S. Holder will generally be treated as holding an equity interest in a PFIC in the first taxable year of the U.S. Holder’s holding period in which we become classified as a PFIC and in subsequent taxable years even if we cease to be a PFIC in subsequent taxable years. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

You are strongly urged to consult your tax advisors regarding the impact of our being a PFIC in any taxable year on your investment in our ADSs, Warrants and ordinary shares as well as the application of the PFIC rules.

Substantial future sales or the perception of sales of our ADSs or Class A ordinary shares could adversely affect the price of our ADSs.

Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

In addition, if our shareholders sell or are perceived by the market to sell substantial amounts of our ADSs, including those issued upon the exercise of outstanding options, in the public market, the market price of our ADSs could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. If any existing shareholder or shareholders sell or are perceived by the market to sell a substantial amount of Class A ordinary shares, the prevailing market price for our ADSs could be adversely affected.

We may issue additional ordinary shares or ADSs for future acquisitions. If we pay for our future acquisitions in whole or in part with additionally issued ordinary shares or ADSs, your ownership interest in our company would be diluted and this, in turn, could have a material adverse effect on the price of our ADSs.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our operating results;

•	announcements of new games by us or our competitors;

•	changes in financial estimates by securities analysts;

•	price fluctuations of publicly traded securities of other China-based companies engaging in Internet-related services or other similar businesses;

•	conditions in the Internet or online game industries and our new lines of business;

•	changes in the economic performance or market valuations of other Internet or online game companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	fluctuations in the exchange rates between the U.S. dollar and the RMB;

•	addition or departure of key personnel; and

•	pending and potential litigation.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

The Warrants are speculative in nature.

The Warrants offered by us do not confer any rights of ordinary share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire our Class A ordinary shares at a fixed price. Specifically, as of the date of this prospectus, each Warrant represent the right of the holders thereof to purchase 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS representing thirty Class A ordinary shares. The numbers of the ADSs and the exercise price of the Warrants have reflected the adjustments as the result of the change in ADS-to-Class A ordinary shares ratio from each ADS representing three Class A ordinary shares to each ADS representing thirty Class A ordinary shares effected on October 19, 2020.

There is no public market for the Warrants offered by us and we do not expect one to develop.

There is presently no established public trading market for the Warrants offered by us and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or on any securities exchange or nationally recognized trading system, including the Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

Purchasers of our Warrants will not have any rights of common shareholders until such Warrants are exercised.

The Warrants offered by us do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

We have a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and our Class B ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by our shareholders. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to fifty votes on all matters subject to vote at our general meetings. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by the holder of such Class B ordinary share to any person who is not an affiliate of such shareholder, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share.

Incsight Limited, a company wholly-owned by Mr. Jun Zhu, our chairman and chief executive officer, owns all of our outstanding Class B ordinary shares. As of the date of this prospectus, Mr. Jun Zhu beneficially owned approximately 75.5% of the aggregate voting power of our company. As a result of the dual-class share structure and the concentration of ownership, holders of our Class B ordinary shares have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial. In addition, we may incur incremental compensation expenses to the holders of Class B ordinary share as a result of their becoming entitled to high votes on each Class B ordinary share.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

Our shareholders may not have the same protections generally available to stockholders of other Nasdaq-listed companies because we are currently a “controlled company” within the meaning of the Nasdaq Listing Rules.

Because Mr. Jun Zhu holds a majority of the total outstanding voting power in our company through Incsight Ltd. for the election of our board of directors, we are a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). As a controlled company, we qualify for, and our board of directors, the composition of which is controlled by Incsight Ltd. and Mr. Jun Zhu, may rely upon, exemptions from several of Nasdaq’s corporate governance requirements, including requirements that:

•	a majority of the board of directors consist of independent directors;

•	compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•	director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

Accordingly, to the extent that we may choose to rely on one or more of these exemptions, our shareholders would not be afforded the same protections generally as shareholders of other Nasdaq-listed companies for so long as Mr. Zhu is able to control the composition of our board through Incsight Ltd. and our board determines to rely upon one or more of such exemptions.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under the laws of the Cayman Islands. The rights of holders of our Class A ordinary shares and, therefore, certain of the rights of holders of our ADSs, are governed by Cayman Islands law, including the provisions of the Companies Act (2020 Revision) and by our Second Amended and Restated Memorandum and Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See “Description of Share Capital — Differences in Corporate Law” in this prospectus for a description of certain key differences between the provisions of the Companies Act (2020 Revision) applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

Our Second Amended and Restated Memorandum and Articles of Association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

Our Second Amended and Restated Memorandum and Articles of Association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our dual-class voting structure gives disproportionate voting power to the holders of our Class B ordinary shares. In addition, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, including Class A ordinary shares represented by ADS. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and our ability to protect our rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our Second Amended and Restated Memorandum and Articles of Association and by the Companies Act (2020 Revision) and common law of the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. Therefore, our public shareholders may have more difficulties protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, our shareholders may not be able to protect their interests if they are harmed in a manner that would otherwise enable them to sue in a United States federal court.

Your ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, will be limited because we are incorporated in the Cayman Islands, because we conduct a substantial portion of our operations in China and because the majority of our directors and officers reside outside of the United States.

We are an exempted company incorporated in the Cayman Islands, substantially all of our assets are located in China and we conduct a substantial portion of our operations through our wholly-owned subsidiaries and affiliated entity in China. Most of our directors and officers reside outside of the United States and most of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

You may not be able to exercise your right to vote.

As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You may give voting instructions to the depositary of our ADSs to vote the underlying Class A ordinary shares represented by your ADSs. Otherwise, you will not be able to exercise your right to vote with respect to the underlying Class A ordinary shares represented by your ADSs unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. However, you may not receive sufficient advance notice of a shareholders’ meeting to enable you to withdraw the underlying Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. Pursuant to our Second Amended and Restated Memorandum and Articles of Association, a shareholders’ meeting may be convened by us on seven business days’ notice. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out your voting instructions or for the manner of carrying out your voting instructions, if any such action or non-action is in good faith. This means that you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying Class A ordinary shares represented by your ADSs are not voted as you requested.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our ADSs depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the content that they publish about us. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our ADSs or change their opinion of our ADSs, our ADS price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our ADS price or trading volume to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value in the future or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. The depositary may, but is not required to, sell such undistributed rights to third parties in this situation. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may not receive distributions on Class A ordinary shares or any value for them if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to register ADSs, Class A ordinary shares, rights or other securities under U.S. securities laws. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other ADS holders bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial.

No provision of the deposit agreement or ADSs serves as a waiver by any ADS holder or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our ability to return to profitability or raise sufficient capital to cover our capital needs;

•	our ability to identify business development focus;

•	our ability to successfully launch and operate additional games in China and overseas;

•	our ability to develop, license or acquire additional online games that are attractive to users;

•	the maintenance and expansion of our relationships with game distributors and online game developers, including our existing licensors;

•	our ability to maintain and expand our relationships with joint venture partners and other business partners;

•	uncertainties in and the timeliness of obtaining necessary governmental approvals and licenses for operating any new online game;

•	risks inherent in the online game business;

•	our ability to obtain sufficient capital to make contribution to the joint venture with F&F;

•	our ability to obtain requisite license and approvals for our electric vehicles business;

•	our ability to develop electric vehicles business and other new businesses;

•	risks associated with our future acquisitions and investments;

•	our ability to compete effectively against our competitors;

•	risks associated with our corporate structure and the regulatory environment in China; and

•	other risks outlined in our filings with the SEC including this registration statement on Form F-1 and annual reports on Form 20-F.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive gross cash proceeds of approximately US$10.5 million if all of the Warrants and the Representative’s Warrants are exercised in full on a cash basis. We intend to use the proceeds from such exercise for (i) mobile games development and general corporate working capital, (ii) game license fee payment, and (iii) hyper-casual game operation.

Although we may use a portion of the net proceeds to acquire businesses, products, services or technologies, we do not have agreements or commitments for any material acquisitions as of the date of this prospectus. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to our ADSs, Warrants and this Offering—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.”

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our variable interest entity only through loans, subject to the approval of government authorities and limit on the amount of capital contributions and loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit us from using offshore assets, including the proceeds of our initial public offering and this offering, to make additional capital contributions or loans to our PRC subsidiary.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends on our ordinary shares, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Regulation—Regulations on Foreign Currency Exchange and Dividend Distribution” and “Taxation—People’s Republic of China Taxation.”

If we pay any dividends, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares and Warrants.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020:

•	on an actual basis;

•	on a pro forma basis giving effect to (i) our issuance of an aggregate number of 15,600,000 restricted Class A ordinary shares to our directors, officers, employees and consultants, and (ii) vesting of restrictions relating to 1,875,000 Class A ordinary shares and 1,875,000 Class B ordinary shares issued to directors, officers, employees, and (iii) our issuance of 6,115,500 Class A ordinary shares to three unrelated consultants, and (iv) our issuance and sale of 70,500,000 Class A ordinary shares in the form of ADSs; and

•	on a pro forma as adjusted basis, giving effect to (i) our issuance of an aggregate number of 15,600,000 restricted Class A ordinary shares to our directors, officers, employees and consultants, and (ii) vesting of restrictions relating to 1,875,000 Class A ordinary shares and 1,875,000 Class B ordinary shares issued to directors, officers, employees, and (iii) our issuance of 6,115,500 Class A ordinary shares to three unrelated consultants, and (iv) our issuance and sale of 70,500,000 Class A ordinary shares in the form of ADSs, and (vi) the issuance of 84,600,000 Class A ordinary shares issuable upon exercise of outstanding Warrants and Representative’s Warrants.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2020
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for share and per share data)
Shareholders’ equity:
Class A ordinary shares (US$0.01 par value; 4,300,000,000 shares authorized, 153,597,691 shares issued and outstanding as of June 30, 2020; 247,688,191 shares issued and outstanding on a pro forma basis; 322,288,191 shares issued and outstanding on a pro forma as adjusted basis)	10,852	1,536	17,500	2,477	23,477	3,323
Class B ordinary shares (US$0.01 par value; 600,000,000 shares authorized, 9,192,011 shares issued and outstanding as of June 30, 2020; 11,067,011 shares issued and outstanding on a pro forma basis; 11,067,011 shares issued and outstanding on a pro forma as adjusted basis)	649	92	784	111	784	111
Additional paid-in capital	2,573,788	364,296	2,675,172	378,646	2,742,912	388,234
Statutory reserves	28,072	3,973	28,072	4,032	28,072	4,032
Accumulated other comprehensive loss	(4,775)	(676)	(4,775)	(676)	(4,775)	(676)
Accumulated deficit	(2,960,283)	(419,001)	(2,960,283)	(419,001)	(2,960,283)	(419,001)
Noncontrolling interest	(395,177)	(55,934)	(395,177)	(55,934)	(395,177)	(55,934)
Total shareholders’ equity	(746,873)	(105,713)	(638,707)	(90,345)	(564,990)	(79,911)

Note:

(1)	The pro forma as adjusted information discussed above is illustrative only.

The above discussion and table are based on 153,597,691 Class A ordinary shares and 9,192,011 Class B ordinary shares outstanding ordinary shares as of June 30, 2020 and exclude the following:

•	665,323 restricted Class A ordinary shares issued bearing restrictions to be vested;

•	665,323 restricted Class B ordinary shares issued bearing restrictions to be vested; and

•	50,000 Class A ordinary shares issuable upon exercise of options outstanding under the Eighth Amended and Restated 2004 Option Plan as of June 30, 2020, at a weighted average exercise price of US$0.93 per share.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19711 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law, and Grandall Law Firm, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States and that the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without re-examination of the merits of the underlying disputes based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty and not obtained in a manner and is not of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Grandall Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or Class A ordinary shares.

CORPORATE HISTORY AND STRUCTURE

We were incorporated in the Cayman Islands on December 22, 1999 under the name GameNow.net Limited as an exempted company limited by shares and were renamed The9 Limited in February 2004. We formed GameNow, on January 17, 2000 in Hong Kong, as a wholly-owned subsidiary. We have historically conducted our operations in large part through The9 Computer, previously a direct wholly-owned subsidiary of GameNow in China that we disposed in February 2020. We now conduct our operations through Hui Ling Computer Technology Consulting (Shanghai) Co., Ltd., a direct wholly-owned subsidiary of GameNow in China.

Our ADSs, each currently representing thirty Class A ordinary shares, are listed on the Nasdaq Capital Market. Our ADSs are traded under the symbol “NCTY.” Our ADSs had been listed on the Nasdaq Global Market from December 15, 2004 to October 2018. Effective October 19, 2020, we effected a change of the ratio of the ADS to our Class A ordinary shares from one ADS representing three Class A ordinary shares to one ADS representing thirty Class A ordinary shares. The change in the ratio of the ADS to our Class A ordinary shares had no impact on our underlying Class A ordinary shares, and no Class A ordinary shares were issued or cancelled in connection with the change in the ratio of the ADS to our Class A ordinary shares. As a result of such ADS ratio change, the exercise rate and the exercise price of the Warrants were adjusted from each Warrant representing the right of the holders thereof to purchase one ADS at an exercise price of US$0.37 per ADS, each ADS then representing three Class A ordinary shares, to each Warrant representing the right of the holders thereof to purchase 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS representing thirty Class A ordinary shares, effective at the closing of business on October 19, 2020.

In September 2018, we completed a share exchange transaction with Leading Choice Holding Limited, or Leading Choice, a company incorporated in Hong Kong, and the shareholder of Leading Choice for the issuance and sale of 21,000,000 ordinary shares of our company to Leading Choice in exchange for 20% equity interest in Leading Choice at that time as consideration. In June 2020, we entered into a definitive agreement with a third party to sell the shares we held in Leading Choice for consideration of US$25,000. The transaction was closed in July 2020.

In September 2018, we completed a share exchange transaction with Plutux Limited, or Plutux, a company incorporated in Gibraltar, and a shareholder of Plutux for the issuance and sale of 21,000,000 ordinary shares of our company to the participating shareholder of Plutux in exchange for 8% equity interest in Plutux at that time as consideration.

In March 2019, we signed a joint venture agreement with F&F to establish a joint venture to manufacture, market, distribute, and sell electric vehicles in China. We subsequently amended the joint venture agreement in June, July and September 2019, respectively. Pursuant to the joint venture agreement and the amendments with F&F, we are obligated to make a total of US$600.0 million in total capital contribution to the joint venture which are payable in three installments as follows: (i) the first installment in the amount of US$200.0 million shall be contributed in in accordance with the payment schedule of license fees to be agreed in the license agreement with F&F, (ii) the second installment in the amount of US$200.0 million shall be contributed within two months (subject to an extension for one month at our discretion) after the definitive arrangement relating to the use right in a piece of land in China, and (iii) the third installment in the amount of US$200.0 million shall be contributed within two months (subject to an extension for one month at our discretion) after the achievement of certain car model design milestone by F&F. In March 2019, we borrowed an interest-free loan in a principal amount of US$5.0 million from Ark Pacific Associates Limited. In April 2019, the entire principal amount was paid out by Ark Pacific Associates Limited to F&F as non-refundable deposit, upon our request and on our behalf. In November 2020, we converted our initial deposit of US$5.0 million with F&F into 2,994,011 Class B ordinary shares of FF Intelligent Mobility Global Holdings Ltd. (formally known as Smart King Limited), the holding company of F&F that operates its electric vehicles business, at a pre-agreed conversion price set forth in the joint venture agreement. As a result of such conversion, the joint venture agreement and all amendments thereto with F&F were deemed to be terminated in accordance with the provisions thereof. We may consider to cooperate with F&F to the extent possible in the future.

We undertook a corporate restructure to facilitate the sale of the equity interests in certain subsidiaries that collectively held the properties previously mortgaged to secure the Convertible Notes. In September 2019, we entered into a definitive agreement with Kapler Pte. Ltd, an indirect subsidiary of Keppel Corporation Limited, a multi-business company providing solutions for sustainable urbanization, pursuant to which 100% equity interest in several then subsidiaries of our company in China, namely China The9 Interactive (Shanghai) Ltd., The9 Computer Technology Consulting (Shanghai) Co., Ltd. and Shanghai Kaie Information Technology Co., Ltd., that collectively own Zhangjiang Micro-electronic Port Block #3 were sold to Kapler Pte. Ltd in exchange for consideration of RMB493.0 million. Other assets and liabilities previously held by the subsidiaries sold were transferred to Shanghai Hui Ling. We terminated the contractual arrangements between The9 Computer and Shanghai IT, and Shanghai Hui Ling entered into new contractual arrangements with Shanghai IT, replacing The9 Computer. The share pledge over the equity interest in The9 Computer to secure the Convertible Notes was released and de-registered in May 2019. This transaction was completed in February 2020.

On May 6, 2019, we held an extraordinary general meeting at which our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to fifty (50) votes per share on all matters subject to vote at general meetings of our company. The issued and outstanding ordinary shares then held by Incsight Limited, a British Virgin Islands business company, which is wholly owned by Mr. Jun Zhu, our chairman and chief executive officer, and the issued and outstanding ordinary shares then held by Mr. Jun Zhu himself, were re-designated and re-classified as Class B ordinary shares. All other ordinary shares then issued and outstanding were re-designated and re-classified as Class A ordinary shares. On the same date, we amended and restated our then effective Amended and Restated Memorandum of Association and Articles of Association in their entirety and adopted our Second Amended and Restated Memorandum and Articles of Association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Jun Zhu holds the majority of our outstanding voting power and we became a “controlled company” as defined under Nasdaq Stock Market Rules.

In May 2019, we entered into a joint venture agreement with EN+, to establish a joint venture to engage in sales of electric vehicle charging equipment, investment, construction and operation of charging stations, and provision of operational services relating to charging equipment and platforms for electric vehicles. Pursuant to the joint venture agreement, we will make a cash investment of RMB50.0 million in the joint venture in exchange for 80% equity interest in the joint venture, and EN+ will contribute its current and future proprietary electric vehicle charging technologies to the joint venture in exchange for 20% equity interest of the joint venture. Currently, we do not expect to pursue such joint venture opportunity with EN+.

In May 2019, we incorporated The9 EV Limited in Hong Kong, and The9 EV Limited holds 50% interest in FF The9 China Joint Venture Limited, the joint venture we established with F&F under the laws of Hong Kong in September 2019.

In June 2019, we and our wholly-owned subsidiary entered into a share purchase agreement with Comtec Windpark Renewable (Holdings) Co., Ltd, a wholly-owned subsidiary of Comtec Solar Systems Group Limited (SEHK: 00712). Pursuant to the share purchase agreement, we issued 3,444,882 Class A ordinary shares to purchase 9.9% equity interest in Zhenjiang Kexin Power System Design and Research Company, a lithium battery management system and power storage system supplier.

In July 2019, we entered into a convertible note purchase agreement with Jupiter Excel Limited, pursuant to which we agreed to sell and Jupiter agreed to purchase 12% convertible notes in an aggregate principal amount of US$30 million. The 2019 Convertible Notes would be funded in two tranches. The principal amount of tranche A and tranche B of the 2019 Convertible Notes would be US$10 million and US$20 million, respectively. The closing of the transaction was subject to certain closing conditions. Due to unfavorable market conditions and failure to satisfy the closing conditions, the proposed transaction was not closed and the convertible note purchase agreement was terminated in March 2020.

In July 2019, we entered in an amendment to the amended and restated license agreement dated October 31, 2017 with Smilegate and other parties thereto to extend the license period for game development till October 31, 2020. The license period for CrossFire New Mobile Game has expired and we are in the process of negotiating with Smilegate to re-gain the license for such game development. There can be no assurance that we will be able to obtain such license from Smilegate or launch CrossFire New Mobile Game. See “Risk Factors—Risks Related to our Business and Industry—If we or our joint ventures fail to renew or acquire new online game licenses on favorable terms or at all, our future results of operations and profitability may be materially impacted” and “Risk Factors—Risks Related to our Business and Industry—If we are unable to successfully re-gain license for CrossFire New Mobile Game, launch or operate CrossFire New Mobile Game or other licensed games in China, our future results of operations may be materially and adversely affected.”

In February 2020, we issued and sold (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, for an aggregate consideration of US$500,000 to Iliad. The convertible note bears interest at a rate of 6.0% per year, compounded daily. The convertible note was fully repaid in December 2020.

On March 6, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that the minimum bid price per ADS was below US$1.00 for a period of 30 consecutive business days and we did not meet the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules. Due to the tolling of compliance period through June 30, 2020, as determined by Nasdaq, we had until November 16, 2020, to regain compliance with Nasdaq’s minimum bid price requirement. On November 2, 2020, we received a notification letter from Nasdaq stating that we have regained compliance with the minimum bid price requirement.

On April 13, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that we no longer met the continued listing standards of MVLS for the Nasdaq Capital Market, as set forth in the Nasdaq Listing Rule 5550(b)(2) because the market value of our securities listed on Nasdaq for the last 30 consecutive business days was below the minimum MVLS requirement of US$35.0 million. Pursuant to the Rule 5810(c)(3)(C) of the Nasdaq Listing Rules, we have a compliance period of 180 calendar days, or until October 12, 2020, to regain compliance with Nasdaq’s minimum MVLS requirement. On August 5, 2020, we received a notification letter from Nasdaq stating that we have regained compliance with the minimum MVLS requirement.

In December 2018, we failed to repay the senior convertible notes issued and sold by us in December 2015 upon the maturity date and later entered into a deed of settlement and several amendments with Splendid Days, the holder of the Convertible Notes in relation to the repayment schedule for the overdue Convertible Notes. On May 29, 2020, we entered into a Settlement Deed with Splendid Days and other parties named therein relating to Convertible Notes repayment. Pursuant to the Settlement Deed, the interest rate on the Convertible Notes was retrospectively lowered from 12% to 7% per annum for the period commencing from the original Convertible Notes issuance date until February 21, 2020, the date on which interest stopped to accrue on the Convertible Notes. We settled approximately US$50.0 million of the total outstanding amount due to Splendid Days and its affiliates primarily relating to Convertible Notes in aggregate by cash and further settled the remaining portion on June 12, 2020 by an initial issuance of 32,400,000 Class A ordinary shares to Splendid Days. Those Class A ordinary shares are subject to certain lock-up conditions and the number of Class A ordinary shares held or to be held by Splendid Days may also be subject to quantitative adjustments based on the market value of our shares, as set forth in the Settlement Deed. In accordance with the terms and conditions set forth in the Settlement Deed, the interest-free loan of US$5.0 million extended by Ark Pacific Associates Limited, an affiliate of Splendid Days, was waived in December 2020.

On June 17, 2020, our board of directors and board committees authorized and approved the issuance of an aggregate number of 29,100,000 restricted Class A ordinary shares of our company to certain directors, officers, employees and consultants of our company as share incentive awards for their services to us pursuant to our Eighth Amended and Restated 2004 Stock Option Plan. Among those restricted Class A ordinary shares grants, 15,600,000 restricted Class A ordinary shares are subject to restrictions on transferability that would be removed once certain pre-agreed performance targets are met, and 13,500,000 restricted Class A ordinary shares are subject to restrictions on transferability for a six-month period that would be removed in installments once certain service period conditions are met. As of the date of this prospectus, all the restrictions attached to those shares have been removed upon the satisfaction of the underlying targets and conditions.

In September 2020, we entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. In December 2020, we entered into an amendment to the master cooperation and publishing agreement to adjust the total consideration thereunder. Pursuant to the master cooperation and publishing agreement and its amendment, we obtained exclusive licenses of several games developed by Voodoo. Voodoo granted us an exclusive, sub-licensable license to test, perform, market, promote, distribute, reproduce, modify, support and/or otherwise use or exploit such games directly or through authorized contractors in China for a maximum period of three years, commencing upon the upload and distribution of the underlying games on any platform. In consideration for the exclusive license granted to us and as a minimum guarantee payment, as amended by the amendment to the master cooperation and publishing agreement, we should pay Voodoo an aggregate amount of US$13.0 million in cash based on the agreed timetable, including an upfront payment of US$3.0 million that we paid already.

In October 2020, we completed a follow-on offering by issuing 70,500,000 Class A ordinary shares and 27,025,000 Warrants to purchase 2,702,500 ADSs, each ADS representing thirty Class A ordinary shares and each warrant exercisable for the purchase of 0.1 ADS, including 3,525,000 Warrants to purchase an additional 352,500 ADSs, each ADS representing thirty Class A ordinary shares, pursuant to the over-allotment option granted to the underwriter to purchase additional warrants to cover over-allotments. In connection with such offering, we also issued Representative’s Warrants to purchase 117,500 ADSs, each representing thirty Class A ordinary shares, to the underwriter of the offering. We received net proceeds of US$8.1 million from the follow-on offering.

On November 12, 2020, we received a letter from the Listing Qualifications Department of Nasdaq, notifying us that we no longer met the continued listing standards of MVLS for the Nasdaq Capital Market, as set forth in the Nasdaq Listing Rule 5550(b)(2) because the market value of our securities listed on Nasdaq for the last 30 consecutive business days was below the minimum MVLS requirement of US$35.0 million. Pursuant to the Rule 5810(c)(3)(C) of the Nasdaq Listing Rules, we have a compliance period of 180 calendar days, or until May 11, 2021, to regain compliance with Nasdaq’s minimum MVLS requirement.

On January 3, 2021, we signed a legally-binding cooperation and investment term sheet, or the Term Sheet, with several investors in the cryptocurrencies mining industry, including Jianping Kong, the former Director and Co-Chairman of Canaan Inc. (Nasdaq: CAN), a Bitcoin mining machine manufacturer listed on Nasdaq, Qifeng Sun, Li Zhang and Enguang Li. Those investors are collectively referred to as the Investors in this prospectus. The Investors are expected to devote cryptocurrencies mining industry resources to us for our development of cryptocurrencies mining business. Pursuant to the Term Sheet, we will issue 8,108,100 Class A ordinary shares and 207,891,900 warrants, each warrant representing the right to purchase one Class A ordinary share, to the Investors. The warrants will be divided into four equal tranches. The exercise price of three tranches of warrants will be US$0.1233 per Class A ordinary share (equivalent to US$3.7 per ADS) while the exercise price of the other tranche of warrant will be US$0.2667 per Class A ordinary share (equivalent to US$8 per ADS). Each tranche of the warrants is subject to its respective vesting conditions, including our market capitalization reaching US$100 million, US$300 million, US$500 million and US$1 billion within the timeframes of 6 months, 12 months, 24 months and 36 months, respectively. Pursuant to the Term Sheet, we have the right to decide whether the Investors shall make payments in the form of U.S. dollars or cryptocurrencies (including Bitcoin) in the definitive agreement.

Due to the current restrictions on foreign ownership of ICP and Internet culture operation in China, currently, we primarily rely on Shanghai The9 Information Technology Co., Ltd., or Shanghai IT, our affiliated PRC entity, in holding certain licenses and approvals necessary for our business online game operations through a series of contractual arrangements with Shanghai IT and its shareholders. See “Corporate History and Structure—Arrangements with Affiliated PRC Entity” for details of the contractual arrangements with Shanghai IT and its shareholders. We do not hold any equity interest in Shanghai IT.

The following diagram summarizes our corporate structure chart, including our significant subsidiaries, variable interest entity and its subsidiaries, as of the date of this prospectus.

Arrangements with Affiliated PRC Entity

Current PRC laws and regulations impose substantial restrictions on foreign ownership of entities involved in ICP, Internet culture operation and Internet publishing businesses, including online game operations, in China. Therefore, we conduct part of our activities through a series of agreements with Shanghai IT, our key affiliated PRC entity. Shanghai IT holds the requisite licenses and approvals for conducting ICP, Internet culture operation and Internet publishing businesses in China. Shanghai IT is owned by our employee Wei Ji, who acquired his equity interests in Shanghai IT from Jun Zhu in November 2011, and our employee Zhimin Lin, who acquired his equity interests in Shanghai IT from Yong Wang in April 2014.

We have obtained the exclusive right to benefit from Shanghai IT’s licenses and approvals. In addition, through a series of contractual arrangements with Shanghai IT and its shareholders, we are able to direct and control the operation and management of Shanghai IT. We believe that the individual shareholders of Shanghai IT will not receive material personal benefits from these agreements except as shareholders or employees of The9 Limited.

We do not believe we could have obtained these agreements, taken as a whole, from unrelated third parties. Because of the uncertainty relating to the legal and regulatory environment in China, the terms of most of the agreements were not defined unless terminated by the parties thereto. According to our PRC counsel, Grandall Law Firm, subject to the interpretation and implementation of the GAPP Circular and the Network Publication Measures, these agreements, except those that have already been terminated, are valid, binding and enforceable under the current laws and regulations of China. The principal provisions of these agreements are described below.

Exclusive Technical Service Agreement. We provide Shanghai IT with technical services for the operation of computer software and related businesses, including the provision of systematic solutions for the operation of Internet websites, the rental of computer and Internet facilities, daily maintenance of Internet servers and databases, the development and update of relevant computer software, and all other related technical and consulting services. Shanghai IT pays service fees to us on a monthly basis. We are the exclusive provider of these services to Shanghai IT. According to the relevant PRC rules and regulations, related party transactions should be negotiated at the arm’s length basis and apply reasonable transfer pricing methods. However, the determination of service fees is under the sole discretion of us. This agreement shall remain in force indefinitely unless the parties agree in writing to terminate in advance.

Shareholder Voting Proxy Agreement. Each of the shareholders of Shanghai IT has entered into a shareholder voting proxy agreement with us, under which each shareholder of Shanghai IT irrevocably grants any third parties designated by us the power to exercise all voting rights to which he/she is entitled as a shareholder of Shanghai IT, including the right to attend shareholders meetings, to exercise voting rights and to appoint directors, a general manager, and other senior management of Shanghai IT. The power of proxy is irrevocable and may only be terminated at our discretion.

Call Option Agreement. We entered into a call option agreement with each of the shareholders of Shanghai IT, under which the parties irrevocably agreed that, at our sole discretion, we and/or any third parties designated by us will be entitled to acquire all or part of the equity interests in Shanghai IT, to the extent permitted by the then-effective PRC laws and regulations. The consideration for such acquisition will be the price equal to the lower of the amount of the registered capital of Shanghai IT and the minimum amount permissible by the then-applicable PRC law. The shareholders of Shanghai IT have also agreed not to enter into any transaction, or fail to take any action, that would substantially affect the assets, liabilities, equity, operations or other legal rights of Shanghai IT without our prior written consent, including, without limitation, declaration and distribution of dividends and profits; sale, assignment, mortgage or disposition of, or encumbrances on, Shanghai IT’s equity; merger or consolidation; creation, assumption, guarantee or incurrence of any indebtedness; entering into other materials contracts. This agreement shall not expire until such time as we acquire all equity interests of Shanghai IT subject to applicable PRC laws.

Loan Agreement. From 2002 to May 2005, we provided an aggregate of RMB23.0 million in loan to the then shareholders of Shanghai IT, namely Jun Zhu and Yong Wong, for the purposes of capitalizing and increasing the registered capital of Shanghai IT. Such loan agreement was assumed by the current shareholders of Shanghai IT when Jun Zhu transferred the equity interest in Shanghai IT to Wei Ji in 2011 and Yong Wang transferred the equity interests in Shanghai IT to Zhimin Lin in 2014. In May 2019, we terminated such loan agreement and entered into a new loan agreement among the shareholders of Shanghai IT and Shanghai Hui Ling, a subsidiary of us. Pursuant to the terms of this new loan agreement, we granted an interest-free loan to each shareholder of Shanghai IT for the explicit purpose of making a capital contribution to Shanghai IT. The loans have an unspecified term and will remain outstanding for the shorter of the duration of Shanghai Hui Ling or that of the Shanghai IT, or until such time that we elect to terminate the agreement (which is at our sole discretion) at which point the loans are payable on demand. Such loan shall only become immediately due and payable when we send a written notice to the borrowers requesting repayment. Currently, Zhimin Lin and Wei Ji have pledged all of their equity interests in Shanghai IT in favor of us under the equity pledge agreements. In the event of a breach of any term in the loan agreement or any other agreements by either Shanghai IT or its shareholders, we will be entitled to enforce our rights as a pledgee under the agreement.

Equity Pledge Agreements. To secure the full performance by Shanghai IT or its shareholders of their respective obligations under the Shareholder Voting Proxy Agreement, the Call Option Agreement and the Loan Agreement, the shareholders of Shanghai IT have pledged all of their equity interests in Shanghai IT in favor of us under two equity pledge agreements. In addition, the dividend distributions to the shareholders of Shanghai IT, if any, will be deposited in an escrow account over which we have exclusive control. The pledge shall remain effective until all obligations under such agreements have been fully performed. The shareholder has the obligation to maintain ownership and effective control over the pledged equity. Under no circumstances, without our prior written consent, may the shareholder transfer or otherwise encumber any equity interests in Shanghai IT. If any event of default as provided for therein occurs, Shanghai Hui Ling, as the pledgee, will be entitled to dispose of the pledged equity interests through transfer or assignment and use the proceeds to repay the loans or make other payments due under the above loan agreement up to the loan amounts. Each of the shareholders of Shanghai IT has registered the pledge of its equity interests with the relevant local administration for market regulation pursuant to the PRC Property Rights Law. In the event of a breach of any term in the above agreements by either Shanghai IT or its shareholders, we will be entitled to enforce our pledge rights over such pledged equity interests to compensate for any and all losses suffered from such breach.

In the opinion of Grandall Law Firm, our PRC counsel:

•	the ownership structures of Shanghai Hui Ling and Shanghai IT, currently and immediately after giving effect to this offering, are in compliance with PRC laws or regulations currently in effect; and

•	the contractual arrangements among Shanghai Hui Ling, Shanghai IT and the shareholders of Shanghai IT governed by PRC law, currently and immediately after giving effect to this offering, are valid, binding and enforceable under PRC law, and do not and will not result in any violation of applicable PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. The PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in value-added telecommunications services business, such as the internet content provision services, we could be subject to severe penalties, including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—Our current corporate structure and business operations may be affected by the Foreign Investment Law.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operation data for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2018 and 2019 and selected consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statement of operation data for the years ended December 31, 2015 and 2016, the selected consolidated balance sheet data as of December 31, 2015, 2016 and 2017 and the selected consolidated cash flow data for the years ended December 31, 2015, 2016 and 2017 are derived from our audited consolidated financial statements not included in this prospectus. The following summary consolidated statements of operation data for the six months ended June 30, 2019 and 2020, summary consolidated balance sheet data as of June 30, 2020 and summary consolidated cash flow data for the six months ended June 30, 2019 and 2020 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our selected consolidated statement of operation data for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015	2016	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for per share and per ADS data)
Selected Consolidated Statement of Operation Data
Revenues(1)	46,610	56,286	73,208	17,492	343	263	466	66
Sales taxes	(199	(86)	(59)	(61)	(2)	(12)	—	—
Net revenues	46,411	56,200	73,149	17,431	341	251	466	66
Cost of revenue	(67,744)	(48,519)	(23,782)	(16,436)	(1,342)	(115)	(1,243)	(176)
Gross (loss) profit	(21,333)	7,681	49,367	995	(1,001)	136	(777)	(110)
Total Operating (expenses) income	(303,604)	(306,892)	(163,027)	(105,991)	(162,746)	(41,753)	326,708	46,242
Other operating (expenses) income	(1,563)	3,605	350	230	30	23	27	4
(Loss) gain from operations	(326,500)	(295,606)	(113,310)	(104,766)	(163,717)	(41,594)	325,958	46,136
Impairment on equity investments and available-for-sale investments	—	(244,798)	—	(1,386)	(4,666)	—	—	—
Impairment on other investments	—	(2,807)	(9,109)	(7,776)	(3,791)	—	(10,000)	(1,415)
Impairment on other advances	—	—	—	—	(5,981)	—	—	—
Interest income	775	161	31	194	19	—	—	—
Interest expenses, net	(6,397)	(56,472)	(83,922)	(104,777)	(34,502)	(17,193)	(7,496)	(1,061)
Fair value change on warrants liability	(7,129)	48,057	12,615	2,251	1,292	(964)	(123)	(17)
(Loss) gain on disposal of equity investees and available-for-sale investment	—	(1,217)	115	—	695	3,695	—	—
Gain on disposal of other investments	—	—	—	—	13,431	—	2,819	399
Foreign exchange (loss)/gain	(7,313)	(13,131)	19,206	(20,331)	(5,474)	—	—	—
Other income (expenses), net	5,396	3,179	4,670	1,599	9,373	7,841	(12,002)	(1,699)
(Loss) gain before income tax expense and share of loss in equity method investments	(341,168)	(562,634)	(169,704)	(234,992)	(193,321)	(48,217)	299,156	42,343
Income tax benefit	—	6,079	—	—	—	—	—	—

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015	2016	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for per share and per ADS data)
Selected Consolidated Statement of Operation Data
Recovery of equity investment in excess of cost	—	—	60,549	—	—	—	—	—
Gain on extinguishment of convertible notes	—	—	—	—	—	—	148,647	21,040
Share of loss in equity investments	(13,014)	(110,535)	(2,938)	(4,293)	(2,847)	(1,825)	—	—
Net (loss) gain	(354,182)	(667,090)	(112,093)	(239,285)	(196,168)	(50,042)	447,803	63,382
Net (loss) gain attributable to:
Noncontrolling interest	(16,656)	(58,584)	3,956	(16,333)	(13,518)	(7,030)	(2,032)	(288)
Redeemable noncontrolling interest	(32,698)	(14,724)	2,117	(5,859)	(4,856)	(2,525)	(738)	(104)
The9 Limited	(304,828)	(593,782)	(118,166)	(217,093)	(177,794)	(40,487)	450,573	63,774
Change in redemption value of redeemable noncontrolling interest	79,806	82,890	57,126	40,919	12,828	(10,497)	(738)	(104)
Net (loss) gain attributable to holders of ordinary shares	(384,634)	(676,672)	(175,292)	(258,012)	(190,622)	(50,984)	449,835	63,670
Other comprehensive income (loss); net of tax:
Currency translation adjustments	5,009	(1,755)	(9,526)	(1,314)	(794)	(2,643)	(1,260)	(178)
Total comprehensive (loss) gain	(349,173)	(668,845)	(121,619)	(240,599)	(196,962)	(52,685)	446,543	63,204
Comprehensive (loss) gain attributable to:
Noncontrolling interest	(16,913)	(58,584)	13,458	(24,888)	(19,738)	(9,063)	(2,296)	(324)
Redeemable noncontrolling interest	(32,698)	(14,724)	2,117	(5,859)	(4,856)	(2,525)	(738)	(104)
The9 Limited	(299,562)	(595,537)	(137,194)	(209,852)	(172,368)	(41,096)	449,577	63,633
Change in redemption value of redeemable non-controlling interest	(79,806)	(82,890)	(57,126)	(40,919)	(12,828)	(10,497)	(738)	(104)
Comprehensive loss attributable to holders of ordinary shares	(379,368)	(678,427)	(194,320)	(250,771)	(185,196)	(51,593)	448,839	63,529
Net loss attributable to holders of ordinary shares per share
Basic	(16.55)	(28.34)	(5.24)	(4.15)	(1.79)	(0.60)	3.88	0.55
Diluted	(16.55)	(28.34)	(5.24)	(4.15)	(1.79)	(0.60)	3.88	0.55
Net loss attributable to holders of ordinary shares per ADS(2)
Basic	(496.50)	(850.20)	(157.20)	(124.50)	(53.70)	(18.00)	116.40	16.50
Diluted	(496.50)	(850.20)	(157.20)	(124.50)	(53.70)	(18.00)	116.40	16.50

Notes:

(1)	Effective from January 1, 2018, we adopted ASC topic 606 Revenue from Contracts with Customers, a new accounting standard on the recognition of revenue, and have applied such accounting standards to the year ended December 31, 2018. The financial data for the year ended December 31, 2014, 2015, 2016 and 2017 have not been recast and as such are not comparable with the financial data for the year ended December 31, 2018. The adoption of ASC 606 did not have material impact on our financial results.

(2)	For the years and periods presented, net loss attributable to holders of ordinary shares per ADS data was retrospectively adjusted to reflect the current ADS-to-Class A ordinary share ratio of one ADS representing thirty Class A ordinary shares.

The following table presents our selected consolidated balance sheet data as of December 31, 2017, 2018 and 2019 and June 30, 2020.

	As of December 31,					As of June 30,
	2015	2016	2017	2018	2019(1)	2020
	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data
Cash and cash equivalents	49,011	38,878	142,624	4,256	10,113	57,943	8,201
Non-current assets	460,837	262,854	139,997	131,673	26,991	14,316	2,026
Total assets	538,095	350,892	323,109	164,687	181,459	94,697	13,403
Total current liabilities	427,966	573,749	819,445	908,424	1,058,083	488,310	69,116
Total equity (deficit)	(241,076)	(702,054)	(802,351)	(1,084,811)	(1,231,922)	(746,873)	(105,713)
Redeemable noncontrolling interest	178,605	246,771	306,015	341,075	349,047	349,047	49,404
Total liabilities, redeemable noncontrolling interest and equity	538,095	350,892	323,109	164,687	181,459	94,967	13,403

Note:

(1)	Effective from January 1, 2019, we adopted ASC 842, Leases, a new accounting standard on the recognition of right-of-use assets and lease liabilities, and have applied this accounting standard on a modified retrospective basis and have elected not to restate comparative periods. See Note 12 to our audited consolidated financial statements included elsewhere in this prospectus for further information.

The following table presents our selected consolidated cash flow data for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015	2016	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash used in operating activities	(175,587)	(179,768)	(86,652)	(101,201)	(54,175)	(17,720)	(20,350)	(2,880)
Net cash (used in) provided by investing activities	(208,996)	(9,985)	161,923	(17,315)	60,879	(33,297)	443,983	62,842
Net cash provided by (used in) financing activities	257,937	190,092	44,073	(18,357)	40,923	50,446	(374,538)	(53,013)
Effect of foreign exchange rate changes on cash	(5,826)	(10,472)	4,529	(1,495)	1,257	(1,597)	(1,265)	(179)
Cash reclassified as held for sale	—	—	(20,127)	—	(43,027)	—	—	—
Net change in cash and cash equivalents	(132,472)	(10,133)	103,746	(138,368)	5,857	(2,168)	47,830	6,770
Cash and cash equivalents, beginning of year	181,482	49,011	38,878	142,624	4,256	4,256	10,113	1,431
Cash and cash equivalents, end of the year	49,011	38,878	142,624	4,256	10,113	2,088	57,943	8,201

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an Internet company based in China and we aim to become a diversified Internet company targeting on fast-growing technology sectors. We primarily operate and develop proprietary and licensed online games. We are cooperating with Voodoo, a French game developer and publisher, to publish and operate its casual games in China.

General Factors Affecting Our Results of Operations

The major factors affecting our results of operations and financial conditions include:

•	our revenues’ composition and sources of revenues;

•	our cost of revenue; and

•	our operating expenses.

Key Components of Results of Operations

Revenue Composition and Sources of Revenue. In 2017, 2018 and 2019 and the six months ended June 30, 2020, we generated substantially all of our revenues from online game services, and the remaining portion of our revenues from other services. The following table sets forth our revenues generated from providing online game services and other services, both in absolute amounts and as percentages of total revenues for the periods indicated.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2017		2018		2019		2019		2020
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenue(1):
Online game services	71,564	97.8	16,551	94.6	304	88.5	263	100.0	458	65	98.3
Other revenues	1,644	2.2	941	5.4	39	11.5	—	—	8	1	1.7
Total revenues	73,208	100.0	17,492	100.0	343	100.0	263	100.0	466	66	100.0

(1)	Effective from January 1, 2018, we adopted ASC topic 606, and have applied such accounting standards to the year ended December 31, 2018. The financial data for the year ended December 31, 2017 has not been recast and as such are not comparable with the financial data for the year ended December 31, 2018 and 2019. The adoption of ASC topic 606 did not have material impact on our financial results.

Online Game Services. In 2017, 2018 and 2019 and the six months ended June 30, 2020, revenues from our online game services amounted to RMB71.6 million, RMB16.6 million, RMB0.3 million and RMB0.5 million (US$65 thousand), respectively. We primarily generate our online game service revenues through item-based revenue models. Under an item-based revenue model, players of our games play the games for free, but are charged for purchases of in-game items, such as performance-enhancing items, clothing and accessories. Thus, we generate revenues through the sale of such in-game premium features that players use game points to purchase. The distribution of points to end users is typically made through sales of prepaid online points. Fees from prepaid online points are deferred when initially received. This revenue is recognized over the life of the premium features or as the premium features are consumed. Future usage patterns may differ from the historical usage patterns on which the virtual items and services consumption model is based. We will continue to monitor the operational statistics and usage patterns affecting our recognition of these revenues.

Before August 1, 2018, we recorded our IPTV revenue on a gross basis. As we became an agent in the operation of IPTV games since August 1, 2018, we started to record our IPTV revenues net of amounts we paid to third-party operators.

Other Revenues. Other revenues mainly included revenues from the provision of technical services to customers.

Cost of Revenue. Our cost of revenue consists of costs directly attributable to rendering our services, including online game royalties, payroll, revenue sharing to third-party game platform, telecom carries and other suppliers, depreciation and rental of Internet data center sites, depreciation and amortization of computer equipment and software and other overhead expenses directly attributable to the services we provide.

Before August 1, 2018, we recorded our IPTV revenue on a gross basis. As we became an agent in the operation of IPTV games since August 1, 2018, we started to record our IPTV revenues net of amounts we paid to third-party operators, and such amounts were no longer included in the cost of revenue.

Operating Expenses. Our operating expenses consist primarily of product development expenses, sales and marketing expenses, general and administrative expenses and gain on disposal of subsidiaries.

Product Development Expenses. Our product development expenses consist primarily of outsourced research and development, payroll, depreciation charges and other overhead for the development of our proprietary games. Other overhead product development costs include costs incurred by us to develop, maintain, monitor and manage our websites. Our product development expenses amounted to RMB45.1 million, RMB24.6 million, RMB13.1 million and RMB118 thousand (US$17 thousand) for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively. Most of our proprietary online games have entered into their final stages of development and we have the ability to control the level of discretionary spending on product development in the near future.

Sales and Marketing Expenses. Our sales and marketing expenses consist primarily of advertising and promotional expenses, payroll and other overhead expenses incurred by our sales and marketing personnel. Our sales and marketing expenses amounted to RMB9.1 million, RMB2.3 million, RMB2.1 million and RMB298 thousand (US$42 thousand) for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively.

General and Administrative Expenses. Our general and administrative expenses consist primarily of compensation and travel expenses for our employees, depreciation of property and equipment, provision of allowance for doubtful accounts, entertainment expenses, administrative office expenses, as well as fees paid to professional service providers for auditing, legal services and equity transactions. General and administration expenses amounted to RMB108.8 million, RMB89.6 million, RMB113.9 million and RMB57.4 million (US$8.1 million) for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively.

Gain on Disposal of Subsidiaries. We had gain on disposal of subsidiaries of RMB384.5 million (US$54.4 million) for the six months ended June 30, 2020 as a result of disposal of subsidiaries that have been classified as held-for-sale as of December 31, 2020. We had gain on disposal of subsidiaries of RMB1.2 million for the year ended December 31, 2019. We had gain on disposal of subsidiaries of RMB10.5 million for the year ended December 31, 2018, including gain on disposal of The9 Education of RMB10.0 million. We had no gain on disposal of subsidiaries for the year ended December 31, 2017.

Holding Company Structure

We are a holding company incorporated in the Cayman Islands and rely primarily on dividends and other distributions from our subsidiaries and our affiliated entity in China for our cash requirements. Current PRC regulations restrict our affiliated entity and subsidiaries from paying dividends in the following two principal aspects: (i) our affiliated entity and subsidiaries in China are only permitted to pay dividends out of their respective accumulated profits, if any, determined in accordance with PRC accounting standards and regulations; and (ii) these entities are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain capital reserves until the cumulative total of the allocated reserves reach 50% of registered capital, and a portion of their respective after-tax profits to their staff welfare and bonus reserve funds as determined by their respective boards of directors. These reserves are not distributable as dividends. In addition, failure to comply with relevant SAFE regulations may restrict the ability of our subsidiaries to make dividend payments to us. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders or us to penalties and fines, and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital, distribute profits to us, or otherwise adversely affect us.”

Income and Sales Taxes

The National People’s Congress of the PRC adopted and promulgated the EIT Law on March 16, 2007. The EIT Law went into effect as of January 1, 2008 and revised on February 24, 2017 and December 29, 2018, and unified the tax rate generally applicable to both domestic and foreign-invested enterprises in the PRC. Our company’s subsidiaries and affiliated entity in the PRC are generally subject to EIT at a statutory rate of 25%. Our subsidiaries and affiliated entity in the PRC that hold a HNTE qualification are entitled to enjoy a 15% preferential EIT rate.

In addition, under the EIT Law, enterprises organized under the laws of their respective jurisdictions outside the PRC may be classified as either “non-resident enterprises” or “resident enterprises.” Non-resident enterprises are subject to withholding tax at the rate of 20% with respect to their PRC-sourced dividend income if they have no establishment or place of business in the PRC or if such income is not related to their establishment or place of business in the PRC, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and the governments of other countries or regions. The State Council has reduced the withholding tax rate to 10% in the newly promulgated implementation rules of the EIT Law. As we are incorporated in the Cayman Islands, we may be regarded as a “non-resident enterprise.” We hold equity interests in certain PRC subsidiaries through subsidiaries in Hong Kong. According to the Tax Agreement between the PRC and Hong Kong, dividends paid by a foreign-invested enterprise in the PRC to its corporate shareholder in Hong Kong holding 25% or more of its equity interest may be subject to withholding tax at the maximum rate of 5% if certain criteria are met. Entitlement to such lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is further subject to approval and filing procedures of relevant tax authority.

In February 2018, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties on issues relating to “beneficial owner” in tax treaties, or Circular No. 9, which took effect on April 1, 2018. Circular No. 9 provides a more elastic guidance to determine whether the applicant engages in substantive business activities to constitute a “beneficial owner.” When determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in the past twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the other country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes at all or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, pursuant to which non-resident taxpayers which satisfy the criteria to be entitled to tax treaty benefits may, at the time of tax declaration or withholding declaration through a withholding agent, enjoy the tax treaty benefits, and be subject to follow-up administration by the tax authorities. If the non-resident taxpayer does not apply to the withholding agent for the tax treaty benefits, or such taxpayer does not satisfy the criteria to be entitled to tax treaty benefits, the withholding agent should withhold tax pursuant to the provisions of PRC tax laws. We cannot assure you that any dividends to be distributed by us or by our subsidiaries to our non-PRC shareholders and ADS holders whose jurisdiction of incorporation has a tax treaty with China providing a different withholding arrangement will be entitled to the benefits under the relevant withholding arrangement.

The EIT law deems an enterprise established offshore but having its management organ in the PRC as a “resident enterprise” that will be subject to PRC tax at the rate of 25% of its global income. Under the Implementation Rules of the New Enterprise Income Tax Law, the term “management organ” is defined as “an organ which has substantial and overall management and control over the manufacturing and business operation, personnel, accounting, properties and other factors.” On April 22, 2009, the SAT further issued Circular 82 which was partly repealed on December 29, 2017. According to Circular 82, a foreign enterprise controlled by a PRC company or a PRC company group shall be deemed a PRC resident enterprise, if (i) the senior management and the core management departments in charge of its daily operations are mainly located and function in the PRC; (ii) its financial decisions and human resource decisions are subject to the determination or approval of persons or institutions located in the PRC; (iii) its major assets, accounting books, company seals, minutes and files of board meetings and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the directors or senior management with voting rights reside in the PRC. On July 27, 2011, SAT issued SAT Bulletin 45, as amended on April 17, 2015, June 28, 2016 and June 15, 2018, which further clarified the detailed procedures for determination of the resident status provided in Circular 82, competent tax authorities in charge and post-determination administration of such resident enterprises. Although our offshore companies are not controlled by any PRC company or PRC company group, we cannot assure you that we will not be deemed to be a “resident enterprise” under the EIT Law and thus be subject to PRC EIT on our global income.

According to the EIT Law and its implementation rules, dividends are exempted from income tax if such dividends are received by a PRC resident enterprise on equity interests it directly owns in another PRC resident enterprise. However, foreign corporate holders of our shares or ADSs may be subject to taxation at a rate of 10% on any dividends received from us or any gains realized from the transfer of our shares or ADSs if we are deemed to be a resident enterprise or if such income is otherwise regarded as income “sourced within the PRC.” See “Risk Factors—Risks Related to Our Company and Our Industry—The PRC income tax laws may increase our tax burden or the tax burden on the holders of our shares or ADSs, and tax benefits available to us may be reduced or repealed, causing the value of your investment in us to decrease.”

With respect to sales taxes, before December 31, 2011, all the services provided by our PRC subsidiaries were subject to business taxes at the rate of 5%. On March 23, 2016, the Ministry of Finance and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect on May 1, 2016 and was amended on July 11, 2017 and March 20, 2019. Pursuant to Circular 36, all companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT in lieu of business tax As a result of Circular 36, the services provided by Shanghai IT, Shanghai Hui Ling, C9I Beijing and Wuxi QuDong, as general VAT payers will be subject to VAT at the rate of 6%, and the services provided by our other PRC subsidiaries or affiliated PRC entity as small-scale VAT payers will be subject to VAT at the rate of 3%.

Our subsidiaries in the United States are registered in California and are subject to U.S. federal corporate marginal income tax at a rate of 21% for the taxable year ending December 31, 2019 and subsequent taxable years and state income tax at a rate of 8.84%, respectively.

Inflation

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017, 2018 and 2019 increases of 1.8%, 1.9% and 4.5%, respectively. Although we have not been materially affected by inflation, we may be affected if China experiences higher rates of inflation in the future.

Critical Accounting Policies

We prepare financial statements in conformity with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application assists management in making their business decisions.

Consolidation of Variable Interest Entities, or VIEs

PRC laws and regulations, including the GAPP Circular and the Network Publication Measures, currently prohibit or restrict foreign ownership of Internet-related businesses. We believe, consistent with the view of our PRC legal counsel, that our current structure complies with these foreign ownership restrictions, subject to the interpretation and implementation of the GAPP Circular and the Network Publication Measures. Specifically, we operate our business through Shanghai IT and have entered into a series of contractual arrangements with Shanghai IT and its equity owners. See the contractual arrangements set forth in “Corporate History and Structure—Arrangements with Affiliated PRC Entity.” As a result of these contractual arrangements, we are entitled to receive service fees for services provided to Shanghai IT for an amount determined at our discretion, up to 90% of PRC entities’ profits. In addition, the equity owners of record for these entities have pledged all their equity interests in the VIEs to us as collateral for all of their payments due to the wholly-owned foreign enterprise, or WOFE, and to secure performance of all obligations of the VIEs and their shareholders under various agreements. In addition, the agreements provide that any dividend distributions made by the VIEs, if any, are required to be deposited in an escrow account over which we have exclusive control. Moreover, through the Call Option Agreements and Shareholder Voting Proxy Agreements, each shareholder of the VIEs granted WOFE or any third parties designated by the WOFE an irrevocable power of attorney to act on all matters pertaining to the VIEs. We believe that the terms of the Call Option Agreements are currently exercisable and legally enforceable under the PRC laws and regulations. We also believe that the minimum amount of consideration permitted by the applicable PRC law to exercise the options does not represent a financial barrier or disincentive for us to exercise our rights under the Call Option Agreements. A simple majority vote of our board of directors is required to pass a resolution to exercise our rights under the Call Option Agreements, for which consent of the shareholder of the VIEs is not required. As a result of the totality of these arrangements, we have both the power to direct activities that most significantly impact the VIEs economic performance and the obligation to absorb losses of or right to receive benefits from the VIEs that are significant to Shanghai IT. As a result, we concluded we are the primary beneficiary of Shanghai IT and as such Shanghai IT is consolidated VIE of our company.

The GAPP Circular reiterates and reinforces the long-standing prohibition of foreign ownership of Internet-related publication businesses via direct, indirect or disguised methods, and the Network Publication Measures provides that the manner of project cooperation shall be subject to prior examination and approval by the GAPPRFT. However, it is not clear whether GAPPRFT and MIIT have regulatory authority over the ownership structures of online game companies based in China and online game operation in China. In addition, the GAPP Circular and the Network Publication Measures do not specifically invalidate VIE agreements, and we are not aware of any online game companies adopting similar contractual arrangements as ours having been penalized or ordered to terminate such arrangements since the GAPP Circular first became effective. Therefore, we believe that our ability to direct the activities of Shanghai IT that most significantly impact our economic performance is not affected by the GAPP Circular. Any changes in PRC laws and regulations that affect our ability to control Shanghai IT might preclude us from consolidating Shanghai IT in the future. See “Risk Factors—Risks Related to Our Company and Our Industry—PRC laws and regulations restrict foreign ownership of Internet content provision, Internet culture operation and Internet publishing licenses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.”

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported revenues and expenses during the reported periods. Significant accounting estimates reflected in our consolidated financial statements include the valuation of non-marketable equity investments and determination of other-than-temporary impairment, allowance for doubtful accounts, revenue recognition, assessment of impairment of other long-lived assets, assessment of impairment of advances to suppliers and other advances, incremental borrowing rates for lease assessment, fair value of redeemable noncontrolling interest, fair value of the warrants, share-based compensation expenses, consolidation of affiliated PRC entity, valuation allowances for deferred tax assets, and contingencies. Such accounting policies are affected significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements, and actual results could differ materially from these estimates.

Revenue Recognition

We recognize revenues when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services. Depending on the terms of the contract and the laws that apply to the contract, control of the goods or services may be transferred over time or at a point in time. We do not believe that significant management judgments are involved in revenue recognition. We adopted ASC 606 using the modified retrospective transition approach method, reflecting the cumulative effect of initially applying the standard to revenue recognition as of January 1, 2018. We evaluated all revenue streams to assess the impact of implementing ASC 606 on revenue contracts. The adoption did not have an effect over the consolidated financial statements on the adoption date and no adjustment to prior year consolidated financial statements was required.

Online game services

We earn revenue from provision of online game operation services to players on the game servers and third-party platforms and overseas licensing of the online game to other operators. We grant operation right on authorized games, together with associated services which are rendered to the customers over time. We adopt virtual item / service consumption model for the online game services. Players can access certain games free of charge, but many of them purchase game points to acquire in-game premium features. We may act as principal or agent through the various transaction arrangements we entered into.

The determination on whether to record the revenue gross or net is based on an assessment of various factors, including but not limited to whether we (i) are the primary obligor in the arrangement; (ii) have general inventory risk; (iii) change the product or perform part of the services; (iv) have latitude in establishing the selling price; and (v) have involvement in the determination of product or service specifications. The assessment is performed for all of the licensed online games.

When acting as principal

Revenues from online game operation operated through telecom carriers and certain online games operators are recognized upon consumption of the in-game premium features based on the gross of revenue sharing-payments to third-party operators, but net of VAT. We obtain revenue from the sale of in-game virtual items. Revenues are recognized when the virtual items are consumed or over the estimated lives of the virtual items, which are estimated by considering the average period that active players and players’ behavior patterns derived from operating data. Accordingly, commission fees paid to third-party operators are recorded as cost of revenues.

When acting as agent

With respect to games license arrangements we entered into with third-party operators, if the terms provide that (i) third-party operators are responsible for providing game desired by the game players; (ii) the hosting and maintenance of game servers for running the games are the responsibility of third-party operators; (iii) third-party operators have the right to review and approve the pricing of in-game virtual items and the specification, modification or update of the game made by us; and (iv) publishing, providing payment solution and market promotion services are the responsibilities of third-party operators and we are responsible to provide the license of intellectual property and subsequent technical services, then we consider ourselves as an agent of the third-party operators in such arrangement with game players. Accordingly, we record the game revenues from these licensed games, net of amounts paid to the third-party operators.

Licensing revenue

We license our proprietary online games to other game operators and receive license fees and royalty income in connection with their operation of the games. License fee revenue is recognized evenly throughout the license period after commencement of the game, given that our intellectual property rights subject to the license are considered to be symbolic and the licensee has the right to access such intellectual property rights as they exist over time when the license is granted. Monthly revenue-based royalty payments are recognized when the relevant services are delivered, provided that collectability is reasonably assured. We view the third-party licensee operators as our customers and recognize revenues on a net basis, as we do not have the primary responsibility for fulfillment and acceptability of the game services.

Technical services

Technical services are blockchain-related consulting services where we provide designing, programming, drafting of white papers, and related services to customers.

These revenues are recognized when delivery of the service has occurred or when services have been rendered and the collection of the related fees is reasonably assured.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing, when we satisfy its performance obligations and have the unconditional right to payment.

Deferred revenue relates to unsatisfied performance obligations at the end of the period and primarily consists of fees received from game players in the online game services and technical services. For deferred revenue, due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period.

Income Taxes

We account for income taxes under the asset and liability method. Deferred taxes are determined based upon the differences between the carrying value of assets and liabilities for financial reporting and tax purposes at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change.

A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including our ability to generate taxable income within the period during which the temporary differences reverse or our tax loss carry forwards expire, the outlook for the PRC economic environment, and the overall future industry outlook. We consider these factors in reaching our conclusion on the recoverability of the deferred tax assets and determine the valuation allowances necessary at each balance sheet date.

We recognize the impact of an uncertain income tax position at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. Income tax related interest is classified as interest expenses and penalties as income tax expense. As of December 31, 2017, 2018 and 2019, we did not have any material liability for uncertain tax positions. Our policy is to recognize, if any, tax-related interest as interest expenses and penalties as income tax expenses. For the year ended December 31, 2017, 2018 and 2019, we did not have any material interest and penalties associated with tax positions.

Share-Based Compensation

We measure the cost of employee services received in exchange for stock-based compensation measured at the grant date fair value of the award. For the awards that are modified, we determine the incremental cost as the excess of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the share price and other pertinent factors at that date. We recognize the compensation costs, net of the estimated forfeiture, on a straight-line basis over the vesting period of the award, which generally ranges from one to four years. Forfeiture rates are estimated based on historical forfeiture patterns and adjusted to reflect future changes in circumstances and facts, if any. If actual forfeitures differ from those estimates, the estimates may be revised in subsequent periods. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

Determining the fair value of stock options requires significant judgment. We measure the fair value of the stock options using the Black-Scholes option-pricing model with assumptions made regarding expected term, volatility, risk-free interest rate, and dividend yield. The expected term represents the period of time that the awards granted are expected to be outstanding. The expected term is determined based on historical data on employee exercise and post-vesting employment termination behavior, or the “simplified” method for stock option awards with the characteristics of “plain vanilla” options for 2010 and 2011. Expected volatilities are based on historical volatilities of our ordinary shares. Risk-free interest rate is based on U.S. government bonds issued with maturity terms similar to the expected term of the stock-based awards. While we paid a discretionary cash dividend in January 2009, we do not anticipate paying any recurring cash dividends in the foreseeable future.

In addition, on December 8, 2010, we granted 1,500,000 ordinary shares to Jun Zhu, our chairman and chief executive officer, which will only be vested if our company achieves certain income targets and the shares are not entitled to receive dividends until they become vested. Of such shares, 500,000 ordinary shares were vested and issued to Incsight Limited, a company wholly-owned by Jun Zhu, on November 17, 2015. We considered the grant of ordinary shares as an incentive to retain Mr. Jun Zhu’s services with our company. The awarded non-vested shares would be valid for five years from December 8, 2010. The fair value of the granted non-vested shares is US$6.48 per share, the market price on the date of grant. We record share-based compensation expenses for these performance-based awards based upon our estimate of the probable outcome at the end of the performance period (i.e., the estimated performance against the performance targets). We periodically adjust the cumulative share-based compensation recorded when the probable outcome for these performance-based awards is updated based upon changes in actual and forecasted operating results. Our actual performance against the performance targets could differ materially from our estimates.

In May 2011, we granted 30,000 ordinary shares to each of our four non-executive directors, of which 10,000 ordinary shares vest for each director on July 1 of each year from 2011 to 2013 so long as such director continues his service as of such date. An aggregate of 40,000 ordinary shares vested in each of July 2011, July 2012 and July 2013, respectively. The fair value of the shares granted was US$6.03 per share, being the market price on the date of the grant.

In February 2006, Red 5 adopted a Stock Incentive Plan, or Red 5 Stock Incentive Plan, under which Red 5 may grant to its employees, director and consultants stock options to purchase common stocks or restricted stocks of Red 5. Red 5 granted options to purchase an aggregate of 28,963,258 shares of common stock under the Red 5 Stock Incentive Plan from April 6, 2010 to December 31, 2013. In September 2012, Red 5 granted an aggregate of 6,122,435 restricted common stocks to two directors of Red 5 including Mr. Zhu for their services to Red 5. We measure the share-based compensation based on the fair value of the award as of the grant date. We measure the fair value of the stock options using the Black-Scholes option-pricing model with assumptions made regarding the fair value of the common stock, expected term, volatility, risk-free interest rate, and dividend yield.

In January 2018, we granted 8,250,000 options to directors, officers and consultants, of which 5,750,000 shares would vest based on their services period with our company and 2,500,000 shares granted would vest subject to their performance condition. We measured the fair value of the options using the Black-Scholes option-pricing model. In September 2018, we canceled a total of 6,200,000 shares granted in January 2018.

Share-based compensation expenses of RMB38.0 million, RMB3.9 million, RMB21.3 million and RMB34.4 million (US$4.9 million) were recognized for the year ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively, for options and restricted shares granted to our company’s and its subsidiaries’ employees and directors, including compensation cost due to the acceleration vesting and exercise of options in June 2017.

Allowance for doubtful accounts

Accounts receivable mainly consist of receivables from third-party game platforms, and other receivables, which are included in prepayments and other current assets, both of which are recorded net of allowance for doubtful accounts. We determine the allowances for doubtful accounts when facts and circumstances indicate that the receivable is unlikely to be collected. Allowances for doubtful accounts are charged to general and administrative expenses. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We provided an allowance for doubtful accounts of RMB0.05 million, RMB21.2 million, RMB0.2 million and nil for the year ended December 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively.

Impairment Loss of Investments

We assess our equity investments for impairment on a periodic basis by considering factors including, but not limited to, current economic and market conditions, the operating performance of the investees including current earnings trends, the technological feasibility of the investee’s products and technologies, the general market conditions in the investee’s industry or geographic area, factors related to the investee’s ability to remain in business, such as the investee’s liquidity, debt ratios, and cash burn rate and other company-specific information including recent financing rounds. If it has been determined that the carrying amount of investment is higher than related fair value and that this decline is other-than-temporary, the carrying value of the investment is adjusted downward to reflect these declines in value. Impairment loss on investments of RMB9.1 million, RMB9.2 million, RMB8.5 million and RMB10.0 million (US$1.4 million) was recognized in 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively.

Impairment of Long-lived Assets

We review long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. We assess the recoverability of long-lived assets and intangible assets (other than goodwill) by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets. We recognize impairment of long-lived assets and intangible assets in the event that the net book value of such assets exceeds the estimated future undiscounted cash flow attributable to such assets. We use estimates and judgment in our impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different. Impairment charges relating to intangible assets and other assets amounting to nil, nil, RMB34.9 million and nil were recognized in 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively.

Refund of WoW Game Points

As a result of non-renewal of WoW license on June 7, 2009, we announced a refund plan in connection with inactivated WoW game point cards. According to the plan, inactivated WoW game point card holders are eligible to receive a cash refund from us. We recorded a liability in connection with both inactivated points cards and activated but unconsumed point cards of approximately RMB200.4 million, of which RMB4.0 million was refunded in 2009. Upon the loss of the WoW license, we concluded that the nature of the obligation substantively changed from deferred revenue, for which we had the ability to satisfy the underlying performance obligation, to an obligation to refund players for their unconsumed points. Thus, we have accounted for this refund liability by applying the relevant de-recognition guidance when determining the proper accounting treatment. In accordance with this guidance, the refund liability associated with these WoW game points, to the extent not refunded, will be recorded as other operating income after we are legally released from the obligation to refund amounts under the applicable laws. As we announced the refund plan on September 7, 2009, the statute of limitations of the creditors (in this case the game players with claims for refund of inactivated WoW game point cards) to assert their claims for refund is two years from such date under applicable laws and thus our legal liability relating to the inactivated WoW game point cards was extinguished on September 7, 2011 and the associated liability amounting to RMB26.0 million was recognized as other operating income for the year ended December 31, 2011. With respect to the remaining refund liability, based on current PRC laws, to the extent not refunded, we, in consultation with legal counsel, have determined that we will be legally released from this liability in 2029, which represents 20 years from the date of discontinuation of WoW in 2009. However, if management were to publicly announce a refund policy, we would be legally released from any remaining liability for these activated, but unconsumed points, sooner than 20 years. To date, we have determined not to publicly announce any refund policy with respect to this remaining liability, and no refunds have been claimed. The remaining refund liability relating to the activated, but unconsumed WoW game points was RMB170.0 million (US$24.1 million) as of June 30, 2020.

Convertible Notes and Beneficial Conversion Feature, or BCF

We have issued convertible notes and warrants in December 2015. We have evaluated whether the conversion feature of the notes is considered an embedded derivative instrument subject to bifurcation in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities. Based on our evaluation, the conversion feature is not considered an embedded derivative instrument subject to bifurcation as conversion option does not provide the holder of the notes with means to net settle the contracts. Convertible notes, for which the embedded conversion feature does not qualify for derivative treatment, are evaluated to determine if the effective rate of conversion pursuant to the terms of the convertible note agreement is below market value. In these instances, the value of the BCF is determined as the intrinsic value of the conversion feature, which is recorded as deduction to the carrying amount of the notes and credited to additional paid-in-capital. For convertible notes issued with detachable warrants, a portion of the note’s proceeds is allocated to the warrant based on the fair value of the warrants as of the date of issuance. The allocated fair values for the warrants and BCF are both recorded in the financial statements as debt discounts from the face amount of the notes, which are then accreted to interest expense over the life of the related debt using the effective interest method.

Warrants

We account for the detachable warrants issued in connection with convertible notes under the authoritative guidance on accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock. We classify warrants in our consolidated balance sheet as a liability which is revalued at each balance sheet date subsequent to the initial issuance. We use the Black-Scholes pricing model to value the warrants. Determining the appropriate fair-value model and calculating the fair value of warrants requires considerable judgment. A small change in the estimates used may cause a relatively large change in the estimated valuation. The estimated volatility of our common stock at the date of issuance, and at each subsequent reporting period, is based on historic fluctuations in our stock price. The risk-free interest rate is based on U.S. government bonds with a maturity similar to the expected remaining life of the warrants at the valuation date. The expected life of the warrants is based on the historical pattern of exercises of warrants.

Redeemable Noncontrolling Interests

Redeemable non-controlling interests are equity interests of our consolidated subsidiary not attribute to us that have redemption features that are not solely within our control. These interests are classified as temporary equity because their redemption is considered probable. These interests are measured at the greater of estimated redemption value at the end of each reporting period or the initial carrying amount of the redeemable noncontrolling interests adjusted for cumulative earnings (loss) allocations.

Recent Accounting Pronouncements

A list of recent accounting pronouncements that are relevant to us is included in note 2<32> to our audited consolidated financial statements and note 2<28> to our unaudited interim condensed consolidated financial statements, which are included in this prospectus.

Results of Operations

The following table sets forth a summary of our consolidated statements of operations for the periods indicated, both in absolute amounts and as percentages of our total net revenue:

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2017		2018		2019		2019		2020
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
Consolidated Statement of Operation Data
Revenues(1):
Online game services	71,564,023	97.8	16,551,080	94.9	303,577	88.9	263,579	104.9	457,948	64,818	98.3
Other revenues	1,644,143	2.3	941,335	5.4	39,500	11.6	—	—	7,778	1,101	0.0
Sales taxes	(59,610)	(0.1)	(60,557)	(0.3)	(1,582)	(0.5)	(12,252)	(4.9)	—	—	—
Net revenues	73,148,556	100.0	17,431,858	100.0	341,495	100.0	251,327	100.0	465,726	65,919	100.0
Cost of revenue	(23,782,054)	(32.5)	(16,435,590)	(94.3)	(1,342,266)	(393.1)	(115,060)	(45.8)	(1,242,790)	(175,906)	(266.9)
Gross profit	49,366,502	67.5	996,268	5.7	(1,000,771)	(293.1)	136,267	54.2	(777,064)	(109,987)	(166.9)
Operating (expenses) income:
Product development	(45,112,396)	(61.7)	(24,555,308)	(140.9)	(13,090,530)	(3,833.3)	(8,658,009)	(3,444.9)	(118,237)	(16,735)	(25.4)
Sales and marketing	(9,089,969)	(12.4)	(2,325,818)	(13.3)	(2,114,519)	(619.2)	(852,176)	(339.1)	(297,853)	(42,158)	(64.0)
General and administrative	(108,824,680)	(148.8)	(89,583,331)	(513.9)	(113,867,000)	(33,343.7)	(33,479,081)	(13,320.9)	(57,359,337)	(8,118,687)	(12,316.1)
Impairment on other long-lived assets	—	—	—	—	(34,881,000)	(10,214.2)	—	—	—	—	—
Gain on disposal of subsidiaries	—	—	10,473,159	60.1	1,206,925	353.4	1,235,847	491.7	384,483,491	54,420,106	82,555.7
Total operating expenses (income)	(163,027,045)	(222.9)	(105,991,298)	(608.0)	(162,746,124)	(47,657.0)	(41,594,445)	(16,549.9)	326,708,064	46,242,526	70,150.3
Other operating income	349,954	0.5	229,538	1.3	30,240	8.9	22,680	9.0	27,358	3,827	5.9
Loss from operations	(113,310,589)	(154.9)	(104,765,492)	(601.0)	(163,716,655)	(47,941.2)	(41,594,445)	(16,549.9)	325,958,358	46,136,411	69,989.3
Impairment on equity investment and available-for-sale investment	—	—	(1,386,174)	(8.0)	(4,666,128)	(1,366.4)	—	—	—	—	—
Impairment on other investments	(9,109,312)	(12.5)	(7,776,157)	(44.6)	(3,791,039)	(1,110.1)	—	—	(10,000,000)	(1,415,408)	(2,147.2)
Impairment on other advances	—	—	—	—	(5,980,788)	(1,751.4)	—	—	—	—	—
Interest income	30,525	0.0	193,928	1.1	18,576	5.4	—	—	—	—	—
Interest expenses, net	(83,922,200)	(114.7)	(104,776,674)	(601.1)	(34,501,556)	(10,103.1)	(17,193,207)	(6,841.0)	(7,495,801)	(1,060,962)	(1,609.5)
Fair value change on warrants	12,615,466	17.2	2,251,427	12.9	1,292,244	378.4	(964,594)	(383.8)	(123,056)	(17,417)	(26.4)
Gain on disposal of equity investee and available-for-sale investment	115,349	0.2	—	—	694,628	203.4	3,694,628	1,470.0	—	—	—
Gain on disposal of other investments	—	—	—	—	13,430,588	3,932.9	—	—	2,818,643	398,953	605.2
Foreign exchange (loss)/gain	19,206,747	26.3	(20,331,430)	(116.6)	(5,474,002)	(1,603.0)	—	—	—	—	—
Other income (expenses), net	4,669,587	6.4	1,598,663	9.2	9,372,652	2,744.6	7,840,727	3,119.7	(12,002,498)	(1,698,843)	(2,577.2)
(Loss) gain before income tax expense and share of loss in equity method investments	(169,704,427)	(232.0)	(234,991,909)	(1,348.1)	(193,321,480)	(56,610.5)	(48,216,891)	(19,184.9)	299,155,646	42,342,734	64,234.3
Income tax benefit	—	—	—	—	—	—	—	—	—	—	—
Recovery of equity investment in excess of cost	60,548,651	82.8	—	—	—	—	—	—	—	—	—
Gain on extinguishment of convertible notes	—	—	—	—	—	—	—	—	148,647,177	21,039,642	31,917.3
Share of loss in equity investments	(2,937,131)	(4.0)	(4,292,887)	(24.6)	(2,847,260)	(833.8)	(1,824,878)	(726.1)	—	—	—
Net (loss) gain	(112,092,907)	(153.2)	(239,284,796)	(1,372.7)	(196,168,740)	(57,444.3)	(50,041,769)	(19,911.0)	447,802,823	63,382,376	96,151.6
Net (loss) gain attributable to noncontrolling interest	3,955,640	5.4	(16,332,968)	(93.7)	(13,517,983)	(3,958.5)	(7,030,290)	(2,797.3)	(2,032,463)	(287,676)	(436.4)
Net (loss) gain attributable to redeemable noncontrolling interest	2,117,303	2.9	(5,858,902)	(33.6)	(4,855,589)	(1,421.9)	(2,525,192)	(1,004.7)	(738,246)	(104,492)	(158.5)
Net (loss) gain attributable to The9 Limited	(118,165,850)	(161.5)	(217,092,926)	(1,245.4)	(177,795,168)	(52,063.9)	(40,486,287)	(16,109.0)	450,573,532	63,774,544	96,746.5
Accretion on redeemable noncontrolling interest	(57,126,233)	(78.1)	(40,918,773)	(234.7)	(12,827,598)	(3,756.3)	(10,497,201)	(4,176.7)	(738,246)	(104,492)	(158.5)
Net loss attributable to holders of ordinary shares	(175,292,083)	(239.6)	(258,011,699)	(1,480.1)	(190,622,766)	(55,820.2)	(50,983,488)	(20,285.7)	449,835,286	63,670,052	96,588.0

Note:

(1)	Effective from January 1, 2018, we adopted ASC topic 606, a new accounting standard on the recognition of revenue, and have applied such accounting standards to the year ended December 31, 2018. The financial data for the year ended December 31, 2016 and 2017 have not been recast and as such are not comparable with the financial data for the year ended December 31, 2018. The adoption of ASC topic 606 did not have material impact on our financial results.

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Revenues. Our revenues increased by 85.3%, from RMB251 thousand for the six months ended June 30, 2019 to RMB466 thousand (US$66 thousand) for the six months ended June 30, 2020, primarily due to the sharing of revenue of RMB441 thousand (US$62 thousand) from the launch of new games in 2020, namely The Word of Kings and Legend of Immortals.

Online Game Services. Our revenues from our online game services increased by 73.7%, from RMB266 thousand for the six months ended June 30, 2019 to RMB456 thousand (US$65 thousand) for the six months ended June 30, 2020. The increase was primarily attributable to the launch of new games, namely The Word of Kings and Legend of Immortals.

Cost of Revenue. Cost of revenue increased by 980.1% from RMB115 thousand for the six months ended June 30, 2019 to RMB1.2 million (US$0.2 million) for the six months ended June 30, 2020, primarily due to the increase in payroll expenses in relation to the new games launched in 2020, namely The Word of Kings and Legend of Immortals.

Operating (Expenses) Income. We recorded operating income of RMB326.7 million (US$46.2 million) for the six months ended June 30, 2020, as compared to operating expenses of RMB41.6 million for the six months ended June 30, 2019, primarily due to significant increase in gain on disposal of subsidiaries.

Product Development Expenses. Product development expenses decreased by 98.6% from RMB8.6 million for the six months ended June 30, 2019 to RMB118 thousand (US$17 thousand) for the six months ended June 30, 2020. The decrease was primarily due to the decrease in payroll expenses for development team as a result of the decrease in product development personnel headcount.

Sales and Marketing Expenses. Sales and marketing expenses decreased by 65.0% from RMB852 thousand for the six months ended June 30, 2019 to RMB298 thousand (US$42 thousand) for the six months ended June 30, 2020. The decrease in sales and marketing expenses was primarily due to the decrease in payroll expenses for marketing team as a result of the decrease in sales and marketing personnel headcount.

General and Administrative Expenses. General and administrative expenses increased by 71.3% from RMB33.5 million for the six months ended June 30, 2019 to RMB57.4 million (US$8.1 million) for the six months ended June 30, 2020. The increase was primarily due to the increase in share-based compensation to senior management and consulting expenses incurred for the development of operations.

Gain on Disposal of Subsidiaries. We had gain on disposal of subsidiaries of RMB384.5 million (US$54.4 million) for the six months ended June 30, 2020, including gain on disposal of subsidiaries that have been classified as held-for-sale as of December 31, 2019. We had gain on disposal of subsidiaries of RMB1.2 million.

Impairment on Other Investment. We recorded an impairment of other investment amounting of RMB10.0 million (US$1.4 million) for the six months ended June 30, 2020, primarily due to the impairment assessment performed after considering the recoverable amount of Shanghai Institute of Visual Art of Fudan University. We did not record any impairment of other investment for the six months ended June 30, 2019.

Interest Expenses. Interest expenses decreased from RMB17.2 million for the six months ended June 30, 2019 to RMB7.5 million (US$1.1 million) for the six months ended June 30, 2020, primarily due to the settlement of Convertible Notes in May 2020 and the decrease of interest rate applied.

Fair Value Change on Warrants Liability. We had a fair value change on convertible bonds and warrants liability of RMB123 thousand (US$17 thousand) for the six months ended June 30, 2020, as compared to fair value change on convertible bonds and warrants liability of RMB964 thousand, primarily due to the fluctuation of our share price during the period.

Gain on Disposal of Equity Investee and Available-for-sale Investment. We had no gain on disposal of equity investee and available-for-sale investment for the six months ended June 30, 2020. We had gain on disposal of equity investee and available-for-sale investment of RMB3.7 million for the six months ended June 30, 2019.

Other Income (Expenses), Net. We recorded other expenses, net, of RMB12.0 million (US$1.7 million) in for the six months ended June 30, 2020, as compared to other net income of RMB7.8 million for the six months ended June 30, 2019, primarily due to the fluctuation of foreign exchange rate of Renminbi against U.S. dolloar.

(Loss) gain before Income Tax Expense and Share of Loss in Equity Method Investments. We recorded a gain before income tax expense and share of loss in equity method investments of RMB299.2 million (US$42.3 million) for the six months ended June 30, 2020, primarily due to the gain on disposal of subsidiaries. We recorded a loss before income tax expense and share of loss in equity method investments of RMB48.2 million for the six months ended June 30, 2019, primarily due to adverse operating performance where the revenue generated was not sufficient to cover the expenses.

Gain on Extinguishment of Convertible Notes. We recorded a gain on extinguishment of convertible notes of RMB148.6 million (US$21.0 million) for the six months ended June 30, 2020. We had no gain on extinguishment of convertible notes for the six months ended June 30, 2019.

Share of Loss in Equity Method Investments. We had no share of loss in equity method investments for the six months ended June 30, 2020, because the carrying amount of the equity method investments has been fully absorbed the share of loss. We had share of loss in equity method investments of RMB1.8 million for the six months ended June 30, 2019, primarily due to loss from loss absorbed for the investment in Big Data.

Net (Loss) Gain Attributable to Holders of Ordinary Shares. Primarily as a result of the cumulative effect of the above factors, we recorded net gain attributable to our holders of ordinary shares of RMB449.8 million (US$63.7 million) for the six months ended June 30, 2020, as compared net loss attributable to holders of ordinary shares of RMB51.0 million for the six months ended June 30, 2019.

Year 2019 Compared to Year 2018

Revenues. Our revenues decreased by 98.0%, from RMB17.5 million in 2018 to RMB0.3 million in 2019, primarily due to the decrease in (i) IPTV revenue by RMB11.9 million, as the change of revenue recognition according to the renewed agreement since August 2018, and (ii) licensing revenue of Shanghai IT and GameNow Hong Kong by RMB2.6 million because all authorized licensing contracts of Shanghai IT either expired or were terminated in 2018. There was only one licensing contract of GameNow Hong Kong, which generated revenue of RMB0.16 million in 2019 until it expired in April 2019.

Online Game Services. Our revenues from our online game services decreased by 98.2%, from RMB16.6 million in 2018 to RMB0.3 million in 2019. The decrease was primarily attributable to the decrease in (i) IPTV revenue by RMB11.9 million, and (ii) revenue generated from Song of Knight by RMB2.6 million as Song of Knight ceased operations in 2018.

Our revenues from TV games decreased by 99.7% from RMB11.9 million in 2018 to RMB0.04 million in 2019. The decrease was mainly attributable to the loss of revenue from TV games in 2019, which was attributable to the change of our role from principal to agent for TV games since August 1, 2018, which resulted in change of revenue recognition policy.

Other Revenues. Revenues generated from other products and services decreased from RMB0.9 million in 2018 to RMB0.04 million in 2019, primarily due to a decrease in revenue generated by technical service.

Cost of Revenue. Cost of revenue decreased by 91.8% from RMB16.4 million in 2018 to RMB1.3 million in 2019, primarily due to (i) the decrease in payroll as a result of the optimization of our organizational structure in 2019, and (ii) the change of revenue recognition policy of IPTV revenues since August 2018.

Operating Expenses. Operating expenses increased by 53.5% from RMB106.0 million in 2018 to RMB162.7 million in 2019 primarily due to increase in general and administrative expenses and impairment on other long-lived assets.

Product Development Expenses. Product development expenses decreased by 46.7% from RMB24.6 million in 2018 to RMB13.1 million in 2019. The decrease was primarily due to a decrease in salaries for the product development personnel as the headcount of product development personnel decreased in 2019.

Sales and Marketing Expenses. Sales and marketing expenses decreased by 9.1% from RMB2.3 million in 2018 to RMB2.1 million in 2019. The decrease in sales and marketing expenses was primarily due to a decrease in the salaries for the sales and marketing personnel and a decrease of marketing expenses.

General and Administrative Expenses. General and administrative expenses increased by 27.1% from RMB89.6 million in 2018 to RMB113.9 million in 2019. The increase was primarily due to an increase in share-based compensation expenses and consulting expenses.

Impairment of Other Long-lived Assets. We recorded impairment of other long-lived assets of RMB34.9 million in 2019, which was mainly due to impairment on the prepaid initial deposit in the joint venture in 2019. We did not record any impairment of other long-lived assets in 2018.

Gain on Disposal of Subsidiaries. We had gain on disposal of subsidiaries of RMB1.2 million in 2019, including gain on disposal of two immaterial subsidiaries that did not have significant business operations. We did not record any impairment of other long-lived assets in 2018.

Other Operating Income. We had an other operating income of RMB0.03 million in 2019, including primarily office rental income. We had an other operating income of RMB0.2 million in 2018, including primarily office rental income.

Impairment on Equity Investments and Available-for-sale Investments. We recorded an impairment on equity investments and available-for-sale investments of RMB4.7 million in 2019, primarily due to the decrease in the market value of our investments in Shanghai Big Data Cultures & Media Co., Ltd, or Big Data, and Maxline. We recorded an impairment on equity investments and available-for-sale investments of RMB1.4 million in 2018, primarily due to the decrease in the market value of our investments in Leading Choice.

Impairment on Other Advances. We recorded an impairment of other advances of RMB6.0 million in 2019, primarily due to delay in the issuance of certain blockchain-related tokens to us and possible termination of such tokens subscription. We did not record any impairment of other advances in 2018.

Impairment on Other Investment. We recorded an impairment of other investment amounting of RMB3.8 million in 2019, primarily due to the decrease in the market value of our investments in Zhenjiang Kexin and Smartposting. We recorded an impairment of other investment amounting of RMB7.8 million in 2018, primarily due to the decrease in the market value of our investments in Shanghai Ronglei, Plutux, Smartposting and Beijing Ti Knight.

Interest Income. Interest income decreased from RMB0.2 million in 2018 to RMB0.02 million in 2019.

Interest Expenses. Interest expenses decreased from RMB104.8 million in 2018 to RMB34.5 million in 2019, primarily due to different accounting treatment for the calculation of interest expenses before and after the due date on December 20, 2018. The interest expenses were recognized under effective interest rate with net carrying amount of Convertible Notes within contract term. While after Convertible Notes were due, interest expenses were recognized using nominal interest rate with principal amount.

Fair Value Change on Warrants Liability. We had a fair value change on convertible bonds and warrants liability of RMB1.3 million in 2019, primarily due to a decrease in our share price as of December 31, 2019 compared to December 31, 2018.

Gain on Disposal of Equity Investee and Available-for-sale Investment. We had gain on disposal of equity investee and available-for-sale investment of RMB0.7 million in 2019. We had no gain or loss on disposal of equity investee and available-for-sale investment in 2018.

Foreign Exchange Loss. We recorded foreign exchange loss of RMB5.5 million in 2019, as compared to foreign exchange loss of RMB20.3 million in 2018, primarily due to the appreciation of U.S. dollar against Renminbi in 2019.

Other Income, Net. We recorded other income, net, of RMB9.4 million in 2019, as compared to other net income of RMB1.6 million in 2018, primarily due to the receipt of litigation fee refund by the court for prepaid litigation fee originally paid in 2016 related to the litigation with Qihoo 360.

Share of Loss in Equity Method Investments. We recorded a share of loss in equity method investments of RMB2.8 million in 2019, primarily due to the loss absorbed for the investment in Big Data. We recorded a share of loss in equity method investments of RMB4.3 million in 2018, primarily due to the loss absorbed for the investments in Big Data and Maxline.

Net Loss Attributable to Holders of Ordinary Shares. Primarily as a result of the cumulative effect of the above factors, net loss attributable to our holders of ordinary shares increased from RMB258.0 million in 2018 to RMB190.6 million in 2019.

Year 2018 Compared to Year 2017

Revenues. Our revenues decreased by 76.1%, from RMB73.2 million in 2017 to RMB17.5 million in 2018, primarily due to the decreases in (i) Firefall license revenue from System Link by RMB37.9 million as Firefall ceased operations and all revenue had been recognized in 2017, (ii) IPTV revenue by RMB5.3 million in 2018 as we started to record revenues net of amounts we paid to third-party operators of IPTV games since August 1, 2018, and (iii) revenue from Song of Knight by RMB1.3 million as Song of Knight ceased operations in 2018.

Online Game Services. Our revenues from our online game services decreased by 76.8%, from RMB71.6 million in 2017 to RMB16.6 million in 2018. The decrease was primarily attributable to the decreases in (i) Firefall license revenue from System Link by RMB37.9 million as Firefall ceased operations and all revenue had been recognized in 2017, (ii) IPTV revenue by RMB5.3 million in 2018 as described below, and (iii) revenue generated from Song of Knight by RMB1.3 million as Song of Knight ceased operations in 2018.

Our revenues from TV games decreased by 30.8% from RMB17.2 million in 2017 to RMB11.9 million in 2018. The decrease was partly attributable to the change of the revenue recognition policy of the revenue from TV games. Previously, we recorded our IPTV revenue on a gross basis. As we became an agent in the operation of IPTV games since August 1, 2018, we started to record revenues net of amounts we paid to third-party operators, and such amount of fees were no longer included in our cost of revenue. As a result, we did not record any revenues from TV games after August 1, 2018.

Other Revenues. Revenues generated from other products and services decreased from RMB1.6 million in 2017 to RMB0.9 million in 2018, primarily due to a decrease in revenue generated by our education business conducted by The9 Education as we disposed The9 Education in January 2018.

Cost of Revenue. Cost of revenue decreased by 31.1% from RMB23.8 million in 2017 to RMB16.4 million in 2018, primarily due to (i) the decrease in payroll as a result of the optimization of our organizational structure in 2018, and (ii) the change of revenue recognition policy of IPTV revenues.

Operating Expenses. Operating expenses decreased by 35.0% from RMB163.0 million in 2017 to RMB106.0 million in 2018.

Product Development Expenses. Product development expenses decreased by 45.5% from RMB45.1 million in 2017 to RMB24.6 million in 2018. The decrease was primarily due to a decrease in salaries for the product development personnel as the headcount of product development personnel decreased.

Sales and Marketing Expenses. Sales and marketing expenses decreased by 74.6% from RMB9.1 million in 2017 to RMB2.3 million in 2018. The decrease in sales and marketing expenses was primarily due to a decrease in the salaries for the sales and marketing personnel and a decrease of marketing expenses.

General and Administrative Expenses. General and administrative expenses decreased by 17.6% from RMB108.8 million in 2017 to RMB89.6 million in 2018. The decrease was primarily due to a decrease in payroll-related expenses as a result of our cost control measures and a decrease in share-based compensation expenses.

Gain on Disposal of Subsidiaries. We recorded gain on disposal of subsidiaries of RMB10.5 million in 2018. The increase is mainly due to a gain from disposal of The9 Education completed in January 2018.

Other Operating Income. We had an other operating income of RMB0.2 million in 2018, including primarily office rental income. We had an other operating income of RMB0.3 million in 2017, including primarily office rental income.

Impairment on Other Investment. We recorded an impairment of other investment amounting of RMB7.8 million in 2018, primarily due to the decrease in the market value of our investments in Shanghai Ronglei, Plutux, Smartposting and Beijing Ti Knight. We recorded an impairment of other investment amounting to RMB9.1 million in 2017, primarily due to the decrease in the market value of our investment in Smartposting and Beijing Ti Knight.

Interest Income. Interest income increased from RMB0.03 million in 2017 to RMB0.2 million in 2018.

Interest Expenses. Interest expenses increased from RMB83.9 million in 2017 to RMB104.8 million in 2018, primarily due to the increase in accrued interest expenses on the Convertible Notes. The interest expenses of the Convertible Notes were calculated by using effective interest rate method.

Fair Value of Change on Warrants. We had a fair value of change on convertible bonds and warrants of RMB2.3 million in 2018, primarily due to a decrease in our share price as of December 31, 2018 compared to December 31, 2017.

Gain (loss) on disposal of equity investee and available-for-sale investment. We had no gain or loss on disposal of equity investee and available-for-sale investment in 2018. We recorded a gain on disposal of equity investee and available-for-sale investment of RMB0.1 million in 2017 in connection with the disposal our partial shareholding in L&A.

Foreign exchange gain (loss). We recorded foreign exchange loss of RMB20.3 million in 2018, as compared to foreign exchange gain of RMB19.2 million in 2017, primarily due to the appreciation of U.S. dollar against Renminbi in 2018.

Other Income, Net. We recorded other net income of RMB1.6 million in 2018, as compared to other net income of RMB4.7 million in 2017, primarily due to a decrease in government subsidies received in 2018.

Recovery of equity investment in excess of cost. We did not record any recovery of equity investment in excess of cost in 2018, while we recorded recovery of equity investment in excess of cost of RMB60.5 million in 2017, which was non-recurring in nature.

Net Loss Attributable to Holders of Ordinary Shares. Primarily as a result of the cumulative effect of the above factors, net loss attributable to our holders of ordinary shares increased from RMB175.3 million in 2017 to RMB258.0 million in 2018.

Taxation

We generated the majority of our operating income (loss) from our PRC operations. The following summarize our applicable tax rate in the Cayman Islands, Hong Kong, and the PRC.

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law, has advised us that there are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiaries incorporated in Hong Kong, is subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Under Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax.

PRC

If we are considered a PRC resident enterprise under the EIT Law, our shareholders and ADS holders who are deemed non-resident enterprises may be subject to the 10% EIT on the dividends payable by us or any gains realized from the transfer of our shares or ADSs, if such income is deemed derived from China, provided that (i) such foreign enterprise investor has no establishment or premises in China, or (ii) it has establishment or premises in China but its income derived from China has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider the dividends we pay with respect to our shares or ADSs and the gains realized from the transfer of our shares or ADSs to be income derived from sources within the PRC, it is also possible that such dividends and gains earned by non-resident individuals may be subject to the 20% PRC individual income tax. It is uncertain whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of tax treaties or arrangements entered into between China and other jurisdictions.

If we are required under the PRC tax law to withhold PRC income tax on our dividends payable to our non-PRC resident shareholders and ADS holders, or if any gains realized from the transfer of our shares or ADSs by our non-PRC resident shareholders and ADS holders are subject to the EIT or the individual income tax, your investment in our shares or ADSs could be materially and adversely affected.

Liquidity and Capital Resources

We are a holding company and conduct our operations primarily through our subsidiaries and affiliated PRC entity in China. As a result, our cash requirements and our ability to pay dividends principally depend upon dividends and other distributions from our subsidiaries, which in turn are derived principally from earnings generated by our affiliated PRC entity. Specifically, Shanghai Hui Ling, one of our subsidiaries in China, obtains funds from the PRC entities in the form of payments under the exclusive technical service agreements, pursuant to which Shanghai Hui Ling is entitled to determine the amount of payment.

We acknowledge that the PRC government imposes controls on the convertibility of the RMB into foreign currencies, and in certain cases, the remittance of currency out of China. However, under existing PRC foreign exchange regulations, payments of current account items, including profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Therefore, we are able to pay dividends in foreign currencies without prior approval from SAFE or designated banks. Approval from or registration with appropriate government authorities and authorized banks is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

Furthermore, if our subsidiaries or any newly formed subsidiaries incur debt on their own behalf, the agreements governing their debt may restrict their ability to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China— Restrictions on currency exchange in China limit our ability to utilize our revenues effectively, make dividend payments and meet our foreign currency denominated obligations.”

Current PRC regulations restrict our affiliated entity and subsidiaries from paying dividends in the following two principal aspects: (i) our affiliated entity and subsidiaries in China are only permitted to pay dividends out of their respective accumulated profits, if any, determined in accordance with PRC accounting standards and regulations; and (ii) these entities are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain capital reserves until the cumulative total of the allocated reserves reaches 50% of registered capital, and a portion of their respective after-tax profits to their staff welfare and bonus reserve funds as determined by their respective boards of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, companies may not distribute the reserve funds as cash dividends except upon a liquidation of these subsidiaries. In addition, dividend payments from our PRC subsidiaries could be delayed as we may only distribute such dividends upon completion of annual statutory audits of the subsidiaries. As of June 30, 2020, such restricted portion was RMB7.7 million (US$1.1 million). We have not directed our PRC subsidiaries or affiliated entity to distribute any dividends to-date.

The aggregate net assets as of December 31, 2017, 2018 and 2019 and June 30, 2020, as reflected on our statutory accounts, including registered capital and statutory reserves, were approximately RMB52.0 million, RMB42.4 million, RMB40.2 million and RMB39.0 million (US$5.5 million) higher than the amounts determined under U.S. GAAP, respectively.

Cash Flows and Working Capital

We fund our operations primarily through our available cash in hand as well as cash generated from our operating, financing and investing activities. As of December 31, 2017, 2018 and 2019 and June 30, 2020, we had RMB142.6 million, RMB4.3 million, RMB10.1 million and RMB57.9 million (US$8.2 million), respectively, in cash and cash equivalents. The increase in cash and cash equivalents from December 31, 2019 to June 30, 2020 was primarily due to the proceeds received from the disposal of subsidiaries. The increase in cash and cash equivalents from December 31, 2018 to December 31, 2019 was primarily due to the cash flows from the disposal of other investment and proceeds from transfer of tokens. The decrease in cash and cash equivalents from December 31, 2017 to December 31, 2018 was primarily due to the cash outflows from operating activities associated with our product development and sales and marketing efforts for our new games.

We have an accumulated deficit of approximately RMB2,960.3 million (US$419.0 million) and total current liabilities exceeded total assets by approximately RMB393.6 million (US$55.7 million) as of June 30, 2020. We also have not generated significant revenues or positive cash flows from operations since 2009. We expect to continue to incur product development and sales and marketing expenses for licensed and proprietary new games in order to achieve revenue growth. To meet our working capital needs, we are considering multiple alternatives, including but not limited to additional equity financings, launch of new games and new operation and cost controls, as discussed below. We may continue to incur losses, negative cash flows from operating activities and net current liabilities in the future. If we are not able to return to profitability or raise sufficient capital to cover our capital needs, we may not continue as a going concern. See “Risk Factors—Risks Related to Our Company and Our Industry—We may continue to incur losses, negative cash flows from operating activities and net current liabilities in the future. If we are not able to return to profitability or raise sufficient capital to cover our capital needs, we may not continue as a going concern.”

Additional Equity Financing

In February 2020, we issued and sold a one-year convertible note for consideration of US$500,000 to Iliad. In October 2020, we completed a follow-on offering and raised a net proceeds of US$8.1 million. We may continue to do similar equity financing in the future.

We intend to obtain financial support from Mr. Jun Zhu, our chairman and chief executive officer, if needed, in 2020.

Settlement of Secured Convertible Notes

In December 2018, we failed to repay the senior convertible notes issued and sold by us in December 2015 upon the maturity date and later entered into a deed of settlement and several amendments with Splendid Days, the holder of the Convertible Notes in relation to the repayment schedule for the overdue Convertible Notes. On May 29, 2020, we entered into a Settlement Deed with Splendid Days and other parties named therein relating to Convertible Notes repayment. Pursuant to the Settlement Deed, the interest rate on the Convertible Notes was retrospectively lowered from 12% to 7% per annum for the period commencing from the original Convertible Notes issuance date until February 21, 2020, the date on which interest stopped to accrue on the Convertible Notes. We settled approximately US$50.0 million of the total outstanding amount due to Splendid Days and its affiliates primarily relating to Convertible Notes in aggregate by cash and further settled the remaining portion on June 12, 2020 by an initial issuance of 32,400,000 Class A ordinary shares to Splendid Days. Those Class A ordinary shares are subject to certain lock-up conditions and the number of Class A ordinary shares held or to be held by Splendid Days may also be subject to quantitative adjustments based on the market value of our shares, as set forth in the Settlement Deed. In accordance with the terms and conditions set forth in the Settlement Deed, the interest-free loan of US$5.0 million extended by Ark Pacific Associates Limited, an affiliate of Splendid Days, was waived in December 2020.

Launch of New Games

In September 2020, we entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. In December 2020, we entered into an amendment to the master cooperation and publishing agreement to adjust the total consideration thereunder. Pursuant to the master cooperation and publishing agreement and its amendment, we obtained exclusive licenses of several games developed by Voodoo. Voodoo granted us an exclusive, sub-licensable license to test, perform, market, promote, distribute, reproduce, modify, support and/or otherwise use or exploit such games directly or through authorized contractors in China for a maximum period of three years, commencing upon the upload and distribution of the underlying games on any platform. In consideration for the exclusive license granted to us and as a minimum guarantee payment, as amended by the amendment to the master cooperation and publishing agreement, we should pay Voodoo an aggregate amount of US$13.0 million in cash based on the agreed timetable, including an upfront payment of US$3.0 million that we paid already. We plan to launch these licensed casual mobile games in 2021.

Cost Control

Currently, a significant portion of our cash requirements is attributable to administrative expenses. We have the ability to control the level of discretionary spending on administrative expenses by implementation of cost savings on non-essential expenses from the day-to-day business operations. However, there can be no assurance that we will be able to successfully conduct the cost control measures with results favorable to us, or at all.

If we are unable to obtain the necessary capital, we will need to license or sell our assets, seek to be acquired by another entity and/or cease operations. See “Risk Factors—Risks Related to Our Company and Our Industry—We may not be able to obtain additional financing to support our business and operations, and our equity or debt financings may have an adverse effect on our business operations and share price.”

We believe that, upon the successful implementation of the foregoing potential sources of cash flow and potential cost control measures, we may have sufficient financial resources to meet our anticipated operating cash flow requirements, to meet our obligations and to pay off liabilities as and when they fall due for the 12 months following the date of this prospectus.

The following table sets forth the summary of our cash flows for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019	2019	2020
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(86,652)	(101,201)	(54,175)	(17,720)	(20,350)	(2,880)
Net cash provided by (used in) investing activities	161,923	(17,315)	60,879	(33,297)	443,983	62,842
Net cash provided by (used in) financing activities	44,073	(18,357)	40,923	50,446	(374,538)	(53,013)
Effect of foreign exchange rate changes on cash	4,529	(1,495)	1,257	(1,597)	(1,265)	(179)
Cash reclassified as held for sale	(20,127)	—	(43,027)	—	—	—
Net increase/ (decrease) in cash and cash equivalents	103,746	(138,368)	5,857	(2,168)	47,830	6,770
Cash and cash equivalents at beginning of year/period	38,878	142,624	4,256	4,256	10,113	1,431
Cash and cash equivalents at end of year/period	142,624	4,256	10,113	2,088	57,943	8,201

Operating Activities

The net cash used in operating activities in the six months ended June 30, 2020 reflected a net gain of RMB447.8 million (US$63.4 million), primarily due to the (i) gain on disposal of subsidiaries of RMB384.4 million, (ii) gain on extinguishment of convertible notes of RMB148.6 million, partially offset by (iii) share-based compensation expense of RMB34.4 million, (iv) impairment on other investments and available-for-sale investments of RMB10.0 million.

The net cash used in operating activities in 2019 primarily reflected a net loss of RMB196.2 million, partially offset by consulting fee paid by issuance of shares of RMB35.1 million, impairment on other long-lived assets of RMB34.9 million, interest expense on Convertible Notes of RMB33.2 million, share-based compensation expense of RMB21.8 million, and changes in accrued expenses and other current liabilities of RMB11.9 million.

The net cash used in operating activities in 2018 primarily reflected a net loss of RMB239.3 million, partially offset by the interest expense on Convertible Notes of RMB98.3 million, provision for doubtful other receivables of RMB21.0 million, impairment on equity and other investment of RMB9.2 million, depreciation and amortization of property, equipment and software and land use right of RMB5.6 million and adjustments for share-based compensation expense of RMB3.9 million.

The net cash used in operating activities in 2017 primarily reflected a net loss of RMB112.1 million, partially offset by the interest expense on convertible note of RMB77.0 million, recovery of equity investment in excess of cost of RMB60.5 million, adjustments for share-based compensation expense of RMB38.0 million, consulting fee paid by equity of RMB13.5 million, and depreciation and amortization of property, equipment and software and land use right of RMB7.2 million.

Investing Activities

Net cash provided by investing activities was RMB444.0 million (US$62.8 million) in the six months ended June 30, 2020, which primarily included proceeds from disposal of assets and liabilities classified as held-for-sale of RMB443.9 million (US$62.8 million).

Net cash provided by investing activities was RMB60.9 million in 2019, which primarily included (i) proceeds from disposal of assets and liabilities classified as held for sale of RMB49.3 million, (ii) proceeds from disposal of other investments of RMB37.0 million, (iii) proceeds from transferred tokens of RMB6.9 million, and (iv) initial deposit payment of RMB34.9 million to joint venture.

Net cash used in investing activities was RMB17.3 million in 2018, which primarily included (i) advance payment of US$2.0 million to subscribe tokens of a third party, (ii) purchase of other investments of RMB5.3 million, and (iii) proceeds from disposal of assets and liabilities held for sale of RMB2.8 million.

Net cash provided by investing activities was RMB161.9 million in 2017, which primarily included (i) the settlement payment of US$25.0 million from our investee in 2017, (ii) purchase of investment in Ti Knight Inc. of RMB4.0 million, (iii) loan receivable due from Zhongxing The9 Network Technology Co., Ltd., or ZTE9, one of our equity investees, of RMB4.0 million, and (iv) proceeds from disposal of other investment in Tandem Fund of RMB1.2 million.

Financing Activities

Net cash used in financing activities in the six months ended June 30, 2020 was RMB374.5 million (US$53.0 million), primarily attributable to repayment of convertible notes of RMB315.9 million (US$44.7 million) and repayment of entrusted loan of RMB43.0 million (US$6.1 million).

Net cash provided by financing activities in 2019 was RMB40.9 million, primarily attributable to proceeds of other loans of RMB34.9 million and loan from a related party of RMB16.1 million, partially offset by repayment of a loan from a related party of RMB10.0 million.

Net cash used in financing activities in 2018 was RMB18.4 million, primarily attributable to the repayment of RMB29.1 million of a loan from a related party, partially offset by a loan from a related party of RMB11.0 million.

Net cash provided by financing activities in 2017 was RMB44.1 million, primarily attributable to loans of RMB73.9 million, borrowed from related parties, contributions from noncontrolling interest of RMB20.0 million, partially offset by repayments on the bank loan of RMB25.5 million provided by Bank of Shanghai.

As a result of non-renewal of WoW license on June 7, 2009, we announced a refund plan in connection with inactivated WoW game point cards. According to the plan, inactivated WoW game point card holders are eligible to receive a cash refund from us. We recorded a liability in connection with both inactivated points cards and activated but unconsumed point cards of approximately RMB200.4 million, of which RMB4.0 million was refunded in 2009. Upon the loss of the WoW license, we concluded that the nature of the obligation substantively changed from deferred revenue, for which we had the ability to satisfy the underlying performance obligation, to an obligation to refund players for their unconsumed points. Thus, we have accounted for this refund liability by applying the relevant de-recognition guidance when determining the proper accounting treatment. In accordance with this guidance, the refund liability associated with these WoW game points, to the extent not refunded, will be recorded as other operating income after we are legally released from the obligation to refund amounts under the applicable laws. As we announced the refund plan on September 7, 2009, the statute of limitations of the creditors (in this case the game players with claims for refund of inactivated WoW game point cards) to assert their claims for refund is two years from such date under applicable laws and thus our legal liability relating to the inactivated WoW game point cards was extinguished on September 7, 2011 and the associated liability amounting to RMB26.0 million was recognized as other operating income for the year ended December 31, 2011. With respect to the remaining refund liability, based on current PRC laws, to the extent not refunded, we, in consultation with legal counsel, have determined that we will be legally released from this liability in 2029, which represents 20 years from the date of discontinuation of WoW in 2009. However, if management were to publicly announce a refund policy, we would be legally released from any remaining liability for these activated, but unconsumed points, sooner than 20 years. To date, we have determined not to publicly announce any refund policy with respect to this remaining liability, and no refunds have been claimed. The remaining refund liability relating to the activated, but unconsumed WoW game points was RMB170.0 million (US$24.1 million) as of June 30, 2020.

Capital Expenditures

We incurred capital expenditures of RMB0.5 million, RMB0.2 million, RMB0.8 million and nil in 2017, 2018 and 2019 and the six months ended June 30, 2020, respectively. The capital expenditures principally consisted of purchases of computers and other items related to our network infrastructure. If we license new games or enter into strategic joint ventures or acquisitions, we may require additional funds for necessary capital expenditures.

Contractual Obligation

The following table sets forth our contractual obligations and other commitments under as of June 30, 2020:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands of RMB)
Short-term borrowings(1)	84,273	84,273	—	—	—
Convertible notes payable(2)	3,543	3,543	—	—	—
Interest expense on short-term borrowings	6,320	6,320	—	—	—
Service arrangement(3)	11,728	11,728	—	—	—
Operating lease obligations(4)	7,761	3,426	3,977	358	—

(1)	Short-term borrowings include (i) a pledged loan of RMB84.3 million (US$11.9 million) from a financial services company.

(2)	Represents the one-year convertible note in a principal amount of US$500,000 issued to Iliad Research and Trading, L.P.

(3)	Includes minimum guaranteed payments under service arrangement with Thurgau Limited related to the agency fee on the disposal of three subsidiaries that collectively held the Previously Mortgaged Properties.

(4)	Operating lease obligations related to the lease of office space, parking lots and warehouse.

Off-balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third-parties. We have not entered into any off-balance sheet derivative instruments. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest income generated by excess cash invested in bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest income may fall short of expectations due to changes in interest rates.

Foreign Exchange Risk

We are exposed to foreign exchange risk arising from various currency exposures. Our payments to overseas developers, a portion of our financial assets and the Convertible Notes are denominated in U.S. dollars and other foreign currencies, while a significant portion of our revenues are denominated in RMB, the legal currency in China. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency risk. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Any significant revaluation of RMB against the U.S. dollar may materially affect our earnings and financial position, and the value of, and any dividends payable on, our ADS in U.S. dollars. See “Risk Factors—Risks Related to Doing Business in China—Future movements in exchange rates between the U.S. dollar and the RMB may adversely affect the value of our ADSs.”

We estimate that we will receive gross proceeds of approximately US$10.5 million from this offering, assuming all of the Warrants and the Representative’s Warrants are exercised in full on a cash basis. Assuming that we convert the full amount of the gross proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB7.0651 to US$1.00, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2020, will result in an increase of RMB7.4 million in our gross proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB7.0651 to US$1.00, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2020, will result in a decrease of RMB7.4 million in our gross proceeds from this offering.

BUSINESS

Overview

We are an Internet company based in China and we aim to become a diversified Internet company targeting on fast-growing technology sectors. We primarily operate and develop proprietary and licensed online games. We are cooperating with Voodoo, a French game developer and publisher, to publish and operate its casual games in China.

Products and Services

Online Games

We operate and develop proprietary or licensed online games, primarily mobile games, and TV games. As of the date of this prospectus, we are operating and developing the following online game in China:

Game	Developer	Description	Status
Legend of Immortals	The9	Mobile game	Launched in 2020
The World of Kings	The9	Mobile game	Launched in 2020
Mid-core Match-3 Game	The9	Mobile game	Under development

•	Legend of Immortals. Legend of Immortals is our proprietary MMORPG game that we have been developing since 2019. We launched it in 2020.

•	The World of Kings. The World of Kings is a licensed MMORPG game, which we launched in 2020.

•	Mid-core Match-3 Game. We are in the process of developing a mid-core match-3 mobile game. This game is designed to have a creative turn-based core gameplay against other live players where players could wisely summon and utilize their heroes. Each game is intended to last for one or two minutes and have a highly competitive quality. This game is being developed by an experienced development team comprising of a producer and key team members having more than 10 years of game development experience. We plan to obtain an intellectual property license for such game by the proceeds of this offering. The alpha version of this game is targeted to be tested internally in the third quarter of 2020.

We previously also operated “Knight Forever” mobile game, “Q Jiang San Guo” mobile game and “Pop Fashion” mobile game. Knight Forever and Q Jiang San Guo ceased operations in 2019 and Pop Fashion ceased operations in 2020. We used to have license from Smilegate to develop CrossFire New Mobile Game. However, such license expired by October 31, 2020 before we are able to launch CrossFire New Mobile Game. We are in the process of negotiating with Smilegate to re-gain the license for such game development. There can be no assurance that we will be able to obtain such license from Smilegate or launch CrossFire New Mobile Game. See “Risk Factors—Risks Related to our Business and Industry—If we or our joint ventures fail to renew or acquire new online game licenses on favorable terms or at all, our future results of operations and profitability may be materially impacted” and “Risk Factors—Risks Related to our Business and Industry—If we are unable to successfully re-gain license for CrossFire New Mobile Game, launch or operate CrossFire New Mobile Game or other licensed games in China, our future results of operations may be materially and adversely affected.”

Utilizing our game development and distribution experience, we plan to enter into the hyper-casual game sector. We intend to build up a team and a platform for future hyper-casual game operations. We intend to acquire licensed hyper-casual games from global and local game developers, localize such hyper-casual games and implement technical interface such as in-gaming advertising. However, we cannot assure you our intention or business plan will be realized or our efforts in entry into such business sector will succeed. See “Risk Factors—Risks Related to our Company and Industry—New lines of business or new products and services may subject us to additional risks.” As part of our efforts to enter into such sector, in September 2020, we entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. In December 2020, we entered into an amendment to the master cooperation and publishing agreement to adjust the total consideration thereunder. Pursuant to the master cooperation and publishing agreement and its amendment, we obtained exclusive licenses of several games developed by Voodoo. Voodoo granted us an exclusive, sub-licensable license to test, perform, market, promote, distribute, reproduce, modify, support and/or otherwise use or exploit such games directly or through authorized contractors in China for a maximum period of three years, commencing upon the upload and distribution of the underlying games on any platform. In consideration for the exclusive license granted to us and as a minimum guarantee payment, as amended by the amendment to the master cooperation and publishing agreement, we should pay Voodoo an aggregate amount of US$13.0 million in cash based on the agreed timetable, including an upfront payment of US$3.0 million that we paid already. Currently, we are in the process of game development and localization of Voodoo’s games.

In preparation for the commercial launch of a new game, we conduct “closed beta testing” of the game to resolve operational issues, which is followed by “limited commercial release” and “open beta testing.” In both limited commercial release and open beta testing, we allow our registered users to play without removing their in-game data to ensure the performance consistency and stability of our operating systems. While we limit the number of users allowed to play the game in limited commercial release, we do not set such a limit in open beta testing. We can choose to start charging users in limited commercial release or open beta testing or at a later stage at our discretion.

Blockchain

On January 3, 2021, we signed a legally-binding Term Sheet with several investors in the cryptocurrencies mining industry, including Jianping Kong, the former Director and Co-Chairman of Canaan Inc. (Nasdaq: CAN), a Bitcoin mining machine manufacturer listed on Nasdaq, Qifeng Sun, Li Zhang and Enguang Li. The Investors are expected to devote cryptocurrencies mining industry resources to us for our development of cryptocurrencies mining business. We may explore to develop our cryptocurrencies mining business in the future.

Pricing, Distribution and Marketing Strategies

Upon the launch of our new games, we will implement the following pricing, distribution and marketing strategies:

Pricing. We will price our in-game virtual items near the end of the free testing period based on several factors, including the prices of other comparable games, the technological and other features of the game, and the targeted marketing position of the game. Our prepaid game cards will be offered in a variety of denominations to provide users with maximum flexibility.

Distribution. We will primarily rely on game platforms and distributors to distribute, promote, market and sell our games in China. End users can purchase our virtual currencies through such game platforms and distributors. We may not have long-term agreements with any online game platforms or distributors. In addition, we may also directly sell game points through our game players’ online accounts.

Marketing. Our overall marketing strategy is to rapidly attract new customers and increase revenues from recurring customers.

Game Development and Licensing

We believe that the online game industry in China will continue its pattern of developing increasingly sophisticated online games tailored to the local market. In order to remain competitive, we focus on continuing to develop new proprietary online games, primarily mobile games. Our product development team is responsible for game design, technical development and art design. We also plan to further enhance our game development capability and diversify our game portfolio and pipeline.

Our game licensing process begins with a preliminary screening, review and testing of a game, followed by a cost analysis, negotiations and ultimate licensing of a game, including all regulatory and approval processes. A team is then designated to conduct “closed beta testing” of the game to resolve operational matters, followed by “open beta testing” during which our registered users may play the game without removing their in-game data to ensure performance consistency and stability of our operation systems. Testing generally takes three to six months, during which time we commence other marketing activities.

Technology

We aim to build a reliable and secure technology infrastructure to fully support our operations, and we maintain separate technology networks for each of our games. Our current technology infrastructure consists of the following:

•	proprietary software, including game monitor tools, that are integrated with our websites and customer service center operations; and

•	hardware platform and server sites primarily consisting of IBM storage systems, HP, H3C and Cisco network equipment.

We have a network operation team responsible for the stability and security of our network. The team monitors our server and works to detect, record, analyze and solve problems that arise from out network. In addition, we frequently upgrade our game server software to ensure the stability of our operations and to reduce the risks of hacking.

Competition

Our major competitors include, but are not limited to, online game operators in China.

Our existing and potential competitors may compete with us on marketing activities, quality of online games and sales and distribution networks. Some of our existing and potential competitors have greater financial and marketing resources than us. For a discussion of risks relating to competition, see “Risk Factors—Risks Related to Our Company and Our Industry—We may not be able to recover our market share and profitability as we operate in a highly competitive industry with numerous competitors.”

Intellectual Property

Our intellectual property rights include trademarks and domain names associated with the name “The9” in China and copyright and other rights associated with our websites, technology platform, self-developed software and other aspects of our business. We regard our intellectual property rights as critical to our business. We rely on trademark and copyright law, trade secret protection, non-competition and confidentiality agreements with our employees, and license agreements with our partners, to protect our intellectual property rights. We require our employees to enter into agreements requiring them to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us and assign their inventions developed during their employment to us. Our employees are required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property.

We have registered our domain names with third-party domain registration entities, and have legal rights over these domain names through Shanghai IT, our affiliated PRC entity. We conduct our business under the “The9 Limited” brand name and “The9” logo.

Employees

As of December 31, 2020, we had 47 employees, all of them were based in China, including 35 in management and administration, one in our customer service center, seven in game operations, sales and marketing, and four in product development, including supplier management personnel and technical support personnel. We had 105 and 61 employees as of December 31, 2018 and 2019, respectively. The decrease in the number of employees was primarily due to our business restructuring. We consider our relations with our employees to be good.

Properties

Our headquarters are located on premises comprising over 1,500 square meters in an office building in Shanghai, China. We lease all of our premises from unrelated third-parties. Our former headquarters were sold to Kapler Pte. Ltd., the consideration of which was used to repay the Convertible Notes. In addition, we have subsidiaries located in the United States and Singapore and small branch offices in Beijing, China.

Legal Proceedings

Red 5 and its affiliates previously had been in dispute with Qihoo 360 and its affiliates regarding System Link and Firefall. Various legal proceedings have been initiated in connection with such dispute, including a litigation proceeding in Shanghai and an arbitration proceeding in Hong Kong. In May 2019, we entered into a mediation agreement with Qihoo 360 to settle the disputes in principals and then withdrew all the litigation claims against Qihoo 360 in Shanghai. As of the date of this prospectus, we and Qihoo 360 are implementing the mediation agreement to settle the arbitration proceeding in Hong Kong. See “Risk Factors—Risks Related to Our Company and Our Industry—Our equity investments or establishment of joint ventures and any material disputes with our investment or joint venture partners may have an adverse effect on our financial results, business prospects and our ability to manage our business.”

Shanghai Oh Yeah Information Technology Co., Ltd. filed several related civil claims in April 2019 against joint defendants including Shanghai IT, ZTE9 and a third-party defendant, regarding copyright infringements of their intellectual property to the Intellectual Property Court of Shanghai with a total aggregated claim amount of RMB3.0 million. We have assessed the likelihood of the outcome and have accrued an amount for the contingency. On July 28, 2020, the Intellectual Property Court of Shanghai granted the claims withdrawal request from Shanghai Oh Yeah Information Technology Co., Ltd. and underlying legal proceeding was dismissed.

In April 2020, Inner Mongolia Culture Assets and Equity Exchange filed a civil claim against Wuxi Qudong and Shanghai IT to recover RMB57.5 million of principal and interest that we previously raised to finance the early phase development of CrossFire New Mobile Game. We cooperated with a third-party company for development and operation of CrossFire New Mobile Game and plan to apply for the requisite license from GAPPRPT for CrossFire New Mobile Game as soon as development of the game is finalized to launch the game. In October 2020, Intermediate Court of Changsha City, Hunan Province issued a decision to reject all claims against Wuxi Qudong and Shanghai IT. As of the date of this prospectus, we have not received any appeal claim.

Due to our failure to repay the Convertible Notes in a timely manner as stipulated in the previous deed of settlement and its amendments, in May 2020, Splendid Days obtained an injunction order from the Court of First Instance of the Hong Kong Special Administrative Region prohibiting our company and some of our subsidiaries and affiliated PRC entity from disposing our assets worldwide up to the value of US$55.5 million and such injunction order was also registered in the High Court of the Republic of Singapore. In May 2020, Splendid Days also commenced an arbitration proceeding in Hong Kong under the rules of the Hong Kong International Arbitration Centre against our company, our subsidiaries and affiliated PRC entity. We entered into a Settlement Deed with Splendid Days and other parties named therein to settle the Convertible Notes. As of the date of this prospectus, the injunction order against us has been discharged. Upon the satisfaction of the conditions set forth in the Settlement Deed, the arbitration proceeding will be terminated.

Other than the foregoing, we are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATION

Regulations on Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by The Special Administrative Measures on Access of Foreign Investment (Negative List), as amended from time to time, and the Catalogue of Industries for Encouraging Foreign Investment (2019 Version), or the Encouraging Catalogue, which were promulgated by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce on June 30, 2019 and became effective on July 30, 2019.

On March 15, 2019, the National People’s Congress promulgated the FIL, which came into effect on January 1, 2020 and replaced the previous FIE Laws. The FIL embodies an expected regulatory trend in PRC to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The FIL, by means of legislation, establishes the basic framework for the access, promotion, protection and administration of foreign investment in view of investment protection and fair competition.

According to the FIL, foreign investment shall enjoy pre-entry national treatment, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list.” The FIL provides that foreign invested entities operating in foreign “restricted” or “prohibited” industries will require entry clearance and other approvals. In addition, the FIL does not comment on the concept of “de facto control” or contractual arrangements with variable interest entities, however, it has a catch-all provision under definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment. See “Risk Factors—Our current corporate structure and business operations may be affected by the Foreign Investment Law.”

The FIL also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriate or requisition the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, allows foreign investors’ funds to be freely transferred out and into the territory of PRC, which run through the entire lifecycle from the entry to the exit of foreign investment, and provide an all-around and multi-angle system to guarantee fair competition of foreign-invested enterprises in the market economy. In addition, foreign investors or the foreign investment enterprise should be imposed legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the FIL provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the FIL, which means that foreign invested enterprises may be required to adjust the structure and corporate governance in accordance with the current PRC Company Law and other laws and regulations governing the corporate governance.

Current PRC laws and regulations impose substantial restrictions on foreign ownership of the online gaming and ICP businesses in China. As a result, we conduct our online gaming and ICP businesses in China through contractual arrangements with Shanghai IT, our affiliated PRC entity. Shanghai IT is owned by Zhimin Lin and Wei Ji, both of whom are PRC citizens.

In the opinion of our PRC counsel, Grandall Law Firm, subject to the interpretation and implementation of the GAPP Circular and the Network Publication Measures, the ownership structure and the business operation models of our PRC subsidiaries and our affiliated PRC entity comply with all applicable PRC laws, rules and regulations, and no consent, approval or license is required under any of the existing laws and regulations of China for their ownership structure and business operation models except for those which we have already obtained or which would not have a material adverse effect on our business or operations as a whole. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, it is uncertain that the PRC government authorities will ultimately take a view that is consistent with the opinion of our PRC counsel.

In the online game industry in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the online games industry. See “Risk Factors—Risks Related to Doing Business in China—The laws and regulations governing the online game industry in China are developing and subject to future changes. If we fail to obtain or maintain all applicable permits and approvals, our business and operations could be materially and adversely affected.”

Regulations on Internet Content Provision Service, Online Gaming and Internet Publishing

Our provision of online game-related content on our websites is subject to various PRC laws and regulations relating to the telecommunications industry, Internet and online gaming, and is regulated by various government authorities, including MIIT, the MCT, GAPPRFT and the State Administration for Market Regulation. The principal PRC regulations governing the ICP industry as well as the online gaming services in China include:

•	Telecommunications Regulations (2000), as amended in 2014 and 2016;

•	The Administrative Rules for Foreign Investments in Telecommunications Enterprises (2001), as amended in 2008 and 2016;

•	The Administrative Measures for Telecommunications Business Operating License (2017);

•	The Administrative Measures for Internet Information Services (2000), as amended in 2011;

•	The Tentative Measures for Administration of Internet Culture (2003), as amended and reissued in 2011 and further amended in 2017;

•	Administrative Measures on Network Publication (2016);

•	The Foreign Investment Industrial Guidance Catalogue (2019);

•	The Special Administrative Measures on Access of Foreign Investment (Negative List) (Edition 2020), which took effect on July 23, 2020; and

•	Provisions on the Ecological Governance of Network Information Contents (2020).

In July 2006, MIIT issued the MII Notice. The MII Notice prohibits ICP license holders from leasing, transferring or selling a telecommunications business operating license to any foreign investors in any form, or providing any resource, sites or facilities to any foreign investors for their illegal operation of telecommunications businesses in China. The notice also requires that ICP license holders and their shareholders directly own the domain names and trademarks used by such ICP license holders in their daily operations. The notice further requires each ICP license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all the value-added telecommunication service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. The local authorities in charge of telecommunications services are required to ensure that existing ICP license holders conduct a self-assessment of their compliance with the MII Notice and submit status reports to MIIT before November 1, 2006. For those which are not in compliance with the above requirements and further fail to rectify the situation, the relevant governmental authorities would have broad discretion in adopting one or more measures against them, including but not limited to revoking their operating licenses. See “Risk Factors—Risks Related to Our Company and Our Industry—PRC laws and regulations restrict foreign ownership of Internet content provision, Internet culture operation and Internet publishing licenses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.”

Under these regulations, a foreign investor is currently prohibited from owning more than 50% of the equity interest in a PRC entity that provides value-added telecommunications services (except for e-commerce services). ICP services are classified as value-added telecommunications businesses, and a commercial operator of such services must obtain an ICP License from the appropriate telecommunications authorities in order to carry on any commercial ICP operations in China.

In February 2016, the GAPPRFT and the MIIT jointly issued the Administrative Measures on Network Publication, which took effect in March 2016. The Administrative Measures on Network Publication further strengthen and expand the supervision and management on the network publication service, including online games service. Therefore, online games, including mobile games, regardless of whether imported or domestic, shall be subject to a content review and approval by the GAPPRFT prior to commencement of operations in China.

GAPPRFT and MIIT jointly impose a license requirement for any company that intends to engage in network publishing, defined as any activity of providing network publications to the public through information networks. Network publications refer to the digitalized works with publishing features such as editing, producing and processing. Furthermore, the distribution of online game cards and CD-keys for online gaming programs is subject to a licensing requirement. Shanghai IT holds the license necessary to distribute electronic publications, which allows it to distribute prepaid cards and CD-Keys for the games we operate. We sell our prepaid cards and CD-Keys through third-party distributors, which are responsible for maintaining requisite licenses for distributing our prepaid cards and CD Keys in China.

On February 15, 2007, fourteen governmental authorities, including the Ministry of Culture, MIIT, the State Administration for Industry and Commerce, and the People’s Bank of China, or the PBOC, jointly issued a circular entitled Circular for Further Strengthening the Administration of Internet Café and Online Games. This circular gave the PBOC administrative authority over virtual currencies issued by online game operators for use by players in online games to avoid the potential impact such virtual currencies may have on the real-world financial systems. According to this circular, the volume that may be issued and the purchase of such virtual currencies must be restricted, and virtual currency must not be used for the purchase of any physical products, refunded with a premium or otherwise illegally traded. The Notice of Strengthening the Management of Virtual Currency of Online Games promulgated by the Ministry of Culture and MOFCOM on June 4, 2009 imposes more restrictions and requirements on online game operators that issue virtual currencies. According to the above regulations, an online game operator which issues virtual currency used for online game services shall apply for approval from the Ministry of Culture. An online game operator shall further report detailed rules of issuance for virtual currencies, such as distribution scope, pricing, and terms for refunds and shall make certain periodic and supplementary filings as required by the relevant regulations. In addition, under these rules, online game operators are prohibited from assigning game tools or virtual currency to users by way of drawing lots, random samplings or other arbitrary means in exchange for users’ cash or virtual currency. These rules also require that service agreements entered into between online game operators and end users contain the general terms of a standard online game service agreement issued by the Ministry of Culture.

In September 2009, GAPP further promulgated the GAPP Circular, which provides that foreign investors are prohibited from making investment and engaging in online game operation services by setting up foreign-invested enterprises in China. Further, foreign investors shall not control and participate in PRC online game operation businesses indirectly or in a disguised manner by establishing joint venture companies or entering into agreements with or providing technical support to such PRC online game operation companies, or by inputting the users’ registration, account management, game cards consumption directly into the interconnected gaming platform or fighting platform controlled or owned by the foreign investor. In addition, on February 4, 2016, the GAPPRFT and the MIIT jointly issued the Administrative Measures on Network Publication, or the Network Publication Measures, which took effect in March 2016. Pursuant to the Network Publication Measures, wholly foreign-owned enterprises, Sino-foreign equity joint ventures and Sino-foreign cooperative enterprises shall not engage in the provision of web publishing services, including online game services. Project cooperation involving internet publishing services between an internet publishing service provider and a wholly foreign-owned enterprise, Sino-foreign equity joint venture, or Sino-foreign cooperative enterprise within China or an overseas organization or individual shall be subject to prior examination and approval by the GAPPRFT. It is not clear whether GAPPRFT and MIIT have regulatory authority over the ownership structures of online game companies based in China and online game operation in China. The relevant governmental authorities have broad discretion in adopting one or more of administrative measures against companies now in compliance with these measures, including revoking relevant licenses and relevant registration. See “Risk Factors—Risks Related to Our Company and Our Industry—PRC laws and regulations restrict foreign ownership of Internet content provision, Internet culture operation and Internet publishing licenses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.”

On May 24, 2016, the GAPPRFT issued the Circular on the Administration over Mobile Game Publishing Services to further regulate the administration of mobile game publishing services. Pursuant to this circular, game publishing service entities shall be responsible for examining the contents of their games, applying for publication and applying for game publication numbers. Upgrades or new expansions of a mobile game that have been approved for publication shall be deemed as new works and the relevant publishing service entities shall go through relevant approval formalities again depending on the classification of the new works. Entities engaged in the joint operation of such new works must verify whether such games have gone through all the relevant approval formalities and whether the relevant information has been clearly displayed, or otherwise refrain from the joint operation. Mobile games without the required approval formalities shall be treated as illegal publications and the relevant entities shall be punished accordingly. The operation of SMS in China is classified as a value-added telecommunication business and SMS service providers shall obtain the relevant value-added telecommunication business permits.

Regulations on Internet Content

The PRC government has promulgated measures relating to Internet content through a number of ministries and agencies, including MIIT, MCT and GAPPRFT. These measures specifically prohibit Internet activities, including the operation of online games that result in the publication of any content which is found to, among other things, propagate obscenity, gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. See “Risk Factors—Risks Related to Doing Business in China—The laws and regulations governing the online game industry in China are developing and subject to future changes. If we fail to obtain or maintain all applicable permits and approvals, our business and operations could be materially and adversely affected.” If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

In April 2007, various governmental authorities, including GAPP, MIIT, the Ministry of Education, the Ministry of Public Security, and other relevant authorities jointly issued a circular concerning the mandatory implementation of an “anti-fatigue system” in online games, which was aimed at protecting the physical and psychological health of minors. This circular required all online games to incorporate an “anti-fatigue system” and an identity verification system, both of which have limited the amount of time that a minor or other user may continuously spend playing an online game. We have implemented such “anti-fatigue” and identification systems on all of our online games as required. Since March 2011, various governmental authorities, including the Ministry of Culture, MIIT, the Ministry of Education, the Ministry of Public Security, and other relevant authorities have jointly launched the “Online Game Parents Guardianship Project for Minors,” which allows parents to require online game operators to take relevant measures to limit the time spent by the minors on playing online games and the minors’ access to their online game accounts. On February 5, 2013, the Ministry of Culture, MIIT, GAPP and various other governmental authorities, jointly issued the Working Plan on the Comprehensive Prevention Scheme on Online Game Addiction of Minors, which further strengthened the administration of the Internet cafés, reinstated the importance of the “anti-fatigue system” and “Online Game Parents Guardianship Project for Minors” as prevention measures against the online game addiction of minors and ordered all relevant governmental authorities to take all necessary actions in implementing such measures. Additional requirements for anti-fatigue and identification systems in our games, as well as the implementation of any other measures required by any new regulations the PRC government may enact to further tighten its administration of the Internet and online games, and its supervision of Internet cafés, may limit or slow down our prospects for growth, or may materially and adversely affect our business results. See “Risk Factors—Risks Related to Doing Business in China—Our business may be adversely affected by public opinion and government policies in China.”

Internet content in China is also regulated and restricted from a state security standpoint. The National People’s Congress, China’s national legislative body, has enacted a law that may subject to criminal punishment in China any effort to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak state secrets; (4) spread false commercial information; or (5) infringe intellectual property rights.

The Ministry of Public Security has promulgated measures that prohibit the use of the Internet in ways which, among other things, results in a leakage of state secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard, and we may be subject to the jurisdiction of the local security bureaus. See “Risk Factors—Risks Related to Doing Business in China—Regulation and censorship of information disseminated over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from, or linked to our Internet websites.” If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

On December 15, 2019, the Cyberspace Administration of China promulgated the Provisions on the Ecological Governance of Network Information Contents, or the Order No. 5, which came into effect on March 1, 2020. Pursuant to the Order No. 5, producers of network information contents shall abide by laws and regulations, follow public order and good morals, and shall not harm national interests, public interests and the legitimate rights and interests of others.  A network information content service platform shall establish a mechanism for ecological governance of network information contents, formulate detailed rules for ecological governance of network information contents of its own platform, and improve systems for user registration, account management, information release review, thread comment review, page ecological management, real-time inspection, emergency response, and disposal of network rumors and black industry chain information. Where any network information content service platform violates the regulations of the Order No. 5, the cyberspace administration shall, ex officio, have a talk with it, issue a warning and order it to take rectification measures within the required time limit; where the network information content service platform refuses to take rectification measures or the circumstances are serious, it shall be ordered to suspend updating the information and shall be punished in accordance with applicable laws and administrative regulations.

Regulations on Privacy Protection

PRC laws and regulations prohibit Internet content providers from collecting and analyzing personal information from their users without user’s prior consent. We require our users to accept a user agreement whereby they agree to provide certain personal information to us. In addition, PRC law prohibits Internet content providers from disclosing to any third parties any information transmitted by users through their networks unless otherwise permitted by law. If an Internet content provider violates these regulations, it may be liable for damages caused to its users and it may be subject to administrative penalties such as warnings, fines, confiscation of its unlawful income, revocation of licenses, cancellation of filings, shutdown of their websites or even criminal liabilities.

On November 7, 2016, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Cybersecurity Law of the PRC, or the Cybersecurity Law, which came into effect on June 1, 2017. Pursuant to the Cybersecurity Law, network operators shall perform their cybersecurity obligations according to the requirements of the classified protection system for cybersecurity, including: (a) formulating internal security management systems and operating instructions, determining the persons responsible for cybersecurity, and implementing the responsibility for cybersecurity protection; (b) taking technological measures to prevent computer viruses, network attacks, network intrusions and other actions endangering cybersecurity; (c) taking technological measures to monitor and record the network operation status and cybersecurity incidents; (d) taking measures such as data classification, and back-up and encryption of important data; and (e) other obligations stipulated by laws and administrative regulations. In addition, network operators shall comply with the principles of legitimacy to collect and use personal information and disclose their rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered.

Import Regulations

Our ability to obtain licenses for online games from abroad and import them into China is regulated in several ways. We are required to register with MOFCOM any license agreement with a foreign licensor that involves an import of technologies, including online game software into China. Without that registration, we may not remit licensing fees out of China to any foreign game licensor. In addition, MCT requires us to submit for its content review and/or approval any online games we want to license from overseas game developers or any patch or updates for such game if it contains substantial changes. If we license and operate games without that approval, MCT may impose penalties on us. Also, pursuant to a jointly issued notice in July 2004, GAPP and the State Copyright Bureau require us to obtain their approval for imported online game publications. Furthermore, the State Copyright Bureau requires us to register copyright license agreements relating to imported software. Without the State Copyright Bureau registration, we cannot remit licensing fees out of China to any foreign game licensor and we are not allowed to publish or reproduce the imported game software in China.

Regulations on Intellectual Property Rights

The State Council and the State Copyright Bureau have promulgated various regulations and rules relating to the protection of software in China. Under these regulations and rules, software owners, licensees and transferees may register their rights in software with the State Copyright Bureau or its local branches and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process and registered software rights may receive better protection. We have registered most of our in-house developed online games with the State Copyright Bureau.

Regulations on Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange. Foreign currency exchange regulation in China is primarily governed by the following rules:

•	Foreign Exchange Administration Rules (1996), as amended in 1997 and 2008; and

•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996).

Pursuant to the Foreign Exchange Administration Rules (1996), as amended in 1997 and 2008, the RMB is generally freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans, investment in securities, or other transactions through a capital account outside China unless the prior approval of SAFE or authorized banks is obtained. Furthermore, foreign investment enterprises in China in general may purchase foreign exchange without the approval of SAFE or authorized banks for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. Foreign investment enterprises that need foreign exchange for the distribution of profits to their shareholders may effect payment from their foreign exchange account or purchase and pay foreign exchange at the designated foreign exchange banks to their foreign shareholders by producing board resolutions for such profit distribution. Under the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), based on their needs, foreign investment enterprises are permitted to open foreign exchange settlement accounts for current account receipts and payments of foreign exchange along with specialized accounts for capital account receipts and payments of foreign exchange at certain designated foreign exchange banks.

On November 19, 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or SAFE Circular 59, which became effective on December 17, 2012 and was amended on May 4, 2015 and October 10, 2018 and was partly repealed on December 30, 2019. The major developments under SAFE Circular 59 were that the opening of various special purpose foreign exchange accounts (e.g. pre-establishment expenses account, foreign exchange capital account, guarantee account) no longer required the approval of SAFE. Furthermore, multiple capital accounts for the same entity may be opened in different provinces, which was not possible before the issuance of SAFE Circular 59. Reinvestment of RMB proceeds by foreign investors in the PRC no longer required SAFE approval or verification, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer required SAFE approval.

On May 10, 2013, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents, as amended on October 10, 2018 and partly repealed on December 30, 2019, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be based on registration. Institutions and individuals shall register with SAFE and/or its branches for their direct investment in the PRC. Banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

On February 13, 2015, SAFE issued the Circular on Further Simplifying and Improving the Foreign Exchange Administration Policies on Direct Investments, or SAFE Circular 13, which took effect on June 1, 2015, and was partly repealed on December 30, 2019. Pursuant to SAFE Circular 13, the administrative examination and approval procedures with SAFE or its local branches relating to the foreign exchange registration approval for domestic direct investments as well as overseas direct investments have been cancelled, and qualified banks are delegated the power to directly conduct such foreign exchange registrations under the supervision of SAFE or its local branches.

On April 26, 2016, SAFE issued the Circular of the State Administration of Foreign Exchange on Further Promoting Trade and Investment Facility and Improving the Examination and Verification of the Authenticity, pursuant to which when handling the remittance of profits exceeding the equivalent of US$50,000 abroad for a domestic institution, a bank should examine the authenticity of the transaction by reviewing related corporate approvals, tax filing record and other materials.

On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises.

Dividend Distribution. The principal regulations governing distribution of dividends of foreign holding companies include:

•	The Company Law of People’s Republic of China;

•	Foreign Investment Law (2019); and

•	Implementation Regulations for the Foreign Investment Law (2019).

Under these regulations, foreign investment enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective profits each year, if any, to fund certain reserve funds until the cumulative total of the allocated reserve funds reaches 50% of an enterprise’s registered capital and a portion of their respective after-tax profits to their staff welfare and bonus reserve funds as determined by their respective board of directors or shareholders. These reserves are not distributable as dividends.

Regulations on Foreign Exchange in Certain Onshore and Offshore Transactions

On July 4, 2014, SAFE issued SAFE Circular 37, which is the Circular on Several Issues Concerning Foreign Exchange Administration of Domestic Residents Engaging in Overseas Investment, Financing and Round-Trip Investment via Special Purpose Vehicles. SAFE Circular 37 and its detailed guidelines require PRC residents to register with the local branch of SAFE before contributing their legally owned onshore or offshore assets or equity interest into any SPV directly established, or indirectly controlled, by them for the purpose of investment or financing. In addition, when there is (a) any change to the basic information of the SPV, such as any change relating to its individual PRC resident shareholders, name or operation period or (b) any material change, such as increase or decrease in the share capital held by its individual PRC resident shareholders, a share transfer or exchange of the shares in the SPV, or a merger or split of the SPV, the PRC resident must register such changes with the local branch of SAFE on a timely basis. According to the relevant SAFE rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore companies of SPVs, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from such offshore entity, and may also subject the relevant PRC residents and onshore companies to penalties under PRC foreign exchange administration regulations. Further, failure to comply with various SAFE registration requirements described above would result in liability for foreign exchange evasion under PRC laws. On February 13, 2015, SAFE issued SAFE Circular 13, which is the Circular on Further Simplifying and Improving the Foreign Exchange Administration Policies on Direct Investments, which took effect on June 1, 2015 and was partly repealed on December 30, 2019. Under SAFE Circular 13, qualified banks are delegated the power to register all PRC residents’ investments in SPVs pursuant to SAFE Circular 37, saving for supplementary registration application made by PRC residents who failed to comply with SAFE Circular 37, which shall still fall into the jurisdiction of the local branch of SAFE.

As a result of the uncertainties relating to the interpretation and implementation of SAFE Circular 37 and other regulations of SAFE, we cannot predict how these regulations will affect our business operations or strategies. For example, our present or future PRC subsidiaries’ ability to conduct foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with such SAFE registration requirements by relevant PRC residents, over whom we have no control. In addition, we cannot assure you that any such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We have requested all of our shareholders who, based on our knowledge, are PRC residents or whose ultimate beneficial owners are PRC residents to comply with all applicable SAFE registration requirements, but we have no control over our shareholders. We cannot assure you that the PRC beneficial owners of our company and our subsidiaries have completed the required SAFE registrations. Nor can we assure you that they will be in full compliance with the SAFE registration in the future. Any non-compliance by the PRC beneficial owners of our company and our subsidiaries may subject us or such PRC resident shareholders to fines and other penalties. It may also limit our ability to contribute additional capitals to our PRC subsidiaries and our subsidiaries’ ability to distribute profits or make other payments to us.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jun Zhu	53	Director, Chairman of the Board and Chief Executive Officer
Davin A. Mackenzie(1)(2)	59	Independent Director
Kwok Keung Chau(1)(2)	43	Independent Director
Ka Keung Yeung(1)(2)	61	Independent Director
George Lai (Lai Kwok Ho)	43	Director and Chief Finance Officer
Chris Shen	51	President

Notes:

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

Jun Zhu is one of our co-founders. He has served as the chairman of our board of directors and chief executive officer since our inception. Prior to founding our company, Mr. Zhu co-founded Flagholder New Technology Co. Ltd., an information technology company based in China, in 1997, and served as its director from 1997 to 1999. From 1993 to 1997, Mr. Zhu worked at QJ (U.S.A.) Investment, Ltd., a trading company in the United States. Mr. Zhu attended an undergraduate program at Shanghai Jiaotong University.

Davin A. Mackenzie has served as our independent director since July 2005. Mr. Mackenzie is currently the General Manager of Greater China for Scape, a developer and operator of purpose-build student accommodation, and the Managing Director – Asia Pacific for the Madison Sports Group, the promoter of the Six Day series of track cycling events. Mr. Mackenzie was a consultant of Spencer Stuart Beijing Office, a renowned global executive search company, from 2012 to 2016. Currently, he serves as a director of Mountain Hazelnut Ventures, a private agricultural company. From 2009 to 2011, Mr. Mackenzie was the Beijing representative of Brocade Capital Limited, a private equity advisory firm that he founded in 2009. From 2008 to 2009, Mr. Mackenzie was the managing director and Beijing representative of Arctic Capital Limited, a pan-Asia private equity advisory firm. Between 2000 and 2008, Mr. Mackenzie held the same positions in Peak Capital LLC, another private equity investment and advisory firm that focuses on the China market. Prior to Peak Capital, Mr. Mackenzie worked with the International Finance Corporation, a private sector arm of The World Bank Group, for seven years, including four years as the resident representative for China and Mongolia. Mr. Mackenzie has also worked at Mercer Management Consultants in Washington, D.C., and at First National Bank of Boston in Taiwan. Mr. Mackenzie received a bachelor’s degree in Government from Dartmouth College. He received a master’s degree in international studies and an MBA degree from the Wharton School of Business at the University of Pennsylvania. Mr. Mackenzie has also completed the World Bank Executive Development Program at Harvard Business School.

Kwok Keung Chau has served as our independent director since October 2015. Currently, he serves as the authorized representative and the company secretary of Comtec Solar Systems Group Limited (SEHK: 00712), an independent non-executive director and the chairman of the audit committee of China Xinhua Education Group Limited (SEHK: 02779), an independent director of China Tobacco International (HK) Company Limited (SEHK: 06055) and an independent non-executive director and the chairman of the audit committee of Forward Fashion (International) Holdings Company Ltd. (SEHK: 02528) and an independent non-executive director of Bank of Zhangjiakou Co., Ltd. since April 2020. From November 2007 to January 2020, Mr. Chau was an executive director and the chief financial officer of Comtec Solar Systems Group Limited, responsible for corporate financial and general management. He acted as a member of supervisory board of RIB Software AG, a software company in Germany, which was listed in Frankfurt Stock Exchange, from May 2010 to June 2013. Prior to joining Comtec Solar in November 2007, Mr. Chau served in various positions at China.com Inc., (SEHK: 08006) from October 2005 to October 2007, including vice president of the finance department, chief financial officer, company secretary and authorized representative. Prior to joining China.com Inc., Mr. Chau served as the deputy group financial controller of China South City Holdings Limited (SEHK: 01668) from August 2003 to April 2005. Before that, he served as the financial controller of Shanghai Hawei New Material and Technology co., Ltd. from June 2002 to August 2003. Mr. Chau has been a fellow member of the Association of Chartered Certified Accountants since June 2002, a member of the Hong Kong Institute of Certified Public Accountants since July 2005 and a Chartered Financial Analyst of the CFA Institute since September 2003. Mr. Chau received his bachelor’s degree in business administration from the Chinese University of Hong Kong in May 1998.

Ka Keung Yeung has served as our independent director since July 2005. Mr. Yeung also serves as the director of Phoenix New Media Limited (NYSE: FENG). He is also the company secretary and qualified accountant. Mr. Yeung joined Phoenix in March 1996 and is in charge of all of Phoenix’s internal and external financial management and arrangements and also supervises administration and personnel matters. Mr. Yeung also serves as a director of Phoenix New Media, a subsidiary of Phoenix and a company listed on the NYSE. Mr. Yeung graduated from the University of Birmingham and is qualified as a chartered accountant. Upon returning to Hong Kong, he worked at Hutchison Telecommunications and STAR in the fields of finance and business development.

George Lai has served as our chief financial officer since July 2008 and our director since January 2016. Currently, he also serves as an independent non-executive director and the chairman of the compensation committee of Qingdao Port International Co., Ltd. (SEHK: 06198). Prior to joining us, Mr. Lai worked for Deloitte Touche Tohmatsu since 2000. Mr. Lai worked in several different Deloitte offices, including Hong Kong, New York and Beijing. During his eight years at Deloitte, Mr. Lai played key roles in the audit function in a number of IPO projects in the United States and China. He also assisted public companies in the United States, Hong Kong and China with a wide range of accounting matters. Mr. Lai received his bachelor of business administration, with a focus in professional accountancy, from the Chinese University of Hong Kong. Mr. Lai holds various accounting professional qualifications, including from AICPA, FCCA and HKICPA.

Chris Shen has served as our president since September 2020 and served as our vice president from January 2006 to September 2020. Mr. Shen joined us in August 2005 as our senior director of marketing and is in charge of our mobile social gaming platform and marketing and public relations activities. Prior to joining us, Mr. Shen served as the group account director and account director for several renowned advertising agencies in Shanghai and Taipei, mainly serving multinational companies in various industries, such as consumer goods, financial services and retail. During the past twelve years, Mr. Shen helped numerous local and international brands plan and executed various marketing initiatives. Mr. Shen received his bachelor’s degree in management science from the National Chiao Tung University in Taiwan.

Board of Directors

Our board of directors consists of the following five directors: Jun Zhu, Kwok Keung Chau, Davin A. Mackenzie, Ka Keung Yeung and George Lai. A director is not required to hold any shares in our company by way of qualification. Any director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of his interest at a meeting of our directors. A director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he may be interested and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered and voted upon. Our directors may exercise all the powers of our company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, and issue debentures, debenture stock or other securities whenever money is borrowed, or as security for any debt, liability or obligation of our company or of any third party.

Committees of the Board of Directors

Audit Committee. Our audit committee consists of Messrs. Kwok Keung Chau, Davin A. Mackenzie and Ka Keung Yeung, all of whom satisfy the “independence” definition under Rule 5605 of the Nasdaq Stock Market, Inc. Marketplace Rules, or the Nasdaq Rules, and the audit committee independence standard under Rule 10A-3 under the Exchange Act. All the members of our audit committee meet the “financial expert” definition of the Nasdaq Rules.

The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing and approving all proposed related party transactions;

•	discussing the annual audited financial statements with management and the independent auditors;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent auditors;

•	reporting regularly to the full board of directors; and

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee. Our compensation committee consists of Messrs. Kwok Keung Chau, Davin A. Mackenzie and Ka Keung Yeung, all of whom meet the “independence” standards for compensation committee members under the Nasdaq Rules. The compensation committee assists the board in reviewing and approving the compensation structure of our executive officers, including all forms of compensation to be provided to our executive officers. The compensation committee will be responsible for, among other things:

•	reviewing and determining the compensation for our five most senior executives;

•	reviewing the compensation of our other employees and recommending any proposed changes to the management;

•	reviewing and approving director and officer indemnification and insurance matters;

•	reviewing and approving any employee loans in an amount equal to or greater than US$60,000 (or such amount as from time to time announced by the relevant regulatory bodies as requiring the approval of the Committee); and

•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pensions and welfare benefits plans

Duties of Directors

Under Cayman Islands law, our directors owe to our company fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with care and diligence that a reasonably prudent person would exercise in comparable circumstances and a duty to exercise the skill they actually possess. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

Our board of directors is currently divided into three classes with different terms. This provision would delay the replacement of a majority of our directors and would make changes to the board of directors more difficult than if such provision were not in place. Our independent directors, namely Kwok Keung Chau, Davin A. Mackenzie and Ka Keung Yeung, were re-elected (elected in the case of Kwok Keung Chau) at our 2018 annual general meeting and each of them is serving a three-year term until the 2021 annual general meeting or until his successor is duly elected and qualified, whichever is earlier. Jun Zhu, our chairman and chief executive officer, was re-elected as a director at our 2019 annual general meeting and is serving a three-year term until the 2022 annual general meeting or until his successor is duly elected and qualified, whichever is earlier. George Lai, our chief financial officer and director, was re-elected as a director at our 2018 annual general meeting and is serving a three-year term until the 2021 annual general meeting or until his successor is duly elected and qualified, whichever is earlier. Upon expiration of the term of office of each class, succeeding directors in each class will be elected for a term of three years. Directors may be removed from office by ordinary resolution of shareholders at any time before the expiration of his/her term. Pursuant to the natural expiration of the directorial terms, elections for directors would be held on the date of the annual general meeting of shareholders.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of, or hire or engage any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the year ended December 31, 2020, the aggregate cash compensation paid or payable to our directors and executive officers for their services was approximately US$300,000. No director or executive officer is entitled to any severance benefits upon termination of his or her employment with or appointment by our company. In addition, in September 2018, we issued 30,000,000 ordinary shares in the form of restricted shares to our directors, employees and consultant in accordance with our stock option plan. Simultaneous with the new grants, options to purchase 6,200,000 ordinary shares by certain grantees were cancelled. In January 2019, we forfeited and cancelled 15,000,000 ordinary shares in aggregate in the form of restricted shares held by relevant directors, employees and consultant. Those incentive shares are subject to a six-month lock-up period and would vest in installments upon the satisfaction of certain service period conditions of the grantees.

On June 17, 2020, our board of directors and board committees authorized and approved the issuance of an aggregate number of 29,100,000 restricted Class A ordinary shares of our company to certain directors, officers, employees and consultants of our company as share incentive awards for their services to us pursuant to our Eighth Amended and Restated 2004 Stock Option Plan. Among those restricted Class A ordinary shares grants, 15,600,000 restricted Class A ordinary shares are subject to restrictions on transferability that would be removed once certain pre-agreed performance targets are met, and 13,500,000 restricted Class A ordinary shares are subject to restrictions on transferability for a six-month period that would be removed in installments once certain service period conditions are met. In the event that the performance targets or the service period conditions are not met, the underlying restricted Class A ordinary shares may be forfeited and cancelled.

No director or executive officer is entitled to any severance benefits upon termination of his or her employment with or appointment by our company.

Share Incentive Plan

Eighth Amended and Restated 2004 Stock Option Plan

Our board of directors and our shareholders have adopted and approved the 2004 Stock Option Plan, as amended and restated, or the Option Plan, in order to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants and to promote the success of our business. The Option Plan was amended and restated in December 2006, November 2008, August 2010, November 2010, November 2015, August 2016, June 2017 and December 2018. By the amendment to the Option Plan in December 2018, we increased the total number of ordinary shares reserved under the Option Plan from 34,449,614 to 100,000,000. As of the date of this prospectus, options to purchase 50,000 ordinary shares under the Option Plan were outstanding and 47,175,000 restricted shares were issued. In September 2018 our board granted an aggregate amount of 30,000,000 restricted shares to our directors, officers and consultant. In exchange for such restricted shares grant, we forfeited and cancelled the stock options in the total amount of 6,200,000 shares previously granted to our directors in January 2018. In January 2019, our board of directors approved to forfeited and cancel 15,000,000 out of 30,000,000 restricted shares previously granted. In June 2020, our board of directors and board committees authorized and approved the issuance of an aggregate number of 29,100,000 restricted Class A ordinary shares of our company to certain directors, officers, employees and consultants of our company as share incentive awards for their services to us pursuant to the Option Plan. Among those restricted Class A ordinary shares grants, 15,600,000 restricted Class A ordinary shares are subject to restrictions on transferability that would be removed once certain pre-agreed performance targets are met, and 13,500,000 restricted Class A ordinary shares are subject to restrictions on transferability for a six-month period that would be removed in installments once certain service period conditions are met. In the event that the performance targets or the service period conditions are not met, the underlying restricted Class A ordinary shares may be forfeited and cancelled.

The following paragraphs describe the principal terms of the Option Plan.

Types of Awards. The Option Plan permits the awards of options, stock purchase rights, restricted shares and restricted share units.

Administration. Our Option Plan is administered by our board of directors or an option administrative committee designated by our board of directors and constituted to comply with applicable laws. In each case, our board of directors or the committee it designates will determine the provisions, terms and conditions of each award grant, including, but not limited to, the option vesting schedule, repurchase provisions, forfeiture provisions, form of payment upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Award Agreement. Awards granted under our Option Plan are evidenced by an award agreement that contains, among other things, terms, conditions and limitations for each award, which may include the term of the award, the provisions concerning exercisability and forfeiture upon termination of employment or consulting arrangements, as determined by our board.

Eligibility. We may grant awards to our employees, directors and consultants of our company.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant.

Third-Party Acquisition. If a third party acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, all outstanding awards will be assumed or equivalent options or share awards substituted by the successor corporation or parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the options or share purchase rights, all options or share purchase rights will become fully vested and exercisable immediately prior to such transaction.

Changes in Capitalization and Other Adjustments. If we shall at any time increase or decrease the number of outstanding shares, or change in any way the rights and privileges of our outstanding shares, by means of a payment or a stock dividend or any other distribution upon such ordinary shares, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving such ordinary shares, then in relation to the ordinary shares that are covered by the awards granted or available under the plan and are affected by one or more of the above events, the number, rights and privileges shall be increased, decreased or changed in like manner as if such ordinary shares had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.

Termination of Plan. Unless terminated earlier, our Option Plan will expire in 2038. Our board of directors has the authority to amend, alter, suspend or terminate our Option Plan. However, no such action may (i) impair the rights of any grantee unless agreed by the grantee and the stock option plan administrator, or (ii) affect the stock option plan administrator’s ability to exercise the powers granted to it under our Option Plan.

The following table provides a summary of the options and restricted shares granted to our directors and executive officers as of the date of this prospectus and that remained outstanding.

	Restricted Shares Issued	Total Number of Ordinary Shares Underlying Options	Exercise Price (in US$)	Expiration Date
Jun Zhu	27,000,000(1)	—	—	—
Davin Alexander Mackenzie	*	—	—	—
Kwok Keung Chau	*	—	—	—
Ka Keung Yeung	*	—	—	—
George Lai	3,600,000	—	—	—
Chris Shen	—	—	—	—
All Directors and Senior Executive Officers as a Group	32,400,000	—	—	—

* Less than 1% of our total issued and outstanding shares.

(1)	Consists of 7,500,000 Class B ordinary shares and 19,500,000 Class A ordinary shares.

As of the date of this prospectus, 14,775,000 restricted Class A ordinary shares and options to purchase 50,000 Class A ordinary shares outstanding under the Option Plan were issued or granted to the other individuals as a group.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Class A and Class B ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each of principal shareholders known to us who beneficially own more than 5% of our total outstanding ordinary shares.

The calculations in the table below are based on 255,169,494 Class A ordinary shares and 13,607,334 Class B ordinary shares outstanding as of the date of this prospectus and 339,769,494 Class A ordinary shares and 13,607,334 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the Warrants and the Representative’s Warrants are exercised in full, excluding the Class A ordinary shares that we may be obligated to issue to Splendid Days pursuant to the terms and conditions of the Settlement Deed, if any, the number of which currently unknown to us, or the Class A ordinary shares that we may be obligated to issue to the Investors pursuant to the terms and conditions of the Term Sheet.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, subject to certain conditions. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Class A Ordinary Shares Beneficially Owned After This Offering	Class B Ordinary Shares Beneficially Owned After This Offering	Total Ordinary Shares on an As- Converted Basis		Total Voting Power Prior to This Offering(3)	Class A Ordinary Shares Beneficially Owned After This Offering	Class B Ordinary Shares Beneficially Owned After This Offering	Total Ordinary Shares on an As Converted Basis After This Offering		Total Voting Power After this Offering
	Number	Number	Number(1)	%(2)%		Number	Number	Number(1)	%(2)	%(3)
Directors and Executive Officers**
Jun Zhu(4)	25,763,545	13,607,334	39,370,879	14.6	75.5	25,763,545	13,607,334	39,370,879	11.1	69.2
Davin A. Mackenzie(5)	*	—	*	*	*	*	—	*	*	*
Kwok Keung Chau(6)	*	—	*	*	*	*	—	*	*	*
Ka Keung Yeung(7)	*	—	*	*	*	*	—	*	*	*
George Lai (Lai Kwok Ho)(8)	3,450,000	—	3,450,000	1.3	*	3,450,000	—	3,450,000	1.0	*
Chris Shen	*	—	*	*	*	*	—	*	*	*
All Directors and Executive Officers as a Group	31,388,005	13,607,334	44,995,339	16.7	76.1	31,388,005	13,607,334	44,995,339	12.7	69.8
Principal Shareholders:
Jun Zhu(4)	25,763,545	13,607,334	39,370,879	14.6	75.5	25,763,545	13,607,334	39,370,879	11.1	69.2
Ark Pacific Capital Management Limited(9)	32,400,000	—	32,400,000	12.1	3.5	32,400,000	—	32,400,000	9.2	3.2
Plutux Labs Limited(10)	21,000,000	—	21,000,000	7.8	2.2	21,000,000	—	21,000,000	5.9	2.1
Leading Choice Holdings Limited(11)	18,000,000	—	18,000,000	6.7	1.9	18,000,000	—	18,000,000	5.1	1.8

*	Less than 1% of our total outstanding shares.

**	Except for Mr. Davin A. Mackenzie, Mr. Mr. Kwok Keung Chau and Mr. Ka Keung Yeung, the business address for our directors and executive officers listed in the table is 17 Floor, No. 130 Wu Song Road, Hong Kou District, Shanghai 200080, People’s Republic of China.

(1)	Represents the sum of Class A and Class B ordinary shares beneficially owned by such person or group. The total number of Class A and Class B ordinary shares on an as-converted basis as of the date of this prospectus is 268,776,828. The total number of Class A and Class B ordinary shares on an as-converted basis outstanding after the completion of this offering will be 353,376,828, including 339,769,494 Class A ordinary shares and 13,607,334 Class B ordinary shares, assuming the Warrants and the Representative’s Warrants are exercised in full, excluding the Class A ordinary shares that we may be obligated to issue to Splendid Days pursuant to the terms and conditions of the Settlement Deed, if any, the number of which currently unknown to us, or the Class A ordinary shares that we may be obligated to issue to the Investors pursuant to the terms and conditions of the Term Sheet.

(2)	For each person and group included in this column, percentage ownership is calculated by dividing the total number of ordinary shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of ordinary shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

(3)	For each person or group included in this column, the percentage of total voting power represents voting power based on both Class A and Class B ordinary shares on an as-converted basis held by such person or group with respect to all of our outstanding Class A and Class B ordinary shares on an as-converted basis as a single class. Each holder of Class A ordinary shares is entitled to one vote per share. Each holder of Class B ordinary shares is entitled to fifty votes per share on all matters requiring a shareholders’ vote. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(4)	Includes (i) 6,107,334 Class B ordinary shares and 912,094 Class A ordinary shares represented by ADSs held by Incsight Limited, a British Virgin Islands company wholly owned and controlled by Jun Zhu, and (ii) 7,500,000 Class B ordinary shares in the form of restricted shares, 19,500,000 Class A ordinary shares in the form of restricted shares and 5,351,451 Class A ordinary shares represented by ADSs held by Jun Zhu.

(5)	The business address of Mr. Davin A. Mackenzie is Xinsheng South Rd Section 1 Lane 160 #12 8F, Taipei, Taiwan.

(6)	The business address of Mr. Kwok Keung Chau is 16 Yuan Di Road, Nanhui Industrial Zone, Shanghai, the People’s Republic of China.

(7)	The business address of Mr. Ka Keung Yeung is No. 2-6 Dai King Street, Taipo Industrial Estate, Taipo, N.T., Hong Kong.

(8)	Includes 2,787,501 Class A ordinary shares in the form of restricted shares and 662,499 Class A ordinary shares represented by American depositary shares directly held by George Lai.

(9)	Includes 32,400,000 Class A ordinary shares held by Splendid Days Limited, beneficially owned by Ark Pacific Capital Management Limited, as reported in a Schedule 13G filed by Ark Pacific Capital Management Limited with the SEC on July 10, 2020 . The principal business address for Ark Pacific Capital Management Limited is Suite 62, 6/F New Henry House, 10 Ice House Street, Central, Hong Kong.

(10)	Includes 21,000,000 Class A ordinary shares held by Plutux Labs Limited, as reported by Plutux Labs Limited on the Schedule 13G filed with the SEC on September 13, 2018. The address for Plutux Labs Limited is 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands.

(11)	Includes 18,000,000 Class A ordinary shares held by Leading Choice Holdings Limited. The address for Leading Choice Holdings Limited is Unit 1005, 10/F, tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong.

To our knowledge, as of the date of this prospectus, 168,549,082 Class A ordinary shares (including 2,426,074 ordinary shares we reserved for issuance upon the exercise of options under our share incentive plan and for our treasury ADSs), were held by two record shareholders in the United States, one of which is The Bank of New York Mellon, our ADS depositary. The number of beneficial owners of our ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States.

RELATED PARTY TRANSACTIONS

Investments or Agreements entered into with Affiliated Entity or Associates

In February 2013, we established a new joint venture, namely Zhongxing The9 Network Technology Co., Ltd., in cooperation with Shanghai Zhongxing Communication Technology Enterprise Co., Ltd. and Shanghai Ruigao Information Technology Co., Ltd., in Wuxi, Jiangsu province of China, to develop and operate home entertainment set top box business. In February 2014, Guangdong Hongtu Guangdian Investment Limited Company made a capital investment of RMB12.5 million to acquire 10% equity interests in ZTE9. As of December 31, 2019, we held 26.0% equity interest in ZTE9. ZTE9 charged net royalty and other service fee related to IPTV business to us in an amount of RMB7.1 million, RMB5.2 million and nil in 2017, 2018 and 2019, respectively. Total amount due to ZTE9 for IPTV business was RMB2.7 million, RMB5.1 million and RMB0.2 million as of December 31, 2017, 2018 and 2019, respectively.

In 2017, 2018 and 2019, we lent RMB4.0 million, RMB0.6 million and nil to ZTE9 to fund its operations, respectively. The loans are interest-free. As of December 31, 2017, 2018 and 2019, total outstanding amount for loan due from ZTE9 was RMB2.1 million, RMB1.0 million and RMB1.0 million, respectively. As of June 30, 2020, the outstanding amount for loan due from ZTE9 was RMB1.0 million (US$0.1 million).

We charged service fee to Big Data, a previous subsidiary and now an equity investee of ours, amounted to RMB0.05 million and RMB0.02 million in 2018 and 2019, respectively. As of December 31, 2018 and 2019, the total amount due from Big Data was RMB0.1 million and RMB0.1 million, respectively. As of June 30, 2020, the total amount due from Big Data was RMB0.1 million.

In 2016, Asian Way entered into a license agreement with T3 Entertainment, a then equity investee of ours, for developing a game using augmented reality (AR) technologies based on the intellectual property relating to the game Audition. Upon commercial launch, Asian Way will share certain percentages of revenues of the game to T3. The game is still under development as of December 31, 2019. In July 2019, we disposed our equity interest in T3.

In 2017, we entered into a share purchase agreement with Incsight Limited, which is controlled by Mr. Jun Zhu, our chairman and chief executive officer. Pursuant to this agreement, Mr. Jun Zhu would acquire 12,500,000 of our newly issued shares for a total cash consideration of US$15.0 million. The transaction was terminated in February 2019 and the previously issued shares were surrendered and cancelled.

In 2017, we entered into a share purchase agreement with Ark Pacific Special Opportunities Fund I, L.P., which caused it to beneficially own more than 10% of share capital in our company then. Pursuant to this agreement, Ark Pacific Special Opportunities Fund I, L.P. would acquire 12,500,000 of our newly issued shares for a total cash consideration of US$15.0 million. The transaction was terminated in February 2019 and the previously issued shares were surrendered and cancelled.

On May 6, 2019, we held an extraordinary general meeting at which our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to fifty (50) votes per share on all matters subject to vote at general meetings of our company. The issued and outstanding ordinary shares then held by Incsight Limited, a British Virgin Islands business company, which is wholly owned by Mr. Jun Zhu, our chairman and chief executive officer, and the issued and outstanding ordinary shares then held by Mr. Jun Zhu himself, were re-designated and re-classified as Class B ordinary shares. All other ordinary shares then issued and outstanding were re-designated and re-classified as Class A ordinary shares. On the same date, we amended and restated our then effective Amended and Restated Memorandum of Association and Articles of Association in their entirety and adopted our Second Amended and Restated Memorandum and Articles of Association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Jun Zhu holds the majority of our outstanding voting power and we became a “controlled company” as defined under Nasdaq Stock Market Rules.

In June 2019, we and our wholly-owned subsidiary entered into a share purchase agreement with Comtec Windpark Renewable (Holdings) Co Ltd, a wholly-owned subsidiary of Comtec Solar Systems Group Limited (SEHK: 00712), which was affiliated with Kwok Keung Chau, our independent director. Pursuant to the share purchase agreement, we issued 3,444,882 Class A ordinary shares to purchase 9.9% equity interest in Zhenjiang Kexin Power System Design and Research Company, a lithium battery management system and power storage system supplier.

Loan from Related Parties

Mr. Jun Zhu, the chairman and chief executive officer, extended aggregate of RMB73.9 million, RMB11.0 million and RMB16.1 million in loan to us in 2017, 2018 and 2019, respectively. The loans are interest-free. As of December 31, 2017, 2018 and 2019, RMB75.2 million, RMB57.1 million and RMB63.2 million of such loan remained outstanding, respectively. As of June 30, 2020, the balance of such loan remained outstanding was RMB44.1 million (US$6.2 million).

Contractual Arrangements with Our Variable Interest Entity and Its Shareholders

See “Corporate History and Structure—Arrangements with Affiliated PRC Entity.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our Second Amended and Restated Memorandum and Articles of Association, as amended from time to time and the Companies Act (2020 Revision) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

Our authorized share capital is US$50,000,000 divided into 5,000,000,000 shares comprising (i) 4,300,000,000 Class A ordinary shares of par value US$0.01 each, (ii) 600,000,000 Class B ordinary shares of par value US$0.01 each, and (iii) 100,000,000 shares of par value US$0.01 each of such class or classes (however designated) as our board of directors may determine in accordance with our currently effective Second Amended and Restated Memorandum and Articles of Association. As of the date of this prospectus, we have 255,169,494 Class A ordinary shares issued and outstanding, and 13,607,334 Class B ordinary shares issued and outstanding.

Our Second Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our currently effective Second Amended and Restated Memorandum and Articles of Association, as well as the Companies Act (2020 Revision) insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when entered in our register of members (shareholders). Every person whose name is entered in our register of members as a registered shareholder is entitled to receive a share certificate within two months of the allotment of such shares. We are not permitted to issue bearer shares.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person who is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to fifty votes, on all matters subject to a vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by one or more shareholders together holding not less than ten percent of the paid up voting share capital, present in person or by proxy.

A quorum required for a meeting of shareholders consists of holders of not less than one-third of all issued and outstanding shares entitled to vote. Our company may hold an annual general meeting but shall not (unless required by the Companies Act) be obliged to hold an annual general meeting. Annual general meetings and extraordinary general meetings may be convened by our board of directors on its own initiative. In addition, our board of directors is required to convene extraordinary general meetings upon any requisition by shareholders holding in aggregate not less than 33% of our voting share capital. Advance notice of at least seven business days is required for the convening of our annual general meeting and extraordinary general meetings.

An ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to our ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to our ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name, a reduction of our share capital, effecting a statutory merger, or amending our memorandum and articles of association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including an increase of our authorized share capital, the consolidation and division of all or any of our share capital into shares of a larger amount than our existing share capital, and the cancellation of any authorized but unissued shares.

Transfer of Shares

Subject to the restrictions of our Second Amended and Restated Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register of members in respect thereof.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of such shares, on such terms and in such manner as may be determined, before the issuance of such shares, by our board of directors. Our company may also repurchase any of our shares (including any redeemable shares) provided that the manner of such purchase has been approved by ordinary resolution of our shareholders or the manner of such purchase is in accordance with our Second Amended and Restated Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attaching to any class of shares may, subject to our Second Amended and Restated Memorandum and Articles of Association, be varied or abrogated either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Issuance of Additional Shares

Our Second Amended and Restated Memorandum and Articles of Association authorizes our board of directors to issue additional shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Second Amended and Restated Memorandum and Articles of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including but not limited to:

•	the designation of the series;

•	the number of shares of the series and the subscription price thereof if different from the par value thereof;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions

Some provisions of our Second Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Second Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Changes in Capital

We may from time to time by ordinary resolution of our shareholders increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

We may by ordinary resolution of our shareholders:

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of our share from which the reduced share is derived; and

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution of our shareholders reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) ”merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a ”consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition to the statutory provisions relating to mergers and considerations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory provisions, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

•	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders,

•	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and

•	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Second Amended and Restated Memorandum and Articles of Association provides that we shall indemnify each of our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Second Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Second Amended and Restated Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Second Amended and Restated Memorandum and Articles of Association allow our shareholders holding not less than 33% of the share capital of our company carrying the right of voting at general meetings of our company to requisition a shareholder’s meeting, in which case our directors are obligated to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Second Amended and Restated Articles of Association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of our company, it is not a concept that is accepted as a common practice in the Cayman Islands, and our company has made no provisions in our Second Amended and Restated Memorandum and Articles of Association to allow cumulative voting for such elections. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Second Amended and Restated Memorandum and Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from meetings of our board for six consecutive months and the board resolves that his office be vacated; or (v)  is removed from office pursuant to any other provisions of our Second Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with the fiduciary duties which they owe to the Company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transactions entered into are bona fide in the best interests of the Company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Second Amended and Restated Articles of Association, if at any time our share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to our Second Amended and Restated Memorandum and Articles of Association, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Second Amended and Restated Memorandum and Articles of Associations, our Second Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our Second Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Second Amended and Restated Memorandum and Articles of Association which require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

In September 2018, we issued 21,000,000 ordinary shares to Leading Choice Holding Limited, a Hong Kong company, for approximately then 20.0% equity interest in Leading Choice Holding Limited, as consideration. Such 21,000,000 ordinary shares were re-designated as 21,000,000 Class A ordinary shares in May 2019.

In September 2018, we issued 21,000,000 ordinary shares to Plutux Limited, a Gibraltar company, for approximately then 8.0% equity interest in Plutux Limited, as consideration. Such 21,000,000 ordinary shares were re-designated as 21,000,000 Class A ordinary shares in May 2019.

In May 2019, as a result of the adoption of dual-class share structure, we re-designated and re-classified the then 13,607,334 authorized and issued ordinary shares held by Incsight Limited and Mr. Jun Zhu as 13,607,334 Class B ordinary shares, and re-designated and re-classified the then remaining 119,748,024 authorized and issued ordinary shares as 119,748,024 Class A ordinary shares.

In June 2019, we issued 3,444,882 Class A ordinary shares to Comtec Windpark Renewable (Holdings) Co., Ltd., in exchange for then 9.9% equity interest in Zhenjiang Kexin Power System Design and Research Company.

In February 2020, we issued (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, for an aggregate consideration of US$500,000 to Iliad.

In June 2020, we issued 32,400,000 Class A ordinary shares to Splendid Days Limited to settle the repayment for the Convertible Notes of US$7.6 million.

On October 2, 2020, at the closing of our registered offering, we issued and sold 70,500,000 Class A ordinary shares, represented by ADSs, at a public offering price of US$0.36 per ADS, each ADS then representing three Class A ordinary shares.

In November 2020, we issued 3,040,050 Class A ordinary shares to Thurgau Limited to settle outstanding portion of their service fee in connection with sale transaction entered into with Kapler Pte. Ltd. to sell three subsidiaries which collectively hold land use rights and office buildings located at Zhangjiang, Shanghai.

Convertible Note

In February 2020, we issued (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, for an aggregate consideration of US$500,000 to Iliad. The convertible note bears interest at a rate of 6.0% per year, compounded daily. Iliad has the right at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price of US$10.5 per ADS, each ADS representing thirty Class A ordinary shares, subject to adjustment. Beginning on the date that is six months from the note purchase date, Iliad has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$150,000 per calendar month. Payment of the redemption amount could be in cash or our ADSs. In the event the principal amount and interest accrued for the convertible note issued to Iliad are fully repaid, we have the right to repurchase the remaining Class A ordinary shares held by Iliad that are unsold at US$0.0001 per share.

Warrants

On October 2, 2020, at the closing of our registered offering, we issued and sold 23,500,000 Warrants at a public offering price of US$0.01 per Warrant, each Warrant then representing the right of the holders thereof to purchase one ADS at an exercise price of US$0.37 per ADS, each ADS then representing three Class A ordinary shares. On October 29, 2020, we issued and sold 3,525,000 Warrants at a public offering price of US$0.01 per Warrant, each Warrant then representing the right of the holders thereof to purchase 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS representing thirty Class A ordinary shares, pursuant to the exercise by the underwriter of our registered offering of its option to purchase additional Warrants.

On October 2, 2020, in connection with and at the closing of our registered offering, we issued Representative’s Warrants to purchase 1,175,000 ADSs, each ADS then representing three Class A ordinary shares, to Maxim Partners LLC.

Share Incentive Awards Grants and Issuance

We have granted options to purchase our Class A ordinary shares and restricted shares to certain of our directors, executive officers, employees and consultants. See “Management—Share Incentive Plan.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES and Warrants

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent thirty Class A ordinary shares deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of Cayman Islands govern shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly holding or beneficially owning ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find Additional Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our Second Amended and Restated Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentences. If we timely asked the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that

•	we wish to receive a discretionary proxy;

•	as of the instruction cutoff date we reasonably do not know of any substantial shareholder opposition to the particular question; and

•	the particular question would not materially adverse to the interests of our shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	•	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	•	Depositary services

Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	•	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

	•	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	•	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our shares from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the International Centre for Dispute Resolution, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

Warrants Issued in Connection with this Offering

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants accompanying the ADSs offered hereby and the Warrant Agent Agreement. You should review a copy of the form of Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the Warrants.

Form. The Warrants will be issued in electronic certificated form.

Term. The Warrants will be exercisable on the date of issuance and will expire on the third anniversary of the date of issuance.

Exercisability. The Warrants will be exercisable, at the option of each holder, by delivering to us a duly executed exercise notice and cash payment in full for the number of ADSs purchased upon such exercise, unless cashless exercise is allowed. The exercise of the Warrants is subject to limits as described below under the caption “—Exercise Limitations.”

Exercise Price. Each Warrant currently represents the right to purchase 0.1 ADS at the exercise price of US$3.7 per ADS, each ADS currently representing thirty Class A ordinary shares. The number of the ADSs and the exercise price of the Warrants have reflected the adjustments as the result of the change in ADS-to-Class A ordinary shares ratio from each ADS representing three Class A ordinary shares to each ADS representing thirty Class A ordinary shares effected on October 19, 2020. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise.

Cashless Exercise. In the event that (i) the SEC has issued a stop order with respect to this registration statement, (ii) the SEC otherwise has suspended or withdrawn the effectiveness of this registration statement, either temporarily or permanently, (iii) we have suspended or withdrawn the effectiveness of this registration statement, either temporarily or permanently. (iv) the prospectus contained in this registration statement is not available for the issuance of the ADSs underlying the Warrants, (v) this registration statement or the prospectus contained in this registration statement is not current and does not conform to the requirements of the applicable rules and regulations, or the SEC has not declared effective a post-effective amendment to this registration statement if one is required to be filed to update the disclosure in this registration statement, or (vi) otherwise, the Warrants should only be exercisable on a cashless basis. Upon a cashless exercise, the holder would be entitled to receive a number of ADS in accordance with certain formula set forth in the Warrant

Delivery of ADSs. We shall cause our Depositary to deliver the ADSs underlying the Warrants to the holders exercising such Warrants by no later than 5:00 P.M. New York City time on the fifth trading day following the Warrants exercise date, provided the funds in payment of the exercise price for such Warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrant, the Warrant may be transferred at the option of the holder in accordance with the procedures set forth in the Warrant.

Authorized Shares. During the period the Warrants are outstanding, we will reserve from our authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of shares of ADSs underlying the warrants upon the exercise of the Warrants.

Exchange Listing. We do not plan on applying to list the Warrants on the Nasdaq, or any other national securities exchange.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrant Agent Agreement and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our ordinary shares or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder shall have the right to receive for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of ordinary shares of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the warrant is exercisable immediately prior to such event.

Exercise Limitations. A Warrant holder will not have the right to exercise any portion of the Warrant if the holder, together with its affiliates, would hold more than 4.99% of Class A ordinary shares outstanding immediately after the exercise. The holders may from time to time increase or decrease such exercise limitation to any other percentage not in excess of 9.99% by providing a written notice to us, provided that such increase in the exercise limitation will not be effective until the 61st day after the delivery of such notice. The increase or decrease in exercise limitation would only apply to the Warrant holders and its affiliates but not to any other holders of Warrants.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our ADSs until they receive the ADSs underlying the Warrants.

Waivers and Amendments. Any term of the Warrants issued in the offering may be amended or waived with the written consent of holders of the Warrants.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our securities is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States.

Cayman Islands Taxation

In the opinion of our Cayman Islands counsel, Maples and Calder (Hong Kong) LLP, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, or after execution, brought into, or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our shares, nor will gains derived from the disposal of our shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

If we are considered a PRC resident enterprise under the EIT Law, our shareholders and ADS holders who are deemed non-resident enterprises may be subject to the 10% EIT on the dividends payable by us or any gains realized from the transfer of our shares or ADSs, if such income is deemed derived from China, provided that (i) such foreign enterprise investor has no establishment or premises in China, or (ii) it has establishment or premises in China but its income derived from China has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider the dividends we pay with respect to our shares or ADSs and the gains realized from the transfer of our shares or ADSs to be income derived from sources within the PRC, it is also possible that such dividends and gains earned by non-resident individuals may be subject to the 20% PRC individual income tax. It is uncertain whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of tax treaties or arrangements entered into between China and other jurisdictions.

If we are required under the PRC tax law to withhold PRC income tax on our dividends payable to our non-PRC resident shareholders and ADS holders, or if any gains realized from the transfer of our shares or ADSs by our non-PRC resident shareholders and ADS holders are subject to the EIT or the individual income tax, your investment in our shares or ADSs could be materially and adversely affected.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) relating to the ownership and disposition of the ADSs, Warrants or ordinary shares. This discussion applies only to U.S. Holders of the ADSs, Warrants or ordinary shares as “capital assets” (generally, property held for investment). This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion is for general information only and does not address all of the tax considerations that may be relevant to any particular investor or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	U.S. expatriates or entities subject to the U.S. anti-inversion rules;

•	tax-exempt entities (including private foundations);

•	persons liable for alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding ADSs, Warrants or ordinary shares as part of a straddle, hedging, conversion or integrated transaction for U.S. federal income tax purposes;

•	persons holding ADSs, Warrants or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	persons that directly, indirectly or constructively own 10% or more of our stock (by vote or value);

•	partnerships or other pass-through entities, or persons holding ADSs, Warrants or ordinary shares through such entities; or

•	persons who acquired ADSs, Warrants or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation.

In addition, the discussion below does not address any U.S. state, local or non-U.S. tax considerations, the Medicare tax, alternative minimum tax, or any non-income tax (such as U.S. federal estate or gift tax) considerations.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ADSs, WARRANTS OR ORDINARY SHARES AND THE EXERCISE OF WARRANTS.

For the purpose of this discussion, a “U.S. Holder” is a beneficial owner of ADSs, Warrants or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs, Warrants or ordinary shares, the tax treatment of a partner in such partnership will depend on the status of such partner and the activities of such partnership. If you are a partner or a partnership holding our ADSs, Warrants or ordinary shares, you are urged to consult your tax advisor as to the particular U.S. federal income tax considerations of an investment in the ADSs, Warrants or ordinary shares that is applicable to you.

It is generally expected that a U.S. Holder of ADSs should be treated, for U.S. federal income tax purposes, as the beneficial owner of the underlying Class A ordinary shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of ADSs will be treated in this manner. Predicated upon such treatment, deposits or withdrawals of our ordinary shares for our ADSs will not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be a PFIC for any taxable year if either:

•	at least 75% of its gross income for such year consists of certain types of passive income (the “income test”); or

•	at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For this purpose, cash and assets readily convertible into cash are generally classified as passive assets and goodwill and other unbooked intangibles associated with active business activities may generally be classified as non-passive assets. Passive income generally includes, among other things, dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person), and gains from the disposition of passive assets.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based on the market price of our ADSs and the composition of income and assets, we expect to be a PFIC for United States federal income tax purposes for our current taxable year and the foreseeable future unless the market price of our ADSs increases, the portion of our gross income attributable to the passive types decreases, and/or we invest a substantial amount of the cash and other passive assets we hold in assets that produce or are held for the production of active income.

If we are a PFIC for any taxable year during which you hold ADSs, Warrants or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs, Warrants or ordinary shares. However, if we cease to be a PFIC, provided that you have not made a mark-to-market election, as described below under “—Passive Foreign Investment Company Rules,” you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ADSs, Warrants or ordinary shares, as applicable. If such election is made, you will be deemed to have sold our ADSs, Warrants or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, your ADSs, Warrants or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from an actual sale or other disposition of the ADSs, Warrants or ordinary shares. The rules dealing with deemed sale elections are very complex. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available to you.

Passive Foreign Investment Company Rules

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition of the ADSs, Warrants or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under the PFIC rules, if you receive any excess distribution or recognize any gain from a sale or other disposition of the ADSs, Warrants or ordinary shares:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs, Warrants or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we became a PFIC (a “pre-PFIC year”), will be taxable as ordinary income;

•	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to the highest tax rate in effect for individuals or corporations, as applicable to the U.S. Holder for each such year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each prior taxable year other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) from the sale or other disposition of the ADSs, Warrants or ordinary shares cannot be treated as capital, even if you hold the ADSs, Warrants or ordinary shares as capital assets.

If we are a PFIC for any taxable year and any of non-U.S. subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules, and could incur liability for the deferred tax and interest charge described below if either (1) we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFICs or (2) you dispose of all or part of your ADSs, Warrants or ordinary shares. It is possible that one or more of our subsidiaries are also PFICs for the current taxable year or future taxable years. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) of a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a valid mark-to-market election for the ADSs, Warrants or ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs, Warrants or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs, Warrants or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs, Warrants or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs, Warrants or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, Warrants or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will apply to the deductible portion of any mark-to-market loss on the ADSs, Warrants or ordinary shares, as well as to any loss from the actual sale or other disposition of the ADSs, Warrants or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs, Warrants or ordinary shares. Your basis in the ADSs, Warrants or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that we make generally would be subject to the tax rules discussed below under “—Taxation of Dividends and Other Distributions on the ADSs, Warrants or Ordinary Shares,” except that the lower tax rate applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in greater than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Although our ADSs are currently listed on, and historically regularly traded on, Nasdaq, which is a qualified exchange or other market for these purposes, no assurance can be given that the ADSs will be regularly traded on an established securities market in the United States for any taxable year. Moreover, if our ADSs are delisted (as described in “Risk Factors—Risks Related to our ADSs, Warrants and this Offering— Our ADSs may be delisted from the Nasdaq Capital Market as a result of our failure of meeting the Nasdaq Capital Market continued listing requirements.”), then the mark-to-market election generally would be unavailable to U.S. Holders. If any of our subsidiaries are or become PFICs, the mark-to-market election will technically not be available with respect to the shares of such subsidiaries that are treated as owned by you. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. In addition, if you hold ADSs, Warrants or ordinary shares in any year in which we are a PFIC, you will be required to file IRS Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares. You should consult your tax advisors regarding any reporting requirements that may apply to you.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE IMPACT OF OUR BEING A PFIC FOR PRIOR YEARS ON YOUR INVESTMENT IN OUR ADSs, WARRANTS AND ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET OR DEEMED SALE ELECTION.

Allocation of Purchase Price

For U.S. federal income tax purposes, the ADSs and Warrants acquired in this Offering will be treated as an “investment unit” consisting of (i) one ADS and (ii) one Warrant to purchase one ADS. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for each unit will establish the U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the ADS and the Warrant included in each unit. The separation of the ADS and the Warrant included in each unit should not be a taxable event for U.S. federal income tax purposes. You should consult your tax advisors regarding the allocation of the purchase price for a unit.

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant. The U.S. Holder will take a tax basis in the ADSs acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder’s adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the ADSs acquired on exercise of the Warrant will begin on the date of exercise of the Warrant, and will not include any period for which the U.S. Holder held the Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our ADS. The U.S. federal income tax treatment of a cashless exercise of Warrants into our ADS is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. You should consult your tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

The lapse or expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant. As discussed below, the deductibility of capital losses is subject to limitations.

Taxation of Dividends and Other Distributions on the ADSs, Warrants or Ordinary Shares

As discussed above, we expect to be a PFIC for our current taxable year and the foreseeable future. Therefore, dividends will be taxed as described above under “Passive Foreign Investment Company Rules.”

Subject to the PFIC rules discussed above, the gross amount of any distribution we make to you with respect to the ADSs or ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as computed under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, (as computed under U.S. federal income tax principles) such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis, as a capital gain. Because we do not intend to determine our earnings and profits on the basis of U. S. federal income tax principles, any distribution paid will generally be reported as a “dividend” for U. S. federal income tax purposes.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States, or we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under IRS authority, common or ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as are our ADSs (but not our ordinary shares). There can be no assurance that our ADSs will be considered readily tradable on an established securities market in the United States in later years. Moreover, if our ADSs are delisted and not readily tradable on an established securities market in the United States (as described in “Risk Factors—Risks Related to our ADSs, Warrants and this Offering— Our ADSs may be delisted from the Nasdaq Capital Market as a result of our failure of meeting the Nasdaq Capital Market continued listing requirements.”), clause (1) above would not be satisfied, and dividends would not qualify for the preferential rate applicable to qualified dividend income. Since we do not expect that our ordinary shares will be listed on an established securities market in the United States, it is unclear if the dividends that we pay on our ordinary shares which are not backed by ADSs currently meet the conditions required for the reduced tax rate. Furthermore, as previously disclosed, we believe that we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2019. If we are treated as a “resident enterprise” for PRC tax purposes under the EIT Law (see “Risk Factors—Risks Related to Our Company and Our Industry—The PRC income tax laws may increase our tax burden or the tax burden on the holders of our shares or ADSs, and tax benefits available to us may be reduced or repealed, causing the value of your investment in us to suffer”), we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation in general will be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

If PRC withholding taxes apply to dividends paid to you with respect to our ADSs or ordinary shares (see “Risk Factors—Risks Related to Our Company and Our Industry—The PRC income tax laws may increase our tax burden or the tax burden on the holders of our shares or ADSs, and tax benefits available to us may be reduced or repealed, causing the value of your investment in us to decrease”), subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.

Taxation of Disposition of the ADSs, Warrants or Ordinary Shares

As discussed above, we expect to be a PFIC for our current taxable year and the foreseeable future. Therefore, gains will be taxed as described above under “Passive Foreign Investment Company Rules.”

Subject to the PFIC rules discussed above, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS, Warrant or ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ADS, Warrant or ordinary share and your tax basis (in U.S. dollars) in the ADS or ordinary share. If the consideration you receive for the ADS, Warrant or ordinary share is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received. In general, the U.S. dollar value of such a payment will be determined on the date of receipt of payment if you are a cash basis taxpayer and on the date of disposition if you are an accrual basis taxpayer. However, if the ADSs, Warrants or ordinary shares, as applicable, are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made a special election, you will determine the U.S. dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. The gain or loss generally will be a capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADS, Warrant or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of ADSs, Warrants or ordinary shares generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes (in the case of loss, subject to certain limitations). However, if we are treated as a “resident enterprise” for PRC tax purposes and PRC tax were to be imposed on any gain from the disposition of the ADSs, Warrants or ordinary shares (see “Risk Factors—Risks Related to Our Company and Our Industry—The PRC income tax laws may increase our tax burden or the tax burden on the holders of our shares or ADSs, and tax benefits available to us may be reduced or repealed, causing the value of your investment in us to decrease”), a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effect of any applicable income tax treaties.

PLAN OF DISTRIBUTION

We will deliver ADSs representing our Class A ordinary shares upon the exercise of the Warrants and the Representative’s Warrants. Each of the Warrants and the Representative’s Warrants contains instruction for exercise. We will deliver ADSs in the manner described above in the section titled “Description of American Depositary Shares and Warrants—Warrants Issued in Connection with this Offering.”

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Grandall Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Grandall Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Grant Thornton, an independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The registered business address of Grant Thornton is located at level 45, Raffles City, 268 Xizang Zhong Road, Huangpu District, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statement and its exhibits and schedules for further information with respect to us and our ADSs and Warrants.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

THE9 LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of The9 Limited:

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of The9 Limited and its subsidiaries and its variable interest entities (the “Group”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and the financial statement schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2019 and 2018, and the results of its operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 2.1 to the consolidated financial statements, the Group has an accumulated deficit of approximately RMB3,410.9 million (US$489.9 million) as of December 31, 2019, and incurred a net loss of approximately RMB196.2 million (US$28.2 million) for the year ended December 31, 2019. These conditions, along with other matters set forth in Note 2.1, raise substantial doubt about the Group’s ability to continue as a going concern. Management’s plans regarding these matters are also discussed in Note 2.1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in accounting principles

As discussed in Note 2.23, the Group has changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification (“ASC”) 842, Leases.

Basis for opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON

We have served as the Group’s auditor since 2016.

Shanghai, China

April 30, 2020

THE9 LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Revenues:
Online game services	71,564,023	16,551,080	303,577	43,606
Other revenues	1,644,143	941,335	39,500	5,674
	73,208,166	17,492,415	343,077	49,280
Sales taxes	(59,610)	(60,557)	(1,582)	(227)

Total net revenues	73,148,556	17,431,858	341,495	49,053

Cost of revenues	(23,782,054)	(16,435,590)	(1,342,266)	(192,804)

Gross profit (loss)	49,366,502	996,268	(1,000,771)	(143,751)

Operating (expenses) income:
Product development	(45,112,396)	(24,555,308)	(13,090,530)	(1,880,337)
Sales and marketing	(9,089,969)	(2,325,818)	(2,114,519)	(303,732)
General and administrative	(108,824,680)	(89,583,331)	(113,867,000)	(16,355,971)
Impairment of other long-lived assets	-	-	(34,881,000)	(5,010,342)
Gain on disposal of subsidiaries	-	10,473,159	1,206,925	173,364
Total operating expenses	(163,027,045)	(105,991,298)	(162,746,124)	(23,377,018)

Other operating income, net	349,954	229,538	30,240	4,344
Loss from operations	(113,310,589)	(104,765,492)	(163,716,655)	(23,516,425)

Impairment on equity investments and available-for-sale investments	-	(1,386,174)	(4,666,128)	(670,247)
Impairment on other investments	(9,109,312)	(7,776,157)	(3,791,039)	(544,549)
Impairment on other advances	-	-	(5,980,788)	(859,087)
Interest income	30,525	193,928	18,576	2,668
Interest expense	(83,922,200)	(104,776,674)	(34,501,556)	(4,955,838)
Fair value change on warrants liability	12,615,466	2,251,427	1,292,244	185,619
Gain on disposal of equity investee and available-for-sale investments	115,349	-	694,628	99,777
Gain on disposal of other investments	-	-	13,430,588	1,929,183
Foreign exchange gain (loss)	19,206,747	(20,331,430)	(5,474,002)	(786,291)
Other income, net	4,669,587	1,598,663	9,372,652	1,346,297
Loss before income tax expense and share of loss in equity method investments	(169,704,427)	(234,991,909)	(193,321,480)	(27,768,893)

Income tax benefit	-	-	-	-
Recovery of equity investment in excess of cost	60,548,651	-	-	-
Share of loss in equity method investments	(2,937,131)	(4,292,887)	(2,847,260)	(408,983)
Net loss	(112,092,907)	(239,284,796)	(196,168,740)	(28,177,876)

Net gain (loss) attributable to noncontrolling interest	3,955,640	(16,332,968)	(13,517,983)	(1,941,737)
Net gain (loss) attributable to redeemable noncontrolling interest	2,117,303	(5,858,902)	(4,855,589)	(697,462)
Net loss attributable to The9 Limited	(118,165,850)	(217,092,926)	(177,795,168)	(25,538,677)
Change in redemption value of redeemable noncontrolling interest	(57,126,233)	(40,918,773)	(12,827,598)	(1,842,569)
Net loss attributable to holders of ordinary shares	(175,292,083)	(258,011,699)	(190,622,766)	(27,381,246)

Other comprehensive loss, net of tax:
Currency translation adjustments	(9,525,761)	(1,314,265)	(793,531)	(113,984)
Total comprehensive loss	(121,618,668)	(240,599,061)	(196,962,271)	(28,291,860)

THE9 LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019 (Continued)

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Comprehensive gain (loss) attributable to:
Noncontrolling interest	13,457,650	(24,888,425)	(19,738,118)	(2,835,203)
Redeemable noncontrolling interest	2,117,303	(5,858,902)	(4,855,589)	(697,462)
The9 Limited	(137,193,621)	(209,851,734)	(172,368,564)	(24,759,195)

Net loss attributable to holders of ordinary shares per share:
- Basic and diluted	(5.24)	(4.15)	(1.79)	(0.26)

Weighted average number of shares outstanding:
- Basic and diluted	33,426,448	62,114,760	106,407,008	106,407,008

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2019

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
ASSETS
Current assets:
Cash and cash equivalents	4,256,449	10,113,141	1,452,662
Accounts receivable, net of allowance for doubtful accounts of RMB1,149,864 and RMB1,319,331 as of December 31, 2018 and 2019, respectively	592,897	110,437	15,863
Advances to suppliers	15,808,042	11,246,608	1,615,474
Prepayments and other current assets, net of allowance for doubtful accounts of RMB 20,770,928 and RMB 5,343,427 as of December 31, 2018 and 2019, respectively	6,148,787	8,848,534	1,271,012
Amounts due from related parties	6,207,846	758,761	108,989
Assets classified as held-for-sale	-	123,390,350	17,723,915
Total current assets	33,014,021	154,467,831	22,187,915

Investments	45,216,118	10,000,000	1,436,410
Property, equipment and software, net	17,352,445	1,218,521	175,030
Land use rights, net	62,589,656	-	-
Operating lease right-of-use assets	-	9,257,604	1,329,772
Other long-lived assets, net	6,515,200	6,515,200	935,850

TOTAL ASSETS	164,687,440	181,459,156	26,064,977

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the Group of nil as of both December 31, 2018 and 2019)	112,461,383	117,526,089	16,881,566
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Group of RMB5,920,126 and RMB5,640,424 as of December 31, 2018 and 2019, respectively)	38,035,661	38,232,425	5,491,744
Other taxes payable (including other taxes payable of the consolidated VIEs without recourse to the Group of RMB1,398,996 and RMB1,391,227 as of December 31, 2018 and 2019, respectively)	2,949,082	1,203,644	173,893
Advances from customers (including advances from customers of the consolidated VIEs without recourse to the Group of RMB23,976,676 and RMB64,335,073 as of December 31, 2018 and 2019, respectively)	39,631,950	39,527,778	5,677,810
Other advances (including other advances of the consolidated VIEs without recourse to the Group of nil as of both December 31, 2018 and 2019)	-	56,276,200	8,083,570
Amounts due to related parties (including amounts due to related parties of the consolidated VIEs without recourse to the Group of RMB62,268,751 and RMB59,306,848 as of December 31, 2018 and 2019, respectively)	71,849,633	74,379,529	10,683,951
Deferred revenue (including deferred revenue of the consolidated VIEs without recourse to the Group of nil as of both December 31, 2018 and 2019, respectively)	159,125	-	-
Refund of game points (including refund of game points of the consolidated VIEs without recourse to the Group of RMB169,998,682 as of both December 31, 2018 and 2019)	169,998,682	169,998,682	24,418,783
Warrants (including warrants of consolidated VIEs without recourse to the Group of nil as of both December 31, 2018 and 2019)	1,490,844	198,600	28,527
Convertible notes (including convertible notes of consolidated VIEs without recourse to the Group of nil as of both December 31, 2018 and 2019)	375,257,140	414,127,908	59,485,752
Interest payable (including interest payable of consolidated VIEs without recourse to the Group of nil as of both December 31, 2018 and 2019)	15,298,961	5,371,931	771,630
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Group of RMB67,862,435 and RMB71,176,256 as of December 31, 2018 and 2019, respectively)	81,291,306	93,140,843	13,378,845
Current portion of operating lease liabilities of the consolidated VIE without recourse to the Group (including operating lease liabilities of consolidated VIEs without recourse to the Group of RMB34,227 as of December 31, 2019)	-	3,407,670	489,481
Liabilities directly associated with assets held-for-sale	-	44,691,296	6,419,503

Total current liabilities	908,423,767	1,058,082,595	151,984,055

THE9 LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2019 (Continued)

Non-current portion of operating lease liabilities of the consolidated VIE without recourse to the Group (including operating lease liabilities of consolidated VIEs without recourse to the Group of RMB18,287 as of December 31, 2019)	-	6,251,705	898,001
TOTAL LIABILITIES	908,423,767	1,064,334,300	152,882,056

Commitments and contingencies (Note 30)

Redeemable noncontrolling interest (Note 28)	341,074,539	349,046,548	50,137,400

SHAREHOLDERS’ EQUITY (DEFICIT):
Ordinary shares (US$0.01 par value; 350,000,000 shares authorized, 91,315,465 and nil shares issued and outstanding as of December 31, 2018 and 2019, respectively)	6,502,658	-	-
Class A ordinary shares (US$0.01 par value; 4,300,000,000 shares authorized, nil and 103,737,691 shares issued and outstanding as of December 31, 2018 and 2019, respectively)	-	7,321,099	1,051,610
Class B ordinary shares (US$0.01 par value; 600,000,000 shares authorized, nil and 9,192,011 shares issued and outstanding as of December 31, 2018 and 2019, respectively)	-	648,709	93,181
Additional paid-in capital	2,496,069,065	2,539,552,478	364,783,889
Statutory reserves	28,071,982	28,071,982	4,032,288
Accumulated other comprehensive loss	(9,204,556)	(3,777,952)	(542,669)
Accumulated deficit	(3,233,061,063)	(3,410,856,231)	(489,938,842)
The9 Limited shareholders’ deficit	(711,621,914)	(839,039,915)	(120,520,543)
Noncontrolling interest	(373,188,952)	(392,881,777)	(56,433,936)

Total shareholders’ deficit	(1,084,810,866)	(1,231,921,692)	(176,954,479)

TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY	164,687,440	181,459,156	26,064,977

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE YEAR ENDED DECEMBER 31, 2017
	Ordinary shares		Additional paid-in capital	Statutory reserves	Accumulated other comprehensive income (loss)	Accumulated deficit	Equity (deficit) attributable to The9 Limited	Noncontrolling interest	Total shareholder equity (deficit)
	(US$0.01 par value)
	Number of shares	Par value
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2017	23,915,501	1,931,642	2,525,599,832	28,071,982	2,582,023	(2,897,802,287)	(339,616,808)	(362,437,649)	(702,054,457)
Net loss	-	-	-	-	-	(118,165,850)	(118,165,850)	3,955,640	(114,210,210)
Currency translation adjustments	-	-	-	-	(19,027,771)	-	(19,027,771)	9,502,010	(9,525,761)
Disposal of Yunmei Partnership	-	-	-	-	-	-	-	117,983	117,983
Contributions from noncontrolling interest	-	-	-	-	-	-	-	20,000,000	20,000,000
Exercise of options	6,328,535	425,483	(425,483)	-	-	-	-	-	-
Share-based compensation	-	-	37,727,861	-	-	-	37,727,861	301,852	38,029,713
Change in redemption value of redeemable noncontrolling interest	-	-	(57,126,233)	-	-	-	(57,126,233)	-	(57,126,233)
Change in equity interest attributable to noncontrolling interest	-	-	(7,060)	-	-	-	(7,060)	7,060	-
Issuance of shares	14,300,000	971,727	21,446,398	-	-	-	22,418,125	-	22,418,125
Balance as of December 31, 2017	44,544,036	3,328,852	2,527,215,315	28,071,982	(16,445,748)	(3,015,968,137)	(473,797,736)	(328,553,104)	(802,350,840)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE YEAR ENDED DECEMBER 31, 2018 (Continued)
	Ordinary shares		Additional paid-in capital	Statutory reserves	Accumulated other comprehensive loss	Accumulated deficit	Equity (deficit) attributable to The9 Limited	Noncontrolling interest	Total shareholder equity (deficit)
	(US$0.01 par value)
	Number of shares	Par value
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2018	44,544,036	3,328,852	2,527,215,315	28,071,982	(16,445,748)	(3,015,968,137)	(473,797,736)	(328,553,104)	(802,350,840)
Net loss	-	-	-	-	-	(217,092,926)	(217,092,926)	(16,332,968)	(233,425,894)
Currency translation adjustments	-	-	-	-	7,241,192	-	7,241,192	(8,555,457)	(1,314,265)
Derecognition of noncontrolling interests	-	-	-	-	-	-	-	(20,000,000)	(20,000,000)
Share-based compensation	-	-	3,645,751	-	-	-	3,645,751	252,577	3,898,328
Change in redemption value of redeemable noncontrolling interest	-	-	(40,918,773)	-	-	-	(40,918,773)	-	(40,918,773)
Issuance of shares	46,771,429	3,173,806	6,126,772	-	-	-	9,300,578	-	9,300,578
Balance as of December 31, 2018	91,315,465	6,502,658	2,496,069,065	28,071,982	(9,204,556)	(3,233,061,063)	(711,621,914)	(373,188,952)	(1,084,810,866)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE YEAR ENDED DECEMBER 31, 2019 (Continued)
	Ordinary shares		Additional paid-in capital	Statutory reserves	Accumulated other comprehensive (income) loss	Accumulated deficit	Equity (deficit) attributable to The9 Limited	Noncontrolling interest	Total shareholder equity (deficit)
	(US$0.01 par value)
	Number of shares	Par value
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1,2019	91,315,465	6,502,658	2,496,069,065	28,071,982	(9,204,556)	(3,233,061,063)	(711,621,914)	(373,188,952)	(1,084,810,866)
Net loss	-	-	-	-	-	(177,795,168)	(177,795,168)	(13,517,983)	(191,313,151)
Currency translation adjustments	-	-	-	-	5,426,604	-	5,426,604	(6,220,135)	(793,531)
Share-based compensation	6,169,355	425,593	21,279,647	-	-	-	21,705,240	45,293	21,750,533
Change in redemption value of redeemable noncontrolling interest	-	-	(12,827,598)	-	-	-	(12,827,598)	-	(12,827,598)
Issuance of shares	15,444,882	1,041,557	35,031,364		-	-	36,072,921	-	36,072,921
Balance as of December 31, 2019	112,929,702	7,969,808	2,539,552,478	28,071,982	(3,777,952)	(3,410,856,231)	(839,039,915)	(392,881,777)	(1,231,921,692)
Balance as of December 31, 2019(US$ except share data, Note 3)	112,929,702	1,144,791	364,783,889	4,032,288	(542,669)	(489,938,842)	(120,520,543)	(56,433,936)	(176,954,479)

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Cash flows from operating activities:
Net loss	(112,092,907)	(239,284,796)	(196,168,740)	(28,177,876)
Adjustments for:
Loss (gain) on disposal of property, equipment and software	18,460	(183,767)	(2,153,158)	(309,282)
Gain on disposal of subsidiaries	-	(10,473,159)	(1,206,925)	(173,364)
Gain on disposal of other investments	-	-	(13,430,588)	(1,929,183)
Share-based compensation expenses	38,029,713	3,898,328	21,750,533	3,124,269
Impairment on equity investments	-	1,386,174	4,666,128	670,247
Impairment on other investments and available-for-sale investments	9,109,312	7,776,157	3,791,039	544,549
Impairment on other long-lived assets	-	-	34,881,000	5,010,342
Provision for doubtful accounts receivable	47,948	109,939	169,416	24,335
Impairment on advances to suppliers	-	7,765,482	-	-
Impairment on other advances	-	-	5,980,787	859,086
Provision for doubtful other receivables	-	21,042,700	-	-
Consulting fee paid by issuance of shares	13,454,692	4,172,800	35,091,686	5,040,605
Depreciation and amortization of property, equipment and software	5,299,059	3,650,261	2,778,778	399,146
Amortization of land use right	1,920,910	1,920,910	1,440,682	206,941
Recovery of equity investment in excess of cost	(60,548,651)	-	-	-
Share of loss in equity method investments	2,937,131	4,292,887	2,847,260	408,983
Gain on disposal of investment in equity investee and available-for-sales investment	(115,349)	-	(694,628)	(99,777)
Foreign currency exchange (gain) loss	(19,206,747)	20,331,430	5,474,002	786,291
Fair value change on warrant liability	(12,615,466)	(2,251,427)	(1,292,244)	(185,619)
Amortization of discount and interest on convertible notes	76,990,826	98,308,205	33,154,191	4,762,302
Non-cash lease expense	-	-	409,048	58,756
Changes in operating assets and liabilities:
Change in accounts receivable	5,742,365	1,904,732	313,044	44,966
Change in advances to suppliers	2,462,761	(1,400,665)	(1,419,353)	(203,877)
Change in prepayments and other current assets	3,169,076	(20,575,190)	(6,628,897)	(952,181)
Change in right-of-use assets	-	-	(9,666,652)	(1,388,528)
Change in other long-lived assets	-	6,220	-	-
Change in accounts payable	2,073,797	905,990	246,764	35,445
Change in amounts due to related parties	(53,060,754)	(1,628,877)	3,144,106	451,623
Change in other taxes payable	1,430,998	1,234,090	(491,112)	(70,544)
Change in advances from customers	21,137,125	(2,336,252)	(15,887)	(2,282)
Change in deferred revenue	(10,345,604)	(5,417,144)	(159,125)	(22,857)
Change in interest payable	5,452,770	6,053,191	1,457,811	209,401
Change in accrued expenses and other current liabilities	(7,943,127)	(2,408,745)	11,896,337	1,708,802
Change in lease liabilities	-	-	9,659,375	1,387,482

Net cash used in operating activities	(86,651,662)	(101,200,526)	(54,175,322)	(7,781,799)

Cash flows from investing activities
Proceeds from disposal of other investment	1,158,040	-	37,026,498	5,318,524
Proceeds from disposal of equity investee and available-for-sale investment	115,349	-	694,628	99,777
Purchase of other investments	(4,000,000)	(5,300,000)	-	-
Deposit for joint venture arrangement	-	-	(34,881,000)	(5,010,342)
Advances to subscribe tokens (Note 5)	-	(14,070,581)	-	-
Disbursement for loans receivable from a related party	(4,000,000)	(600,000)	-	-
Collection of loans receivable from related party	3,000,000	-	-	-
Proceeds from disposal of property, equipment and software	292,074	81,848	2,648,259	380,399
Proceeds from disposal of assets and liabilities classified as held-for-sale (Note 7)	-	2,800,000	49,300,000	7,081,502
Proceeds from tokens transferred (Note 5)	-	-	6,887,915	989,387
Settlement payment from investee	165,812,500	-	-	-
Purchase of property, equipment and software	(454,560)	(226,717)	(796,921)	(114,470)

Net cash provided by (used in) investing activities	161,923,403	(17,315,450)	60,879,379	8,744,777

THE9 LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019 (Continued)

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Cash flows from financing activities:
Repayments of bank borrowings	(25,528,388)	-	-	-
Loans from a related party	73,930,427	11,030,602	16,065,376	2,307,647
Repayment of loans from a related party	(23,950,421)	(29,127,540)	(10,023,576)	(1,439,797)
Proceeds from other loans	19,881,900	-	34,881,000	5,010,342
Repayments of other loans	(20,260,085)	(260,073)	-	-
Contribution from noncontrolling interest	20,000,000	-	-	-

Net cash provided by (used in) financing activities	44,073,433	(18,357,011)	40,922,800	5,878,192

Effect of foreign exchange rate changes on cash and cash equivalents	4,527,918	(1,494,584)	1,257,310	180,601
Cash reclassified as held for sale	(20,127,148)	-	(43,027,475)	(6,180,510)

Net change in cash and cash equivalents	103,745,944	(138,367,571)	5,856,692	841,261
Cash and cash equivalents, beginning of year	38,878,076	142,624,020	4,256,449	611,401

Cash and cash equivalents, end of year	142,624,020	4,256,449	10,113,141	1,452,662

Supplemental disclosure of cash flow information:

Interest paid	892,159	260,073	-	-
Income taxes paid	-	-	-	-

Non-cash investing and financing activities

Receivable related to the disposition of a subsidiary	1,600,000	-	-	-
Shares issued for equity investments and other investments	-	3,091,986	236,667	33,995
Cash paid for amounts included in the measurement of operating lease liabilities	-	-	1,271,769	182,678

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

1. ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of The9 Limited (“the Company”), which was incorporated on December 22, 1999 in the Cayman Islands, its subsidiaries and variable interest entities (“VIE subsidiaries” or “VIEs”), collectively referred to as the “Group”.

The Group is principally engaged in the development and operation of online games and internet related businesses. In 2019, the Group attempted enter into electric vehicle industry and now aims to become a diversified high-tech Internet company.

The Company’s principal subsidiaries and VIEs are as follows as of December 31, 2019:

Name of Entity	Date of Registration	Place of Registration	Legal Ownership
Principal subsidiaries:
GameNow.net (Hong Kong) Ltd. (“GameNow Hong Kong”)	January-2000	Hong Kong	100%
China The9 Interactive Limited (“C9I”)	October-2003	Hong Kong	100%
China The9 Interactive (Shanghai) Limited (“C9I Shanghai”)	February-2005	People’s Republic of China (“PRC”)	100%
China The9 Interactive (Beijing) Ltd. (“C9I Beijing”)	March-2007	PRC	100%
JiuTuo (Shanghai) Information Technology Ltd. (“Jiu Tuo”)	July-2007	PRC	100%
China Crown Technology Ltd. (“China Crown Technology”)	November-2007	Hong Kong	100%
Asian Development Ltd. (“Asian Development”)	January-2007	Hong Kong	100%
Asian Way Development Ltd. (“Asian Way”)	November-2007	Hong Kong	100%
New Star International Development Ltd. (“New Star”)	January-2008	Hong Kong	100%
Red 5 Studios, Inc. (“Red 5”) (Note 2.2)	June-2005	USA	34.71%
Red 5 Singapore Pte. Ltd. (“Red 5 Singapore”) (Note 2.2)	April-2010	Singapore	34.71%
The9 Interactive, Inc. (“The9 Interactive”)	June-2010	USA	100%
Shanghai Jiu Gang Electronic technology Ltd. (“Jiu Gang”)	December-2014	PRC	100%
City Channel Ltd. (“City Channel”)	June-2006	Hong Kong	100%

Name of Entity	Date of Registration	Place of Registration	Legal Ownership
The9 Singapore Pte. Ltd. (“The9 Singapore”)	April-2010	Singapore	100%
Fast Supreme Development Limited (“Fast Supreme”)	July-2017	Hong Kong	99.99%
Ninebit Inc. (“Ninebit”)	January -2018	Cayman Islands	100%
1111 Limited (“1111”)	January -2018	Hong Kong	100%
Supreme Exchange Limited (“Supreme”)	December-2018	Malta	90%
BET 111 Ltd. (“Bet 111”)	Jan-2019	Malta	90%
Coin Exchange Ltd (“Coin”)	Jan-2019	Malta	90%
The9 EV Limited (“The9 EV”)	May-2019	Hong Kong	100%
Comtec Solar (China) Investment Holding Limited (“Comtec Solar”)	June-2019	Hong Kong	100%
FF The9 China Joint Venture Limited (“FF The9”)	September-2019	Hong Kong	50%
Huiling Computer Technology Consulting (Shanghai) Co. Ltd. (“Huiling”)	March-2019	PRC	100%
Leixian Information Technology (Shanghai) Co., Ltd. (“Leixian”)	March-2019	PRC	100%

Variable interest entity:
Shanghai The9 Information Technology Co., Ltd. (“Shanghai IT”) (Note 4)	September-2000	PRC	N/A

Subsidiaries and VIEs of Shanghai IT:

Name of Entity	Date of Registration	Place of Registration	Legal Ownership Held by Shanghai IT
Shanghai Jiushi Interactive Network Technology Co., Ltd. (“Jiushi”)	July-2011	PRC	80%
Shanghai ShencaiChengjiu Information Technology Co., Ltd. (“SH Shencai”)	May-2015	PRC	60%
Wuxi Interest Dynamic Network Technology Co., Ltd. (“Wuxi Qudong”)	June-2016	PRC	100%
Changsha Quxiang Network Technology Co., Ltd. (“Changsha Quxiang”)	July-2016	PRC	100%
Silver Express Investments Ltd. (“Silver Express”)	November-2007	Hong Kong	100%
The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”)	June-2000	PRC	100%
Shanghai Kaie Information Technology Co., Ltd. (“Shanghai Kaie”)	January -2019	PRC	100%

2. PRINCIPAL ACCOUNTING POLICIES

<1> Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

The accompanying consolidated financial statements have been prepared on a going concern basis. The Group has accumulated deficit of approximately RMB3,410.9 million (US$489.9 million) and total current liabilities exceeded total assets by approximately RMB876.6 million (US$125.9 million) as of December 31, 2019. The Group also suffered a net loss of approximately RMB196.2 million (US$28.2 million) for the year ended December 31, 2019. The Group expects to continue to incur product development and sales and marketing expenses for licensed and proprietary new games in order to achieve overall revenue growth.

To meet its working capital needs, the Group is considering multiple alternatives, including, but not limited to, additional equity financing, settlement of secured convertible notes, launch of new games and new operations, and cost controls as outlined below. There can be no assurance that the Group will be able to complete any such transaction on acceptable terms or otherwise. If the Group is unable to obtain the necessary capital, it will need to pursue a plan to license or sell its assets, seek to be acquired by another entity, or cease operations.

These factors raise substantial doubt about the Group’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset or liability amounts that might result from the outcome of this uncertainty.

Additional Equity Financing

The Group intends to obtain financial support from Mr. Jun Zhu, CEO and Chairman of the Group, if needed in 2020.

Settlement of Secured Convertible Notes (see Note 19)

On November 24, 2015, the Group entered into an agreement with Splendid Days Limited for a private placement of secured convertible notes for gross proceeds of US$40,050,000. This transaction closed on December 11, 2015. Pursuant to the terms of the agreement, the convertible notes matured in December 2018, subject to a two-year extension at the discretion of the investor. In March 2019, the Group entered into a deed of settlement agreement relating to the settlement of convertible notes which matured in December 2018, pursuant to which the convertible notes should be repaid by May 31, 2019 through the proceeds from the sale of the Group’s subsidiaries that hold office buildings located at Zhangjiang, Shanghai. In November 2019, Splendid Days Limited agreed to extend the repayment date to December 31, 2019 as disposal of those Group subsidiaries was still in process. Subsequent to December 31, 2019, the Group completed disposal of those Group subsidiaries, has repaid the principal and interest due on the entrusted bank loan and has repaid US$4.8 million to the issuer of convertible notes. The Group plans to use proceeds from the above sale to settle remaining outstanding balance of convertible notes amounting to US$55.5 million.

Launch of New Games and New Operations

The Group plans to launch our proprietary online mobile games on different platforms, including the CrossFire New Mobile Game and Audition. In November 2017, the Group entered into an exclusive publishing agreement with two third-party companies, pursuant to which these third-party companies were granted an exclusive right to publish CrossFire New Mobile Game and Audition in the PRC. The Group has invested significant financial and personnel resources in development of our proprietary CrossFire New Mobile Game and the Group expects to obtain regulatory approval to launch this game in 2020.

In February 2018, the Group subscribed for a total of 5,297,157 tokens to be issued by Telegram Inc. at a consideration of US$2.0 million with a third-party company and the tokens were expected to be issued in 2019. In October 2019, Telegram notified participants of the tokens offering that the U.S. Securities and Exchange Commission (“SEC”) filed a lawsuit against them in United States and that the expected launch date has been extended to April 2020. As of December 31, 2019, the Group has provided a valuation allowance on these subscribed tokens. As of the issuance date of these consolidated financial statements, these subscribed tokens have not been issued. Telegram may further extend the launch date or may enter into a termination arrangement depending on the development of the future events.

In March 2019, the Group entered into a joint venture agreement with Faraday & Future Inc. (“F&F”), and subsequently attempted to enter into electric vehicle business. The Group has established a joint venture with F&F to manufacture, market, distribute and sell certain of F&F’s car models in the PRC. As of December 31, 2019, the Group has not entered into a license agreement with F&F and has not fulfilled its first installment capital commitment to the development of the joint venture. While the joint venture arrangement remains effective, the Group is currently in the process of identifying alternative business development areas.

Cost Controls

Currently, a significant portion of our cash outflows is attributable to administrative expenses. The Group has the ability to control the level of discretionary spending on administrative expenses by implementation of cost savings on non-essential expenses from the day-to-day business operations.

<2> Consolidation

The consolidated financial statements include the financial statements of The9 Limited, its subsidiaries and VIEs in which it has a controlling financial interest. A subsidiary is consolidated from the date on which the Group obtained control and continues to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. If the Group demonstrates its ability to control a VIE through its rights to all the residual benefits of the VIE and its obligation to fund losses of the VIE, then the VIE is consolidated. All intercompany balances and transactions between The9 Limited, its subsidiaries and VIEs have been eliminated in consolidation.

In April 2010, the Group acquired a controlling interest in Red 5. In June 2016, the Group completed a share exchange transaction with L&A International Holding Limited (“L&A”) and certain other shareholders of Red 5 (see Note 9). After the transaction, the Group owned 34.71% shareholding in Red 5. As the Group controls a majority of Board of Director seats and only a majority vote is required to approve Board of Director resolutions, and as the Group has continuously funded the operation of Red 5, the Group still retained effective control over Red 5. Red 5 remained as a consolidated entity of the Group as of December 31, 2019.

PRC laws and regulations currently prohibit or restrict foreign ownership of internet-related business. In September 2009, the General Administration of Press and Publication Radio, Film and Television (“GAPPRFT”) further promulgated the Circular Regarding the Implementation of the Department Reorganization Regulation by State Council and Relevant Interpretation by State Commission Office for Public Sector Reform to Further Strengthen the Administration of Pre-approval on Online Games and Approval on Import Online Games (the “GAPP Circular”). Pursuant to Administrative Measures on Network Publication (the “Network Publication Measures”) jointly issued by GAPPRFT and the Ministry of Information Industry (which has subsequently been reorganized as the Ministry of Industry and Information Technology) (“MIIT”) on February 4, 2016, effective from March 2016, wholly foreign-owned enterprises, Sino-foreign equity joint ventures and Sino-foreign cooperative enterprises shall not engage in the provision of web publishing services, including online game services. Prior examination and approval by GAPPRFT are required on project cooperation involving internet publishing services between an internet publishing services and a wholly foreign-owned enterprise, Sino-foreign equity joint venture, or Sino-foreign cooperative enterprise within China or an overseas organization or individual. It is unclear whether PRC authorities will deem our VIE structure as a kind of such “manners of cooperation” by foreign investors to gain control over or participate in domestic online game operators, and it is not clear whether GAPPRFT and MIIT have regulatory authority over the ownership structures of online game companies based in China and online game operations in China. Therefore, the Group believes that its ability to direct those activities of its VIEs that most significantly impact their economic performance is not affected by the GAPP Circular.

<3> Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported revenues and expenses during the reported periods. Significant accounting estimates reflected in the Group’s consolidated financial statements include the valuation of non-marketable equity investments and determination of other-than-temporary impairment, allowance for doubtful accounts, revenue recognition, assessment of impairment of other long-lived assets, assessment of impairment of advances to suppliers and other advances, incremental borrowing rates for lease assessment, fair value of redeemable noncontrolling interest, fair value of the warrants, share-based compensation expenses, consolidation of VIEs, valuation allowances for deferred tax assets, and contingencies. Such accounting policies are affected significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements, and actual results could differ materially from these estimates.

<4> Foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). The Group’s functional currency, with the exception of its subsidiaries, Red 5, The9 Interactive, and Red 5 Singapore, is the RMB. The functional currency of Red 5, The9 Interactive, and Red 5 Singapore, is the United States dollar (“US$” or “U.S. dollar”), U.S. dollar, and Singapore dollar, respectively. Assets and liabilities of Red 5, The9 Interactive, and Red 5 Singapore, are translated at the current exchange rates quoted by the People’s Bank of China (the “PBOC”) in effect at the balance sheet dates. Equity accounts are translated at historical exchange rates and revenues and expenses are translated at the average exchange rates in effect during the reporting period to RMB. Gains and losses resulting from foreign currency translation to reporting currency are recorded in accumulated other comprehensive income (loss) in the consolidated statements of changes in equity for the years presented.

Transactions denominated in currencies other than functional currencies, are translated into functional currencies at the exchange rates prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss. Monetary assets and liabilities denominated in foreign currencies are translated into functional currencies using the applicable exchange rates at the balance sheet dates. All such exchange gains and losses are included in foreign exchange (loss) gain in the consolidated statements of operations and comprehensive loss.

<5> Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investments with a maturity date when acquired of three months or less. As of December 31, 2018 and 2019, cash and cash equivalents were comprised primarily of bank deposits where cash is deposited with reputable financial institutions. Included in cash and cash equivalents as of December 31, 2018 and 2019 are amounts denominated in U.S. dollar totaling US$0.08 million and US$0.35 million, respectively.

The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PBOC, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in China’s foreign exchange trading system market. The Group’s aggregate amount of cash and cash equivalents denominated in RMB amounted to RMB3.6 million and RMB7.6 million (US$1.1 million) as of December 31, 2018 and 2019, respectively.

<6> Allowance for doubtful accounts

Accounts receivable mainly consist of receivables from third-party game platforms, and other receivables, which are included in prepayments and other current assets, both of which are recorded net of allowance for doubtful accounts. The Group determines the allowances for doubtful accounts when facts and circumstances indicate that the receivable is unlikely to be collected. Allowances for doubtful accounts are charged to general and administrative expenses. If the financial condition of the Group’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company provided an allowance for doubtful accounts of RMB0.05 million, RMB21.2 million and RMB0.2 million (US$0.01 million) for the years ended December 2017, 2018 and 2019, respectively.

<7> Investments in equity method investee and loan to equity method investee

Equity investments are comprised of investments in privately held companies. The Group uses the equity method to account for an equity investment over which it has the ability to exert significant influence but does not otherwise have control. The Group records equity method investments at the cost of acquisition, plus the Group’s share in undistributed earnings and losses since acquisition. For equity investments over which the Group does not have significant influence or control, the cost method of accounting is used.

The Group has historically provided financial support to certain equity investees in the form of loans. If the Group’s share of the undistributed losses exceeds the carrying amount of an investment accounted for by the equity method, the Group continues to report losses up to the investment carrying amount, including any loans balance due from the equity investees.

The Group assesses its equity investments and loans to equity investees for impairment on a periodic basis by considering factors including, but not limited to, current economic and market conditions, the operating performance of the investees including current earnings trends, the technological feasibility of the investee’s products and technologies, the general market conditions in the investee’s industry or geographic area, factors related to the investee’s ability to remain in business, such as the investee’s liquidity, debt ratios, cash burn rate, and other company-specific information including recent financing rounds. If it has been determined that the equity investment is less than its related fair value and that this decline is other-than-temporary, the carrying value of the investment and loan to equity investee is adjusted downward to reflect these declines in value.

<8> Available-for-sale investments

Investments in debt and equity securities are, on initial recognition, classified into the three categories: held-to-maturity securities, trading securities and available-for-sale securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses recognized in accumulated other comprehensive income.

When there is objective evidence that an available-for-sale investment is impaired, the cumulative losses from declines in fair value that had been recognized directly in other comprehensive income are removed from equity and recognized in earnings. When the available-for-sale investment is sold, the cumulative fair value adjustments previously recognized in accumulated other comprehensive income are recognized in the current period operating results. When the Group determines that the impairment of an available-for-sale equity security is other-than-temporary, the Group recognizes an impairment loss in earnings equal to the difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made. When other-than-temporary impairment has occurred for an available-for-sale debt security and the Group intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, an impairment loss is recognized in earnings equal to the difference between the investment’s amortized cost basis and its fair value at the balance sheet date. The new cost basis will not be changed for subsequent recoveries in fair value. To determine whether a loss is other-than-temporary, the Group reviews the cause and duration of the impairment, the extent to which fair value is less than cost, the financial condition and near-term prospects of the issuer, and the Group’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery of its amortized cost.

<9> Property, equipment and software, net

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	Shorter of respective lease term or estimated useful life

Computer and equipment	3 to 4 years
Software	5 years
Office furniture and fixtures	3 years
Motor vehicles	5 years
Office buildings	10 to 20 years

In September 2019, the Group entered into an agreement with Kapler Pte. Ltd., a third-party, to sell three subsidiaries which hold land use rights and office buildings located at Zhangjiang, Shanghai. As of December 31, 2019, the transaction was in process and the Group has presented both the land use rights and office buildings as assets held-for-sale (see Note 7).

<10> Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Group’s business acquisitions. Goodwill is not depreciated or amortized but is tested for impairment at the reporting unit level on an annual basis, and between annual tests when an event or circumstances change occurs that indicate the asset might be impaired. In 2010, the Group recognized goodwill of US$1.6 million in connection with the acquisition of Red 5 and provided a full valuation allowance against that goodwill in 2016. Subsequently, the Group has not recognized additional goodwill.

<11> Assets held for sale

Assets and asset disposal groups are classified as held-for-sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. Long-lived assets to be sold are classified as held for sale if all the recognition criteria in Accounting Standards Codification (“ASC”) 360-10-45-9 are met:

•	Management, having the authority to approve the action, commits to a plan to sell the asset;
•	The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;
•	An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;
•	The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year;
•	The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and
•	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Assets and liabilities classified as held-for-sale are measured at lower of their carrying amount or fair value less costs to sell.

<12> Intangible assets, net

Intangible assets consist primarily of acquired game licenses and acquired game development costs from business combinations.

Acquired game licenses are amortized on a straight-line basis over the shorter of the useful economic life of the relevant online game or license period, which range from two to seven years. Amortization of acquired game licenses commences upon monetization of the related online game. In September 2011, the Group paid US$10.0 million and guaranteed an additional payment of US$12.7 million due within four years to the third-party game publisher to acquire game licenses. In addition, the Group is subject to additional contingent payments to be calculated based on certain percentages of the proceeds received from future game licensing and royalties, if any. The total consideration paid, including the US$10.0 million and the guaranteed amount of US$12.7 million, was recorded as an acquired game license. The contingent payments will be recorded as cost of services when incurred. The remaining payable related to this game license fee was US$3.1 million as of both December 31, 2018 and 2019. The acquired game licenses were fully amortized or impaired in 2016.

The Group recognizes intangible assets acquired through business acquisitions as assets separate from goodwill. Acquired in-process research and development costs are initially considered an indefinite-lived asset. Upon completion of the research and development efforts, these costs are recorded as acquired game development costs and are amortized on a straight-line basis over the estimated useful economic life of the relevant online game. Amortization of acquired game development cost commences upon monetization of the related online game. The acquired game development cost was fully amortized or impaired in 2016.

<13> Land use rights, net

Land use rights represents operating lease prepayments to the PRC’s Land Bureau for usage of the parcel of land located at Zhangjiang, Shanghai. Amortization is calculated using the straight-line method over the estimated land use rights period of 44 years.

In September 2019, the Group entered into a sale purchase agreement with Kapler Pte. Ltd. to sell three subsidiaries which hold the land use rights and office buildings located at Zhangjiang, Shanghai. As of December 31, 2019, the transaction was in process and the Group has presented both the land use right and office buildings as assets held-for sale (see Note 7).

<14> Impairment of long-lived assets

The Group evaluates its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or that the useful life is shorter than the Group had originally estimated. The Group assesses the recoverability of the long-lived assets by comparing the carrying amount to the estimated future undiscounted cash flow expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets.

Indefinite-lived intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that excess.

<15> Revenue recognition

On January 1, 2018, the Group adopted ASC 606, Revenue from Contracts with Customers, applying the modified retrospective method to contracts that were not completed as of January 1, 2018. Results for reporting periods beginning on or after January 1, 2018 are presented under ASC 606, while prior period results are not adjusted.

Revenues are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration of the Group expects to be entitled to in exchange for those goods or services. Depending on the terms of the contract and the laws that apply to the contract, control of the goods or services may be transferred over time or at a point in time.

Online game services

The Group earns revenue from provision of online game operation services to players on the Group’s game servers and third-party platforms and overseas licensing of the online game to other operators. The Group grants operation right on authorized games, together with associated services which are rendered to the customers over time. The Group adopts virtual item / service consumption model for the online game services. Players can access certain games free of charge, but many purchase game points to acquire in-game premium features. The Group may act as principal or agent through the various transaction arrangements.

The determination on whether to record the revenue gross or net is based on an assessment of various factors, including but not limited to whether the Group (i) is the primary obligor in the arrangement; (ii) has general inventory risk; (iii) changes the product or performs part of the services; (iv) has latitude in establishing the selling price; (v) has involvement in the determination of product or service specifications. The assessment is performed for all licensed online games.

When acting as principal

Revenues from online game operation operated through telecom carriers and certain online games operators are recognized upon consumption of the in-game premium features based on gross revenue sharing-payments to third-party operators, but net of value-added tax (“VAT”). The Group earns revenue from the sale of in-game virtual items. Revenues are recognized as the virtual items are consumed or over the estimated lives of the virtual items, which are estimated by considering the average period that players are active and players’ behavior patterns derived from operating data. Accordingly, commission fees paid to third-party operators are recorded as cost of revenues.

When acting as agent

With respect to games license arrangements entered into by third-party operators, if the terms provide that (i) third-party operators are responsible for providing game desired by the game players; (ii) the hosting and maintenance of game servers for running the games is the responsibility of third-party operators; (iii) third-party operators have the right to review and approve the pricing of in-game virtual items and the specification, modification or update of the game made by the Group; and (iv) publishing, providing payment solution and market promotion services are the responsibilities of third-party operators and the Group is responsible to provide intellectual property licensing and subsequent technical services, then the Group considers itself as an agent of the third-party operators in such arrangement with game players. Accordingly, the Group records the game revenues from these licensed games, net of amounts paid to the third-party operators.

Licensing revenue

The Group licenses its online games, most of which are developed in house, to third parties. The Group receives monthly revenue-based royalty payments from the third-party licensee operators. Monthly revenue-based royalty payments are recognized when the relevant services are delivered, provided that collectability is reasonably assured. The Group views the third-party licensee operators as its customers and recognizes revenues on a net basis, as the Group does not have the primary responsibility for fulfillment and acceptability of the game services. The Group receives additional up-front license fees from certain third-party licensee operators who are entitled to an exclusive right to access the games where initial license fee is allocated solely on the license. License fees are recognized as revenue evenly throughout the license period after commencement of the game, given that the Group’s intellectual property rights subject to the license are considered to be symbolic and the licensee has the right to access such intellectual property rights as they exist over time when the license is granted.

Technical services

Technical services are blockchain-related consulting services where the Group is to provide designing, programming, drafting of white papers, and related services to customers. These revenues are recognized when delivery of the services has occurred or when services have been rendered and the collection of the related fees is reasonably assured.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing, where the Group has satisfied its performance obligations and has the unconditional right to payment.

Deferred revenue related to unsatisfied performance obligations at the end of the period primarily consists of fees received from game players for online game services and technical services. For deferred revenue, due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period. Of the deferred revenue balance at the beginning of the period, revenue of RMB5.4 million and RMB0.2 million (US$0.02 million) was recognized during the years ended December 31, 2018 and 2019, respectively.

<16> Advances from customers

The Group licenses proprietary games to operators in other countries and receives license fees and royalty income. License fees received in advance of the monetization of the game is recorded in advances from customers.

<17> Convertible notes and warrants

Convertible Notes and Beneficial Conversion Feature (“BCF”)

The Group issued convertible notes and warrants in December 2015. The Group has evaluated whether the conversion feature of the notes is considered an embedded derivative instrument subject to bifurcation in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities. Based on the Group’s evaluation, the conversion feature is not considered an embedded derivative instrument subject to bifurcation as the conversion option does not provide the holder of the notes with means to net settle the contracts. Convertible notes, for which the embedded conversion feature does not qualify for derivative treatment, are evaluated to determine if the effective rate of conversion per the terms of the convertible notes agreement is below market value. In these instances, the value of the BCF is determined as the intrinsic value of the conversion feature is recorded as deduction to the carrying amount of the notes and credited to additional paid-in-capital. For convertible notes issued with detachable warrants, a portion of the note’s proceeds is allocated to the warrant based on the fair value of the warrants at the date of issuance. The allocated fair value for the warrants and the value of the BCF are both recorded in the consolidated financial statements as a debt discount from the face amount of the notes, which is then accreted to interest expense over the life of the related debt using the effective interest method.

The Group present the occurred debt issuance costs as a direct deduction from the convertible notes. Amortization of the costs is reported as interest expense.

Warrants

The Group accounts for the detachable warrants issued in connection with convertible notes under the authoritative guidance on accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock. The Group classifies warrants in its consolidated balance sheet as a liability which is revalued at each balance sheet date subsequent to the initial issuance. The Group uses the Black-Scholes-Merton pricing model (the “Black-Scholes Model”) to value the warrants. Determining the appropriate fair-value model and calculating the fair value of warrants requires considerable judgment. A small change in the estimates used may cause a relatively large change in the estimated valuation. The estimated volatility of the Group’s common stock at the date of issuance, and at each subsequent reporting period, is based on historical fluctuations in the Company’s stock price. The risk-free interest rate is based on United States Treasury zero-coupon issues with a maturity similar to the expected remaining life of the warrants at the valuation date. The expected life of the warrants is based on the historical pattern of exercises of warrants.

<18> Cost of revenues

Cost of revenues consists primarily of online game royalties, payroll, revenue sharing to third-party game platform, telecom carriers and other suppliers, maintenance and rental of Internet data center sites, depreciation and amortization of computer equipment and software, and other overhead expenses directly attributable to the services provided.

<19> Product development costs

For software development costs, including online games, to be sold or marketed to customers, the Group expenses software development costs incurred prior to reaching technological feasibility. Once a software product has reached technological feasibility, all subsequent software costs for that product are capitalized until that product is released for marketing. After an online game is released, the capitalized product development costs are amortized over the estimated product life. For the years ended December 31, 2017, 2018 and 2019, although software products has reached technological feasibility, total software costs incurred subsequent to reaching technological feasibility amounted to be immaterial and therefore not capitalized.

For website and internally used software development costs, the Group expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites and software. Costs incurred in the application and infrastructure development phase are capitalized and amortized over the estimated product life. Since the inception of the Group, the amount of internally generated costs qualifying for capitalization has been immaterial and, as a result, all website and internally used software development costs have been expensed as incurred.

Product development costs consist primarily of outsourced research and development, payroll, depreciation charges and other overhead for the development of the Group’s proprietary games. Other overhead product development costs include costs incurred by the Group to develop, maintain, monitor, and manage its websites.

<20> Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising and promotional expenses, payroll and other overhead expenses incurred by the Group’s sales and marketing personnel. Advertising expenses in the amount of RMB0.9 million, RMB0.3 million and RMB0.2 million (US$0.04 million) for the years ended December 31, 2017, 2018 and 2019, respectively, were expensed as incurred.

<21> Government grants

Unrestricted government subsidies from local government agencies allowing the Group full discretion to utilize the funds were RMB2.3 million, RMB1.6 million and RMB1.2 million (US$0.2 million) for the years ended December 31, 2017, 2018 and 2019, respectively, which were recorded in other income, net in the consolidated statements of operations and comprehensive loss.

<22> Share-based compensation

The Group has granted share-based compensation awards to certain employees under several equity plans. The Group measures the cost of employee services received in exchange for an equity award, based on the fair value of the award at the date of grant. Share-based compensation expense is recognized net of estimated forfeitures, determined based on historical experience. The Group recognizes share-based compensation expense over the requisite service period. For performance and market-based awards which also require a service period, the Group uses graded vesting over the longer of the derived service period or when the performance condition is considered probable. The Company determines the grant date fair value of stock options using a Black-Scholes Model with assumptions made regarding expected term, volatility, risk-free interest rate, and dividend yield. The fair value of the stock options containing a market condition is estimated using a Monte Carlo simulation model. For options awarded by private subsidiaries of the Group, the fair value of shares is estimated based on the equity value of the subsidiary. The Group evaluates the fair value of the subsidiary by making judgments and assumptions about the projected financial and operating results of the subsidiary. Once the equity value of the subsidiary is determined, it is allocated (as applicable) into the various classes of shares and options using the option-pricing method, which is one of the generally accepted valuation methodologies. On January 1, 2019, the Group adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvement to Nonemployee Share-based Payment Accounting to amend the accounting for share-based payment awards issued to nonemployees. Under ASU 2018-07, the accounting for awards to non-employees is similar to the model for employee awards.

The expected term represents the period of time that stock-based awards granted are expected to be outstanding. The expected term of stock-based awards granted is determined based on historical data on employee exercise and post-vesting employment termination behavior. Expected volatilities are based on historical volatilities of the Company’s ordinary shares. Risk-free interest rate is based on United States government bonds issued with maturity terms similar to the expected term of the stock-based awards.

The Group recognizes compensation expense, net of estimated forfeitures, on all share-based awards on a straight-line basis over the requisite service period, which is generally a one-to-four year vesting period or in the case of market-based awards, over the greater of the vesting period or derived service period. Forfeiture rate is estimated based on historical forfeiture patterns and adjusted to reflect future changes in circumstances and facts, if any. If actual forfeitures differ from those estimates, the estimates may need to be revised in subsequent periods. The Group uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

For stock option modifications, the Group compares the fair value of the original award immediately before and after the modification. For modifications, or probable-to-probable vesting conditions, the incremental fair value of fully vested awards is recognized as expense on the date of the modification, with the incremental fair value of unvested awards recognized ratably over the new service period.

On June 6, 2017, the Board of Directors of the Group approved cancellation of a portion of the options and accelerated vesting of the remaining options in addition to the repricing of the exercise price which was US$0.00. Pursuant to the option agreement entered with the optionees, options totaling 6,328,535 were exercised and options totaling 10,806,665 were canceled. An independent appraiser engaged by the Group prepared a valuation report assessing the fair value of the options. The cancellation and acceleration of the options were considered as an option modification. Subject to ASC 718-20-35, the remaining unrecognized compensation cost of unvested stock option measured at grant date shall be recognized at the date of modification. The incremental compensation cost which is the excess of the fair value of the replacement award over the fair value of the canceled award was recognized at the date of cancelation.

<23> Leases

The Group applied ASC 842, Leases, on January 1, 2019 on a modified retrospective basis and has elected not to recast comparative periods. Right-of-use (“ROU”) assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. As most of the Group’s leases do not provide an implicit rate, the Company uses the PBOC’s incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Group’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the ROU assets and lease liability when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For operating leases with a term of one year or less, the Group has elected to not recognize a lease liability or ROU asset on its consolidated balance sheet. Instead, it recognizes the lease payments as expense on a straight-line basis over the lease term. Short-term lease expense is immaterial to its consolidated statements of operations, comprehensive loss, and cash flows. The Group has operating lease agreements with insignificant non-lease components and has elected the practical expedient to combine and account for lease and non-lease components as a single lease component.

On January 1, 2019, the effective date of ASC 842, the Group has no lease assets and lease liabilities to be recognized as the Group has no lease contracts that require transition. There was no impact to retained earnings at adoption.

<24> Income taxes

Current income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. Income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized as income in the period of change. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

The Group recognizes the impact of an uncertain income tax position at the largest amount that is more-likely-than not to be sustained upon audit by the relevant tax authority. Income tax related interest is classified as interest expenses and penalties as income tax expense.

<25> Redeemable noncontrolling interests

Redeemable noncontrolling interests are equity interests of our consolidated subsidiary not attributable to the Group that has redemption features that are not solely within the Group’s control. These interests are classified as temporary equity because their redemption is considered probable. These interests are measured at the greater of estimated redemption value at the end of each reporting period or the initial carrying amount of the redeemable noncontrolling interests adjusted for cumulative earnings (loss) allocations.

<26> Noncontrolling interest

A noncontrolling interest in a subsidiary or VIE of the Group represents the portion of the equity (net assets) in the subsidiary or VIE not directly or indirectly attributable to the Group. Noncontrolling interests are presented as a separate component of equity in the consolidated balance sheet and modifies the presentation of net income by requiring earnings and other comprehensive income loss to be attributed to controlling and noncontrolling interest.

<27> Loss per share

Basic loss per share is computed by dividing net loss attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. Ordinary share equivalents of stock options and warrants are calculated using the treasury stock method and are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

<28> Segment reporting

The Group has one operating segment whose business is developing and operating online games and related services. The Group’s chief operating decision maker is the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group generates its revenues from customers in Greater China, North America, and other areas.

<29> Certain risks and concentration

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and prepayments and other current assets. As of December 31, 2018 and 2019, substantially all of the Group’s cash and cash equivalents were held by major financial institutions, which management believes are of high credit worthiness.

<30> Fair value measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The fair value measurement guidance provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 inputs are unadjusted quoted prices in active markets for identical assets that the management has the ability to access at the measurement date.

Level 2 inputs include quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 inputs include unobservable inputs to the valuation methodology that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset. Management develops these inputs based on the best information available, including their own data.

<31> Financial instruments

Financial instruments primarily consist of cash and cash equivalents, investments, accounts receivable, accounts payable, short-term borrowings, warrants and convertible notes. The carrying value of the Group’s cash and cash equivalents, investments, accounts receivable, accounts payable and short-term borrowings approximate their market values due to the short-term nature of these instruments. Warrants are recorded in the consolidated balance sheets based on fair value. Both carrying value and fair value of convertible notes as of December 31, 2019 were RMB414.1 million (US$59.5 million).

<32> Recent accounting pronouncements

Financial Instruments – Credit Losses

In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments—Credit Losses (“ASU 2016-13”). Further, as clarification of the new guidance, the FASB issued several subsequent amendments and updates to ASU 2016-13. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company will adopt ASU 2016-13 beginning January 1, 2020 by applying the modified retrospective method with the cumulative effect of initially applying the guidance recognized at the date of initial application. The Group’s adoption of ASU 2016-13 did not have a material impact on the consolidated financial statements.

Fair Value Measurements

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement,” which eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. The new guidance is effective for the fiscal years and interim reporting periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for the adoption of either the entire ASU or only the provisions that eliminate or modify the requirements. The Group’s adoption of ASU 2018-13 did not have a material impact to the consolidated financial statements.

Income Taxes

In December 2019, the FASB issued ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Group is currently evaluating the impact of ASU 2019-12 on its financial position, results of operations, and cash flow .

3. CONVENIENCE TRANSLATION

The Group, with the exception of its subsidiaries, Red 5, The9 Interactive and Red 5 Singapore, maintains its accounting records and prepares its financial statements in RMB. The U.S. dollar amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers at the rate of US$1.00 = RMB6.9618, representing the noon buying rate in New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on December 31, 2019. Such translations should not be construed as representations that the RMB amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

4. VARIABLE INTEREST ENTITIES

The Group is the primary beneficiary of its VIEs, including Shanghai IT which was designed by the Group to comply with PRC regulations that prohibit direct foreign ownership of businesses that operate online and TV games in the PRC.

Shanghai IT and its VIE subsidiaries

There are certain key contractual arrangements between the Group’s subsidiary, Huiling (wholly-owned foreign enterprise, the “WOFE”) and each of the VIEs that provide the Group with control over the VIEs. As a result of these contracts, the Group concluded that it is required to consolidate the VIEs pursuant to the guidance in ASC 810.

A summary of these contractual agreements is as follows:

1)	Loan agreement. The WOFE entered into loan agreements with each shareholder of the relevant VIEs. Pursuant to the terms of these loan agreements, the WOFE granted an interest-free loan to each shareholder of the VIEs for the explicit purpose of making a capital contribution to the VIEs. These loans have an unspecified term and will remain outstanding for the shorter of the duration of WOFE or that of the VIE, or until such time that the WOFE elects to terminate the agreement (which is at the WOFE’s sole discretion), at which point the loans are payable on demand. The shareholders of the VIEs may not prepay all or any portion of the loans without the WOFE’s prior written request.

2)	Equity pledge agreement. The shareholders of the VIEs entered into equity pledge agreements with the WOFE. Under the equity pledge agreements, the shareholders of the VIEs pledged all of their equity interests in the VIEs to the WOFE as collateral for all of their payments due to the WOFE and to secure performance of all obligations of the VIEs and their shareholders under the above loan agreements. In addition, the dividend distributions to the shareholders of VIEs, if any, will be deposited in an escrow account over which the WOFE has exclusive control. The pledge shall remain effective until all obligations under such agreements have been fully performed. The shareholders have the obligation to maintain ownership and effective control over the pledged equity. Under no circumstances, without the prior written consent of the WOFE, may the shareholder transfer or otherwise encumber any equity interests in the VIEs. If any event of default as provided for therein occurs, the WOFE, as the pledgee, will be entitled to dispose of the pledged equity interests through transfer or assignment and use the proceeds to repay the loans or make other payments due under the above loan agreements up to the loan amounts.

3)	Call option agreement. The VIEs and their shareholders entered into equity call option agreements with the WOFE. Pursuant to such agreements, the shareholders of the VIEs grant the WOFE an irrevocable and exclusive option to purchase the shares of VIEs at a purchase price equal to the amount of the registered capital of the VIE or the loan provided by the WOFE, permissible by the then-applicable PRC laws and regulations. WOFE may exercise such right at any time during the term of the agreement. Moreover, under the call option agreements, neither the VIEs nor their shareholders may take actions that could materially affect the VIEs’ assets, liabilities, operations, equity or other legal rights without the prior written approval of the WOFE, including, without limitation, declaration and distribution of dividends and profits; sale, assignment, mortgage or disposition of, or encumbrances on, the VIE’s equity; merger or consolidation; acquisition of and investment in any third-party entities; creation, assumption, guarantee or incurrence of any indebtedness; entering into other materials contracts. The agreements shall not expire until such time as the WOFE acquires all equity interests of the relevant VIEs subject to applicable PRC laws.

4)	Shareholder voting proxy agreement. Each of the VIE’s shareholders executed an irrevocable power of proxy to appoint the WOFE as the attorney-in-fact to act on his or her behalf on all matters pertaining to the VIEs and to exercise all of his or her rights as a shareholder of the VIEs, including the right to attend shareholders meetings, to exercise voting rights and to appoint directors, a general manager, and other senior management of the VIEs. The power of proxy is irrevocable and may only be terminated at the discretion of the WOFE.

5)	Exclusive technical service agreement. Under the exclusive technical service agreement, the VIEs agreed to engage the WOFE as their exclusive provider of technology consulting and other services for a service fee equal to 90% of all operating profit generated by the VIEs. According to the relevant PRC rules and regulations, related party transactions should be negotiated at the arm’s length basis and apply reasonable transfer pricing methods. The determination of service fees, however, is under the sole discretion of the WOFE. These agreements do not have specific clauses on renewal but do have an initial term of 20 years (with the earliest expiration date being December 31, 2029). By virtue of the governance rights the WOFE maintains over the VIEs, through the terms of the other agreements noted above, the Group is able to unilaterally renew, extend or amend the service agreements at its discretion.

The Group shall be deemed to have a controlling financial interest in a VIE if it has both of the following characteristics:

a.       The power to direct the activities of a VIE that most significantly impact the VIE’s economic performance; and

b.       The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

In determining that the Group has “the power to direct the activities of the VIE that most significantly impact the VIEs’ economic performance”, the Group looked to the specific provisions of the call option agreement and shareholder voting proxy agreement. These agreements, as summarized above, provide the WOFE effective control over all of the corporate and operating decisions of the VIEs, and as such, the Group’s management concluded that the WOFE has the requisite power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance. In assessing the Group’s obligation to absorb losses, the Group notes that it has funded through the loan agreements all of the entities’ share capital and also provides financial support as necessary to the entities through intercompany transactions. The Group’s rights to receive economic benefits that are significant to the VIEs are embodied firstly in the equity pledge agreements that secure the equity owners’ obligations under the relevant agreements, and ascribes to the WOFE all of the economic benefits of the equity interests including rights to any dividends declared. Secondly, the exclusive technical service agreement further secures the ability of WOFE to receive substantially all of the economic benefits from each of the VIEs on behalf of the Group.

In conclusion, because the Group, through its wholly owned subsidiary Huiling, has (1) the power to direct the activities of the VIEs that most significantly affect the VIE’s economic performance, and (2) the right to receive benefits from the VIEs that could potentially be significant to the VIEs, the Group has been deemed to be the primary beneficiary of the VIEs and has consolidated the VIEs since the date of execution of such agreements.

Shareholders of the VIEs may potentially have conflicts of interest with the Company, and they may breach their contracts with the PRC subsidiaries or cause such contracts to be amended in a manner contrary to the interests of the Group. As a result, the Group may have to initiate legal proceedings, which involve significant uncertainty. Such disputes and proceedings may significantly disrupt the Groups business operations and adversely affect the Group’s ability to control the VIEs. As most of the shareholders of the VIEs are directors, officers, shareholders or employees of the Group, management is of the view that the risk that misaligned interests may lead to deconsolidation in the foreseeable future is remote and insignificant.

PRC laws and regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games. In addition, foreign invested enterprises are currently not eligible to apply for the required licenses to operate online games in the PRC. The9 Limited is incorporated in the Cayman Islands and is considered a foreign entity under PRC laws. Due to restrictions on foreign ownership of companies that provide online games, the Group has entered into contractual arrangements with Shanghai IT to conduct its online games business through its VIEs in the PRC. Shanghai IT holds the necessary licenses and approvals that are essential for the online game business in China. Shanghai IT is principally owned by certain shareholder and employee of the Company. Pursuant to certain other agreements and undertakings, The9 Limited in substance controls Shanghai IT. The Group believes that its current ownership structures and contractual arrangements with Shanghai IT and its equity owners, as well as its operations, are in compliance with all existing PRC laws and regulations. There may, however, be changes and other developments in the PRC laws and regulations or their interpretation. Specifically, following the recent promulgation of the GAPPRFT Circular, it is unclear whether the authorities will deem our VIE structure and contractual arrangements with Shanghai IT as an “indirect or disguised” way for foreign investors to gain control over or participate in domestic online game operators, and challenge our VIE structure accordingly.

If the Group is found to be in violation of any existing or future PRC laws or regulations, or fails to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including requiring the Group to undergo a costly and disruptive restructuring, such as forcing The9 Limited to transfer its equity interest in the VIEs to a domestic entity or invalidating the VIE agreements. If the PRC government authorities impose penalties which cause the Group to lose its rights to direct the activities of and receive economic benefits from the VIEs, the Group may lose the ability to consolidate and reflect in its financial statements the financial position, and results of operation of the VIEs. The Group, however, does not believe such actions would result in the liquidation or dissolution of the Group, the WOFEs or VIEs.

The aforementioned contractual arrangements with the VIEs and their respective shareholders are subject to risks and uncertainties:

•	The VIEs or their shareholders could fail to obtain the proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIEs or the Group mandate a change in ownership structure or operations for the VIEs or the Group, restrict the VIEs or the Group’s use of financing sources, or otherwise restrict the VIEs or the Group’s ability to conduct business.

•	The aforementioned contractual agreements may be unenforceable or difficult to enforce. The equity pledge agreements may be deemed improperly registered or the VIEs or the Group may fail to meet other requirements. Even if the agreements are enforceable, they may be difficult to enforce given the uncertainties in the PRC legal system.

•	The PRC government may declare the aforementioned contractual agreements invalid. They may modify the relevant regulation, have a different interpretation of such regulations, or otherwise determine that the Group or the VIEs have failed to comply with the legal obligations required to effectuate such contractual arrangements.

•	It may be difficult to finance the VIEs by means of loans or capital contributions. Loans from The9 Limited to the VIEs must be approved by the relevant PRC government body and such approval may be difficult or impossible to obtain. The VIEs are domestic PRC enterprises owned by nominee shareholders, thus the Group is not likely to finance activities of the VIEs by means of direct capital contributions.

Summary financial information of the VIE subsidiaries included in the accompanying consolidated financial statements with intercompany balances and transactions eliminated are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Total assets	80,531,978	150,615,709	21,634,593
Total liabilities	335,980,249	423,900,573	60,889,508

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Net revenues	19,995,118	16,567,372	182,119	26,160
Net loss	(71,839,112)	(49,024,050)	(51,667,515)	(7,421,574)

The VIEs contributed an aggregate of 27.3%, 95.0% % and 53.3% of the consolidated net revenues for the years ended December 31, 2017, 2018 and 2019, respectively. As of the fiscal years ended December 31, 2018 and 2019, the VIEs accounted for an aggregate of 48.9% and 83.0%, respectively, of the consolidated total assets, and 37.0% and 39.8%, respectively, of the consolidated total liabilities.

The VIE’s assets are not used as collateral for the VIE’s obligations and can only be used to settle the VIE’s obligations.

Relevant PRC laws and regulations restrict the VIE subsidiaries from transferring a portion of their net assets, equivalent to the balance of its statutory reserve and share capital, to the Group in the form of loans and advances or cash dividends. See Note 27 for disclosure of restricted net assets.

5. ADVANCES TO SUPPLIERS

Advances to suppliers are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Advance to subscribe tokens	14,070,581	10,094,972	1,450,052
Company registration fee	1,383,962	794,692	114,150
Advertising fee	255,259	255,259	36,666
Financing fee	-	-	-
Other	98,240	101,685	14,606
	15,808,042	11,246,608	1,615,474

The Group has obtained financing for the early phase development of CrossFire New Mobile Game from the Inner Mongolia Culture Assets and Equity Exchange. As of December 31, 2019, the Group had paid RMB7.5 million (US$1.1 million) as the financing fee of the total funds raised and to be raised amounting to RMB157.5 million (US$22.6 million). According to the agreement, the Group paid the total financing fee of RMB7.5 million (US$1.1 million) upon receipt of the first payment in October 2016 (see Note 17). Due to unforeseen circumstances, the Group is not planning to finance the remaining RMB100.0 million (US$14.4 million) and due to non-recovery of the advance financing fee, the Group has fully impaired the advance financing fee in 2018.

On February 6, 2018, the Group entered into an agreement with a third-party company to subscribe to a total of 5,297,157 tokens for digital assets at a consideration of RMB14.1 million (US$2.0 million). The issuer was expected to issue the tokens in April 2020 or to further extend the launch date or enter into a termination arrangement depending on the development of the events. In July 2019, the Group received an advance of RMB7.0 million (US$1.0 million) from a third-party to transfer approximately 2,222,222 tokens to this third-party. This advanced amount has been presented as other advances as of December 31, 2019 on the consolidated balance sheets.

Due to unexpected events to the development for issuance of tokens by the issuer, the Group has performed an impairment assessment to consider on the recoverable amount. The Group has provided an impairment loss of nil and RMB6.0 million (US$0.9 million) for the years ended December 31, 2018 and 2019, respectively.

6. PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Employee advances	2,158,987	1,648,197	236,749
Prepayments and deposits	693,111	1,488,463	213,804
Input VAT recoverable	1,448,075	1,441,700	207,087
Refundable withholding tax	-	1,297,016	186,305
Other receivables, net of allowance for doubtful accounts of RMB 20,770,928 and RMB 5,343,427 as of December 31, 2018 and 2019, respectively	1,848,614	2,973,158	427,067
	6,148,787	8,848,534	1,271,012

7. ASSETS HELD-FOR-SALE AND LIABILITIES HELD-FOR-SALE

On September 26, 2019, the Group entered into an agreement with Kapler Pte. Ltd. to sell three subsidiaries, namely The9 Computer, C9I Shanghai and Shanghai Kaie for total consideration of RMB493.0 million (US$70.8 million). These subsidiaries hold land use rights and office buildings located at Zhangjiang, Shanghai. Proceeds from the disposal will be used to repay both the outstanding entrusted bank loan and convertible notes, with the residual to be used as working capital for the Group’s operations.

As of December 31, 2019, Shanghai IT had received an advance of RMB49.3 million, which is 10% of total consideration and accounted under other advances on the consolidated balance sheets. The sale of the subsidiaries was subsequently completed on February 21, 2020. As of the issuance date of these consolidated financial statements, the Group had collected 90% of proceeds from Kapler Pte. Ltd. and the remaining 10% of proceeds is expected to be received in May 2020. As of the issuance date of these consolidated financial statements, the Group has repaid the principal and interest due on the entrusted bank loan and has repaid US$4.8 million to the issuer of convertible notes. The Group plans to use proceeds from the above sale to settle the remaining outstanding balance of convertible notes amounting to US$55.5 million.

	December 31, 2019	December 31, 2019
	RMB	US$ (Note 3)
Assets classified as held-for-sale
Cash and cash equivalents	43,027,475	6,180,510
Prepayments and other current assets	5,162,857	741,598
Property, equipment and software, net	14,051,044	2,018,306
Land use rights, net	61,148,974	8,783,501
Total assets classified as held-for-sale	123,390,350	17,723,915

Liabilities directly associated with assets held-for-sale
Accounts payable	50,000	7,182
Other taxes payable	1,585,095	227,685
Other payables and accruals	46,800	6,722
Interest payable	11,384,841	1,635,330
Long-term borrowing due within one year	31,624,560	4,542,584
Total liabilities directly associated with assets held-for-sale	44,691,296	6,419,503

8. INVESTMENTS

The Group’s investments comprise the following:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$ ( Note 3)
Investments accounted for under equity method:
ZTE9 Network Technology Co., Ltd., Wuxi (“ZTE9”)	-	-	-
System Link Corporation Limited (“System Link”) <1>	-	-	-
Shanghai Big Data Cultures & Media Co., Ltd. (“Big Data”) <2>	6,146,104	-	-
Maxline Holdings Limited (“Maxline”) <6>	1,367,285	-	-
Leading Choice Holdings Limited (“Leading Choice”) <7>	-	-	-

Investments accounted for under cost method:
Shanghai Institute of Visual Art of Fudan University (“SIVA”)	10,000,000	10,000,000	1,436,410
T3 Entertainment Co., Ltd. (“T3”) <3>	24,892,921	-	-
Smartposting Co, Ltd. (“Smartposting”) <4>	2,809,808	-	-
Beijing Ti Knight Network Technology Co., Ltd. (“Beijing Ti Knight”) <5>	-	-	-
Shanghai The9 Education Technology Co., Ltd. (“The9 Education Technology”) <8>	-	-	-
Shanghai Ronglei Culture Communication Co., Ltd. (“Shanghai Ronglei”) <9>	-	-	-
Plutux Limited (“Plutux”) <10>	-	-	-
Zhenjiang Kexin Power System Design and Research Co., Ltd. (“Zhenjiang Kexin”) <11>	-	-	-
Total	45,216,118	10,000,000	1,436,410

<1> System Link

In August 2015, System Link entered into an agreement with Smilegate Entertainment, Inc. (“Smilegate”) to form a joint venture company, Oriental Shiny Star Limited (“Oriental Shiny”), for the operation of the CrossFire 2 game. In the event of a successful commercial launch of CrossFire 2, Smilegate would receive a 30% equity share of Oriental Shiny.

In November 2015, Oriental Shiny entered into a license and distribution agreement with Smilegate for publishing and operating CrossFire 2 on an exclusive basis for a five-year term in the PRC (the “License Agreement”). In consideration for the exclusive license, Oriental Shiny made an upfront payment of US$50.0 million and was to make additional payments totaling US$450.0 million based on certain development and operation milestones of CrossFire 2. The payment of license fees was guaranteed by the Group and Qihoo 360 Technology Co., Ltd. (“Qihoo 360”) proportional to their equity interest in System Link.

In October 2017, Oriental Shiny and Smilegate agreed to terminate the License Agreement. In November 2017, Smilegate made a settlement payment of US$25.0 million to both the Group and Qihoo 360, total of US$50.0 million. A settlement agreement was signed among the Group, Qihoo 360 and Smilegate whereby subsequent to the payment of US$50.0 million, the joint venture agreement signed among Oriental Shiny and Smilegate was terminated. During 2017, the Group offset its 2017 share of losses in System Link against the US$25.0 million recovery and reduced its investment in System Link to nil, with the remaining portion of the recovery, RMB60.5 million (US$8.7 million), recorded as gain as the Group then had no future funding obligation to System Link or Oriental Shiny.

As of December 31, 2018, System Link met the criteria as a significant subsidiary in accordance with Rule 3-09 of SEC Regulation S-X but the Group has applied for and received a waiver from the SEC dated June 13, 2019 to not provide separate financial statements of System Link for the fiscal year ended December 31, 2018 and any other filings that would require such separate financial statements for the three years ended December 31, 2018.

<2> Big Data

Shanghai Jiucheng Advertisement Co., Ltd. (“Jiucheng Advertisement”) was previously a subsidiary of the Company. In 2015, the Company granted 33.3% equity interest of Jiucheng Advertisement to two of its employees as share-based compensation and share exchange transaction with Fei Fan Information Technology Co., Ltd. (“Fei Fan”), whereby Jiucheng Advertisement acquired 100% equity interest in Fei Fan in exchange of 30% equity interest in Jiucheng Advertisement. Upon completion of the exchange, the Group’s equity interest in Jiucheng Advertisement was diluted to 46.7%. In November 2015, the Group’s equity interest in Jiucheng Advertisement was further diluted to 42.0% as a result of capital injection by other shareholders. In August 2016, Jiucheng Advertisement raised capital from the Group and a third-party, and as a result, the Group’s equity interest in Jiucheng Advertisement became 43.7%. In October 2016, the Group’s equity interest in Jiucheng Advertisement further increased to 44.5% after the execution of certain terms under the investment agreements among certain investors of Jiucheng Advertisement.

In December 2016, the Group entered into an agreement with third-party investors of Jiucheng Advertisement. According to the agreement, the Group would repurchase an additional 19.11% equity interest in Jiucheng Advertisement for RMB18.3 million (US$2.6 million) from those third-party investors if Jiucheng Advertisement is not listed on the PRC’s National Equities Exchange and Quotations (“NEEQ”), commonly known as the New Third Board, before December 31, 2017. In March 2017, Jiucheng Advertisement was renamed as Shanghai Big Data Cultures & Media Co., Ltd. (“Big Data”). In September 2017, Big Data listed its shares on NEEQ. As Big Data has listed its shares on NEEQ and has fulfilled its obligation, the Group was relieved of its obligation to repurchase 19.11% equity interest in Big Data from those third-party investors. After the listing, the Group holds a 44.46% equity interest in Big Data. In 2019, there was no change in the equity interest of Big Data and the Group has recorded share of loss on Big Data amounting to RMB2.8 million (US$0.4 million) was recognized.

In 2019, due to weaker than expected operating performance, the investment in Big Data was fully impaired and an impairment loss of RMB3.4 million (US$0.5 million) was recorded for the year ended December 31, 2019.

<3> T3

In April 2008, the Group, through China Crown Technology, acquired 3,031,232 preferred shares issued by G10 Incorporation (“G10”), an established Korean online game developer and operator, which accounted for less than 20% of the equity interest in G10 and accounted the investment under cost method. In December 2011, pursuant to the agreement between the shareholders of G10 and T3, a wholly-owned subsidiary of G10, G10 was spun off and the shareholders of G10 became shareholders of T3 at the same shareholding percentages. In February 2012, the changes in shareholding structures of G10 and T3 was completed and the Group owned 32,290 ordinary shares of T3, which reflects the same percentage of equity the Group owned in G10 on as an converted basis.

In July 2019, China Crown Technology disposed all of its ordinary shares in T3 to third-parties for a total consideration of KRW6,092.8 million, approximately US$5.2 million, and recorded a gain on disposal of RMB10.4 million (US$1.5 million).

<4> Smartposting

In June 2017, the Group completed a share exchange transaction with IE Limited (“IE”), which was a listed company on Korean Securities Dealers Automated Quotations of Korea Exchange (“KOSDAQ”) for issuance and sale of 12,500,000 ordinary shares of the Company with a 10-year lock-up period. In exchange, IE transferred 14.55% equity interest in Smartposting, a wholly-owned subsidiary of IE. The fair value of 14.55% equity interest in Smartposting was considered to be the value of the assets surrendered to the Group in this non-monetary exchange transaction. Due to weaker than expected operating performance of Smartposting, the Group recorded an impairment of RMB5.1 million, RMB1.1million and RMB2.8 million (US$0.4 million) for the years ended December 31, 2017, 2018 and 2019, respectively.

<5> Beijing Ti Knight

In June 2017, the Group entered into an investment agreement with shareholders of Beijing Ti Knight where the Group invested a total of RMB9.0 million (US$1.3 million) in Beijing Ti Knight. As of December 31, 2018, the Group has invested RMB4.9 million (US$0.7 million). Due to weaker than expected operating performance, the investment in Beijing Ti Knight was fully impaired and impairment losses of RMB4.0 million, RMB0.9 million and nil were recorded for the years ended December 31, 2017, 2018 and 2019, respectively (see Note 30.1).

<6> Maxline

In January 2018, the Group completed a share exchange transaction with Red Ace Limited (“Red Ace”), which was a private company incorporated under the laws of the British Virgin Islands for issuance and sale of 3,571,429 ordinary shares of the Company with a specific lock-up period. In exchange, Red Ace transferred 29% equity interest in Maxline, an associate of Red Ace. The fair value of 29% equity interest in Maxline was considered to be the value of the assets surrendered to the Group in this nonmonetary exchange transaction. In 2019, due to weaker than expected operating performance of Maxline, the Group recorded an impairment loss of RMB1.3 million (US$0.2 million).

<7> Leading Choice

In September 2018, the Group completed a share exchange transaction with Leading Choice, which is a private company incorporated under the laws of Hong Kong for issuance and sale of 21,000,000 ordinary shares of the Company with a specific lock-up period. In exchange, the Company obtained 20% equity interest in Leading Choice. The fair value of 20% equity interest in Leading Choice was considered to be the nominal value of ordinary shares of the Group in the nonmonetary exchange transaction. In 2018, due to weaker than expected operating performance of Leading Choice, the Group recorded a full impairment loss of RMB1.4 million (US$0.2 million).

<8> The9 Education Technology

In April 2018, the Group invested RMB0.4 million (US$0.1 million) in The9 Education Technology. Due to weaker than expected operating performance, the investment in The9 Education Technology was fully impaired and an impairment loss of RMB0.4 million (US$0.1 million) was recorded for the year ended December 31, 2018.

<9> Shanghai Ronglei

In December 2017, the Group has entered into an investment agreement with a shareholder of Shanghai Ronglei, where the Group agreed to invest a total of RMB5.0 million (US$0.7 million) in Shanghai Ronglei. As of December 31, 2018, the Group has invested RMB4.0 million (US$0.6 million) but due to weaker than expected operating performance, the investment in Shanghai Ronglei was fully impaired and the impairment of RMB4.0 million (US$0.6 million) was recorded for the year ended December 31, 2018. In June 2019, both the Group and shareholder of Shanghai Ronglei has agreed to terminate the investment agreement and the shareholder of Shanghai Ronglei agreed to repurchase the shares issued to the Group at original cost. The Group disposed of its equity interest in Shanghai Ronglei and received RMB3.0 million (US$0.4 million) for the year ended December 31, 2019.

<10> Plutux

In September 2018, the Group completed a share exchange transaction with Plutux Labs Limited (“Plutux Labs”), which was a private company incorporated under the laws of Cayman Islands for issuance and sale of 21,000,000 ordinary shares of the Company with a specific lock-up period. In exchange, Plutux Labs transferred 8% equity interest in Plutux, a wholly-owned subsidiary of Plutux Labs. The fair value of 8% equity interest in Plutux was considered to be the nominal value of ordinary shares of the Group in the nonmonetary exchange transaction. In 2018, due to weaker than expected operating performance of Plutux, the Group recorded a full impairment loss of RMB1.4 million (US$0.2 million). Cyrus Jun-Ming Wen is a director of Plutux Labs according to the Schedule 13G filed by Plutux Labs on September 13, 2018. According to the Schedule 13D filed by Splendid Days Limited, the Group’s convertible notes investor (see Note 19), on February 21, 2019, Cyrus Jun-Ming Wen is also a director of Truth Beauty Limited, the shareholder of Splendid Days Limited.

<11> Zhenjiang Kexin

In June 2019, the Group completed a share exchange transaction with Comtec Windpark Renewable (Holdings) Co., Ltd. (“Comtec”), which was a private company incorporated under the laws of British Virgin Islands for issuance and sale of 3,444,882 ordinary shares of the Group. In exchange, Comtec transferred 9.9% equity interest in Zhenjiang Kexin, a company incorporated under the laws of PRC. The fair value of 9.9% equity interest in Zhenjiang Kexin was considered to be the value of the assets surrendered to the Group in the nonmonetary exchange transaction. In 2019, due to weaker than expected operating performance of Zhenjiang Kexin, the Group recorded an impairment loss of RMB1.0 million (US$0.1 million).

In total, the Group recorded impairment charges relating to its investments in equity and other of RMB9.1 million, RMB9.2 million and RMB8.5 million (US$1.2 million) for the years ended December 31, 2017, 2018 and 2019, respectively.

9. AVAILABLE-FOR-SALE INVESTMENTS

Investment in L&A

In June 2016, the Group along with certain other shareholders of Red 5 completed a share exchange transaction with L&A, a Cayman Islands company with shares publicly listed on the Growth Enterprise Market of the Hong Kong Stock Exchange (Stock Code: 8195). The Group exchanged approximately 30.6% equity interest (on a fully-diluted basis) in Red 5 for a total of 723,313,020 (after a one-to-five stock split) newly issued shares of L&A, after deducting 6% of shares received (46,168,920 shares) as payment of a service fee to a third-party consultant.

In June 2016, Asian Development, a wholly-owned subsidiary of the Group incorporated in Hong Kong, borrowed a total of HK$92.3 million from a financial services company, which was secured by a pledge of 417,440,000 shares of L&A (see Note 16). In 2016, Asian Development was in default on the loan due to a sharp decline in share price of L&A. The lender is entitled to foreclose on the pledged shares and become the legal and beneficial owner of the pledged shares (see Note 30.2). In 2016, the Group provided a full impairment allowance of RMB244.8 million (US$35.2 million) on the investment in L&A. In 2019, the loan remained in default and the lender has not made any claim against Asian Development to recover any outstanding amounts under the agreement.

In 2017, the Group sold 18,360,000 shares in L&A for consideration of RMB0.1 million (US$0.01 million). In an extraordinary general meeting in October 2017, Board of Directors of L&A passed a resolution to consolidate every twenty issued and unissued shares into one share. The Group owned 14,375,651 shares in L&A after the share consolidation. In 2019, the Group sold all of its shares in L&A for consideration of RMB0.7 million (US$0.1 million).

As of December 31, 2019, the Group has no available-for-sale investments.

10. PROPERTY, EQUIPMENT AND SOFTWARE, NET

Property, equipment and software and related accumulated depreciation and amortization are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Office buildings	69,341,652	69,341,652	9,960,305
Computers and equipment	84,134,612	5,181,577	744,287
Leasehold improvements	10,365,904	9,359,857	1,344,459
Office furniture and fixtures	6,194,658	1,787,549	256,765
Motor vehicles	7,038,397	5,031,201	722,687
Software	15,832,264	14,542,095	2,088,842
Less: accumulated depreciation and amortization	(175,555,042)	(89,974,366)	(12,924,009)
Less: property, equipment and software, net, held-for-sale	-	(14,051,044)	(2,018,306)

Net book value	17,352,445	1,218,521	175,030

Depreciation and amortization charges for the years ended December 31, 2017, 2018 and 2019 amounting to RMB5.3 million, RMB3.7 million and RMB2.8 million (US$0.4 million), respectively. In 2019, the Group has disposed large quantity of computers and equipment which are not in-use and the value of these assets have been fully depreciated or impaired in the past. The Group has recorded a gain on disposal of property, equipment and software amounting to RMB0.02 million, RMB0.2 million, RMB2.2 million (US$0.3 million), as other income, net for the years ended December 31, 2017, 2018 and 2019. The office buildings were mortgaged as collateral for the convertible notes and entrusted bank loan in 2015 (see Note 19 and Note 16). Property, equipment and software classified as held-for-sale represents office buildings held by The9 Computer, C9I Shanghai and Shanghai Kaie which are in the process of disposal as of December 31, 2019 (see Note 7).

11. LAND USE RIGHTS, NET

Gross carrying amount, accumulated amortization and net book value of land use rights are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Land use rights	85,160,348	85,160,348	12,232,519
Less: accumulated amortization	(22,570,692)	(24,011,374)	(3,449,018)
Less: land use right, net, held-for-sale	-	(61,148,974)	(8,783,501)

Net book value	62,589,656	-	-

Amortization charge for the years ended December 31, 2017, 2018 and 2019 amounting to RMB1.9 million, RMB1.9 million and RMB1.4 million (US$0.2 million), respectively. The land use rights were mortgaged for the convertible notes and entrusted bank loan in 2015 (see Note 19 and Note 16). Land use rights classified as held-for-sale represented land use rights held by The9 Computer, C9I Shanghai and Shanghai Kaie in relation to the office buildings located at Zhangjiang, Shanghai which are in the process of disposal as of December 31, 2019 (see Note 7).

12. LEASES

The Group has operating leases primarily for office space, parking lots and warehouse after relocation of their principal office in August 2019. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date.

As the leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at commencement date, to determine the present value of lease payments. The incremental borrowing rates approximate the rate the Group would pay to borrow in the currency of the lease payments for the weighted-average life of the lease.

The operating lease ROU assets also include any lease payments made prior to lease commencement and excludes lease incentives and initial direct costs incurred if any. Lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Operating lease costs are recognized on a straight-line basis over the lease term. As of December 31, 2019, the prepaid rental expense of RMB0.01 million (US$0.01 million) was recorded in operating lease right-of-use assets.

As of December 31, 2019, the items related to operating lease in the consolidated balance sheet are summarized below:

	December 31, 2019	December 31, 2019
	RMB	US$
		(Note 3)
Operating lease right-of-use assets	9,257,604	1,329,772
Operating lease liabilities-current portion	3,407,670	489,481
Operating lease liabilities-non-current portion	6,251,705	898,001

Lease cost recognized in the Group’s consolidated statements of operations and comprehensive loss is summarized as follows:

	Classification in Consolidated Statements of Operations and Comprehensive Loss	December 31, 2019	December 31, 2019
		RMB	US$
			(Note 3)
Operating lease cost	Operating expenses	1,606,340	230,736
Cost of other leases with terms less than one year	Operating expenses	82,232	11,812
Total		1,688,572	242,548

Maturities of operating lease liabilities are as follows:

	December 31, 2019	December 31, 2019
	RMB	US$
		(Note 3)
Due within one year	3,779,845	542,941
Due in the second year	3,995,768	573,956
Due in the third year	2,502,839	359,510
Total lease payments	10,278,452	1,476,407
Less: imputed interest	(619,077)	(88,925)
Total	9,659,375	1,387,482

As of December 31, 2019, the Group does not have any significant operating or finance leases that have not yet commenced. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Supplemental cash flow information related to operating leases is as follows:

	December 31, 2019	December 31, 2019
	RMB	US$
		(Note 3)
Cash paid for amounts included in the measurement of operating lease liabilities	1,271,769	182,678

13. OTHER LONG-LIVED ASSETS, NET

Other long-lived assets are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Prepaid license fee	6,515,200	6,515,200	935,850
Prepaid deposit for joint venture	-	-	-

Total	6,515,200	6,515,200	935,850

Prepaid license fee represents the payment made by the Group pursuant to an IP license agreement with an online game company in January 2016 to use its IP to develop a mobile game for a period of two years after commercialization of the game. The contract is effective through October 31, 2020 for the development phase and the mobile game is expected to be launched in second half of 2020. Amortization of the license will be commenced upon the commercialization of the game over its license period.

The Group has been monitoring its licensed games that have not commercially launched, including but not limited to their market acceptance and operational performance in other regions where they are commercially launched and operated by other operators. The Group incorporates these factors into its continuous evaluation of the forecasted results of the respective games and takes into account the Group’s expected commercial launch and cash flows in the evaluation of potential impairment of the carrying value of upfront licensing fees. Based on the Group’s impairment tests, there was no impairment of upfront licensing fees in 2017, 2018 and 2019.

In March 2019, the Group entered into a joint venture agreement with F&F in an attempt to enter the electric vehicle business. The Group paid an initial deposit of US$5.0 million to F&F through an interest-free loan from Ark Pacific Associates Limited in April 2019. In accordance with the joint venture agreement, in the event the Group cannot make the required capital contribution in accordance with the joint venture agreement, the total amount of capital contribution that has been made by the Group will automatically convert into Class B ordinary shares in Smart King Limited, the holding company of F&F at a pre-agreed conversion price set forth in the joint venture agreement. As of December 31, 2019, as the actual progress of the joint venture is below expectations and the Group recorded a full impairment loss of RMB34.9 million (US$5.0 million) (see Note 30.1).

14. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair values of common stock warrants were measured using the Black-Scholes Model (see Note 23). Inputs used to determine estimated fair value of the warrant liabilities include the estimated fair value of the underlying stock at the valuation date, the estimated term of the warrants, risk-free interest rates, expected dividends and the expected volatility of the underlying stock. The significant unobservable inputs used in the fair value measurement of the warrant liability are the fair value of the underlying stock at the valuation date and the estimated term of the warrants. The fair value of convertible note is based on a discounted cash flow model with an unobservable input of discount rate. (Level 3)

In 2015, the Group issued warrants in connection with its convertible notes. The warrants are recorded at fair market value at the date of issuance and subsequently at each reporting date. The following table presents the change in the warrants liability that were measured at fair value on a recurring basis using significant Level 3 inputs during 2018 and 2019 (see Note 20).

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Balance at issuance date/beginning of year	3,742,271	1,490,844	214,146
Fair value change on warrants liability recognized in other comprehensive income	(2,251,427)	(1,292,244)	(185,619)

Balance at the end of the year	1,490,844	198,600	28,527

15. TAXATION

Cayman Islands

Under the current tax laws of the Cayman Islands, the Group is not subject to tax on its income or capital gains. In addition, upon payment of dividends by The9 Limited to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The Group’s subsidiaries incorporated in Hong Kong did not have assessable profits that were derived in Hong Kong during the years ended December 31, 2017, 2018 and 2019. Therefore, no Hong Kong income tax has been provided for in the years presented.

Singapore

The Group’s subsidiaries incorporated in Singapore did not have assessable profits that were derived in Singapore during the years ended December 31, 2017, 2018 and 2019. Therefore, no Singapore income tax has been provided for in the years presented.

PRC

The Group’s subsidiaries and VIE subsidiaries incorporated in the PRC are subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the PRC Enterprise Income Tax Law (“EIT Law”), which went into effect as of January 1, 2008. The Group’s subsidiaries and VIE subsidiaries in the PRC are generally subject to EIT at a statutory rate of 25%. The subsidiaries that hold a “High and New Technology Enterprise” (“HNTE”) qualification are subject to a 15% preferential EIT rate. The HNTE qualification is valid for three years and every qualified HNTE company is required to re-apply for it in the three years after receiving approval. In October 2017, Shanghai IT renewed its HNTE qualification and obtained approval in 2018, which entitles Shanghai IT to enjoy a preferential EIT rate of 15% during the period from 2018 to 2020. As Shanghai IT did not have taxable income for the years ended December 31, 2017, 2018 and 2019, Shanghai IT has not benefited from this preferential income tax rate.

United States

The Group’s subsidiaries incorporated in the U.S. are registered in the state of California and are subject to U.S. federal corporate marginal income tax rate of 21% and state income tax rate of 0.28%, respectively.

On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to the U.S. corporate income tax system including a federal corporate rate reduction from 34% to 21%; limitations on the deductibility of interest expense and executive compensation; creation of the base erosion anti-abuse tax (“BEAT”), a new minimum tax; and the transition of U.S. international taxation from a worldwide tax system to a modified territorial tax system. A majority of the provisions in the Tax Act are effective January 1, 2018.

The Tax Act creates a new requirement that certain income such as Global Intangible Low-Taxed Income (“GILTI”) earned by a controlled foreign corporation (“CFC”) must be included in the gross income of the CFC U.S. shareholder. The Group has evaluated these provisions of the Tax Act and whether taxes due on future U.S. inclusions related to GILTI be recorded as current-period expense when incurred, or factored into measurement of deferred taxes. The Group concluded that the Tax Act had no material effect to the financial statements.

Composition of income tax expense

The current and deferred portions of income tax expense included in the consolidated statements of operations and comprehensive loss are as follows:

	For the year ended December 31,
	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Current income tax expense
PRC	-	-	-	-
Other jurisdictions	-	-	-	-
Deferred tax assets
PRC	(84,042,632)	(39,763,083)	(5,772,005)	(829,097)
Other jurisdictions	(124,313,755)	(19,816,235)	(15,151,553)	(2,176,384)
Subtotal	(208,356,387)	(59,579,318)	(20,923,558)	(3,005,481)
Change in valuation allowance
PRC	84,042,632	39,763,083	5,772,005	829,097
Other jurisdictions	124,313,755	19,816,235	15,151,553	2,176,384
Subtotal	208,356,387	59,579,318	20,923,558	3,005,481
Income tax expense	-	-	-	-

Reconciliation of the differences between statutory tax rate and the effective tax rate

Reconciliation between the statutory EIT rate and the Group’s effective tax rate is as follows:

	For the year ended December 31, 2017	For the year ended December 31, 2018	For the year ended December 31, 2019

PRC statutory EIT rate	25%	25%	25%
Effect of different tax rates in other jurisdictions	(2%)	2%	1%
Change in future tax rate (upon expiration of preferential rate)	(22%)	1%	2%
Change of prior year deferred tax assets	(8%)	(11%)	(15%)
Change of valuation allowance	61%	(2%)	(18%)
Income not subject to tax and non-deductible expenses, net	(1%)	0%	0%
Effect of expired net operating loss	(53%)	(15%)	5%
Effective EIT rate	0%	0%	0%

Significant components of deferred tax assets

	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	US$
			(Note 3)
Temporary differences related to expenses and accruals	1,087,421	1,076,708	154,659
Temporary differences related to impairment on advances to suppliers	2,451,767	3,438,597	493,924
Temporary differences related to provision for doubtful accounts	3,077,784	1,078,742	154,952
Others	7,152,217	8,771,868	1,260,000
Temporary differences related to depreciation, amortization, and impairment of equipment and intangible assets	23,165,631	24,890,416	3,575,285
Startup expenses and advertising fees	608,399	199,704	28,686
Temporary differences related to research and development credits	1,106,956	1,120,850	161,000
Temporary differences related to equity investments	3,978,269	5,069,035	728,121
Foreign tax credits	-	-	-
Temporary differences related to provision for prepayment for equipment	5,000,000	5,000,000	718,205
Tax loss carry forwards	294,535,956	270,594,922	38,868,529
Total deferred tax assets	342,164,400	321,240,842	46,143,361
Less: Valuation allowance	(342,164,400)	(321,240,842)	(46,143,361)
Total deferred tax assets	-	-	-

Movement of valuation allowance on deferred tax assets

	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	US$
			(Note 3)
Beginning balance	401,743,718	342,164,400	49,148,842
Decrease in valuation allowance	(59,579,318)	(20,923,558)	(3,005,481)
Ending balance	342,164,400	321,240,842	46,143,361

For the years ended December 31, 2018 and 2019, the Group recorded a reversal of valuation allowance of approximately RMB59.6 million and RMB 20.9 million (US$3.0 million), respectively. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward periods, the Group’s experience with tax attributes expiring as unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. The Group’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law.

As of December 31, 2019, the Group’s PRC subsidiaries had net operating loss carry forwards amounting to RMB343.7 million which will expire from 2020 to 2029. The Group has provided a full valuation allowance as it is not more likely than not that the net operating losses can be utilized before expiry. According to Caishui [2018] No. 76, with effect from January 1, 2018, losses of qualified HNTE in the current year occurred five years before the year in which the entity qualified for HNTE and have not been made up shall be allowed to be carried forward to subsequent years to be made up, and the maximum carry-forward period shall be extended from five years to ten years.

As of December 31, 2019, Red 5 had net operating loss carry forwards for federal and state income tax purposes of approximately US$126.4 million and US$68.5 million, respectively, which will begin to expire in 2026 and 2028, respectively. Red 5 also had credits for increasing research activities available to offset future federal and state taxes payable of approximately US$0.1 million and US$0.1 million, respectively, that will begin to expire in 2026 for federal purposes and which have no expiration for state purposes. Red 5 had foreign tax credits for federal purposes of approximately US$2.5 million, which expired in 2018. Pursuant to US tax laws and regulations, the utilization of an acquired entity’s net operating losses and credits are subject to annual limitation computed based on the fair value of the acquired entity. As a result of the limitation, the Group provided a full valuation allowance on its deferred tax assets as it is not more likely than not that the net operating losses and credits carried forward can be utilized before expiration.

In accordance with the EIT Law, dividends, which arise from profits of foreign invested enterprises (“FIEs”) earned after January 1, 2008, are subject to a 10% withholding income tax. In addition, under tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate is reduced to 5%, if the investor holds at least 25% in the FIE, or 10%, if the investor holds less than 25% in the FIE. A deferred tax liability should be recognized for the undistributed profits of PRC companies unless the Group has sufficient evidence to demonstrate that the undistributed dividends will be reinvested and the remittance of the dividends will be postponed indefinitely. The Group plans to indefinitely reinvest undistributed profits earned after December 31, 2007 from its PRC subsidiaries with operations in the PRC. Therefore, no withholding income taxes for undistributed profits of the Company’s subsidiaries established in PRC have been provided as of December 31, 2018 and 2019.

Under applicable accounting principles, a deferred tax liability should be recorded for taxable temporary differences attributable to the excess of financial reporting basis over tax basis in a domestic subsidiary. However, recognition is not required in situations where the tax law provides a means by which the reported amount of that investment can be recovered tax-free and the enterprise expects that it will ultimately use that means. The Group has not recorded any such deferred tax liability attributable to the undistributed earnings of its financial interests in VIEs because these VIEs do not have any accumulated earnings as of December 31, 2018 and 2019.

The Group made its assessment of the level of authority for each tax position (including the potential application of interests and penalties) based on the tax positions’ technical merits, and measured the unrecognized benefits associated with the tax positions. The Group did not have any unrecognized tax benefits as of December 31, 2018 and 2019. The Group does not anticipate that unrecognized tax benefits will significantly increase or decrease within the next twelve months. For the years ended December 31, 2017, 2018 and 2019, the Group did not have any material interest and penalties associated with its tax positions.

According to PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or withholding agent. The statute of limitations will be extended five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB 0.1 million is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. From inception to 2019, the Group is subject to examination by the PRC tax authorities. Red 5’s U.S. federal income tax returns and state income tax returns for 2015 through 2019 are open tax years, subject to examination by the relevant tax authorities.

16. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Pledged loan	80,836,823	82,645,089	11,871,224
Interest-free loan	-	34,881,000	5,010,342
Long-term borrowing due within one year	31,624,560	31,624,560	4,542,584
Less: borrowing classified as held for sale	-	(31,624,560)	(4,542,584)
Total	112,461,383	117,526,089	16,881,566

In June 2016, the Group completed a share exchange transaction with L&A for a total of 769,481,940 (after a 1 to 5 stock split) newly issued shares of L&A. In June 2016, Asian Development borrowed a total of HK$92.3 million from a financial services company at an annual interest rate of 2% for a term of 24 months, which is secured by a pledge of 417,440,000 shares of L&A. The outstanding balance as of December 31, 2019 is RMB88.0 million (US$13.0 million), which includes RMB5.4 million (US$0.8 million) of interest payable and the pledged loan was due in June 2018. Asian Development has defaulted the loan in June 2016 due to a sharp decline in share price of L&A (see Note 30.2)

In December 2015, the Group entered an entrusted bank loan agreement, amounted to RMB31.6 million (US$4.6 million), with a subsidiary of the investor holding the convertible notes (see Note 19) and China Merchants Bank as entrustment bank. The borrowing agreement matured in December 2018, with the annual interest rate of 12% continuing after maturity of the loan. The loan is secured by the Group’s office buildings. The outstanding balance as of December 31, 2019 is RMB43.0 million (US$6.0 million), including RMB11.4 million (US$1.6 million) of interest payable. In December 2019, the Group signed a confirmation letter with the lender regarding settlement. According to the confirmation letter, if the total amount of principal and interest of the entrusted bank loan amounted to RMB43.0 million is repaid before December 31, 2019, the overdue interest since December 2018 will be exempted. The parties agreed to extend the payment period from December 31, 2019 to February 29, 2020 to allow for completion of the disposal transaction with Kapler Pte. Ltd. (see Note 7). Both the principal and interest of the entrusted bank loan was repaid on February 11, 2020 and the overdue interest has been exempted.

In March 2019, the Group entered into a joint venture agreement with F&F, to establish a joint venture in China to manufacture and distribute electric vehicles designed and developed by F&F with a committed capital investment amounting to US$600.0 million. The Group made the initial deposit of US$5.0 million to F&F in April 2019 through an interest-free loan granted from Ark Pacific Associates Limited, an entity affiliated with the Group’s former president as of the issuance date of these consolidated financial statements, for a period of one year. The loan was due on March 31, 2020 and the Group is still in negotiation with Ark Pacific Associates Limited regarding settlement of the interest-free loan.

17. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
Funds raised for CrossFire New Mobile Game	57,499,910	57,499,910	8,259,345
Professional services	6,879,775	11,844,738	1,701,390
Staff cost related payables	4,245,967	9,851,024	1,415,011
Office expenses	3,377,709	3,543,495	508,991
Other payables	1,840,000	3,540,000	508,489
Utility fees	1,547,898	1,646,394	236,490
Product development services	892,216	906,906	130,269
Others	5,007,831	4,308,376	618,860
Total	81,291,306	93,140,843	13,378,845

The Group has financed the early phase development of CrossFire New Mobile Game through fundraising from the Inner Mongolia Culture Assets and Equity Exchange. As of December 31, 2019, the Group had raised RMB57.5 million (US$8.3 million). The Group continues to cooperate with a third-party company for development and operation of CrossFire New Mobile Game. The Group plans to apply for a license (“Banhao”) from GAPPRPT for CrossFire New Mobile Game as soon as development of the game is finalized to launch the game. The Group does not plan to finance the remaining RMB100.0 million (US$14.4 million) from the planned fund raising arrangement, and due to non-recovery of the advance financing fee, the Group fully impaired the advance financing fee in 2018. In November 2017, the Group entered into an exclusive publishing agreement with a third-party company, pursuant to which this third-party company was granted an exclusive right to publish the CrossFire New Mobile Game in China. Upon commercialization of the game, the Group will share certain percentages of the revenues from CrossFire New Mobile Game with investors providing funding to the Group. In April 2020, Inner Mongolia Culture Assets and Equity Exchange filed a civil claim against Wuxi Qudong and Shanghai IT based on the cooperation agreement entered in September 2016. Inner Mongolia Culture Assets and Equity Exchange claims refund of RMB57.5 million (US$8.3 million), which the Group has previously raised through Inner Mongolia Culture Assets and Equity Exchange to finance the early phase development of CrossFire New Mobile Game with compensation of interest on the principal financed (see Note 32).

18. Refund of WoW game points

As a result of the loss of the World of Warcraft (“WoW”) license on June 7, 2009, the Group announced a refund plan in connection with inactivated WoW game point cards, which the Group recorded as refund of game points. According to the plan, inactivated WoW game point card holders are eligible to receive a cash refund from the Group. The Group recorded a liability in connection with both inactivated points cards and activated but unconsumed point cards of approximately RMB200.4 million (US$28.8 million).

Upon the loss of the WoW license, the Group concluded the nature of the obligation substantively changed from deferred revenue, for which the Group had the responsibility to satisfy the underlying performance obligation, to an obligation to refund players for their unconsumed points. The Group has accounted for this refund liability by applying the derecognition guidance specified in ASC 405-20. In accordance with this guidance, the refund liability associated with these WoW game points, to the extent not refunded, will be recorded as other operating income after the Group is legally released from the obligation to refund amounts under the applicable laws. In consultation with its legal counsel, the Group concluded the legal liability relating to the inactivated WoW game point cards was extinguished in September 2011 on the basis that the legal liability lapsed two years from the date the Group publicly announced the refund policy that applied to these cards. Accordingly, the associated liability amounting to RMB26.0 million (US$3.7 million) was recognized as other operating income for the year ended December 31, 2011. With respect to the remaining refund liability, based on current PRC laws, to the extent not refunded, the Company, in consultation with legal counsel, has determined that it will be legally released from this liability in September 2029, which represents 20 years from the discontinuation of WoW in 2009. However, if the Group were to publicly announce a refund policy, the Group would be legally released from any remaining liability for these activated, but unconsumed points that remained two years from the date of such announcement. To date, the Group has determined not to publicly announce any refund policy with respect to this remaining liability, and no refunds have been claimed. The remaining refund liability relating to the activated, but unconsumed WoW game points is RMB170.0 million (US$24.4 million) as of both December 31, 2018 and 2019.

19. CONVERTIBLE NOTES

On November 24, 2015, the Group entered into an agreement with Splendid Days Limited for a private placement of secured convertible notes and warrants for gross proceeds of US$40,050,000. The transaction closed on December 11, 2015. Pursuant to the terms of the agreement, the convertible notes shall mature in December 2018, subject to an extension for two years at the discretion of the investor. The convertible notes accrue interest at a rate of 12% per annum and are payable upon maturity of the notes. According to the Schedule 13D filed by Splendid Days Limited on March 5, 2018, Splendid Days Limited’s equity was transferred from Ark Pacific Special Opportunities Fund I, L.P., an entity affiliated with the Group's former president as of the issuance date of these consolidated financial statements to Truth Beauty Limited. The notes are secured by the equity interest of the Group’s subsidiaries (The9 Computer and C9I Shanghai), and the Group’s office buildings with a total net book value of RMB14.1 million as of December 31, 2019. The net book value of office buildings has been classified as assets held-for-sale as of December 31, 2019. Splendid Days Limited is entitled to put the convertible notes to the Group upon a change in control and upon an event of default. The Group has entered into a deed of settlement with the Splendid Days Limited on March 12, 2019 wherein the Group will proceed to dispose of office buildings and use the proceeds to repay both convertible notes and the entrusted bank loan. Annual interest rate on the loan remained at 12% up to settlement date. In September 2019, the Group entered into an agreement with Kapler Pte. Ltd. to sell three subsidiaries, namely The9 Computer, C9I Shanghai and Shanghai Kaie for total consideration of RMB493.0 million (US$70.8 million). These subsidiaries hold land use rights and office buildings located at Zhangjiang, Shanghai. The transaction was subsequently completed on February 21, 2020. As of the issuance date of these consolidated financial statements, the Group has repaid the principal and interest due on the entrusted bank loan and has repaid US$4.8 million to the issuer of convertible notes and is planning to use the consideration received for payment of the remaining outstanding balance of convertible notes amounting to US$55.5 million.

The notes are divided into three tranches and can be converted into a total of 11,695,513 shares of the Group’s ADS at any time as follows:

Convertible Notes		Principal Amount		Conversion Price
Tranche A	US$	22,250,000	US$	2.60
Tranche B	US$	13,350,000	US$	5.20
Tranche C	US$	4,450,000	US$	7.80

The conversion prices are subject to anti-dilution adjustments in the event the Group issues ordinary shares at a price per share lower than the applicable conversion price in effect immediately prior to the issuance. As of December 31, 2019, no adjustments to the conversion prices had occurred.

The Group has determined that there was BCF attributable to the Tranche A convertible loan as the conversion price is lower than market value at the date of issuance of the convertible notes. The value of the BCF is determined to be US$8.1 million, which is equal to the intrinsic value of the conversion feature. The convertible notes are recorded at net carrying value at the date of issuance as follows:

Principal Amount	US$	40,050,000
Less:
Fair value allocated to warrants (Note 21)		8,821,883
Beneficial conversion feature		8,112,556
Issuance cost		3,200,000
Net carrying value	US$	19,915,561

The fair value of warrants, BCF and issuance costs are recorded as debt discount and accreted to interest expense over three years using the effective interest method. The convertible notes should be repaid with principal and interest based on the agreement. As of December 31, 2018 and 2019, the total carrying amount of the convertible notes principal and interest payable is RMB375.3 million and RMB414.1 million (US$59.5million), respectively. Interest expenses recognized on the convertible notes are RMB77.0 million, RMB98.3 million, and RMB33.2 million (US$4.8 million) for the years ended December 31, 2017, 2018 and 2019, respectively.

20. WARRANTS ON CONVERTIBLE NOTES

The warrants are exercisable at any time after the commitment date to purchase up to 4,778,846 shares of the Group’s ADS as follows:

Warrants		Principal Amount		Exercise Price
Tranche I	US$	5,000,000	US$	1.50
Tranche A	US$	2,750,000	US$	2.60
Tranche B	US$	1,650,000	US$	5.20
Tranche C	US$	550,000	US$	7.80

For the tranches A, B and C, the expiration date is the third anniversary of the issuance date or if the holder has exercised its option to extend the maturity date of all or any portion of the convertible notes in accordance with the terms and conditions thereof, the fifth anniversary of the issuance date. Tranches A, B and C expired on December 20, 2018. Tranche I will expire in December 2020.

The exercise prices of the warrants are subject to anti-dilution adjustments in the event the Company issue ordinary shares at a price per share lower than the applicable exercise price in effect immediately prior to the issuance. As of December 31, 2019, no adjustments to the exercise prices had occurred.

The Group performs valuations of the warrants using a probability weighted Black-Scholes Model. This model requires input of assumptions including the risk-free interest rates, volatility, expected life and dividend rates, and has also considered the likelihood of “down-round” financings. Selection of these inputs involves management’s judgment and may affect net income.

The assumptions used in the Black-Scholes option pricing model for Tranche I was as follows:

Warrants	Tranche I
Risk-free interest rate	1.59%
Expected volatility of common stock	93.67%
Dividend yield	0.00
Expected life of warrants	0.9 years

The fair value of the warrants as of issuance date, December 31, 2018 and 2019 is RMB1.5million and RMB0.2 million (US$0.03 million), respectively. The change in fair value of the warrants liability resulted in a loss of RMB12.6 million, RMB2.3million and RMB1.3 million (US$0.2 million) for the years ended December 31, 2017, 2018 and 2019, respectively.

21. SHAREHOLDER RIGHTS PLAN

On January 8, 2009, the Company adopted a shareholder rights plan. The shareholder rights plan is designed to protect the best interests of the Company and its shareholders by discouraging third-parties from seeking to obtain control of the Company in a tender offer or similar hostile transaction. The shareholder rights plan was amended on March 9, 2009, June 8, 2017, and June 16, 2017.

Pursuant to the terms of the shareholder rights plan, as amended, one right was distributed with respect to each ordinary share of the Company outstanding at the close of business on January 22, 2009. The rights will become exercisable only if a person or group (the “Acquiring Person”) obtains ownership of 15% or more of the Company’s voting securities (including by acquisition of the Company’s ADSs representing ordinary shares) (a “Triggering Event”), subject to certain exceptions. In the case of a Triggering Event, the rights plan entitles shareholders other than the Acquiring Person to purchase, for an exercise price of US$19.50, a number of shares with a value twice that of the exercise price. The number of shares each such shareholder will be entitled to purchase is equal to the product of (i) the number of shares then owned by such shareholder and (ii) two times the exercise price divided by the then current market price per share. The rights plan expired on January 8, 2019. The plan has not been exercisable as of the expiration date and has not been extended.

On May 6, 2019, an extraordinary general meeting was held to adjust the authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of the Group. Each Class B ordinary share is entitled to fifty (50) votes per share on all matters subject to vote at general meetings of the Group. Class A ordinary shares and Class B ordinary shares were split from the ordinary shares issued at the time of change. No new shares were issued. Only Mr. Jun Zhu and Incsight Limited (“Incsight”) hold Class B ordinary shares. As of December 31, 2019, there were 112,929,702 ordinary shares issued or outstanding, being the sum of 103,737,691 Class A ordinary shares and 9,192,011 Class B ordinary shares.

22. EMPLOYEE BENEFITS

Full-time employees of the Group’s subsidiaries and VIE subsidiaries registered in the PRC are entitled to statutory staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. These subsidiaries and VIE subsidiaries are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the consolidated statements of operations and comprehensive loss for such employee benefits amounted to RMB12.9 million, RMB7.9 million and RMB4.5 million (US$0.6 million) for the years ended December 31, 2017, 2018 and 2019, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

23. SHARE-BASED COMPENSATION

23.1 Share Option Plan

On December 15, 2004, in connection with its initial public offering, the Company adopted a share option plan (“2004 Option Plan”). As of December 31, 2013, the total number of ordinary shares reserved in the 2004 Option Plan was 6,449,614 shares. The maximum contractual term of the awards under this plan shall be no more than five years from the date of grant. The options granted under this plan shall be at the money on the date of grant and typically vest over a three-year period, with one third of the options to vest on the each of the anniversary after the grant date. The 2004 Option Plan was amended in November 2015 to increase the maximum aggregate number of ordinary shares to 14,449,614 shares. The 2004 Option Plan was amended in August 2016 to increase the maximum aggregate number of ordinary shares to 34,449,614 shares. On June 6, 2017, the Group and optionees have entered into certain stock option agreements, pursuant to which the Group has granted to the optionees options to acquire the ordinary shares, par value US$0.01 each, of the Group. According to the agreements, 6,328,535 options were exercised to ordinary shares, and 10,806,665 options were canceled. In December 2018, the 2004 Option Plan was amended to increase the maximum aggregate number of ordinary shares to 100,000,000 shares. As of December 31, 2019, options to purchase 1,050,000 ordinary shares are outstanding and options to purchase 64,527,118 ordinary shares are available for future grant under the 2004 Option Plan.

Stock Options

The following table summarizes the Group’s share option activities with its employees and directors:

	Number of Options	Weighted-Average Exercise Price		Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	50,000	US$	0.93	4.07	Nil
Granted	-		-	-	Nil
Exercised	-		-	-	Nil
Forfeited	-		-	-	Nil
Outstanding as of December 31, 2019	50,000	US$	0.93	3.07	Nil
Vested and expected to vest as of December 31, 2019	50,000	US$	0.93	3.07	Nil
Exercisable as of December 31, 2019	50,000	US$	0.93	3.07	Nil

The options expected to vest are estimated by applying the pre-vesting forfeiture rate assumptions to total unvested options. The total intrinsic value of options exercised during the year was nil for years ended December 31, 2017, 2018 and 2019.

On January 24, 2018, as approved by the Board of Directors, the Group granted share options totaling 5,750,000 shares to directors, officers and consultants. The remaining shares shall become vested in a series of 36 successive equal monthly installments upon grantees’ completion of each month of service to the Company over the 36-month period measured from the grant date. On September 4, 2018, the Group canceled a portion of the options totaling 4,700,000 share options granted to directors, officers and consultants. The remaining 1,000,000 share options were forfeited due to the resignation of directors.

The weighted-average grant-date fair value of options granted during 2018 was US$0.51. The fair value of the share options were measured on the respective grant dates based on the Black-Scholes option pricing model, with below assumptions made regarding expected term and volatility, risk-free interest rate and dividend yield:

Risk-free interest rate	2.19%
Expected life (years)	2.93
Expected dividend yield	0.00%
Volatility	78.55%
Fair value of options at grant date	US$0.51

On August 6, 2016, the Group granted share options totaling 6,000,000 shares to Mr. Jun Zhu, chairman and chief executive officer, and a third-party consultant as a reward for facilitating the Mongolia funding platform with total funding amount of RMB157.5 million (US$22.6 million) to the Group. According to ASC 718, the share option was applicable to the performance condition due to the share options would be vested in line with the percentage of funding received by the Group. In 2017, the options totaling 5,000,000 granted to Mr. Jun Zhu were canceled. Stock options to purchase 1,000,000 shares issued to the third-party consultant were canceled on January 22, 2019.

On January 24, 2018, as approved by the Board of Directors, the Group granted share options totaling 2,500,000 shares to directors and consultant, subject to performance conditions, of which 1,000,000 shares granted will vest upon the success of improvement on the Group’s online game business and 1,500,000 shares will vest upon the success of the Group’s fund raising efforts. On September 4, 2018, the Group canceled 1,500,000 share options granted to director and consultant.

The following table summarizes the share option activities subject to performance condition:

	Number of Options	Weighted-Average Exercise Price		Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	2,000,000	US$	1.86	2.06	Nil
Granted	-		-	-	Nil
Exercised	-		-	-	Nil
Forfeited	(1,000,000)	US$	0.93	-	Nil
Outstanding as of December 31, 2019	1,000,000	US$	0.93	3.07	Nil
Vested and expected to vest as of December 31, 2019	1,000,000	US$	0.93	3.07	Nil
Exercisable as of December 31, 2019	-		-	-	Nil

The grant-date fair value of share options with performance condition during 2018 was US$0.51. The fair value of the awards that are based on the performance condition was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	2.19%
Expected life (years)	2.93
Expected dividend yield	0.00%
Volatility	78.55%
Fair value of options at grant date	US$0.51

Cancelation and Acceleration Vesting of Share-Based Awards

On June 6, 2017, the Group canceled a portion of the options totaling 10,806,665 and accelerated the vesting and exercise of the remaining options totaling 6,328,535 for options granted to 15 directors, officers and employees. The exercise price was modified to US$0.00, which the original exercise price of the accelerated vesting options ranged from US$1.53 to US$1.86. The incremental compensation cost recognized due to the cancelation and acceleration vesting of options was RMB33.0 million (US$4.7 million) in 2017. The fair value of the options canceled and accelerated vested under service and performance condition was measured on the modification date using Binomial Tree Pricing Model with the following assumptions:

Risk-free interest rate	1.16%-1.62%
Expected life (years)	4.49-5.00
Expected dividend yield	0.00%
Volatility	62%-74%
Fair value of options at modification date	US$0.06-US$0.31

The fair value of the options canceled and accelerated vested under market condition was measured on the modification date using the Monte Carlo Simulation model with the following assumptions:

Risk-free interest rate	1.52%
Expected life (years)	5.00
Expected dividend yield	0.00%
Volatility	72%
Fair value of options at modification date	US$0.18-US$0.25

Restricted Ordinary Shares

On September 4, 2018, the Group granted an aggregate amount of 30,000,000 restricted ordinary shares to directors, officers and consultants. In exchange for such restricted ordinary shares granted, the Group forfeited and canceled the stock options in the total amount of 6,200,000 shares previously granted on January 24, 2018. Half of each individual’s shares will only vest if the Group meets certain target on non-GAAP profit before tax in 2019. If the Group fails to achieve this target, such half of each individual’s shares will be forfeited and canceled. The remaining half of each individual’s shares is subjected to a half year lock-up period. After the half year lock-up period, such remaining shares shall become vested in 36 successive equal monthly installments upon grantees’ completion of each month of service to the Group measured from the last day of each month after the vesting commencement date.

On January 21, 2019, the Group forfeited and canceled an aggregate amount of 15,000,000 restricted ordinary shares with the vesting condition that the Group meets certain target on non-GAAP profit before tax in 2019 previously granted on September 4, 2018. The vesting conditions of the remaining 15,000,000 ordinary shares are subjected to a half year lock-up period. After the half year lock-up period, such remaining shares shall become vested in 24 successive equal monthly installments instead of 36 installments upon grantees’ completion of each month of service to the Group measured from the last day of each month after the Vesting Commencement Date dated on March 5, 2019.

Share-Based Compensation

For the years ended December 31, 2017, 2018 and 2019, the Group recorded share-based compensation of RMB38.0 million, RMB3.9 million and RMB21.3 million (US$3.1 million), respectively, for options granted to the Group’s employees and directors.

As of December 31, 2019, there was approximately RMB35.0 million (US$5.0 million) unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested options and restricted shares with performance condition. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

23.2 Ordinary Shares Granted to Incsight

Incsight is a company incorporated in the British Virgin Islands and wholly owned by Mr. Jun Zhu. On December 8, 2010, as approved by the Board of Directors, the Company granted 1,500,000 ordinary shares to Incsight, subject to performance conditions, of which 500,000 ordinary shares granted will vest when the Group achieves breakeven and 1,000,000 ordinary shares will vest when the Group’s cumulative profit reaches US$5.0 million in a quarter subsequent to the quarter in which the Group breaks even. The ordinary shares granted are not entitled to receive dividends until vested. The Board of Directors considered the grant of ordinary shares as an incentive to retain Mr. Jun Zhu’s services with the Group. The awarded non-vested shares would be valid for five years from December 8, 2010. For the quarter ended September 30, 2014, the Group achieved breakeven. It was considered probable the performance targets would be met for the total of 1,500,000 ordinary shares. The fair value of the granted non-vested shares was US$6.48 per share, the market price on the date of grant. On December 7, 2015, 500,000 ordinary shares granted to Incsight were vested. The awarded non-vested shares were valid for additional three years and expired on December 7, 2018. The Group recorded share-based compensation of RMB0.5 million, nil and nil for the years ended December 31, 2017, 2018 and 2019, respectively. As of December 31, 2019, there was no outstanding non-vested shares granted to Incsight.

23.3 Stock Options and Ordinary Shares Granted by Red 5

In February 2006, Red 5 adopted a Stock Incentive Plan (“Red 5 Stock Incentive Plan”) under which Red 5 may grant to its employees, director and consultants stock options to purchase common shares or restricted shares. As of December 31, 2010, 13,626,955 shares were reserved under Red 5 Stock Incentive Plan. In September 2011, Red 5 further increased the number of common shares reserved to 22,855,591. If an option shall expire or terminate for any reason without having been exercised in full, the reserved shares subject to such option shall again be available for subsequent option grants under the plan. From the inception of this plan to December 31, 2019, Red 5 granted a total of 38,191,879 options to its employees and directors at the exercise price ranging from US$0.0001 to US$0.2450 per share, which vest over four years commencing from grant date. Options expire within a period of not more than ten years from the grant date. An option granted to a person who is a greater than 10% shareholder on the date of grant may not be exercisable more than five years after the grant date. As of December 31, 2019, options to purchase 5,111,250 shares of common stock were outstanding and options to purchase 15,480,087 shares of common stock were available for future grant.

The following table summarizes the Red 5’s share option activities with its employees and directors for the year ended December 31, 2019:

	Number of Options	Weighted-Average Exercise Price per Option		Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	5,111,250	US$	0.049	2.24	Nil
Granted	-		-	-	Nil
Exercised	-		-	-	Nil
Forfeited	-			-	Nil
Outstanding as of December 31, 2019	5,111,250	US$	0.049	1.24	Nil
Vested and expected to vest as of December 31, 2019	5,111,250	US$	0.049	1.24	Nil
Exercisable as of December 31, 2019	5,111,250	US$	0.049	1.24	Nil

The option’s intrinsic value was calculated by the excess of the estimated fair value of Red 5’s common shares, which was determined by the Group with the assistance of an independent valuation firm.

The options expected to vest are estimated by applying the pre-vesting forfeiture rate assumptions to total unvested options. The total intrinsic value of options exercised for the year ended December 31, 2017, 2018 and 2019 were nil.

The fair value of options granted at US$0.0178, measured on the grant date based on the Black-Scholes option pricing model with assumptions made regarding expected term and volatility, risk-free interest rate and dividend yield:

Risk-free interest rate	0.78%
Expected life (years)	4.00
Expected dividend yield	0.00%
Volatility	45.70%

Red 5 recorded share-based compensation of RMB0.3 million, RMB0.04 million and RMB0.05 million (US$0.01 million) for options and shares of restricted common stock granted for the years ended December 31, 2017, 2018 and 2019, respectively. The share-based payment awards were recorded as a component of noncontrolling interest in the consolidated financial statements.

As of December 31, 2019, unrecognized compensation cost related to share-based awards granted to Red 5 grantees was nil.

24. RELATED PARTY TRANSACTIONS AND BALANCES

Transaction with equity investee

In 2013, the Group entered into an agreement with ZTE9, an equity investee of the Group, to jointly operate IPTV games in the PRC. According to the agreement, the Group pays ZTE9 a royalty fee for providing game contents on IPTV. Net royalty and other service fees related to IPTV business charged by ZTE9 to the Group amounted to RMB5.2million and nil for the years ended December 31, 2018 and 2019, respectively. The Group provided IPTV related supporting service to ZTE9 of RMB0.2 million and nil for the years ended December 31, 2018 and 2019, respectively. Total amount due to ZTE9 for IPTV business was RMB5.1 million and RMB0.2 million (US$0.03 million) as of December 31, 2018 and 2019, respectively. The Group lent RMB0.6 million and nil to ZTE9 to fund its operations in 2018 and 2019, respectively. ZTE9 has repaid RMB1.7 million and nil in 2018 and 2019, respectively. Total amount due from ZTE9 for outstanding loans was RMB1.0 million and RMB1.0 million (US$0.1 million) as of December 31, 2018 and 2019, respectively.

The Group charged service fees to Big Data of RMB0.05 million and RMB 0.02 million (US$0.01 million) for the years ended December 31, 2018 and 2019, respectively. The Group charged outsourcing service fee of RMB0.4 million and nil for the years ended December 31, 2018 and 2019, respectively. Total amount due from Big Data was RMB0.1 million and RMB0.1 million (US$0.02 million) as of December, 2018 and 2019, respectively.

In 2014, the Group entered into a license agreement with System Link, a 50% joint venture of the Group, for publishing and operating Firefall for a five-year term in the PRC. Under this license agreement, System Link is expected to pay Red 5 and Red 5 Singapore a total of no less than US$160.0 million (including license fee and royalties) during the term of the agreement. In 2015, System Link paid US$10.0 million to the Group as a license fee. The Group recorded the US$10.0 million as amount due to the related party and was to amortize the amount over the five-year period. System Link has been dormant since the cessation of Firefall in March 2016 and the termination of CrossFire 2 license in November 2017. Red 5 Singapore filed a lawsuit against System Link in 2016. Due to ongoing litigation and non-operation of Firefall, Red 5 was no longer required to render any service to System Link in relation to the operation of Firefall. As such, Red 5 recognized the remaining unamortized license fee as revenue in 2017. The balance due to System Link (non-current) was nil as both of December 31, 2018 and 2019. The Group recognized licensing revenue of RMB51.1 million, nil and nil for the years ended December 31, 2017, 2018 and 2019, respectively. In 2019, the Group has reached an out-of-court settlement with Qihoo 360 where Red 5 Singapore has withdrawn the litigation from Shanghai Intellectual Property Court in May 2019 and the Group is implementing a mediation agreement with Qihoo 360 to settle the arbitration proceeding in Hong Kong as of the issuance date of these consolidated financial statements (see Note 30.2).

Transaction with T3

In 2016, Asian Way entered into a license agreement with T3, an equity investee of the Group, for developing a game using augmented reality (“AR”) technologies based on the intellectual property relating to the game. Upon commercial launch, Asian Way will share certain percentages of revenues of the game to T3. The game is still under development as of December 31, 2019. The Group has sold all its equity interest in T3 during the year.

Transaction with Mr. Jun Zhu

Mr. Jun Zhu, the chairman and chief executive officer, provided loans of RMB11.0 million and RMB16.1 million (US$2.3 million) to the Group in 2018 and 2019, respectively. The loans were interest-free and the outstanding balance of RMB57.1 million and RMB63.2 million (US$9.1 million) remained as of December 31, 2018 and 2019, respectively.

In May 2019, the issued and outstanding ordinary shares then held by Incsight, which is wholly owned by Mr. Jun Zhu, and the issued and outstanding ordinary shares then held by Mr. Jun Zhu himself, were re-designated and re-classified as Class B ordinary shares. All other ordinary shares then issued and outstanding were re-designated and re-classified as Class A ordinary shares. On the same date, the Company amended and restated then effective Amended and Restated Memorandum of Association and Articles of Association in their entirety and adopted the Second Amended and Restated Memorandum and Articles of Association which reflect, among other things, the changes to the capital structure of the Company. As a result of such changes, Mr. Jun Zhu holds the majority of our outstanding voting power and we became a “controlled company” as defined under Nasdaq Stock Market Rules.

Transaction with Comtec

In June 2019, the Group entered into a share purchase agreement with Comtec, a wholly-owned subsidiary of Comtec Solar Systems Group Limited (SEHK: 00712) (“Comtec Group”), an entity affiliated with Kwok Keung Chau, independent director of the Company. Pursuant to the share purchase agreement, the Company has issued 3,444,882 Class A ordinary shares to purchase 9.9% equity interest in Zhenjiang Kexin, a lithium battery management system and power storage system supplier.

 25. LOSS PER SHARE

Loss per share is calculated as follows:

	For the year ended December 31, 2017	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	RMB	US$
				(Note 3)
Numerator:

Net loss attributable to ordinary shareholders before change in redeemable noncontrolling interest	(118,165,850)	(217,092,926)	(177,795,168)	(25,538,677)
Change in redeemable noncontrolling interest	(57,126,233)	(40,918,773)	(12,827,598)	(1,842,569)
Net loss attributable to ordinary shareholders	(175,292,083)	(258,011,699)	(190,622,766)	(27,381,246)

Denominator:

Denominator for basic and diluted loss per share – weighted-average shares outstanding	33,426,448	62,114,760	106,407,008	106,407,008

Loss per share
- Basic and diluted	(5.24)	(4.15)	(1.79)	(0.26)

The Company had 5,778,846, 20,383,333 and 13,213,978 stock options, warrants and non-vested shares outstanding as of December 31, 2017, 2018 and 2019, respectively, which were excluded in the computation of diluted loss per share in the periods presented, as their effect would have been anti-dilutive due to the net loss reported in such periods.

26. RESTRICTED NET ASSETS

Pursuant to laws applicable to entities incorporated in the PRC, the subsidiaries and the VIEs of the Group established in the PRC must make appropriations from after-tax profit to non-distributable reserved funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserved fund reaches 50% of their registered capital; the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion, and the staff bonus and welfare are not distributable as cash dividends. The appropriation to these reserves by the Group’s PRC entities was nil for the years ended December 31, 2017, 2018 and 2019. The accumulated reserves as of December 31, 2019 were RMB3.8 million (US$0.5 million). In addition, due to restrictions on the distribution of registered capital from the Company’s PRC subsidiaries, the PRC subsidiaries’ registered capital of RMB11.5 million (US$1.6 million) as of December 31, 2019, were considered restricted. As a result of these PRC laws and regulations, as of December 31, 2019, approximately RMB7.7 million (US$1.1 million), were not available for distribution to the Company by its PRC subsidiaries in the form of dividends, loans or advances.

27. NONCONTROLLING INTEREST

As of December 31, 2019, the Group’s noncontrolling interests mainly included equity interest in Red 5 and equity awards granted as compensation by the Group’s subsidiaries. The following schedule shows the effects of changes in the ownership interest of The9 Limited in its subsidiaries on equity attributed to The9 Limited for the years ended December 31, 2017, 2018 and 2019.

	December 31, 2017	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	RMB	US$ (Note 3)
Net loss attributable to The9 Limited	(118,165,850)	(217,092,926)	(177,795,168)	(25,538,677)
Transfers (to) from the noncontrolling interest:
Change in The9 Limited’s additional paid-in capital for adjustment on noncontrolling interest as a result of issuance of common shares of Red 5 upon vesting of stock options and restricted shares (1)	(7,060)	-	-	-
Change from net loss attributable to The9 Limited and transfers to noncontrolling interests	(118,172,910)	(217,092,926)	(177,795,168)	(25,538,677)

(1)    In June 2016, the Group completed a share exchange transaction with L&A and certain other shareholders of Red 5, whereby the Group exchanged approximately 30.6% equity interest (on a fully-diluted basis) owned in Red 5 for a total of 723,313,020 (after a one-to-five stock split) of newly issued shares of L&A, after deducting a 6% of total shares received (769,481,940 shares) for the payment of a service fee to a third-party consultant. As a result, the percentage of noncontrolling interest in Red 5 changed from 10.4% to 58.1%, after deducting shares of Series B redeemable convertible preferred shares (“SBPS”) from total shares of Red 5.

28. REDEEMABLE NONCONTROLLING INTEREST

In January 2014, Red 5 issued 27,438,952 SBPS to a third-party investor, Shanghai Oriental Pearl Culture Development Co., Ltd., (“Oriental Pearl”), for an aggregate consideration of RMB118.3 million (US$17.0 million). In conjunction with the issuance of SBPS, Oriental Pearl also purchased 5,948,488 common shares of Red 5 from two executives of Red 5 at the same per share price as the per share price of SBPS for an aggregate consideration of RMB25.6 million (US$3.7 million). The purchase price for these common shares was determined to be less than fair value as the transaction was contemplated in conjunction with the issuance of the SPBS. The difference between the purchase price and fair value of SBPS as determined by the Group with the assistance of an independent valuation firm, amounted to RMB131.3 million (US$18.9 million), was recognized as a compensation paid to the two executives in the amount of RMB13.0 million (US$1.9 million).

Due to share exchange transaction with L&A in 2016, a 37% share of SBPS was owned by L&A. As of December 31, 2019, the holders of SBPS were as follows:

Holder	December 31, 2018	December 31, 2019
	Number of Shares	Number of Shares

L&A International Holdings Limited	10,180,553	10,180,553
Shanghai Oriental Pearl Culture Development Co., Ltd.	17,258,399	17,258,399

As of December 31, 2014, the Group considered the redemption of the SBPS to be probable. The Group accreted the carrying value of SBPS to redemption value using the effective interest rate method over the period from the issuance date to the redemption date.

The key terms of the SBPS are as follows:

Conversion

Each SBPS may be converted at any time into common shares at the then applicable conversion price. The initial conversion ratio is 1:1, subject to adjustment in the event of (i) share splits, share combinations, share dividends or distribution, other dividends, recapitalizations and similar events, or (ii) issuance of common shares at a price per share less than the conversion price in effect on the date of or immediately prior to such issuance. In that case, the conversion price shall be reduced concurrently to the subscription price of such issuance.

The SBPS shall be automatically converted into common shares immediately prior to the consummation of a public offering of Red 5’s shares wherein gross proceeds are at least US$30,000,000, immediately following the public offering (the “Qualifying IPO”).

The conversion option can only be settled by issuance of common shares except that fractional shares may be settled in cash.

Dividends

The holder of each share of SBPS shall be entitled to receive dividends at the rate per share of $0.038237 per annum if and when a dividend is declared on common shares. The preferred shares participate in dividends on an as-converted basis and must be paid prior to any payment on common shares.

Upon conversion, any declared or accrued but unpaid dividends will be converted into common shares at the same applicable conversion price.

Redemption

At any time on or after April 1, 2017, if requested by at least 50% of the holders of SBPS then outstanding, Red 5 shall redeem all of the outstanding SBPS at a redemption price equal to 200% of the issuance price in three equal annual installments. The full amount of the redemption price due but not paid shall accrue interest daily at a rate of 10% per annum from the issuance date of SBPS (see Note 30.2).

Voting

Each SBPS has voting rights equivalent to the number of common shares to which it is convertible at the record date. The holders of SBPS shall vote together with the common shareholders, and not as a separate class or series, on all matters put before the shareholders.

Liquidation

The holders of SBPS have preference over holders of common shares with respect to distribution of assets upon voluntary or involuntary liquidation of Red 5. The holders of SBPS shall be entitled to receive 100% of the original issue price (“preferred liquidation”). The holders of SBPS are also entitled to distribution of remaining assets from preferred liquidation, along with other shareholders, while the total distribution entitled to the holders of SBPS should not exceed 200% of the original issue price.

A reconciliation of redeemable noncontrolling interest is as follows:

	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	US$
			(Note 3)
Redeemable noncontrolling interest opening balance	306,014,668	341,074,539	48,992,293
Net loss attributable to redeemable noncontrolling interest	(5,858,902)	(4,855,589)	(697,462)
Change in redeemable noncontrolling interest	40,918,773	12,827,598	1,842,569
Redeemable noncontrolling interest ending balance	341,074,539	349,046,548	50,137,400

29. DISPOSAL OF SUBSIDIARIES

On September 26, 2019, the Group entered into an agreement with Kapler Pte. Ltd. to sell three subsidiaries namely The9 Computer, C9I Shanghai and Shanghai Kaie for total consideration of RMB493.0 million (US$70.8 million). These subsidiaries hold the land use rights and office buildings located at Zhangjiang, Shanghai. Proceeds from the disposal will be used to repay both the outstanding entrusted bank loan and convertible notes, with the residual to be used as working capital for the Group’s operations.

As of December 31, 2019, the transaction was under process and the equity interest of The9 Computer, C9I Shanghai and Shanghai Kaie have been transferred to Kapler Pte. Ltd. The Group, however, continued to manage operation of these subsidiaries, including subsequent repayment of the entrusted bank loan, until final completion of the transaction in February 2020. As of December 31, 2019, the Group still retained power over decisions that most significantly impact the economic activities and potential to receive significant benefits or absorb significant losses of these subsidiaries. As such, these subsidiaries are part of consolidated entities of the Group as of December 31, 2019 and the Group has presented the assets and liabilities of these subsidiaries as held-for-sale. The transaction was subsequently completed on February 21, 2020.

30. COMMITMENTS AND CONTINGENCIES

30.1 Other operating commitments

In October 2016, the Group had raised RMB57.5 million (US$8.3 million), and the Group planned to raise an additional RMB100.0 million (US$14.4 million) until CrossFire New Mobile Game is launched. Under this fundraising arrangement, the Group will share certain percentages of revenues from CrossFire New Mobile Game to investors providing funding to the Group. In August 2016, the Group granted a third-party consultant 1,000,000 options to acquire shares of the Group as payment for consulting services related to the RMB157.5 million (US$22.6 million) financing plan of CrossFire Mobile Game with Inner Mongolia Culture Assets and Equity Exchange. The options will vest in accordance with the schedule of the actual funding to be received. In October 2016, 365,079 options were vested after the Group received the first funding of RMB57.5 million (US$8.3 million). The Group continues to cooperate with a third-party company for development and operation of CrossFire Mobile Game. The Group plans to apply for a license (“Banhao”) from GAPPRPT for CrossFire New Mobile Game as soon as development of the game is finalized to launch the game. The Group does not plan to finance the remaining RMB100.0 million (US$14.4 million) from the planned fund raising arrangement, and due to non-recovery of the advance financing fee, the Group fully impaired the advance finance fee in 2018. In January 2019, total 1,000,000 options granted to the third-party consultant were canceled. The Group is obligated to pay an amount of US$2.0 million within 30 days after commercial launch date of the game to Smilegate as minimum guarantee for royalty.

In June 2017, Shanghai IT has entered into an investment agreement with the shareholders of Beijing Ti Knight where Shanghai IT will invest a total of RMB9.0 million (US$1.3 million) in Beijing Ti Knight. As of December 31, 2019, Shanghai IT has invested RMB4.9 million (US$0.7 million) and has a remaining capital contribution commitment amounting to RMB4.1 million (US$0.6 million). Shanghai IT’s purchase commitment amounting to RMB6.8 million (US$1.0 million) for the outsourcing development agreement entered on October 9, 2016 with Beijing Ti Knight will be waived if Shanghai IT’s accumulated investment in Beijing Ti Knight is more than RMB6.0 million (US$0.9 million). Hence, as of December 31, 2019, the Group has both a capital commitment and a purchase commitment amounting to RMB4.1 million (US$0.6 million) and RMB6.8 million (US$1.0 million), respectively, but the purchase commitment will be waived under the condition that accumulated investment in Beijing Ti Knight by Shanghai IT is more than RMB6.0 million (US$0.9 million). As of December 31, 2019 the agreements have not been terminated but the related outsourcing development of the related game has been transferred to a third-party company.

In 2019, Jiu Gang has signed a joint venture agreement with Shenzhen EN-plus Technologies Co., Ltd. ("EN+"), an electric vehicle charging equipment company incorporated in the PRC, to establish a joint venture to engage in sales of new energy electric vehicle charging equipment, investment, construction and operation of charging stations, and provision of operational services for urban charging equipment and platforms for electric vehicles. According to the joint venture agreement, the Group will make a cash investment of RMB50.0 million (US$7.2 million) in the joint venture in consideration for which it will receive 80% equity interest in the joint venture, and EN+ will contribute its current and future proprietary electric vehicle charging technology to the joint venture in consideration for which it will receive a 20% equity interest of the joint venture. As of December 31, 2019, the joint venture has not been commenced and no progress on the joint venture.

In March 2019, the Group entered into a joint venture agreement with F&F to establish a joint venture to manufacture, market, distribute and sell electric cars in the PRC. Under the terms of joint venture agreement, the Group will make capital contribution of up to US$600.0 million in three equal installments to the joint venture, and F&F will make contributions including its use rights for a piece of land in the PRC to manufacture electric cars and will grant the joint venture an exclusive license to manufacture, market, distribute and sell certain F&F’s car models and other potential selected car models in the PRC, in each case subject to the satisfaction of certain conditions, such as establishment of the joint venture and funding arrangements. As of December 31, 2019, the Group has paid the initial deposit of US$5.0 million and has not paid remaining capital contribution.

In October 2019, the Group entered into a development agreement with F&F to establish a development plan for the joint venture’s business conduct in the PRC. Under the terms of development agreement, the Group shall pay an amount of US$18.0 million as development fee in four-equal installments. The first installment of US$6.0 million shall be paid within 2 business days following the receipt by the Group of the proceeds from its proposed offering under that certain Registration Statement on Form F-1 filed with the U.S SEC on June 24, 2019. The Group has applied to withdraw the Registration Statement on From F-1 in February 2020.

30.2 Contingencies

In June 2016, Asian Development borrowed HK$92.3 million (US$11.9 million) from a financial services company at an annual interest rate of 2% for a term of 24 months. This loan is secured by 417,440,000 shares of L&A (see Note 16). Pursuant to the financing agreement (“Agreement”), such loan is considered to be in default since the market price of the pledged shares had fallen below the collateralized stock price by more than 35% for ten consecutive trading days. Asian Development had not made any remediation pursuant to the Agreement. Upon default, the lender shall be entitled to foreclose the pledged shares and become the legal and beneficial owner of the pledged shares. If the market value of the pledged shares cannot cover the total outstanding amount owed by Asian Development to the lender under the Agreement, the lender may claim against Asian Development to recover any outstanding amounts under the Agreement, in addition to foreclosure of the pledged shares as mentioned above.

As mentioned in Note 24, Red 5 and its affiliates are currently in dispute with Qihoo 360 and its affiliates regarding System Link and Firefall and various legal proceedings have been initiated and are ongoing in connection with such dispute since 2016 where litigations have been filed with both Intellectual Property Court of Shanghai and Hong Kong International Arbitration Centre. In May 2019, the Group has entered into an out-of-court settlement with Qihoo 360 where both the Group and Qihoo 360 agreed to withdraw litigations filed in relation to the dispute over Firefall and to liquidate the joint venture, System Link. As of December 31, 2019, the Group has withdrew all the claims against Qihoo 360 and settled the litigation proceedings in Shanghai in May 2019. In August 2019, the Group has received a refund from Intellectual Property Court of Shanghai on court acceptance fee paid in 2016 and recognized other income amounting to RMB3.8 million (US$0.5 million) for the year ended December 31, 2019. As of the issuance date of these consolidated financial statements, the Group is implementing the mediation agreement with Qihoo 360 to settle the arbitration proceeding in Hong Kong.

Shanghai Oh Yeah Information Technology Co., Ltd. (“Shanghai Oh Yeah”) filed several related civil claims against joint defendants including Shanghai IT, ZTE9 and a third-party defendant, regarding copy-right infringements of their intellectual property to the Intellectual Property Court of Shanghai with a total aggregated claim amount of RMB3.0 million (US$0.4 million). These civil claims are still in process as of December 31, 2019. The Group has assessed the likelihood of the outcome and has accrued an amount for the contingency. The Group may be subject to other legal or administrative proceedings in the ordinary course of business. The Group does not believe that any currently pending legal or administrative proceeding to which the Group is a party will have a material adverse effect on the business or financial condition.

As described in Note 28, in August 2014, Red 5 issued 27,438,952 Series B redeemable convertible preferred shares of Red 5 to a new investor, Oriental Pearl. Due to the stock exchange transaction with L&A in 2016, a 37% share of the SBPS was owned by L&A as of December 31, 2019 (see Note 28). Per Articles of Association of Red 5, major holders of SBPS, at any time on or after April 1, 2017 (the “Redemption Election”), can require Red 5 to redeem all, but not less than all, of the outstanding shares of SBPS, as applicable, in three equal annual installments. New Star, a wholly owned subsidiary of the Group, owns 39,766,589 Series A redeemable convertible preferred shares which have similar terms with the Series B redeemable convertible preferred shares. The redemption value of SBPS was US$16.5 million for the first installment, US$18.1 million for the second installment and US$19.9 million for the third installment. Since Red 5 is in a net liability position, the Group does not believe the preferred shareholders will request such redemption. As of the issuance date of these consolidated financial statements, there was no such preferred shareholder requiring Red 5 to redeem the preferred shares.

31. SEGMENT REPORTING

The Group operates in one segment whose business is developing and operating online games and related services. The Group’s chief operating decision maker is the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group generates its revenues from customers in the Greater China (including PRC, Taiwan, Hong Kong and Macau), North America and other areas for the years ended December 31, 2017, 2018 and 2019.

The following geographic area information includes revenue based on location of players for the years ended December 31, 2017, 2018 and 2019:

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Greater China	19,690,716	16,430,205	182,107	26,158
North America	51,156,109	-	-	-
Other areas	2,301,731	1,001,653	159,388	22,895
Total	73,148,556	17,431,858	341,495	49,053

The majority of the Group’s assets are located in Greater China.

32. SUBSEQUENT EVENTS

In February 2020, the Group completed the sale of three subsidiaries, namely The9 Computer, C9I Shanghai and Shanghai Kaie that held the mortgaged office buildings located at Zhangjiang, Shanghai to Kapler Pte. Ltd. As of the issuance date of these consolidated financial statements, the Group has received 90% of sale proceeds from Kapler Pte. Ltd. amounting to RMB443.7 million. The Group has repaid the principal and interest due on the entrusted bank loan and has repaid US$4.8 million to the issuer of convertible notes. The Group plans to use proceeds from the above sale to settle the remaining outstanding balance of convertible notes amounting to US$55.5 million.

In February 2020, the Group issued and sold (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, for an aggregate consideration of US$500,000 at an initial conversion price of US$1.05 per ADS to Iliad Research and Trading, L.P. (“Iliad”). The convertible note bears interest at a rate of 6.0% per year, compounded daily. Iliad has the right, at its sole discretion, for any time after six months from the purchase date until the outstanding balance has been paid in full, to convert all or any portion of the outstanding balance up to US$150,000 per calendar month into ADSs of the Group at an initial conversion price of US$1.05 per ADS, subject to adjustment. Beginning on the date that is six months from the note purchase date, Iliad has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note. The Group could pay the redemption amount to Iliad in cash or the Group’s ADSs. In the events the principal amount and interest accrued for the convertible note issued to Iliad are fully repaid, the Company has the right to repurchase the remaining Class A ordinary shares held by Iliad that are unsold at US$0.0001 per share.

On March 6, 2020, the Company received a letter from the Listing Qualifications Department of Nasdaq, notifying that the minimum bid price per ADS, each representing three Class A ordinary shares of the Company, was below US$1.00 for a period of 30 consecutive business days and the Company did not meet the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules. The Group has a compliance period of 180 calendar days, or until September 2, 2020, to regain compliance with Nasdaq’s minimum bid price requirement. If the Company fail to satisfy Nasdaq Capital Market’s continued listing requirements and fail to regain compliance on a timely basis, the ADSs could be delisted from Nasdaq Capital Market.

On April 13, 2020, the Company received a letter from the Listing Qualifications Department of Nasdaq indicating that the Company no longer met the continued listing requirement of minimum MVLS for the Nasdaq Global Market because the market value of the Company’s securities listed on Nasdaq for the last 30 consecutive business days was below the minimum requirement of US$35.0 million. Pursuant to the relevant Nasdaq listing rules, the Company has a compliance period of 180 calendar days, or until October 12, 2020, to regain minimum MVLS requirements. If the Company fails to satisfy Nasdaq Global Market’s continued listing requirements and fail to regain compliance on a timely basis, the ADSs could be delisted from Nasdaq Global Market.

On April 17, 2020, the Company received a notification letter from the Listing Qualifications Department of Nasdaq indicating that Nasdaq has determined to toll the compliance period for minimum bid price and market value of publicly held shares requirements through June 30, 2020. As a result of the tolling of the compliance period, the Company will have until November 16, 2020 to regain compliance. The Company can regain compliance, either during the tolling period or during the compliance period resuming after the tolling period, by evidencing compliance with the minimum bid price requirement for a minimum of ten consecutive trading days.

In April 2020, Inner Mongolia Culture Assets and Equity Exchange filed a civil claim against Wuxi Qudong and Shanghai IT to recover RMB57.5 million (US$8.3 million) of principal and interest that it previously raised to finance the early phase development of CrossFire New Mobile Game. The Group is cooperating with a third-party company for the development and operation of CrossFire Mobile Game. The Group plans to apply for a license (“Banhao”) from GAPPRPT for CrossFire New Mobile Game as soon as development of the game is finalized. The Group may seek to meditate and settle this claim amid ongoing game development. The Group does not expect this case to significantly affect the business operations.

Starting from January 2020, a novel strain of coronavirus, later named COVID-19, has spread worldwide. Government-imposed measures such as travel restrictions, extended holidays and delay of business resumption have interrupted normal operation of businesses in various regions. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic. This pandemic may cause pressure on the Group due to delayed ability to identify alternative business opportunities and to obtain additional financing to support business transitions. Travel restrictions have affected Group management’s progress of discussions with its business partners regarding potential cooperation to facilitate transition into a different industry. Consequently, the Group is unable to accurately predict the impact that the pandemic will have on our financial condition and results of operations due to numerous uncertainties, including the severity of the disease, the duration of the outbreak, actions that may be taken by government authorities, the impact to the business of our customers, and other factors.

ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY

FINANCIAL STATEMENTS SCHEDULE I

THE9 LIMITED

FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2018 AND 2019

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Revenue	-	-	-	-
Cost of revenues	-	-	-	-

Gross loss	-	-	-	-

Operating expenses:
Product development	(43,710)	-	-	-
Sales and marketing	(231,884)	-	-	-
General and administrative	(62,979,090)	(21,435,150)	(68,165,230)	(9,791,323)
Total operating expenses	(63,254,684)	(21,435,150)	(68,165,230)	(9,791,323)

Loss from operations	(63,254,684)	(21,435,150)	(68,165,230)	(9,791,323)
Interest expenses	(76,989,899)	(98,308,205)	(33,154,189)	(4,762,301)
Fair value change on warrants liability	12,615,466	2,251,427	1,292,243	185,619
Foreign exchange gain (loss)	35,473,519	1,963,364	(1,648,652)	(236,814)
Other expenses, net	(21,649,514)	(18,180,060)	(1,636,394)	(235,053)
Loss before income tax expense and share of loss in equity method investments	(113,805,112)	(133,708,624)	(103,312,222)	(14,839,872)
Income tax benefit	-	-	-	-
Recovery of equity investment in excess of cost	60,548,651	-	-	-
Equity in loss of subsidiaries and VIEs	(64,909,389)	(83,384,302)	(74,482,946)	(10,698,805)
Net loss	(118,165,850)	(217,092,926)	(177,795,168)	(25,538,677)
Other comprehensive (loss) income, net of tax:
Currency translation adjustments	(19,027,771)	7,241,192	5,426,604	779,483
Total comprehensive loss	(137,193,621)	(209,851,734)	(172,368,564)	(24,759,194)

ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY

FINANCIAL STATEMENTS SCHEDULE I

THE9 LIMITED

FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2019

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	US$
			(Note 3)
ASSETS
Current assets:
Cash and cash equivalents	18	143,896	20,669
Prepayments and other current assets, net	61,979	63,873	9,175
Amounts due from intercompany	1,305,838,856	1,303,065,115	187,173,592
Total current assets	1,305,900,853	1,303,272,884	187,203,436
Investments in subsidiaries and VIEs	(1,635,525,945)	(1,681,526,537)	(241,536,174)

Total assets	(329,625,092)	(378,253,653)	(54,332,738)

LIABILITIES
Current liabilities:
Short-term borrowings	-	34,881,000	5,010,342
Accrued expenses and other current liabilities	5,248,838	11,578,754	1,663,184
Warrants	1,490,844	198,600	28,527
Convertible notes	375,257,140	414,127,908	59,485,752
Total current liabilities	381,996,822	460,786,262	66,187,805

Total liabilities	381,996,822	460,786,262	66,187,805

SHAREHODERS’ EQUITY (DEFICIT)
Ordinary shares	6,502,658	-	-
Class A ordinary shares	-	7,321,099	1,051,610
Class B ordinary shares	-	648,709	93,181
Additional paid-in capital	2,496,069,065	2,539,552,478	364,783,889
Statutory reserves	28,071,982	28,071,982	4,032,288
Accumulated other comprehensive loss	(9,204,556)	(3,777,952)	(542,669)
Accumulated deficit	(3,233,061,063)	(3,410,856,231)	(489,938,842)
Total shareholders’ deficit	(711,621,914)	(839,039,915)	(120,520,543)

Total liabilities and shareholders’ equity	(329,625,092)	(378,253,653)	(54,332,738)

ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY

FINANCIAL STATEMENTS SCHEDULE I

THE9 LIMITED

FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 2018 AND 2019

	2017	2018	2019	2019
	RMB	RMB	RMB	US$
				(Note 3)
Cash flows from operating activities:
Net loss	(118,165,850)	(217,092,926)	(177,795,168)	(25,538,678)
Adjustments for:
Share-based compensation expenses	37,727,861	3,645,751	21,705,240	3,117,763
Fair value change on warrants liability	(12,615,466)	(2,251,427)	(1,292,244)	(185,619)
Amortization of discount and interest on convertible notes	76,990,826	98,308,205	33,154,191	4,762,302
Foreign exchange (gain) loss	(35,473,519)	(1,963,364)	1,648,652	236,813
Recovery of equity investment in excess of cost	(60,548,651)	-	-	-
Equity in loss of subsidiaries and VIEs	64,909,389	83,384,302	74,482,946	10,698,806
Consulting fee paid by issuance of shares	13,454,692	4,172,800	35,091,686	5,040,605
Change in prepayments and other current assets	915,269	(2,971)	(1,894)	(272)
Change in amounts due from intercompany	(130,954,737)	30,882,203	(28,060,447)	(4,030,631)
Change in accrued expenses and other current liabilities	(2,092,500)	898,712	6,329,916	909,236

Net cash used in operating activities	(165,852,686)	(18,715)	(34,737,122)	(4,989,675)

Cash flows from investing activity:
Settlement payment from investee	165,812,500	-	-	-

Cash flows from financing activities:
Proceeds from other loans	-	-	34,881,000	5,010,341
Net cash provided by (used in) financing activities	-	-	34,881,000	5,010,341
Net change in cash and cash equivalents	(40,186)	(18,715)	143,878	20,666
Cash and cash equivalents, beginning of year	58,919	18,733	18	3

Cash and cash equivalents, end of year	18,733	18	143,896	20,669

Supplement disclosure of cash flow information:

Interest paid	-	-	-	-
Income taxes paid	-	-	-	-

ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY

FINANCIAL STATEMENTS SCHEDULE I

THE9 LIMITED

FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO SCHEDULE I

1) Schedule I has been provided pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.

2) As disclosed in Note 1 to the consolidated financial statements, The9 Limited (the “Company”) was incorporated in December 22, 1999 in the Cayman Islands to be the holding company of the Group principally engaged in the development and operation of online games. In 2019, the Group attempted to enter into electric vehicle industry and now aims to become a diversified high-tech Internet company.

3) The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries and VIEs. For the parent company, the Company records its investments in subsidiaries and VIE under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures . Such investments are presented on the Condensed Balance Sheets as “Investment in subsidiaries and VIEs” and the subsidiaries and VIEs’ profit or loss as “Equity in income/loss of subsidiaries and VIEs” on the Condensed Statements of Comprehensive Loss. Ordinarily under the equity, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this Schedule I, the parent company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries and VIE regardless of the carrying value of the investment even though the parent company is not obligated to provide continuing support or fund losses.

4) As of December 31, 2018 and 2019, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company. No dividend was paid by the Company’s subsidiaries to the Company in 2017, 2018 and 2019

5) Translations of balances in the additional financial information of The9 Limited (“Parent Company”) — Financial Statements Schedule I from RMB into US$ as of December 31, 2019 and for the year ended December 31, 2019 are solely for the convenience of the readers and were calculated at the rate of US$1.00 = RMB6.9618, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2019, or at any other rate.

THE9 LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

	Six month ended June 30,
	2019	2020	2020
	RMB	RMB	US$
			(Note 3)
Revenues:
Online game services	263,579	457,948	64,818
Other revenues	-	7,778	1,101

Sales taxes	(12,252)	-	65,919

Total net revenues	251,327	465,726	65,919
Cost of revenues	(115,060)	(1,242,790)	(175,906)

Gross profit (loss)	136,267	(777,064)	(109,987)

Operating (expenses) income:
Product development	(8,658,009)	(118,237)	(16,735)
Sales and marketing	(852,176)	(297,853)	(42,158)
General and administrative	(33,479,081)	(57,359,337)	(8,118,687)
Gain on disposal of subsidiaries	1,235,874	384,483,491	54,420,106
Total operating (expenses) income	(41,753,392)	326,708,064	46,242,526
Other operating income, net	22,680	27,358	3,872
(Loss) gain from operations	(41,594,445)	325,958,358	46,136,411

Impairment on other investments	-	(10,000,000)	(1,415,408)
Interest expense, net	(17,193,207)	(7,495,801)	(1,060,962)
Fair value change on warrants liability	(964,594)	(123,056)	(17,417)
Gain on disposal of equity investee and available-for-sale investments	3,694,628	-	-
Gain on disposal of other investments	-	2,818,643	398,953
Other income (expenses), net	7,840,727	(12,002,498)	(1,698,843)
(Loss) gain before income tax expense and share of loss in equity method investments	(48,216,891)	299,155,646	42,342,734
Income tax benefit	-	-	-
Gain on extinguishment of convertible notes	-	148,647,177	21,039,642
Share of loss in equity method investments	(1,824,878)	-	-
Net (loss) gain	(50,041,769)	447,802,823	63,382,376

Net loss attributable to noncontrolling interest	(7,030,290)	(2,032,463)	(287,676)
Net loss attributable to redeemable noncontrolling interest	(2,525,192)	(738,246)	(104,492)
Net (loss) gain attributable to The9 Limited	(40,486,287)	450,573,532	63,774,544
Change in redemption value of redeemable noncontrolling interest	(10,497,201)	(738,246)	(104,492)
Net (loss) gain attributable to holders of ordinary shares	(50,983,488)	449,835,286	63,670,052

Other comprehensive loss, net of tax:
Currency translation adjustments	(2,642,951)	(1,259,760)	(178,307)
Total comprehensive (loss) gain	(52,684,720)	446,543,063	63,204,069

THE9 LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (Continued)

	Six month ended June 30,
	2019	2020	2020
	RMB	RMB	US$
			(Note 3)
Comprehensive (loss) gain attributable to:
Noncontrolling interest	(9,063,344)	(2,295,550)	(324,914)
Redeemable noncontrolling interest	(2,525,192)	(738,246)	(104,492)
The9 Limited	(41,096,184)	449,576,859	63,633,475

Net loss attributable to holders of ordinary shares per share:
- Basic and diluted	(0.60)	3.88	0.55

Weighted average number of shares outstanding:
- Basic and diluted	84,283,464	115,876,017	16,401,186

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND JUNE 30, 2020

	As of December 31, 2019	As of June 30, 2020	As of June 30, 2020
	RMB	RMB	US$
			(Note 3)
ASSETS
Current assets:
Cash and cash equivalents	10,113,141	57,942,855	8,201,279
Accounts receivable, net of allowance for doubtful accounts	110,437	532,964	75,436
Advances to suppliers	11,246,608	353,499	50,035
Prepayments and other current assets, net of allowance for doubtful accounts	8,848,534	20,606,632	2,916,679
Amounts due from related parties	758,761	944,795	133,727
Assets classified as held-for-sale	123,390,350	-	-
Total current assets	154,467,831	80,380,745	11,377,156

Investments	10,000,000	-	-
Property, equipment and software, net	1,218,521	928,520	131,423
Land use rights, net	-	-	-
Operating lease right-of-use assets	9,257,604	6,872,223	972,700
Other long-lived assets, net	6,515,200	6,515,200	922,167

TOTAL ASSETS	181,459,156	94,696,688	13,403,446

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	117,526,089	84,272,527	11,928,002
Accounts payable	38,232,425	38,643,441	5,469,624
Other taxes payable	1,203,644	622,232	88,071
Advances from customers	39,527,778	39,733,943	5,623,975
Other advances	56,276,200	-	-
Amounts due to related parties	74,379,529	55,365,594	7,836,491
Refund of game points	169,998,682	169,998,682	24,061,752
Warrants	198,600	321,656	45,527
Convertible notes	414,127,908	3,543,737	501,583
Interest payable	5,371,931	6,320,440	894,600
Accrued expenses and other current liabilities	93,140,843	86,347,936	12,221,758
Current portion of operating lease liabilities of the consolidated VIE without recourse to the Group	3,407,670	3,139,867	444,419
Liabilities directly associated with assets held-for-sale	44,691,296	-	-

Total current liabilities	1,058,082,595	488,310,055	69,115,802

Non-current portion of operating lease liabilities of the consolidated VIE without recourse to the Group	6,251,705	4,213,565	596,391
TOTAL LIABILITIES	1,064,334,300	492,523,620	69,712,193

Commitments and contingencies (Note 21)

Redeemable noncontrolling interest	349,046,548	349,046,548	49,404,332

THE9 LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND JUNE 30, 2020 (Continued)

	As of December 31, 2019	As of June 30, 2020	As of June 30, 2020
SHAREHOLDERS’ EQUITY (DEFICIT):
Class A ordinary shares (US$0.01 par value; 4,300,000,000 shares authorized, 103,737,691 and 153,597,691 shares issued and outstanding as of December 31, 2019 and June 30, 2020 , respectively)	7,321,099	10,852,149	1,536,022
Class B ordinary shares (US$0.01 par value; 600,000,000 shares authorized, 9,192,011 and 9,192,011 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively)	648,709	648,709	91,819
Additional paid-in capital	2,539,552,478	2,573,788,331	364,296,094
Statutory reserves	28,071,982	28,071,982	3,973,331
Accumulated other comprehensive loss	(3,777,952)	(4,774,625)	(675,804)
Accumulated deficit	(3,410,856,231)	(2,960,282,699)	(419,000,821)
The9 Limited shareholders’ deficit	(839,039,915)	(351,696,153)	(49,779,359)
Noncontrolling interest	(392,881,777)	(395,177,327)	(55,933,720)

Total shareholders’ deficit	(1,231,921,692)	(746,873,480)	(105,713,079)

TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY	181,459,156	94,696,688	13,403,446

The accompanying notes are an integral part of these consolidated financial statements.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2019

	Ordinary shares		Additional paid-in capital	Statutory reserves	Accumulated other comprehensive income (loss)	Accumulated deficit	Equity (deficit) attributable to The9 Limited	Noncontrolling interest	Total shareholder equity (deficit)
	(US$0.01 par value)
	Number of shares	Par value
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2019	91,315,465	6,502,658	2,496,069,065	28,071,982	(9,204,556)	(3,233,061,063)	(711,621,914)	(373,188,952)	(1,084,810,866)
Net loss	-	-	-	-	-	(40,486,287)	(40,486,287)	(7,030,290)	(47,516,577)
Currency translation adjustments	-	-	-	-	(609,897)	-	(609,897)	(2,033,054)	(2,642,951)
Issuance of ordinary shares	3,744,882	257,364	1,504,109	-	-	-	1,761,473	-	1,761,473
Issuance of ordinary shares upon vesting of restricted shares	2,419,355	164,052	8,202,581	-	-	-	8,366,633	-	8,366,633
Share-based compensation	-	-	-	-	-	-	-	128,986	128,986
Balance as of June 30, 2019	97,479,702	6,924,074	2,495,278,554	28,071,982	(9,814,453)	(3,273,547,350)	(753,087,193)	(382,123,310)	(1,135,210,503)

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2020 (Continued)

	Ordinary shares		Additional paid-in capital	Statutory reserves	Accumulated other comprehensive loss	Accumulated deficit	Equity (deficit) attributable to The9 Limited	Noncontrolling interest	Total shareholder equity (deficit)
	(US$0.01 par value)
	Number of shares	Par value
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2020	112,929,702	7,969,808	2,539,552,478	28,071,982	(3,777,952)	(3,410,856,231)	(839,039,915)	(392,881,777)	(1,231,921,692)
Net loss	-	-	-	-	-	450,573,532	450,573,532	(2,032,463)	448,541,069
Currency translation adjustments	-	-	-	-	(996,673)	-	(996,673)	(263,087)	(1,259,760)
Accretion in redemption value of redeemable noncontrolling interest	-	-	(738,246)	-	-	-	(738,246)	-	(738,246)
Reversal on non-conversion of the beneficial conversion feature on convertible notes	-	-	(52,679,692)	-	-	-	(52,679,692)	-	(52,679,692)
Equity on conversion option of convertible notes	-	-	106,026	-	-	-	106,026	-	106,026
Issuance of ordinary shares	34,110,000	2,416,878	54,235,021	-	-	-	56,651,898	-	56,651,898
Share-based compensation	15,750,000	1,114,172	33,312,745	-	-	-	34,426,917	-	34,426,917
Balance as of June 30, 2020	162,789,702	11,500,858	2,573,788,331	28,071,982	(4,774,625)	(2,960,282,699)	(351,696,153)	(395,177,327)	(746,873,480)
Balance as of June 30, 2020 (US$ except share data, Note 3)	162,789,702	1,627,841	364,296,094	3,973,331	(675,804)	(419,000,821)	(49,779,359)	(55,933,720)	(105,713,079)

THE9 LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020

	Six months ended June 30,
	2019	2020	2020
	RMB	RMB	US$
			(Note 3)
Cash flows from operating activities:	(50,041,769)	447,802,823	63,382,376
Net (loss) gain
Adjustments for:
Gain on disposal of property, equipment and software	(1,055,269)	(7,188)	(1,017)
Gain on disposal of subsidiaries	(1,206,925)	(384,483,491)	(54,420,106)
Gain on disposal of other investments	-	(2,818,643)	(398,953)
Share-based compensation expenses	9,275,857	34,426,917	4,872,814
Impairment on other investments and available-for-sale investments	-	10,000,000	1,415,408
Provision for doubtful accounts receivable	169,416	-	-
Consulting fee paid by issuance of shares	-	3,077,958	435,657
Depreciation and amortization of property, equipment and software	1,250,450	259,254	36,695
Amortization of land use right	960,455	-	-
Share of loss in equity method investments	1,824,878	-	-
Gain on disposal of investment in equity investee and available-for-sales investment	(694,628)	-	-
Gain on extinguishment of convertible notes	-	(148,647,177)	(21,039,642)
Foreign currency exchange (gain) loss	2,259,149	11,598,132	1,641,609
Fair value change on warrant liability	(964,594)	(123,056)	(17,417)
Amortization of discount and interest on convertible notes	16,112,241	6,598,391	933,942
Non-cash lease expense	-	208,876	29,564
Changes in operating assets and liabilities:
Change in accounts receivable	104,874	(422,527)	(59,805)
Change in advances to suppliers	(384,555)	798,137	112,969
Change in prepayments and other current assets	(1,359,634)	(5,781,257)	(818,284)
Change in right-of-use assets	-	2,176,505	308,064
Change in other long-lived assets
Change in accounts payable	(265,968)	411,016	58,176
Change in amounts due to related parties	2,154,449	(186,034)	(26,331)
Change in other taxes payable	(468,586)	(581,412)	(82,294)
Change in advances from customers	(495,832)	206,165	29,181
Change in deferred revenue	(159,125)	-	-
Change in interest payable	134,033	948,509	134,253
Change in accrued expenses and other current liabilities	5,130,795	6,494,047	919,173
Change in lease liabilities	-	(2,305,943)	(326,385)
Net cash used in operating activities	(17,720,288)	(20,349,998)	(2,880,353)

Cash flows from investing activities
Proceeds from disposal of equity investee and available-for-sale investment	694,628	-	-
Deposit for joint venture arrangement	(34,881,000)	-	-
Proceeds from disposal of property, equipment and software	1,312,170	43,000	6,086
Proceeds from disposal of assets and liabilities classified as held-for-sale	-	443,939,997	62,835,628
Purchase of property, equipment and software	(423,351)	-	-
Net cash (used in) provided by investing activities	(33,297,553)	443,982,997	62,841,714

THE9 LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020 (Continued)

	2018	2019	2019
	RMB	RMB	US$
			(Note 3)
Cash flows from financing activities:
Proceeds from the issuance of convertible note	-	3,358,369	475,346
Loans from a related party	16,065,376	-	-
Repayment of loans from a related party	(500,000)	(19,013,935)	(2,691,248)
Proceeds from other loans	34,881,000	-	-
Repayments of entrusted loan	-	(43,009,402)	(6,087,586)
Repayments of convertible notes and interest-free loan	-	(315,873,493)	(44,708,992)
Net cash provided by (used in) financing activities	50,446,376	(374,538,461)	(53,012,480)

Effect of foreign exchange rate changes on cash and cash equivalents	(1,596,907)	(1,264,825)	(179,024)
Net change in cash and cash equivalents	(2,168,372)	47,829,714	6,769,857
Cash and cash equivalents, beginning of period	4,256,449	10,113,141	1,452,662
Cash and cash equivalents, end of period	2,088,077	57,942,855	8,201,279

The accompanying notes are an integral part of these consolidated financial statements.

THE9 LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

The accompanying consolidated financial statements include the financial statements of The9 Limited (“the Company”), which was incorporated on December 22, 1999 in the Cayman Islands, its subsidiaries and variable interest entities (“VIE subsidiaries” or “VIEs”), collectively referred to as the “Group”.

The Group is principally engaged in the development and operation of online games and internet related businesses. The Group aims to become a diversified high-tech Internet company.

The Company’s principal subsidiaries and VIEs are as follows as of June 30, 2020:

Name of Entity	Date of Registration	Place of Registration	Legal Ownership
Principal subsidiaries:
GameNow.net (Hong Kong) Ltd. (“GameNow Hong Kong”)	January-2000	Hong Kong	100%
China The9 Interactive Limited (“C9I”)	October-2003	Hong Kong	100%
China The9 Interactive (Beijing) Ltd. (“C9I Beijing”)	March-2007	People’s Republic of China (“PRC”)	100%
JiuTuo (Shanghai) Information Technology Ltd. (“Jiu Tuo”)	July-2007	PRC	100%
China Crown Technology Ltd. (“China Crown Technology”)	November-2007	Hong Kong	100%
Asian Development Ltd. (“Asian Development”)	January-2007	Hong Kong	100%
Asian Way Development Ltd. (“Asian Way”)	November-2007	Hong Kong	100%
New Star International Development Ltd. (“New Star”)	January-2008	Hong Kong	100%
Red 5 Studios, Inc. (“Red 5”) (Note 2.2)	June-2005	USA	34.71%
Red 5 Singapore Pte. Ltd. (“Red 5 Singapore”) (Note 2.2)	April-2010	Singapore	34.71%
The9 Interactive, Inc. (“The9 Interactive”)	June-2010	USA	100%
Shanghai Jiu Gang Electronic technology Ltd. (“Jiu Gang”)	December-2014	PRC	100%
City Channel Ltd. (“City Channel”)	June-2006	Hong Kong	100%

Name of Entity	Date of Registration	Place of Registration	Legal Ownership
The9 Singapore Pte. Ltd. (“The9 Singapore”)	April-2010	Singapore	100%
Ninebit Inc. (“Ninebit”)	January -2018	Cayman Islands	100%
1111 Limited (“1111”)	January -2018	Hong Kong	100%
Supreme Exchange Limited (“Supreme”)	December-2018	Malta	90%
BET 111 Ltd. (“Bet 111”)	Jan-2019	Malta	90%
Coin Exchange Ltd (“Coin”)	Jan-2019	Malta	90%
Comtec Solar (China) Investment Holding Limited (“Comtec Solar”)	June-2019	Hong Kong	100%
Huiling Computer Technology Consulting (Shanghai) Co. Ltd. (“Huiling”)	March-2019	PRC	100%
Leixian Information Technology (Shanghai) Co., Ltd. (“Leixian”)	March-2019	PRC	100%

Variable interest entity:
Shanghai The9 Information Technology Co., Ltd. (“Shanghai IT”) (Note 4)	September-2000	PRC	N/A

Subsidiaries and VIEs of Shanghai IT:

Name of Entity	Date of Registration	Place of Registration	Legal Ownership Held by Shanghai IT
Shanghai Jiushi Interactive Network Technology Co., Ltd. (“Jiushi”)	July-2011	PRC	80%
Shanghai ShencaiChengjiu Information Technology Co., Ltd. (“SH Shencai”)	May-2015	PRC	60%
Wuxi Interest Dynamic Network Technology Co., Ltd. (“Wuxi Qudong”)	June-2016	PRC	100%
Changsha Quxiang Network Technology Co., Ltd. (“Changsha Quxiang”)	July-2016	PRC	100%
Silver Express Investments Ltd. (“Silver Express”)	November-2007	Hong Kong	100%

2. PRINCIPAL ACCOUNTING POLICIES

<1> Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

The accompanying consolidated financial statements have been prepared on a going concern basis. The Group has accumulated deficit of approximately RMB2,960.3 million (US$419.0 million) and total current liabilities exceeded total assets by approximately RMB393.6 million (US$55.7 million) as of June 30, 2020. The Group expects to continue to incur product development and sales and marketing expenses for licensed and proprietary new games in order to achieve overall revenue growth.

To meet its working capital needs, the Group is considering multiple alternatives, including, but not limited to, additional equity financing, settlement of secured convertible notes, launch of new games, and cost controls as outlined below. There can be no assurance that the Group will be able to complete any such transaction on acceptable terms or otherwise. If the Group is unable to obtain the necessary capital, it will need to pursue a plan to license or sell its assets, seek to be acquired by another entity, or cease operations.

These factors raise substantial doubt about the Group’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset or liability amounts that might result from the outcome of this uncertainty.

Additional Equity Financing

In 2020, the Group completed a follow-on offering and raised a net proceed of US$8.1 million. The Group also issued and sold a one-year convertible note and received a net proceed of US$0.5 million. The Group may continue to do similar equity financing in the future.

In addition, the Group intends to obtain financial support from Mr. Jun Zhu, CEO and Chairman of the Group, if needed in the future.

Settlement of Secured Convertible Notes

On November 24, 2015, the Group entered into an agreement with Splendid Days Limited for a private placement of secured convertible notes for gross proceeds of US$40,050,000. This transaction closed on December 11, 2015. Pursuant to the terms of the agreement, the convertible notes matured in December 2018, subject to a two-year extension at the discretion of the investor. In March 2019, the Group entered into a deed of settlement agreement relating to the settlement of convertible notes which matured in December 2018, pursuant to which the convertible notes should be repaid by May 31, 2019 through the proceeds from the sale of the Group’s subsidiaries that hold office buildings located at Zhangjiang, Shanghai. On May 29, 2020, the Group entered into a confidential deed of settlement with Splendid Days Limited and Ark Pacific Associates Limited, according to the deed of settlement, the Group repaid the principal and interest by cash and by granting ordinary shares of RMB 315.9 million (US$44.6 million) and RMB 53.6 million(US$7.6 million), respectively. The total repayment amount on outstanding debts including the convertible notes and interest-free loan is approximately RMB 369.5 million (US$52.2 million).

Launch of New Games

In 2020, the Group signed a cooperation agreement with Voodoo, a French game developer and publisher. The Group and Voodoo will collaborate on the publishing and operation of casual mobile games in mainland China. The Group will publish and operate two games under this agreement, with an option for a third game for casual game with In App Purchase (“IAP”) licensed by Voodoo. The Group plans to launch these licensed casual mobile games in 2021.

Cost Controls

Currently, a significant portion of our cash outflows is attributable to administrative expenses. The Group has the ability to control the level of discretionary spending on administrative expenses by implementation of cost savings on non-essential expenses from the day-to-day business operations.

<2> Consolidation

The consolidated financial statements include the financial statements of The9 Limited, its subsidiaries and VIEs in which it has a controlling financial interest. A subsidiary is consolidated from the date on which the Group obtained control and continues to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. If the Group demonstrates its ability to control a VIE through its rights to all the residual benefits of the VIE and its obligation to fund losses of the VIE, then the VIE is consolidated. All intercompany balances and transactions between The9 Limited, its subsidiaries and VIEs have been eliminated in consolidation.

In April 2010, the Group acquired a controlling interest in Red 5. In June 2016, the Group completed a share exchange transaction with L&A International Holding Limited (“L&A”) and certain other shareholders of Red 5. After the transaction, the Group owned 34.71% shareholding in Red 5. As the Group controls a majority of Board of Director seats and only a majority vote is required to approve Board of Director resolutions, and as the Group has continuously funded the operation of Red 5, the Group still retained effective control over Red 5. Red 5 remained as a consolidated entity of the Group as of June 30, 2020.

PRC laws and regulations currently prohibit or restrict foreign ownership of internet-related business. In September 2009, the General Administration of Press and Publication Radio, Film and Television (“GAPPRFT”) further promulgated the Circular Regarding the Implementation of the Department Reorganization Regulation by State Council and Relevant Interpretation by State Commission Office for Public Sector Reform to Further Strengthen the Administration of Pre-approval on Online Games and Approval on Import Online Games (the “GAPP Circular”). Pursuant to Administrative Measures on Network Publication (the “Network Publication Measures”) jointly issued by GAPPRFT and the Ministry of Information Industry (which has subsequently been reorganized as the Ministry of Industry and Information Technology) (“MIIT”) on February 4, 2016, effective from March 2016, wholly foreign-owned enterprises, Sino-foreign equity joint ventures and Sino-foreign cooperative enterprises shall not engage in the provision of web publishing services, including online game services. Prior examination and approval by GAPPRFT are required on project cooperation involving internet publishing services between an internet publishing services and a wholly foreign-owned enterprise, Sino-foreign equity joint venture, or Sino-foreign cooperative enterprise within China or an overseas organization or individual. It is unclear whether PRC authorities will deem our VIE structure as a kind of such “manners of cooperation” by foreign investors to gain control over or participate in domestic online game operators, and it is not clear whether GAPPRFT and MIIT have regulatory authority over the ownership structures of online game companies based in China and online game operations in China. Therefore, the Group believes that its ability to direct those activities of its VIEs that most significantly impact their economic performance is not affected by the GAPP Circular.

<3> Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported revenues and expenses during the reported periods. Significant accounting estimates reflected in the Group’s consolidated financial statements include the valuation of non-marketable equity investments and determination of other-than-temporary impairment, allowance for doubtful accounts, revenue recognition, assessment of impairment of other long-lived assets, assessment of impairment of advances to suppliers and other advances, incremental borrowing rates for lease assessment, fair value of redeemable noncontrolling interest, fair value of the warrants, share-based compensation expenses, consolidation of VIEs, valuation allowances for deferred tax assets, and contingencies. Such accounting policies are affected significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements, and actual results could differ materially from these estimates.

<4> Foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). The Group’s functional currency, with the exception of its subsidiaries, Red 5, The9 Interactive, and Red 5 Singapore, is the RMB. The functional currency of Red 5, The9 Interactive, and Red 5 Singapore, is the United States dollar (“US$” or “U.S. dollar”), U.S. dollar, and Singapore dollar, respectively. Assets and liabilities of Red 5, The9 Interactive, and Red 5 Singapore, are translated at the current exchange rates quoted by the People’s Bank of China (the “PBOC”) in effect at the balance sheet dates. Equity accounts are translated at historical exchange rates and revenues and expenses are translated at the average exchange rates in effect during the reporting period to RMB. Gains and losses resulting from foreign currency translation to reporting currency are recorded in accumulated other comprehensive income (loss) in the consolidated statements of changes in equity for the years presented.

Transactions denominated in currencies other than functional currencies, are translated into functional currencies at the exchange rates prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss. Monetary assets and liabilities denominated in foreign currencies are translated into functional currencies using the applicable exchange rates at the balance sheet dates. All such exchange gains and losses are included in foreign exchange (loss) gain in the consolidated statements of operations and comprehensive loss.

<5> Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly liquid investments with a maturity date when acquired of three months or less. As of December 31, 2019 and June 30, 2020, cash and cash equivalents were comprised primarily of bank deposits where cash is deposited with reputable financial institutions.

The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PBOC, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in China’s foreign exchange trading system market.

<6> Allowance for doubtful accounts

Accounts receivable mainly consist of receivables from third-party game platforms, and other receivables, which are included in prepayments and other current assets, both of which are recorded net of allowance for doubtful accounts. The Group determines the allowances for doubtful accounts when facts and circumstances indicate that the receivable is unlikely to be collected. Allowances for doubtful accounts are charged to general and administrative expenses. If the financial condition of the Group’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

<7> Investments in equity method investee and loan to equity method investee

Equity investments are comprised of investments in privately held companies. The Group uses the equity method to account for an equity investment over which it has the ability to exert significant influence but does not otherwise have control. The Group records equity method investments at the cost of acquisition, plus the Group’s share in undistributed earnings and losses since acquisition. For equity investments over which the Group does not have significant influence or control, the cost method of accounting is used.

The Group has historically provided financial support to certain equity investees in the form of loans. If the Group’s share of the undistributed losses exceeds the carrying amount of an investment accounted for by the equity method, the Group continues to report losses up to the investment carrying amount, including any loans balance due from the equity investees.

The Group assesses its equity investments and loans to equity investees for impairment on a periodic basis by considering factors including, but not limited to, current economic and market conditions, the operating performance of the investees including current earnings trends, the technological feasibility of the investee’s products and technologies, the general market conditions in the investee’s industry or geographic area, factors related to the investee’s ability to remain in business, such as the investee’s liquidity, debt ratios, cash burn rate, and other company-specific information including recent financing rounds. If it has been determined that the equity investment is less than its related fair value and that this decline is other-than-temporary, the carrying value of the investment and loan to equity investee is adjusted downward to reflect these declines in value.

<8> Property, equipment and software, net

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	Shorter of respective lease term or estimated useful life

Computer and equipment	3 to 4 years

Software	5 years

Office furniture and fixtures	3 years

Motor vehicles	5 years

Office buildings	10 to 20 years

In September 2019, the Group entered into a sale purchase agreement with Kapler Pte. Ltd. to sell three subsidiaries which hold the land use rights and office buildings located at Zhangjiang, Shanghai and the transaction was completed on February 21, 2020.

<9> Assets held for sale

Assets and asset disposal groups are classified as held-for-sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. Long-lived assets to be sold are classified as held for sale if all the recognition criteria in Accounting Standards Codification (“ASC”) 360-10-45-9 are met:

•	Management having the authority to approve the action, commits to a plan to sell the asset;

•	The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year;

•	The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Assets and liabilities classified as held-for-sale are measured at lower of their carrying amount or fair value less costs to sell.

<10> Land use rights, net

Land use rights represents operating lease prepayments to the PRC’s Land Bureau for usage of the parcel of land located at Zhangjiang, Shanghai. Amortization is calculated using the straight-line method over the estimated land use rights period of 44 years.

In September 2019, the Group entered into a sale purchase agreement with Kapler Pte. Ltd. to sell three subsidiaries which hold the land use rights and office buildings located at Zhangjiang, Shanghai and the transaction was completed on February 21, 2020.

<11> Impairment of long-lived assets

The Group evaluates its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or that the useful life is shorter than the Group had originally estimated. The Group assesses the recoverability of the long-lived assets by comparing the carrying amount to the estimated future undiscounted cash flow expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets.

Indefinite-lived intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that excess.

<12> Revenue recognition

On January 1, 2018, the Group adopted ASC 606, Revenue from Contracts with Customers, applying the modified retrospective method to contracts that were not completed as of January 1, 2018. Results for reporting periods beginning on or after January 1, 2018 are presented under ASC 606, while prior period results are not adjusted.

Revenues are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration of the Group expects to be entitled to in exchange for those goods or services. Depending on the terms of the contract and the laws that apply to the contract, control of the goods or services may be transferred over time or at a point in time.

Online game services

The Group earns revenue from provision of online game operation services to players on the Group’s game servers and third-party platforms and overseas licensing of the online game to other operators. The Group grants operation right on authorized games, together with associated services which are rendered to the customers over time. The Group adopts virtual item / service consumption model for the online game services. Players can access certain games free of charge, but many purchase game points to acquire in-game premium features. The Group may act as principal or agent through the various transaction arrangements.

The determination on whether to record the revenue gross or net is based on an assessment of various factors, including but not limited to whether the Group (i) is the primary obligor in the arrangement; (ii) has general inventory risk; (iii) changes the product or performs part of the services; (iv) has latitude in establishing the selling price; (v) has involvement in the determination of product or service specifications. The assessment is performed for all licensed online games.

When acting as principal

Revenues from online game operation operated through telecom carriers and certain online games operators are recognized upon consumption of the in-game premium features based on gross revenue sharing-payments to third-party operators, but net of value-added tax (“VAT”). The Group earns revenue from the sale of in-game virtual items. Revenues are recognized as the virtual items are consumed or over the estimated lives of the virtual items, which are estimated by considering the average period that players are active and players’ behavior patterns derived from operating data. Accordingly, commission fees paid to third-party operators are recorded as cost of revenues.

When acting as agent

With respect to games license arrangements entered into by third-party operators, if the terms provide that (i) third-party operators are responsible for providing game desired by the game players; (ii) the hosting and maintenance of game servers for running the games is the responsibility of third-party operators; (iii) third-party operators have the right to review and approve the pricing of in-game virtual items and the specification, modification or update of the game made by the Group; and (iv) publishing, providing payment solution and market promotion services are the responsibilities of third-party operators and the Group is responsible to provide intellectual property licensing and subsequent technical services, then the Group considers itself as an agent of the third-party operators in such arrangement with game players. Accordingly, the Group records the game revenues from these licensed games, net of amounts paid to the third-party operators.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing, where the Group has satisfied its performance obligations and has the unconditional right to payment.

Deferred revenue related to unsatisfied performance obligations at the end of the period primarily consists of fees received from game players for online game services and technical services. For deferred revenue, due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period.

<13> Convertible notes and warrants

Convertible Notes and Beneficial Conversion Feature (“BCF”)

The Group issued convertible notes and warrants in December 2015. The Group has evaluated whether the conversion feature of the notes is considered an embedded derivative instrument subject to bifurcation in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities. Based on the Group’s evaluation, the conversion feature is not considered an embedded derivative instrument subject to bifurcation as the conversion option does not provide the holder of the notes with means to net settle the contracts. Convertible notes, for which the embedded conversion feature does not qualify for derivative treatment, are evaluated to determine if the effective rate of conversion per the terms of the convertible notes agreement is below market value. In these instances, the value of the BCF is determined as the intrinsic value of the conversion feature is recorded as deduction to the carrying amount of the notes and credited to additional paid-in-capital. For convertible notes issued with detachable warrants, a portion of the note’s proceeds is allocated to the warrant based on the fair value of the warrants at the date of issuance. The allocated fair value for the warrants and the value of the BCF are both recorded in the consolidated financial statements as a debt discount from the face amount of the notes, which is then accreted to interest expense over the life of the related debt using the effective interest method.

The Group present the occurred debt issuance costs as a direct deduction from the convertible notes. Amortization of the costs is reported as interest expense.

Warrants

The Group accounts for the detachable warrants issued in connection with convertible notes under the authoritative guidance on accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock. The Group classifies warrants in its consolidated balance sheet as a liability which is revalued at each balance sheet date subsequent to the initial issuance. The Group uses the Black-Scholes-Merton pricing model (the “Black-Scholes Model”) to value the warrants. Determining the appropriate fair-value model and calculating the fair value of warrants requires considerable judgment. A small change in the estimates used may cause a relatively large change in the estimated valuation. The estimated volatility of the Group’s common stock at the date of issuance, and at each subsequent reporting period, is based on historical fluctuations in the Company’s stock price. The risk-free interest rate is based on United States Treasury zero-coupon issues with a maturity similar to the expected remaining life of the warrants at the valuation date. The expected life of the warrants is based on the historical pattern of exercises of warrants.

<14> Cost of revenues

Cost of revenues consists primarily of online game royalties, payroll, revenue sharing to third-party game platform, telecom carriers and other suppliers, maintenance and rental of Internet data center sites, depreciation and amortization of computer equipment and software, and other overhead expenses directly attributable to the services provided.

<15> Product development costs

For software development costs, including online games, to be sold or marketed to customers, the Group expenses software development costs incurred prior to reaching technological feasibility. Once a software product has reached technological feasibility, all subsequent software costs for that product are capitalized until that product is released for marketing. After an online game is released, the capitalized product development costs are amortized over the estimated product life. For the six months ended June 30, 2019 and 2020, although software products has reached technological feasibility, total software costs incurred subsequent to reaching technological feasibility amounted to be immaterial and therefore not capitalized.

For website and internally used software development costs, the Group expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites and software. Costs incurred in the application and infrastructure development phase are capitalized and amortized over the estimated product life. Since the inception of the Group, the amount of internally generated costs qualifying for capitalization has been immaterial and, as a result, all website and internally used software development costs have been expensed as incurred.

Product development costs consist primarily of outsourced research and development, payroll, depreciation charges and other overhead for the development of the Group’s proprietary games. Other overhead product development costs include costs incurred by the Group to develop, maintain, monitor, and manage its websites.

<16> Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising and promotional expenses, payroll and other overhead expenses incurred by the Group’s sales and marketing personnel.

<17> Share-based compensation

The Group has granted share-based compensation awards to certain employees under several equity plans. The Group measures the cost of employee services received in exchange for an equity award, based on the fair value of the award at the date of grant. Share-based compensation expense is recognized net of estimated forfeitures, determined based on historical experience. The Group recognizes share-based compensation expense over the requisite service period. For performance and market-based awards which also require a service period, the Group uses graded vesting over the longer of the derived service period or when the performance condition is considered probable. The Company determines the grant date fair value of stock options using a Black-Scholes Model with assumptions made regarding expected term, volatility, risk-free interest rate, and dividend yield. The fair value of the stock options containing a market condition is estimated using a Monte Carlo simulation model. For options awarded by private subsidiaries of the Group, the fair value of shares is estimated based on the equity value of the subsidiary. The Group evaluates the fair value of the subsidiary by making judgments and assumptions about the projected financial and operating results of the subsidiary. Once the equity value of the subsidiary is determined, it is allocated (as applicable) into the various classes of shares and options using the option-pricing method, which is one of the generally accepted valuation methodologies. On January 1, 2019, the Group adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvement to Nonemployee Share-based Payment Accounting to amend the accounting for share-based payment awards issued to nonemployees. Under ASU 2018-07, the accounting for awards to non-employees is similar to the model for employee awards.

The expected term represents the period of time that stock-based awards granted are expected to be outstanding. The expected term of stock-based awards granted is determined based on historical data on employee exercise and post-vesting employment termination behavior. Expected volatilities are based on historical volatilities of the Company’s ordinary shares. Risk-free interest rate is based on United States government bonds issued with maturity terms similar to the expected term of the stock-based awards.

The Group recognizes compensation expense, net of estimated forfeitures, on all share-based awards on a straight-line basis over the requisite service period, which is generally a one-to-four year vesting period or in the case of market-based awards, over the greater of the vesting period or derived service period. Forfeiture rate is estimated based on historical forfeiture patterns and adjusted to reflect future changes in circumstances and facts, if any. If actual forfeitures differ from those estimates, the estimates may need to be revised in subsequent periods. The Group uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

For stock option modifications, the Group compares the fair value of the original award immediately before and after the modification. For modifications, or probable-to-probable vesting conditions, the incremental fair value of fully vested awards is recognized as expense on the date of the modification, with the incremental fair value of unvested awards recognized ratably over the new service period.

<18> Leases

The Group applied ASC 842, Leases, on January 1, 2019 on a modified retrospective basis and has elected not to recast comparative periods. Right-of-use (“ROU”) assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. As most of the Group’s leases do not provide an implicit rate, the Group uses the PBOC’s incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Group’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the ROU assets and lease liability when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For operating leases with a term of one year or less, the Group has elected to not recognize a lease liability or ROU asset on its consolidated balance sheet. Instead, it recognizes the lease payments as expense on a straight-line basis over the lease term. Short-term lease expense is immaterial to its consolidated statements of operations, comprehensive loss, and cash flows. The Group has operating lease agreements with insignificant non-lease components and has elected the practical expedient to combine and account for lease and non-lease components as a single lease component.

On January 1, 2019, the effective date of ASC 842, the Group has no lease assets and lease liabilities to be recognized as the Group has no lease contracts that require transition. There was no impact to retained earnings at adoption.

<19> Income taxes

Current income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. Income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized as income in the period of change. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

The Group recognizes the impact of an uncertain income tax position at the largest amount that is more-likely-than not to be sustained upon audit by the relevant tax authority. Income tax related interest is classified as interest expenses and penalties as income tax expense.

<20> Redeemable noncontrolling interests

Redeemable noncontrolling interests are equity interests of our consolidated subsidiary not attributable to the Group that has redemption features that are not solely within the Group’s control. These interests are classified as temporary equity because their redemption is considered probable. These interests are measured at the greater of estimated redemption value at the end of each reporting period or the initial carrying amount of the redeemable noncontrolling interests adjusted for cumulative earnings (loss) allocations.

<21> Noncontrolling interest

A noncontrolling interest in a subsidiary or VIE of the Group represents the portion of the equity (net assets) in the subsidiary or VIE not directly or indirectly attributable to the Group. Noncontrolling interests are presented as a separate component of equity in the consolidated balance sheet and modifies the presentation of net income by requiring earnings and other comprehensive income loss to be attributed to controlling and noncontrolling interest.

<22> Loss per share

Basic loss per share is computed by dividing net loss attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. Ordinary share equivalents of stock options and warrants are calculated using the treasury stock method and are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

<23> Segment reporting

The Group has one operating segment whose business is developing and operating online games and related services. The Group’s chief operating decision maker is the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group generates its revenues from customers in Greater China, North America, and other areas.

<24> Certain risks and concentration

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and prepayments and other current assets. As of December 31, 2019 and June 30, 2020, substantially all of the Group’s cash and cash equivalents were held by major financial institutions, which management believes are of high credit worthiness.

<26> Fair value measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The fair value measurement guidance provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 inputs are unadjusted quoted prices in active markets for identical assets that the management has the ability to access at the measurement date.

Level 2 inputs include quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 inputs include unobservable inputs to the valuation methodology that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset. Management develops these inputs based on the best information available, including their own data.

<27> Financial instruments

Financial instruments primarily consist of cash and cash equivalents, investments, accounts receivable, accounts payable, short-term borrowings, warrants and convertible notes. The carrying value of the Group’s cash and cash equivalents, investments, accounts receivable, accounts payable and short-term borrowings approximate their market values due to the short-term nature of these instruments. Warrants are recorded in the consolidated balance sheets based on fair value.

The Company adopted ASU 2016-13 Financial Instruments—Credit Losses (“ASU 2016-13”) beginning January 1, 2020 by applying the modified retrospective method with the cumulative effect of initially applying the guidance recognized at the date of initial application. The Group’s adoption of ASU 2016-13 did not have a material impact on the consolidated financial statements.

<28> Recent accounting pronouncements

Income Taxes

In December 2019, the FASB issued ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Group is currently evaluating the impact of ASU 2019-12 on its financial position, results of operations, and cash flow.

3. CONVENIENCE TRANSLATION

The Group, with the exception of its subsidiaries, Red 5, The9 Interactive and Red 5 Singapore, maintains its accounting records and prepares its financial statements in RMB. The U.S. dollar amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers at the rate of US$1.00 = RMB7.0651, representing the noon buying rate in New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on June 30, 2020. Such translations should not be construed as representations that the RMB amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

4. VARIABLE INTEREST ENTITIES

The Group is the primary beneficiary of its VIEs, including Shanghai IT which was designed by the Group to comply with PRC regulations that prohibit direct foreign ownership of businesses that operate online and TV games in the PRC.

Shanghai IT and its VIE subsidiaries

There are certain key contractual arrangements between the Group’s subsidiary, Huiling (wholly-owned foreign enterprise, the “WOFE”) and each of the VIEs that provide the Group with control over the VIEs. As a result of these contracts, the Group concluded that it is required to consolidate the VIEs pursuant to the guidance in ASC 810.

A summary of these contractual agreements is as follows:

1)	Loan agreement. The WOFE entered into loan agreements with each shareholder of the relevant VIEs. Pursuant to the terms of these loan agreements, the WOFE granted an interest-free loan to each shareholder of the VIEs for the explicit purpose of making a capital contribution to the VIEs. These loans have an unspecified term and will remain outstanding for the shorter of the duration of WOFE or that of the VIE, or until such time that the WOFE elects to terminate the agreement (which is at the WOFE’s sole discretion), at which point the loans are payable on demand. The shareholders of the VIEs may not prepay all or any portion of the loans without the WOFE’s prior written request.

2)	Equity pledge agreement. The shareholders of the VIEs entered into equity pledge agreements with the WOFE. Under the equity pledge agreements, the shareholders of the VIEs pledged all of their equity interests in the VIEs to the WOFE as collateral for all of their payments due to the WOFE and to secure performance of all obligations of the VIEs and their shareholders under the above loan agreements. In addition, the dividend distributions to the shareholders of VIEs, if any, will be deposited in an escrow account over which the WOFE has exclusive control. The pledge shall remain effective until all obligations under such agreements have been fully performed. The shareholders have the obligation to maintain ownership and effective control over the pledged equity. Under no circumstances, without the prior written consent of the WOFE, may the shareholder transfer or otherwise encumber any equity interests in the VIEs. If any event of default as provided for therein occurs, the WOFE, as the pledgee, will be entitled to dispose of the pledged equity interests through transfer or assignment and use the proceeds to repay the loans or make other payments due under the above loan agreements up to the loan amounts.

3)	Call option agreement. The VIEs and their shareholders entered into equity call option agreements with the WOFE. Pursuant to such agreements, the shareholders of the VIEs grant the WOFE an irrevocable and exclusive option to purchase the shares of VIEs at a purchase price equal to the amount of the registered capital of the VIE or the loan provided by the WOFE, permissible by the then-applicable PRC laws and regulations. WOFE may exercise such right at any time during the term of the agreement. Moreover, under the call option agreements, neither the VIEs nor their shareholders may take actions that could materially affect the VIEs’ assets, liabilities, operations, equity or other legal rights without the prior written approval of the WOFE, including, without limitation, declaration and distribution of dividends and profits; sale, assignment, mortgage or disposition of, or encumbrances on, the VIE’s equity; merger or consolidation; acquisition of and investment in any third-party entities; creation, assumption, guarantee or incurrence of any indebtedness; entering into other materials contracts. The agreements shall not expire until such time as the WOFE acquires all equity interests of the relevant VIEs subject to applicable PRC laws.

4)	Shareholder voting proxy agreement. Each of the VIE’s shareholders executed an irrevocable power of proxy to appoint the WOFE as the attorney-in-fact to act on his or her behalf on all matters pertaining to the VIEs and to exercise all of his or her rights as a shareholder of the VIEs, including the right to attend shareholders meetings, to exercise voting rights and to appoint directors, a general manager, and other senior management of the VIEs. The power of proxy is irrevocable and may only be terminated at the discretion of the WOFE.

5)	Exclusive technical service agreement. Under the exclusive technical service agreement, the VIEs agreed to engage the WOFE as their exclusive provider of technology consulting and other services for a service fee equal to 90% of all operating profit generated by the VIEs. According to the relevant PRC rules and regulations, related party transactions should be negotiated at the arm’s length basis and apply reasonable transfer pricing methods. The determination of service fees, however, is under the sole discretion of the WOFE. These agreements do not have specific clauses on renewal but do have an initial term of 20 years (with the earliest expiration date being December 31, 2029). By virtue of the governance rights the WOFE maintains over the VIEs, through the terms of the other agreements noted above, the Group is able to unilaterally renew, extend or amend the service agreements at its discretion.

The Group shall be deemed to have a controlling financial interest in a VIE if it has both of the following characteristics:

a.            The power to direct the activities of a VIE that most significantly impact the VIE’s economic performance; and

b.            The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

In determining that the Group has “the power to direct the activities of the VIE that most significantly impact the VIEs’ economic performance”, the Group looked to the specific provisions of the call option agreement and shareholder voting proxy agreement. These agreements, as summarized above, provide the WOFE effective control over all of the corporate and operating decisions of the VIEs, and as such, the Group’s management concluded that the WOFE has the requisite power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance. In assessing the Group’s obligation to absorb losses, the Group notes that it has funded through the loan agreements all of the entities’ share capital and also provides financial support as necessary to the entities through intercompany transactions. The Group’s rights to receive economic benefits that are significant to the VIEs are embodied firstly in the equity pledge agreements that secure the equity owners’ obligations under the relevant agreements, and ascribes to the WOFE all of the economic benefits of the equity interests including rights to any dividends declared. Secondly, the exclusive technical service agreement further secures the ability of WOFE to receive substantially all of the economic benefits from each of the VIEs on behalf of the Group.

In conclusion, because the Group, through its wholly owned subsidiary Huiling, has (1) the power to direct the activities of the VIEs that most significantly affect the VIE’s economic performance, and (2) the right to receive benefits from the VIEs that could potentially be significant to the VIEs, the Group has been deemed to be the primary beneficiary of the VIEs and has consolidated the VIEs since the date of execution of such agreements.

Shareholders of the VIEs may potentially have conflicts of interest with the Company, and they may breach their contracts with the PRC subsidiaries or cause such contracts to be amended in a manner contrary to the interests of the Group. As a result, the Group may have to initiate legal proceedings, which involve significant uncertainty. Such disputes and proceedings may significantly disrupt the Groups business operations and adversely affect the Group’s ability to control the VIEs. As most of the shareholders of the VIEs are directors, officers, shareholders or employees of the Group, management is of the view that the risk that misaligned interests may lead to deconsolidation in the foreseeable future is remote and insignificant.

PRC laws and regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games. In addition, foreign invested enterprises are currently not eligible to apply for the required licenses to operate online games in the PRC. The9 Limited is incorporated in the Cayman Islands and is considered a foreign entity under PRC laws. Due to restrictions on foreign ownership of companies that provide online games, the Group has entered into contractual arrangements with Shanghai IT to conduct its online games business through its VIEs in the PRC. Shanghai IT holds the necessary licenses and approvals that are essential for the online game business in China. Shanghai IT is principally owned by certain shareholder and employee of the Company. Pursuant to certain other agreements and undertakings, The9 Limited in substance controls Shanghai IT. The Group believes that its current ownership structures and contractual arrangements with Shanghai IT and its equity owners, as well as its operations, are in compliance with all existing PRC laws and regulations. There may, however, be changes and other developments in the PRC laws and regulations or their interpretation. Specifically, following the recent promulgation of the GAPPRFT Circular, it is unclear whether the authorities will deem our VIE structure and contractual arrangements with Shanghai IT as an “indirect or disguised” way for foreign investors to gain control over or participate in domestic online game operators, and challenge our VIE structure accordingly.

If the Group is found to be in violation of any existing or future PRC laws or regulations, or fails to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including requiring the Group to undergo a costly and disruptive restructuring, such as forcing The9 Limited to transfer its equity interest in the VIEs to a domestic entity or invalidating the VIE agreements. If the PRC government authorities impose penalties which cause the Group to lose its rights to direct the activities of and receive economic benefits from the VIEs, the Group may lose the ability to consolidate and reflect in its financial statements the financial position, and results of operation of the VIEs. The Group, however, does not believe such actions would result in the liquidation or dissolution of the Group, the WOFEs or VIEs.

The aforementioned contractual arrangements with the VIEs and their respective shareholders are subject to risks and uncertainties:

•	The VIEs or their shareholders could fail to obtain the proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIEs or the Group mandate a change in ownership structure or operations for the VIEs or the Group, restrict the VIEs or the Group’s use of financing sources, or otherwise restrict the VIEs or the Group’s ability to conduct business.

•	The aforementioned contractual agreements may be unenforceable or difficult to enforce. The equity pledge agreements may be deemed improperly registered or the VIEs or the Group may fail to meet other requirements. Even if the agreements are enforceable, they may be difficult to enforce given the uncertainties in the PRC legal system.

•	The PRC government may declare the aforementioned contractual agreements invalid. They may modify the relevant regulation, have a different interpretation of such regulations, or otherwise determine that the Group or the VIEs have failed to comply with the legal obligations required to effectuate such contractual arrangements.

•	It may be difficult to finance the VIEs by means of loans or capital contributions. Loans from The9 Limited to the VIEs must be approved by the relevant PRC government body and such approval may be difficult or impossible to obtain. The VIEs are domestic PRC enterprises owned by nominee shareholders, thus the Group is not likely to finance activities of the VIEs by means of direct capital contributions.

Summary financial information of the VIE subsidiaries included in the accompanying consolidated financial statements with intercompany balances and transactions eliminated are as follows:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	US$
			(Note 3)
Total assets	150,615,709	52,566,963	7,440,371
Total liabilities	423,900,573	305,203,132	43,198,700

	Six months ended June 30,
	2019	2020	2020
	RMB	RMB	US$
			(Note 3)
Net revenues	100,193	227,219	32,161
Net loss	(18,808,288)	(31,563,605)	(4,467,538)

The VIEs contributed an aggregate of 83.0% and 55.5% of the consolidated net revenues for the six months ended June 30, 2019 and 2020, respectively. As of December 31, 2019 and June 30, 2020, the VIEs accounted for an aggregate of 83% and 62.0% , respectively, of the consolidated total assets, and 39.9% and 48.8%, respectively, of the consolidated total liabilities.

The VIE’s assets are not used as collateral for the VIE’s obligations and can only be used to settle the VIE’s obligations.

Relevant PRC laws and regulations restrict the VIE subsidiaries from transferring a portion of their net assets, equivalent to the balance of its statutory reserve and share capital, to the Group in the form of loans and advances or cash dividends.

5. ADVANCES TO SUPPLIERS

Advances to suppliers are as follows:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	US$
			(Note 3)
Advance to subscribe tokens	10,094,972	-	-
Company registration fee	794,692	-	-
Advertising fee	255,259	-	-
Financing fee	-	-	-
Other	101,685	353,499	50,035

	11,246,608	353,499	50,035

On February 6, 2018, the Group entered into an agreement with a third-party company to subscribe to a total of 5,297,157 tokens for digital assets at a consideration of RMB14.1 million (US$2.0 million). The issuer was expected to issue the tokens in April 2020 or to further extend the launch date or enter into a termination arrangement depending on the development of the events. In July 2019, the Group received an advance of RMB7.0 million (US$1.0 million) from a third-party to transfer approximately 2,222,222 tokens to this third-party and the transaction was closed in May 2020 with a gain.

Due to unexpected events to the development for issuance of tokens by the issuer, the Group has performed an impairment assessment in 2019 to consider on the recoverable amount. The Group has provided an impairment loss of RMB6.0 million as of December 31, 2019. On May 18, 2020, the Group received a letter from the third-party company about the termination on issuance of tokens and the Group is to receive a refund amounting to RMB5.9 million (US$0.8 million). The Group has received the refund subsequently in July 2020.

6. PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets are as follows:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	US$
			(Note 3)
Receivable from subscribe tokens	-	5,937,415	840,386
Employee advances	1,648,197	4,506,262	637,820
Prepayments and deposits	1,488,463	2,462,336	348,521
Input VAT recoverable	1,441,700	1,441,700	204,059
Refundable withholding tax	1,297,016	1,297,016	183,581
Other receivables, net of allowance for doubtful accounts	2,973,158	4,961,903	702,312

	8,848,534	20,606,632	2,916,679

7. ASSETS HELD-FOR-SALE AND LIABILITIES HELD-FOR-SALE

On September 26, 2019, the Group entered into an agreement with Kapler Pte. Ltd. to sell three subsidiaries, namely The9 Computer, C9I Shanghai and Shanghai Kaie for total consideration of RMB493.0 million (US$69.8 million). These subsidiaries hold land use rights and office buildings located at Zhangjiang, Shanghai. The sale of the subsidiaries was completed on February 21, 2020 with a gain on disposal amounting to RMB384.5 million (US$54.4 million).

8. INVESTMENTS

The Group’s investments comprise the following:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	US$ ( Note 3)
Investments accounted for under equity method:
ZTE9 Network Technology Co., Ltd., Wuxi (“ZTE9”)	-	-	-
System Link Corporation Limited (“System Link”)	-	-	-
Shanghai Big Data Cultures & Media Co., Ltd. (“Big Data”)	-	-	-
Maxline Holdings Limited (“Maxline”)	-	-	-
Leading Choice Holdings Limited (“Leading Choice”)	-	-	-

Investments accounted for under cost method:
Shanghai Institute of Visual Art of Fudan University (“SIVA”)	10,000,000	-	-
Smartposting Co, Ltd. (“Smartposting”)	-	-	-
Beijing Ti Knight Network Technology Co., Ltd. (“Beijing Ti Knight”)	-	-	-
Shanghai The9 Education Technology Co., Ltd. (“The9 Education Technology”)	-	-	-
Shanghai Ronglei Culture Communication Co., Ltd. (“Shanghai Ronglei”)	-	-	-
Plutux Limited (“Plutux”)	-	-	-
Zhenjiang Kexin Power System Design and Research Co., Ltd. (“Zhenjiang Kexin”)	-	-	-

Total	10,000,000	-	-

<1>SIVA

The Group has provided an impairment of RMB10.0 million (US$1.4 million) for the investment in SIVA after assessed the recoverable amount of the investment for the six months ended June 30, 2020.

9. LEASES

The Group has operating leases primarily for office space, parking lots and warehouse after relocation of their principal office in August 2019. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date.

As the leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at commencement date, to determine the present value of lease payments. The incremental borrowing rates approximate the rate the Group would pay to borrow in the currency of the lease payments for the weighted-average life of the lease.

The operating lease ROU assets also include any lease payments made prior to lease commencement and excludes lease incentives and initial direct costs incurred if any. Lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Operating lease costs are recognized on a straight-line basis over the lease term.

10. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	US$
			(Note 3)
Pledged loan	82,645,089	84,272,527	11,928,002
Interest-free loan	34,881,000	-	-
Long-term borrowing due within one year	31,624,560	-	-
Less: borrowing classified as held for sale	(31,624,560)	-	-
Total	117,526,089	84,272,527	11,928,002

In June 2016, Asian Development borrowed a total of HK$92.3 million from a financial services company at an annual interest rate of 2% for a term of 24 months, which is secured by a pledge of 417,440,000 shares of L&A. The outstanding balance as of June 30, 2020 is RMB90.6 million (US$12.8 million), which includes RMB6.3 million (US$0.9 million) of interest payable and the pledged loan was due in June 2018. Asian Development has defaulted the loan in June 2016 due to a sharp decline in share price of L&A.

In December 2015, the Group entered an entrusted bank loan agreement, amounted to RMB31.6 million (US$4.0 million), with a subsidiary of the investor holding the convertible notes and China Merchants Bank as entrustment bank. The borrowing agreement matured in December 2018, with the annual interest rate of 12% continuing after maturity of the loan. The loan is secured by the Group’s office buildings. In December 2019, the Group signed a confirmation letter with the lender regarding settlement. According to the confirmation letter, if the total amount of principal and interest of the entrusted bank loan amounted to RMB43.0 million is repaid before December 31, 2019, the overdue interest since December 2018 will be exempted. The parties subsequently agreed to extend the payment period from December 31, 2019 to February 29, 2020. Both the principal and interest of the entrusted bank loan was repaid on February 11, 2020 and the overdue interest has been exempted.

In March 2019, the Group entered into a joint venture agreement with F&F, to establish a joint venture in China to manufacture and distribute electric vehicles designed and developed by F&F with a committed capital investment amounting to US$600.0 million. The Group made the initial deposit of US$5.0 million to F&F in April 2019 through an interest-free loan granted from Ark Pacific Associates Limited, an entity affiliated with the Group’s former president, for a period of one year. The loan was due on March 31, 2020. On May 29, 2020, the Group entered into a confidential deed of settlement with Splendid Days Limited and Ark Pacific Associates Limited, according to the deed of settlement, the Group repaid the principal and interest by cash and by granting ordinary shares of RMB 315.9 million (US$44.6 million) and RMB 53.6 million(US$7.6 million), respectively. The total repayment amount on outstanding debts including the convertible notes and interest-free loan is approximately RMB 369.5 million (US$52.2 million).

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities are as follows:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	US$
			(Note 3)
Funds raised for CrossFire New Mobile Game	57,499,910	56,453,454	7,990,468
Professional services	11,844,738	14,725,865	2,084,311
Staff cost related payables	9,851,024	7,779,131	1,101,065
Office expenses	3,543,495	40,322	5,707
Other payables	3,540,000	1,840,000	260,435
Utility fees	1,646,394	-	-
Product development services	906,906	3,298,512	466,874
Others	4,308,376	2,210,652	312,898
Total	93,140,843	86,347,936	12,221,758

The Group has financed the early phase development of CrossFire New Mobile Game through fundraising from the Inner Mongolia Culture Assets and Equity Exchange. As of June 30, 2020, the Group had raised RMB57.5 million (US$8.1 million). The Group does not plan to finance the remaining RMB100.0 million (US$14.2 million) from the planned fund raising arrangement, and due to non-recovery of the advance financing fee, the Group fully impaired the advance financing fee in 2018. The Group has been cooperating with a third-party company for development and future operation of CrossFire New Mobile Game. The launch of the game has been delayed due to various reasons including license (“Banhao”) from GAPPRPT. Inner Mongolia Culture Assets and Equity Exchange claims refund of RMB57.5 million (US$8.1 million), which the Group has previously raised through Inner Mongolia Culture Assets and Equity Exchange to finance the early phase development of CrossFire New Mobile Game with compensation of interest on the principal financed. In April 2020, Inner Mongolia Culture Assets and Equity Exchange filed a civil claim against Wuxi Qudong and Shanghai IT based on the cooperation agreement entered in September 2016. In October 2020, Intermediate Court of Changsha City, Hunan Province issued a decision to reject all claims against Wuxi Qudong and Shanghai IT. Appeal claim has not been received by the original defendants.

12. Refund of WoW game points

As a result of the loss of the World of Warcraft (“WoW”) license on June 7, 2009, the Group announced a refund plan in connection with inactivated WoW game point cards, which the Group recorded as refund of game points. According to the plan, inactivated WoW game point card holders are eligible to receive a cash refund from the Group. The Group recorded a liability in connection with both inactivated points cards and activated but unconsumed point cards of approximately RMB200.4 million (US$28.4 million).

Upon the loss of the WoW license, the Group concluded the nature of the obligation substantively changed from deferred revenue, for which the Group had the responsibility to satisfy the underlying performance obligation, to an obligation to refund players for their unconsumed points. The Group has accounted for this refund liability by applying the derecognition guidance specified in ASC 405-20. In accordance with this guidance, the refund liability associated with these WoW game points, to the extent not refunded, will be recorded as other operating income after the Group is legally released from the obligation to refund amounts under the applicable laws. In consultation with its legal counsel, the Group concluded the legal liability relating to the inactivated WoW game point cards was extinguished in September 2011 on the basis that the legal liability lapsed two years from the date the Group publicly announced the refund policy that applied to these cards. Accordingly, the associated liability amounting to RMB26.0 million (US$3.7 million) was recognized as other operating income for the year ended December 31, 2011. With respect to the remaining refund liability, based on current PRC laws, to the extent not refunded, the Company, in consultation with legal counsel, has determined that it will be legally released from this liability in September 2029, which represents 20 years from the discontinuation of WoW in 2009. However, if the Group were to publicly announce a refund policy, the Group would be legally released from any remaining liability for these activated, but unconsumed points that remained two years from the date of such announcement. To date, the Group has determined not to publicly announce any refund policy with respect to this remaining liability, and no refunds have been claimed. The remaining refund liability relating to the activated, but unconsumed WoW game points is RMB170.0 million (US$24.1 million) as of both December 31, 2019 and June 30, 2020.

13. CONVERTIBLE NOTES

On November 24, 2015, the Group entered into an agreement with Splendid Days Limited for a private placement of secured convertible notes and warrants for gross proceeds of US$40,050,000. The transaction closed on December 11, 2015. Pursuant to the terms of the agreement, the convertible notes shall mature in December 2018, subject to an extension for two years at the discretion of the investor. The convertible notes accrue interest at a rate of 12% per annum and are payable upon maturity of the notes. According to the Schedule 13D filed by Splendid Days Limited on March 5, 2018, Splendid Days Limited’s equity was transferred from Ark Pacific Special Opportunities Fund I, L.P., an entity affiliated with the Group's former president to Truth Beauty Limited. On April 9,2020, Splendid Days Limited’s equity was transferred from Truth Beauty Limited to Arthur Lau. The notes are secured by the equity interest of the Group’s former subsidiaries (The9 Computer and C9I Shanghai), and the Group’s former office buildings. Splendid Days Limited is entitled to put the convertible notes to the Group upon a change in control and upon an event of default. The Group has entered into a deed of settlement with the Splendid Days Limited on March 12, 2019 wherein the Group will proceed to dispose of office buildings and use the proceeds to repay both convertible notes and the entrusted bank loan. Annual interest rate on the loan remained at 12% up to settlement date. In September 2019, the Group entered into an agreement with Kapler Pte. Ltd. to sell three subsidiaries, namely The9 Computer, C9I Shanghai and Shanghai Kaie for total consideration of RMB493.0 million (US$70.0 million). These subsidiaries hold land use rights and office buildings located at Zhangjiang, Shanghai. The transaction was completed on February 21, 2020. On May 29, 2020, the Group entered into a confidential deed of settlement with Splendid Days Limited, according to the settlement, the Group repaid the principal and interest by cash and by granting ordinary shares of RMB315.9 million (US$44.6 million) and RMB53.6 million (US$7.6 million), respectively to repay the outstanding debts including the convertible notes and interest-free loan. The total repayment amount is approximately RMB 369.5 million (US$52.2 million). As of June 30, 2020, the Group has made repayments to Splendid Days Limited on convertible notes with no outstanding balance and the ordinary shares issued for repayment are with lock-up period of six months then convert into unrestricted and freely tradeable ADSs. The Group has recorded a gain on extinguishment of convertible notes amounting to RMB148.6 million (US$21.0 million).

On February 3, 2020, the Group entered into a convertible promissory note with Ilaid Research and Trading, L.P., for convertible notes of US$ 500,000 with interest at a rate of 6% per annum. The convertible note was subsequently repaid off in October 2020.

14. SHAREHOLDER RIGHTS PLAN

On January 8, 2009, the Company adopted a shareholder rights plan. The shareholder rights plan is designed to protect the best interests of the Company and its shareholders by discouraging third-parties from seeking to obtain control of the Company in a tender offer or similar hostile transaction. The shareholder rights plan was amended on March 9, 2009, June 8, 2017, and June 16, 2017.

Pursuant to the terms of the shareholder rights plan, as amended, one right was distributed with respect to each ordinary share of the Company outstanding at the close of business on January 22, 2009. The rights will become exercisable only if a person or group (the “Acquiring Person”) obtains ownership of 15% or more of the Company’s voting securities (including by acquisition of the Company’s ADSs representing ordinary shares) (a “Triggering Event”), subject to certain exceptions. In the case of a Triggering Event, the rights plan entitles shareholders other than the Acquiring Person to purchase, for an exercise price of US$19.50, a number of shares with a value twice that of the exercise price. The number of shares each such shareholder will be entitled to purchase is equal to the product of (i) the number of shares then owned by such shareholder and (ii) two times the exercise price divided by the then current market price per share. The rights plan expired on January 8, 2019. The plan has not been exercisable as of the expiration date and has not been extended.

On May 6, 2019, an extraordinary general meeting was held to adjust the authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of the Group. Each Class B ordinary share is entitled to fifty (50) votes per share on all matters subject to vote at general meetings of the Group. Class A ordinary shares and Class B ordinary shares were split from the ordinary shares issued at the time of change. No new shares were issued. Only Mr. Jun Zhu and Incsight Limited (“Incsight”) hold Class B ordinary shares. As of June 30, 2020, there were 162,789,702 ordinary shares issued or outstanding, being the sum of 153,597,691 Class A ordinary shares and 9,192,011 Class B ordinary shares.

15. SHARE-BASED COMPENSATION

Restricted Ordinary Shares

On September 4, 2018, the Group granted an aggregate amount of 30,000,000 restricted ordinary shares to directors, officers and consultants. In exchange for such restricted ordinary shares granted, the Group forfeited and canceled the stock options in the total amount of 6,200,000 shares previously granted on January 24, 2018. Half of each individual’s shares will only vest if the Group meets certain target on non-GAAP profit before tax in 2019. If the Group fails to achieve this target, such half of each individual’s shares will be forfeited and canceled. The remaining half of each individual’s shares is subjected to a half year lock-up period. After the half year lock-up period, such remaining shares shall become vested in 36 successive equal monthly installments upon grantees’ completion of each month of service to the Group measured from the last day of each month after the vesting commencement date.

On January 21, 2019, the Group forfeited and canceled an aggregate amount of 15,000,000 restricted ordinary shares with the vesting condition that the Group meets certain target on non-GAAP profit before tax in 2019 previously granted on September 4, 2018. The vesting conditions of the remaining 15,000,000 ordinary shares are subjected to a half year lock-up period. After the half year lock-up period, such remaining shares shall become vested in 24 successive equal monthly installments instead of 36 installments upon grantees’ completion of each month of service to the Group measured from the last day of each month after the Vesting Commencement Date dated on March 5, 2019.

16. RELATED PARTY TRANSACTIONS AND BALANCES

Transaction with equity investee

Total amount due from ZTE9 for outstanding loans was RMB1.0 million and RMB1.0 million (US$0.1 million) as of December 31, 2019 and June 30, 2020, respectively.

The Group charged service fees to Big Data of RMB 0.01 million and nil for the six months ended June 30, 2019 and 2020, respectively. Total amount due from Big Data was RMB0.1 million and RMB0.1 million (US$0.01 million) as of December 31, 2019 and June 30, 2020, respectively.

Transaction with Mr. Jun Zhu

Mr. Jun Zhu, the chairman and chief executive officer, provided loans of RMB16.1 million and nil to the Group in 2019 and 2020, respectively. The loans were interest-free and the outstanding balance of RMB63.2 million and RMB44.1 million (US$6.2 million) remained as of December 31, 2019 and June 30, 2020, respectively.

In May 2019, the issued and outstanding ordinary shares then held by Incsight, which is wholly owned by Mr. Jun Zhu, and the issued and outstanding ordinary shares then held by Mr. Jun Zhu himself, were re-designated and re-classified as Class B ordinary shares. All other ordinary shares then issued and outstanding were re-designated and re-classified as Class A ordinary shares. On the same date, the Company amended and restated then effective Amended and Restated Memorandum of Association and Articles of Association in their entirety and adopted the Second Amended and Restated Memorandum and Articles of Association which reflect, among other things, the changes to the capital structure of the Company. As a result of such changes, Mr. Jun Zhu holds the majority of our outstanding voting power and we became a “controlled company” as defined under Nasdaq Stock Market Rules.

Transaction with Comtec

In June 2019, the Group entered into a share purchase agreement with Comtec, a wholly-owned subsidiary of Comtec Solar Systems Group Limited (SEHK: 00712) (“Comtec Group”), an entity affiliated with Kwok Keung Chau, independent director of the Company. Pursuant to the share purchase agreement, the Company has issued 3,444,882 Class A ordinary shares to purchase 9.9% equity interest in Zhenjiang Kexin, a lithium battery management system and power storage system supplier.

17. LOSS PER SHARE

Loss per share is calculated as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020	For the six months ended June 30, 2020
	RMB	RMB	US$
			(Note 3)
Numerator:

Net loss attributable to ordinary shareholders before change in redeemable noncontrolling interest	(40,486,287)	415,176,032	58,764,353
Change in redeemable noncontrolling interest	(10,497,201)	(738,246)	(104,492)
Net loss attributable to ordinary shareholders	(50,983,488)	414,437,786	58,659,861

Denominator:

Denominator for basic and diluted loss per share – weighted-average shares outstanding	84,283,464	106,407,008	15,060,934

Loss per share
- Basic and diluted	(0.60)	3.88	0.55

The Company had 13,213,978 and 25,063,978 stock options, warrants and non-vested shares outstanding as of December 31, 2019 and June 30, 2020, respectively, which were excluded in the computation of diluted loss per share in the periods presented, as their effect would have been anti-dilutive due to the net loss reported in such periods.

18. NONCONTROLLING INTEREST

As of June 30, 2020, the Group’s noncontrolling interests mainly included equity interest in Red 5 and equity awards granted as compensation by the Group’s subsidiaries. The following schedule shows the effects of changes in the ownership interest of The9 Limited in its subsidiaries on equity attributed to The9 Limited for the six months ended June 30, 2019 and 2020.

	June 30, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	US$ (Note 3)
Net loss attributable to The9 Limited	(50,983,488)	450,573,532	63,774,544
Transfers (to) from the noncontrolling interest:
Change in The9 Limited’s additional paid-in capital for adjustment on noncontrolling interest as a result of issuance of common shares of Red 5 upon vesting of stock options and restricted shares (1)	-	-	-
Change from net loss attributable to The9 Limited and transfers to noncontrolling interests	(50,983,488)	450,573,532	63,774,544

(1)	In June 2016, the Group completed a share exchange transaction with L&A and certain other shareholders of Red 5, whereby the Group exchanged approximately 30.6% equity interest (on a fully-diluted basis) owned in Red 5 for a total of 723,313,020 (after a one-to-five stock split) of newly issued shares of L&A, after deducting a 6% of total shares received (769,481,940 shares) for the payment of a service fee to a third-party consultant. As a result, the percentage of noncontrolling interest in Red 5 changed from 10.4% to 58.1%, after deducting shares of Series B redeemable convertible preferred shares (“SBPS”) from total shares of Red 5.

19. REDEEMABLE NONCONTROLLING INTEREST

In January 2014, Red 5 issued 27,438,952 SBPS to a third-party investor, Shanghai Oriental Pearl Culture Development Co., Ltd., (“Oriental Pearl”), for an aggregate consideration of RMB118.3 million (US$16.7 million). In conjunction with the issuance of SBPS, Oriental Pearl also purchased 5,948,488 common shares of Red 5 from two executives of Red 5 at the same per share price as the per share price of SBPS for an aggregate consideration of RMB25.6 million (US$3.6 million). The purchase price for these common shares was determined to be less than fair value as the transaction was contemplated in conjunction with the issuance of the SPBS. The difference between the purchase price and fair value of SBPS as determined by the Group with the assistance of an independent valuation firm, amounted to RMB131.3 million (US$18.6 million), was recognized as a compensation paid to the two executives in the amount of RMB13.0 million (US$1.8 million).

Due to share exchange transaction with L&A in 2016, a 37% share of SBPS was owned by L&A. As of June 30, 2020, the holders of SBPS were as follows:

Holder	December 31, 2019	June 30, 2020
	Number of Shares	Number of Shares

L&A International Holdings Limited	10,180,553	10,180,553
Shanghai Oriental Pearl Culture Development Co., Ltd.	17,258,399	17,258,399

As of December 31, 2014, the Group considered the redemption of the SBPS to be probable. The Group accreted the carrying value of SBPS to redemption value using the effective interest rate method over the period from the issuance date to the redemption date.

The key terms of the SBPS are as follows:

Conversion

Each SBPS may be converted at any time into common shares at the then applicable conversion price. The initial conversion ratio is 1:1, subject to adjustment in the event of (i) share splits, share combinations, share dividends or distribution, other dividends, recapitalizations and similar events, or (ii) issuance of common shares at a price per share less than the conversion price in effect on the date of or immediately prior to such issuance. In that case, the conversion price shall be reduced concurrently to the subscription price of such issuance.

The SBPS shall be automatically converted into common shares immediately prior to the consummation of a public offering of Red 5’s shares wherein gross proceeds are at least US$30,000,000, immediately following the public offering (the “Qualifying IPO”).

The conversion option can only be settled by issuance of common shares except that fractional shares may be settled in cash.

Dividends

The holder of each share of SBPS shall be entitled to receive dividends at the rate per share of $0.038237 per annum if and when a dividend is declared on common shares. The preferred shares participate in dividends on an as-converted basis and must be paid prior to any payment on common shares.

Upon conversion, any declared or accrued but unpaid dividends will be converted into common shares at the same applicable conversion price.

Redemption

At any time on or after April 1, 2017, if requested by at least 50% of the holders of SBPS then outstanding, Red 5 shall redeem all of the outstanding SBPS at a redemption price equal to 200% of the issuance price in three equal annual installments. The full amount of the redemption price due but not paid shall accrue interest daily at a rate of 10% per annum from the issuance date of SBPS.

Voting

Each SBPS has voting rights equivalent to the number of common shares to which it is convertible at the record date. The holders of SBPS shall vote together with the common shareholders, and not as a separate class or series, on all matters put before the shareholders.

Liquidation

The holders of SBPS have preference over holders of common shares with respect to distribution of assets upon voluntary or involuntary liquidation of Red 5. The holders of SBPS shall be entitled to receive 100% of the original issue price (“preferred liquidation”). The holders of SBPS are also entitled to distribution of remaining assets from preferred liquidation, along with other shareholders, while the total distribution entitled to the holders of SBPS should not exceed 200% of the original issue price.

A reconciliation of redeemable noncontrolling interest is as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020	For the six months ended June 30, 2020
	RMB	RMB	US$
			(Note 3)
Redeemable noncontrolling interest opening balance	341,074,539	349,046,548	49,404,332
Net loss attributable to redeemable noncontrolling interest	(2,525,192)	(738,246)	(104,492)
Change in redeemable noncontrolling interest	10,497,201	738,246	104,492
Redeemable noncontrolling interest ending balance	349,046,548	349,046,548	49,404,332

20. DISPOSAL OF SUBSIDIARIES

On September 26, 2019, the Group entered into an agreement with Kapler Pte. Ltd. to sell three subsidiaries namely The9 Computer, C9I Shanghai and Shanghai Kaie for total consideration of RMB493.0 million (US$69.8 million). These subsidiaries hold the land use rights and office buildings located at Zhangjiang, Shanghai. The transaction was completed on February 21, 2020 and the Group has recorded a gain of RMB384.5 million (US$54.4 million).

21. COMMITMENTS AND CONTINGENCIES

21.1 Other operating commitments

In October 2016, the Group had raised RMB57.5 million (US$8.1 million), and the Group planned to raise an additional RMB100.0 million (US$14.2 million) until CrossFire New Mobile Game is launched. Under this fundraising arrangement, the Group will share certain percentages of revenues from CrossFire New Mobile Game to investors providing funding to the Group. In August 2016, the Group granted a third-party consultant 1,000,000 options to acquire shares of the Group as payment for consulting services related to the RMB157.5 million (US$22.3 million) financing plan of CrossFire Mobile Game with Inner Mongolia Culture Assets and Equity Exchange. The options will vest in accordance with the schedule of the actual funding to be received. In October 2016, 365,079 options were vested after the Group received the first funding of RMB57.5 million (US$8.1 million). The Group continues to cooperate with a third-party company for development and operation of CrossFire Mobile Game. The Group plans to apply for a license (“Banhao”) from GAPPRPT for CrossFire New Mobile Game as soon as development of the game is finalized to launch the game. The Group does not plan to finance the remaining RMB100.0 million (US$14.2 million) from the planned fund raising arrangement, and due to non-recovery of the advance financing fee, the Group fully impaired the advance finance fee in 2018. In January 2019, total 1,000,000 options granted to the third-party consultant were canceled. The Group is obligated to pay an amount of US$2.0 million within 30 days after commercial launch date of the game to Smilegate as minimum guarantee for royalty.

In June 2017, Shanghai IT has entered into an investment agreement with the shareholders of Beijing Ti Knight where Shanghai IT will invest a total of RMB9.0 million (US$1.3 million) in Beijing Ti Knight. As of December 31, 2019, Shanghai IT has invested RMB4.9 million (US$0.7 million) and has a remaining capital contribution commitment amounting to RMB4.1 million (US$0.6 million). Shanghai IT’s purchase commitment amounting to RMB6.8 million (US$1.0 million) for the outsourcing development agreement entered on October 9, 2016 with Beijing Ti Knight will be waived if Shanghai IT’s accumulated investment in Beijing Ti Knight is more than RMB6.0 million (US$0.8 million). Hence, as of June 30, 2020, the Group has both a capital commitment and a purchase commitment amounting to RMB4.1 million (US$0.6 million) and RMB6.8 million (US$1.0 million), respectively, but the purchase commitment will be waived under the condition that accumulated investment in Beijing Ti Knight by Shanghai IT is more than RMB6.0 million (US$0.8 million). As of June 30, 2020, the agreements have not been terminated but the related outsourcing development of the related game has been transferred to a third-party company.

In 2019, Jiu Gang has signed a joint venture agreement with Shenzhen EN-plus Technologies Co., Ltd. ("EN+"), an electric vehicle charging equipment company incorporated in the PRC, to establish a joint venture to engage in sales of new energy electric vehicle charging equipment, investment, construction and operation of charging stations, and provision of operational services for urban charging equipment and platforms for electric vehicles. According to the joint venture agreement, the Group will make a cash investment of RMB50.0 million (US$7.1 million) in the joint venture in consideration for which it will receive 80% equity interest in the joint venture, and EN+ will contribute its current and future proprietary electric vehicle charging technology to the joint venture in consideration for which it will receive a 20% equity interest of the joint venture. As of June 30, 2020, the joint venture has not been commenced and no progress on the joint venture.

In March 2019, the Group entered into a joint venture agreement with F&F to establish a joint venture to manufacture, market, distribute and sell electric cars in the PRC. Under the terms of joint venture agreement, the Group will make capital contribution of up to US$600.0 million in three equal installments to the joint venture, and F&F will make contributions including its use rights for a piece of land in the PRC to manufacture electric cars and will grant the joint venture an e-xclusive license to manufacture, market, distribute and sell certain F&F’s car models and other potential selected car models in the PRC, in each case subject to the satisfaction of certain conditions, such as establishment of the joint venture and funding arrangements. The Group has paid the initial deposit of US$5.0 million in April 2019. In November 2020, the Group has converted initial deposit of US$5.0 million into 2,994,011 Class B ordinary shares of FF Intelligent Mobility Global Holdings Ltd. (formerly known as Smart King Limited), the holding company of F&F at a pre-agreed conversion price set forth in the joint venture agreement.

21.2 Contingencies

In June 2016, Asian Development borrowed HK$92.3 million (US$11.9 million) from a financial services company at an annual interest rate of 2% for a term of 24 months. This loan is secured by 417,440,000 shares of L&A. Pursuant to the financing agreement (“Agreement”), such loan is considered to be in default since the market price of the pledged shares had fallen below the collateralized stock price by more than 35% for ten consecutive trading days. Asian Development had not made any remediation pursuant to the Agreement. Upon default, the lender shall be entitled to foreclose the pledged shares and become the legal and beneficial owner of the pledged shares. If the market value of the pledged shares cannot cover the total outstanding amount owed by Asian Development to the lender under the Agreement, the lender may claim against Asian Development to recover any outstanding amounts under the Agreement, in addition to foreclosure of the pledged shares as mentioned above. In June 2020, petition to wind-up Asian Development was submitted by New Star International Development Limited to the High Court of Hong Kong. On September 9, 2020, the High Court of Hong Kong issued the order to wind-up Asian Development and appointed provisional liquidator to close remaining corporate affairs within the statutory timeframe. Asian Development will be de-consolidated from the Group after the completion of liquidation.

Red 5 and its affiliates are currently in dispute with Qihoo 360 and its affiliates regarding System Link and Firefall and various legal proceedings have been initiated and are ongoing in connection with such dispute since 2016 where litigations have been filed with both Intellectual Property Court of Shanghai and Hong Kong International Arbitration Centre. In May 2019, the Group has entered into an out-of-court settlement with Qihoo 360 where both the Group and Qihoo 360 agreed to withdraw litigations filed in relation to the dispute over Firefall and to liquidate the joint venture, System Link. The Group has withdrew all the claims against Qihoo 360 and settled the litigation proceedings in Shanghai in May 2019. In August 2019, the Group has received a refund from Intellectual Property Court of Shanghai on court acceptance fee paid in 2016 and recognized other income amounting to RMB3.8 million (US$0.5 million) in 2019. As of June 30, 2020, the Group is implementing the mediation agreement with Qihoo 360 to settle the arbitration proceeding in Hong Kong.

Shanghai Oh Yeah Information Technology Co., Ltd. (“Shanghai Oh Yeah”) filed several related civil claims against joint defendants including Shanghai IT, ZTE9 and a third-party defendant, regarding copy-right infringements of their intellectual property to the Intellectual Property Court of Shanghai with a total aggregated claim amount of RMB3.0 million (US$0.4 million). On July 28, 2020, the Intellectual Property Court of Shanghai granted the claims withdrawal request from Shanghai Oh Yeah and underlying legal proceeding was dismissed.

In August 2014, Red 5 issued 27,438,952 Series B redeemable convertible preferred shares of Red 5 to a new investor, Oriental Pearl. Due to the stock exchange transaction with L&A in 2016, a 37% share of the SBPS was owned by L&A as of June 30, 2020. Per Articles of Association of Red 5, major holders of SBPS, at any time on or after April 1, 2017 (the “Redemption Election”), can require Red 5 to redeem all, but not less than all, of the outstanding shares of SBPS, as applicable, in three equal annual installments. New Star, a wholly owned subsidiary of the Group, owns 39,766,589 Series A redeemable convertible preferred shares which have similar terms with the Series B redeemable convertible preferred shares. The redemption value of SBPS was US$16.5 million for the first installment, US$18.1 million for the second installment and US$19.9 million for the third installment. Since Red 5 is in a net liability position, the Group does not believe the preferred shareholders will request such redemption. As of the issuance date of these consolidated financial statements, there was no such preferred shareholder requiring Red 5 to redeem the preferred shares.

On May 29, 2020, the Group entered into a confidential settlement deed with Splendid Days Limited and Ark Pacific Associates Limited, according to the deed of settlement, the Group repaid part of the principal and interest by granting ordinary shares. Class A ordinary shares issued are subject to certain lock-up conditions and the number of Class A ordinary shares held or to be held by Splendid Days Limited may also be subject to quantitative adjustments based on the market value of these shares, as set forth in the deed of settlement.

22. SUBSEQUENT EVENTS

In April 2020, Inner Mongolia Culture Assets and Equity Exchange filed a civil claim against Wuxi Qudong and Shanghai IT to recover RMB57.5 million (US$8.1 million) of principal and interest that it previously raised to finance the early phase development of CrossFire New Mobile Game. The Group is cooperating with a third-party company for the development and operation of CrossFire Mobile Game. The Group plans to apply for a license (“Banhao”) from GAPPRPT for CrossFire New Mobile Game as soon as the development of the game is finalized. In October 2020, Intermediate Court of Changsha City, Hunan Province has issued a decision to reject all claims against Wuxi Qudong and Shanghai IT. As of issuance date of these condensed interim financial consolidated statements, no appeal claim being file by the original defendants.

In September 2020, the Group has issued 1,500,000 Class A ordinary shares (equivalent to 500,000 ADSs) to a third party consultant as share incentive awards for his services to us pursuant to our Eighth Amended and Restated 2004 Stock Option Plan. His services were successfully performed on facilitation of business transaction with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in China. In September 2020, the Group has issued 1,575,000 Class A ordinary shares, equivalent to 525,000 ADS to a third party consultant as share incentive awards for his services to us pursuant to our Eighth Amended and Restated 2004 Stock Option Plan. His services were successfully performed in connection with share sale and purchase of Leading Choice Holdings Limited.

In June 2020, the Group entered into a definitive agreement with a third party to sell the shares in Leading Choice Holdings Limited for a consideration of US$25,000. The transaction was closed in July 2020.

In October 2020, the Company issued 23,500,000 ADS and warrants (the “Warrants”) to purchase 23,500,000 ADSs at a combined offering price of US$0.37 for one ADS and one Warrant to purchase one ADS. The ADSs and the Warrants were issued and sold to investors in a combination of one ADS and one Warrant to purchase one ADS, and are immediately separated upon issuance. Number of ADS and Warrants sold was subsequently adjusted based on the change of the ratio of the ADS to the Class A ordinary shares from one ADS representing three Class A ordinary shares to one ADS representing thirty Class A ordinary shares.

In October 2020 the Company issued additional 3,525,000 Warrants upon partial exercise of the underwriter’s 45-day option to purchase up to additional 3,525,000 ADSs and/or up to additional 3,525,000 Warrants, at the offering price less discounts and commissions.

In September 2020, the Group entered into a master cooperation and publishing agreement with Voodoo, a French game developer and publisher, to cooperate on the publishing and operations of casual games in mainland China. Pursuant to the master cooperation and publishing agreement, the Group obtained exclusive licenses of several games developed by Voodoo. Voodoo granted the Group an exclusive, sub-licensable license to test, perform, market, promote, distribute, reproduce, modify, support and/or otherwise use or exploit such games directly or through authorized contractors in mainland China for a maximum period of three years, commencing upon the upload and distribution of the underlying games on any platform. In consideration for the exclusive license granted to the Group and as a minimum guarantee payment, the Group is to pay an aggregate amount of US$13.0 million in cash to Voodoo based on the agreed timetable, including an upfront payment of US$3.0 million that the Group has paid in September 2020.

On November 12, 2020, the Company received a letter from the Listing Qualifications Department of Nasdaq, notifying us that the Company no longer met the continued listing standards of MVLS for the Nasdaq Capital Market, as set forth in the Nasdaq Listing Rule 5550(b)(2) because the market value of our securities listed on Nasdaq for the last 30 consecutive business days was below the minimum MVLS requirement of US$35.0 million. Pursuant to the Rule 5810(c)(3)(C) of the Nasdaq Listing Rules, the Company a compliance period of 180 calendar days, or until May 11, 2021, to regain compliance with Nasdaq’s minimum MVLS requirement.

Effective October 19, 2020, the Company has effected a change of the ratio of the ADS to the Class A ordinary shares from one ADS representing three Class A ordinary shares to one ADS representing thirty Class A ordinary shares. The change in the ratio of the ADS to the Class A ordinary shares had no impact on the underlying Class A ordinary shares, and no Class A ordinary shares were issued or cancelled in connection with the change in the ratio of the ADS to the Class A ordinary shares. As a result of such ADS ratio change, the exercise rate and the exercise price of the Warrants were adjusted from each Warrant representing the right of the holders thereof to purchase one ADS at an exercise price of US$0.37 per ADS, each ADS originally representing three Class A ordinary shares, to each Warrant representing the right of the holders thereof to purchase 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS representing thirty Class A ordinary shares, effective at the closing of business on October 19, 2020.

In November 2020, we have issued 3,040,050 Class A ordinary shares to Thurgau Limited to settle outstanding portion of their service fee in connection with sale transaction entered into with Kapler Pte. Ltd., a third-party, to sell three subsidiaries which hold land use rights and office buildings located at Zhangjiang, Shanghai.

In November 2020, the Group has converted the initial deposit of US$5.0 million, which the Group paid to F&F through an interest-free loan from Ark Pacific Associates Limited in April 2019, into 2,994,011 Class B ordinary shares of FF Intelligent Mobility Global Holdings Ltd. (formerly known as Smart King Limited), the holding company of F&F at a pre-agreed conversion price set forth in the joint venture agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Second Amended and Restated Memorandum and Articles of Association provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ordinary Shares
Red Ace Limited	January 26, 2018	3,571,429(1)	US$3,357,143
Leading Choice Holding Limited	August 31, 2018	21,000,000(1)	US$8,750,000
Plutux Labs Limited	September 3, 2018	21,000,000(1)	US$10,710,000
Huge Profit Atlantic Inc.	September 4, 2018	1,200,000	Past services to us
Jun Zhu	September 4, 2018	15,000,000(2)(3)	Past and future services to us
Certain directors, officers and consultant as a group	September 4, 2018	15,000,000(1)(3)	Past and future services to us
Class A Ordinary Shares
ABMP Consultants Limited	May 24, 2019	300,000	Past services to us
Comtec Renewable Energy Group Limited	June 12, 2019	3,444,882	US$1,504,265
Iliad Research and Trading, L.P.	February 3, 2020	3,300,000	US$500,000(4)
Splendid Day Limited	June 12, 2020	32,400,000	Settlement of Convertible Notes of US$7.6 million
Certain directors, officers and consultant as a group	June 17, 2020	29,100,000	Past and future services to us
Thurgau Limited	November 17, 2020	3,040,050	Settlement of service fee of US$1.6 million

Options
Certain employees and consultants as a group	January 24, 2018	Options to purchase 50,000 Class A ordinary shares, which are outstanding as of the date of this prospectus	Past and future services to us

Convertible Note
Iliad Research and Trading, L.P.	February 3, 2020	Principal amount of US$500,000	US$500,000(4)

(1)       Re-designated as same number of Class A ordinary shares of our company in May 2019.

(2)       Re-designated as same number of class B ordinary shares of our company in May 2019.

(3)       Among which, 7,500,000 ordinary shares were forfeited and cancelled in January 2019.

(4)       US$500,000 represents aggregate consideration for (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, issued to Iliad Research and Trading, L.P.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

II-3

6.	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

II-4

The9 Limited

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

4.1	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporate by reference to Exhibit 2.2 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

4.3	Form of Amended and Restated Deposit Agreement among The Registrant, The Bank of New York Mellon, as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1 to the Registration Statement on Form F-6 (File No. 333-250194) filed with the Securities and Exchange Commission on November 19, 2020)

4.4	Warrant Agency Agreement dated October 2, 2020 among The9 Limited, Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-34238) furnished with the Securities and Exchange Commission on October 5, 2020)

4.5	Form of Warrant Offered in the Offering (included in Exhibit 4.4)

4.6	Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-34238) furnished with the Securities and Exchange Commission on October 5, 2020)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Grandall Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	Eighth Amended and Restated 2004 Stock Option Plan (incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 29, 2019)

10.2	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form F-1 Amendment No. 1 (File No. 333-120810) filed with the Securities and Exchange Commission on November 30, 2004)

10.3	Form of Indemnification Agreement with the Registrant’s directors and executive officers (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form F-1 Amendment No. 1 (File No. 333-120810) filed with the Securities and Exchange Commission on November 30, 2004)

10.4	Translation of Exclusive Technical Service Agreement dated May 1, 2019 between Shanghai IT and Shanghai Hui Ling (incorporated by reference to Exhibit 4.8 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.5	Translation of Shareholder Voting Proxy Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.9 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.6	Translation of Equity Pledge Agreements dated May 1, 2019 between Shanghai Hui Ling and each of the shareholders of Shanghai IT (incorporated by reference to Exhibit 4.10 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.7	Translation of Exclusive Call Option Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.11 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.8	Translation of Loan Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.12 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.9	Confidential Settlement Deed dated May 29, 2020 among the Registrant, Splendid Days Limited and other parties named therein (incorporate by reference to Exhibit 10.14 to our Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on August 4, 2020)

10.10**	Master Cooperation and Publishing Agreement dated September 18, 2020 between Voodoo and 9City Asia Limited (incorporate by reference to Exhibit 10.16 to our Registration Statement on Form F-1 Amendment No.2 (File No. 333-240331) filed with the Securities and Exchange Commission on September 23, 2020)

21.1*	List of Significant and Other Principal Subsidiaries and Affiliated Entity of the Registrant

23.1*	Consent of Grant Thornton, an independent registered public accounting firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3*	Consent of Grandall Law Firm (included in Exhibit 99.2)

24.1	Powers of Attorney (included on the signature page of our Registration Statement on Form F-1 (File No. 333-240331) filed on August 4, 2020)

99.1	Amended Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 11.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2005)

99.2*	Opinion of Grandall Law Firm regarding certain PRC law matters

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Being filed with this registration statement.
**	Portions of this exhibit have been omitted for confidentiality purpose

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on January 4, 2021.

The9 Limited

By:	/s/ Jun Zhu
Name:	Jun Zhu
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Zhu	Chairman of the Board of Directors and Chief Executive Officer	January 4, 2021
Jun Zhu	(Principal Executive Officer)

/s/ George Lai	Director and Chief Financial Officer	January 4, 2021
George Lai	(Principal Financial and Accounting Officer)

*	Director	January 4, 2021
Davin Alexander Mackenzie

*	Director	January 4, 2021
Kwok Keung Chau

*	Director	January 4, 2021
Ka Keung Yeung

*By:	/s/ Jun Zhu
Name: Jun Zhu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of The9 Limited has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on January 4, 2021.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director